   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 28, 2001

                                                      REGISTRATION NO. 333-52802
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                             ---------------------

                                AMENDMENT NO. 2

                                       TO
                                    FORM S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                                UTI CORPORATION
             (Exact name of Registrant as specified in its charter)

              MARYLAND                               3841                              91-2090934
  (State or other jurisdiction of        (Primary Standard Industrial               (I.R.S. Employer
   incorporation or organization)        Classification Code Number)              Identification No.)

                             ---------------------

                               200 W. 7TH AVENUE
                          COLLEGEVILLE, PA 19426-2470
                                 (610) 489-0300
  (Address, including zip code, and telephone number, including area code, of
                    Registrant's principal executive office)
                             ---------------------

                                ANDREW D. FREED
                            CHIEF EXECUTIVE OFFICER
                                UTI CORPORATION
                               200 W. 7TH AVENUE
                          COLLEGEVILLE, PA 19426-2470
                                 (610) 489-0300
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                             ---------------------

                                   Copies to:

                CHRISTOPHER J. WALSH                                  ALLISON R. SCHNEIROV
               HOGAN & HARTSON L.L.P.                       SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
         1200 SEVENTEENTH STREET, SUITE 1500                            FOUR TIMES SQUARE
                  DENVER, CO 80202                                     NEW YORK, NY 10036
                   (303) 899-7300                                        (212) 735-3000

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
---------------
                             ---------------------

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------
                                                                  PROPOSED MAXIMUM
                                                                 AGGREGATE OFFERING                   AMOUNT OF
    TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED           PRICE PER SHARE(1)              REGISTRATION FEE(2)
--------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value..............................          $122,187,500                       $30,547
--------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.

(2) Previously paid.

                             ---------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

      THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                 SUBJECT TO COMPLETION, DATED FEBRUARY 28, 2001


                                6,250,000 SHARES

                                    UTI LOGO

                                  COMMON STOCK

                               ------------------

     Prior to this offering, there has been no public market for our common stock. The initial public offering price of our common stock is expected to be between $15.00 and $17.00 per share. We have applied to have our common stock approved for quotation on The Nasdaq National Market under the symbol "UTIC."

     The underwriters have an option to purchase an aggregate of 937,500 additional shares to cover over-allotments of shares.

     INVESTING IN THE COMMON STOCK INVOLVES RISKS.   SEE "RISK FACTORS" ON PAGE
8.

                                                              UNDERWRITING
                                              PRICE TO        DISCOUNTS AND        PROCEEDS TO
                                               PUBLIC          COMMISSIONS             UTI
                                              --------        -------------        -----------
Per Share...................................  $                 $                   $
Total.......................................  $                 $                   $

     Delivery of the shares of common stock will be made on or about           ,
2001.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

CREDIT SUISSE FIRST BOSTON                        BANC OF AMERICA SECURITIES LLC

       LEHMAN BROTHERS                               SALOMON SMITH BARNEY
                The date of this prospectus is           , 2001.

     [Inside front cover art: UTI logo centered on the page with the statement "A Part of Your Solution" below the logo. The logo and statement will be encircled with pictures of the following components and assemblies we manufacture:

     - breast biopsy device,

     - catheters and guidewires,

     - surgical stapler,

     - orthopedic bone drills and screws, and

     - arthroscopic cutters.

     Below each picture will be the text above identifying the component or assembly. At the bottom of the page will be the statement "We Design and Manufacture High Precision Components -- Subassemblies -- Finished Medical Devices." The background of the page will include a shadow of a human figure.]

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Prospectus Summary..........................................    1
Risk Factors................................................    8
Use of Proceeds.............................................   19
Dividend Policy.............................................   19
Capitalization..............................................   20
Dilution....................................................   22
Selected Financial Data.....................................   23
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   26
Business....................................................   36
Management..................................................   47
Related Party Transactions..................................   60
Principal Stockholders......................................   67
Description of Capital Stock................................   72
Shares Eligible for Future Sale.............................   78
Underwriting................................................   80
Notice to Canadian Residents................................   83
Legal Matters...............................................   84
Experts.....................................................   85
Change in Independent Accountants...........................   86
Where You Can Find More Information.........................   86
Index To Consolidated Financial Statements..................  F-1

                               ------------------

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES.

"UTI" along with the UTI logo are trademarks of UTI Corporation. Other trademarks and trade names appearing in this prospectus are the property of their holders.

                     DEALER PROSPECTUS DELIVERY OBLIGATION

UNTIL             , 2001 (25 DAYS AFTER THE COMMENCEMENT OF THIS OFFERING), ALL
DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALER'S OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS AN UNDERWRITER AND WITH RESPECT TO UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                               PROSPECTUS SUMMARY

     The information below is only a summary of more detailed information included in other sections of this prospectus. This summary may not contain all the information that is important to you or that you should consider before buying shares in the offering. The other information is important, so please read this entire prospectus carefully.

                                UTI CORPORATION
OUR BUSINESS

     We provide precision manufacturing and related services to medical device companies. Our services include the design and manufacture of custom components, subassembly of components and assembly of finished medical devices. Our customers include many of the world's leading medical device companies such as Boston Scientific Corporation, Guidant Corporation, Johnson & Johnson, Medtronic, Inc., Smith & Nephew plc and Stryker Corporation. Our engineers work closely with our customers in the design of their products. As a result, our components and technologies are used extensively in our customers' medical devices.

     We have focused our capabilities on the segments of the medical device industry that use complex medical devices, including:

     - interventional cardiology or IC, which is the use of minimally invasive surgical means to identify and remove blockages and to improve cardiac function and circulation;

     - cardiac rhythm management or CRM, which is the use of electric current generated by a surgically implanted device, for example, a pacemaker or defibrillator, to monitor and control irregular heartbeat;

     - orthopedics, which is the treatment of the body's musculoskeletal system, including bones, joints, muscles, tendons, ligaments and nerves; and

     - minimally invasive surgical procedures, particularly in the field of endoscopy, which is the use of a flexible instrument inserted through an opening in the body to visualize and repair internal organs.

     Growth in these market segments is being driven by an increase in selected medical conditions related to the aging of the population as well as significant technological innovation. Many of the major product lines of medical device companies target older patients, and demand for medical devices is expected to increase as the members of the baby boom generation begin reaching their 60s over the next decade. According to the United States Census Bureau, from 2001 to 2010 the number of people over the age of 65 will increase by 14%, to approximately 40 million. In addition, the number of applications for and types of medical devices are expanding. Examples of innovative technologies include treatment for congestive heart failure with bi-ventricular pacing, where both ventricles of the heart and the right atrium are monitored and controlled, and treatment for prostate and other cancers with brachytherapy, which is the use of radioactive seeds implanted in the body to treat cancer.

     We believe our customers have a growing need to identify and use companies such as ours to respond to the multiple challenges they face in bringing medical devices to market in a cost-effective and timely manner. In particular, medical device companies must respond to the following:

     - need to accelerate new product innovation and market introduction as product life cycles become shorter;

     - pressure to fund and develop more advanced manufacturing capabilities to produce sophisticated devices that are smaller and more complex;

     - significant difficulties and costs in assembling and maintaining comprehensive, modern manufacturing facilities and related engineering personnel;

     - pressure to reduce inventory costs while having ready access to commercial production and distribution of their devices; and

     - limited infrastructure of emerging medical device manufacturers.

     We believe our range of capabilities and market experience position us as an ideal strategic partner for medical device companies. By partnering with us, our customers can reduce their need for multiple suppliers, improve efficiency and enhance quality. This also allows our customers to focus their resources on their core capabilities in research and development and marketing.

     Our manufacturing capabilities include:

              CAPABILITY                                          DESCRIPTION
              ----------                                          -----------
Seamless and welded tube drawing         process used to convert tube shaped raw material into
                                         miniature finished tubes or tubular parts by repeatedly
                                         pulling raw material through metal dies to reduce its diameter
Seamless and welded tube forming         process of taking finished tubes and changing their shape by bending, cutting and other methods
Wire drawing                             process similar to tube drawing except that the raw material is a rod rather than a tube
Wire grinding                            machining process that uses abrasive wheels to remove material to create a desired shape in a wire
Laser welding                            use of lasers to join raw material together to form components and to join metal components together to form subassemblies
Traditional machining of precision       machining processes, for example, milling, turning and
  metal components                       drilling, that use metal cutting tools to remove and shape material to create a finished part
Non-traditional machining                processes such as laser machining or electrical discharge
                                         machining that use an energy source to remove and shape
                                         material to create a finished part
Plastic injection molding                process that involves injecting treated plastic material into a customized mold to achieve a desired shape
Assembly                                 assembling metal and plastic components into subassemblies and finished medical devices

     We have over 100 engineers available to help design, prototype and test the feasibility and manufacturability of new product designs. We help our customers move products from the design phase to commercial scale component manufacturing in a cost-effective and timely manner while eliminating unnecessary trial and error in the manufacturing and assembly process. Because of our engineering and manufacturing expertise, adherence to strict quality standards and ability to provide comprehensive services to our customers, we are a "preferred" or "qualified" supplier of the components we produce for a majority of our customers.

     Our customers also include non-medical companies such as Dover Corporation, General Electric Company and Metem Corporation. Our non-medical customers use our products and services in their products that demand high quality, complex components including high density discharge lamps, fiber optics, motion sensors and power generators.

     We currently have over 549,000 square feet of manufacturing and assembly capacity at eight facilities in the U.S. and two in Europe, with a third expected to be operational in the first quarter of 2001.

BUSINESS STRATEGY

     Our objective is to provide medical device companies with a comprehensive outsourcing solution that includes designing, engineering and manufacturing their specialized, high precision medical devices. To achieve this we intend to:

     - use our capabilities, personnel and experience to target opportunities in high growth, high technology medical device markets, which often experience the shortest product life-cycles and require the most technical innovation;

     - continue to build our engineering and technical expertise by expanding our engineering force and focusing our research and development spending on proprietary manufacturing processes;

     - add new resources and expand our product engineering capabilities in order to offer our customers more assistance with the initial designing and prototyping of next generation products; and

     - pursue strategic acquisitions and alliances that offer complementary manufacturing capabilities and expanded service offerings.

                                  THE OFFERING

Common stock offered.......  6,250,000 shares

Common stock outstanding
  after the offering.......  19,651,216 shares

Use of proceeds............  We currently intend to use the net proceeds of this offering to repay in full our outstanding senior notes and senior subordinated notes and all accrued interest and prepayment premiums, pay the accrued dividends on our convertible preferred stock and repay a portion of our outstanding indebtedness on our existing credit facility. We intend to use the balance of the proceeds, if any, for general corporate purposes, including working capital requirements.

Proposed Nasdaq National
  Market Symbol............  UTIC

     The number of shares outstanding after this offering is based on our shares outstanding as of February 12, 2001. The number of shares outstanding excludes:

     - 1,217,261 shares underlying options outstanding as of February 12, 2001 at a weighted average exercise price per share of approximately $6.91; and

     - 2,742,739 shares reserved for future issuance under our stock option plan and employee stock purchase plan.

                       ASSUMPTIONS ABOUT THIS PROSPECTUS

     Unless we indicate otherwise, all information in this prospectus assumes:

     - conversion of our outstanding preferred stock on a basis of 1.8 shares of common stock for each share of preferred stock upon the closing of this offering;


     - our 1.8 to 1 stock dividend on our common stock effected on February 23, 2001;


     - no exercise by the underwriters of their over-allotment option to purchase up to 937,500 additional shares of common stock; and

     - no exercise by any of our security holders of any outstanding options.


     We organized our company as a Colorado corporation on July 2, 1999. We reincorporated by merger in Maryland on February 23, 2001. In connection with the reincorporation, we changed our corporate name from MDMI Holdings, Inc. to UTI Corporation. Our corporate headquarters is located in Collegeville, Pennsylvania at 200 W. 7th Avenue, Collegeville, Pennsylvania 19426. Our telephone number at that location is (610) 489-0300. Our other facilities in the United States are located in Arvada, Colorado; Miramar, Florida; Salem, Virginia; South Plainfield, New Jersey; Upland, California; Watertown, Connecticut; and Wheeling, Illinois. Our facilities in Europe are located in Aura, Germany and Manchester, England, and we are developing a facility in Galway, Ireland. Our internet address is www.uticorporation.com. The information contained on our website is not part of this prospectus.

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

     Below is our summary financial data and summary financial data for our predecessor, UTI Corporation, referred to as UTI Pennsylvania. You should read this summary data together with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the consolidated financial statements of MDMI Holdings, Inc., referred to as our company, the consolidated financial statements of UTI Pennsylvania, and the related notes appearing elsewhere in this prospectus.

     Our statement of operations data for the period from July 2, 1999 (inception) through December 31, 1999 and for the year ended December 31, 2000 and balance sheet data as of December 31, 2000 are derived from our audited consolidated financial statements included elsewhere in this prospectus.

     Our statement of operations data includes the results of operations of G&D, Inc. d/b/a Star Guide Corporation from July 6, 1999, Noble-Met Ltd. from January 11, 2000, UTI Pennsylvania from June 1, 2000 and American Technical Molding, Inc. from December 22, 2000.

     The pro forma and adjusted pro forma statement of operations data for the year ended December 31, 2000 and the pro forma balance sheet data as of December 31, 2000 are derived from the unaudited pro forma combined condensed statements of operations and unaudited combined condensed balance sheets included elsewhere in this prospectus. The pro forma statement of operations data gives effect to our acquisitions of Noble-Met, Ltd. in January 2000, UTI Pennsylvania in June 2000 and American Technical Molding, Inc. in December 2000 as if those transactions had occurred on January 1, 2000. The adjusted pro forma statement of operations data gives effect to the acquisitions described above and this offering as if those transactions had occurred on January 1, 2000. The pro forma balance sheet data gives effect to this offering as if it had occurred on December 31, 2000.

     The statement of operations data for UTI Pennsylvania for the five months ended May 31, 2000 and the two years ended December 31, 1999 and 1998 are derived from the consolidated financial statements of UTI Pennsylvania included elsewhere in this prospectus, which have been audited by Arthur Andersen LLP.

  Summary Financial Data ($ in 000s, except per share amounts)

OUR COMPANY

                                                                 PERIOD FROM
                                                                JULY 2, 1999
                                                               (INCEPTION) TO          YEAR ENDED DECEMBER 31, 2000
                                                              DECEMBER 31, 1999   --------------------------------------
                                                              -----------------                               ADJUSTED
                                                                   ACTUAL           ACTUAL      PRO FORMA     PRO FORMA
                                                              -----------------   ----------   -----------   -----------
STATEMENT OF OPERATIONS DATA:
Net sales...................................................     $    5,739       $   77,965   $   126,197   $   126,197
Cost of sales(1)............................................          3,140           54,403        79,977        79,977
                                                                 ----------       ----------   -----------   -----------
Gross profit................................................          2,599           23,562        46,220        46,220
SG&A expense(2).............................................            839           19,055        26,531        26,531
R&D expense.................................................              1            1,321         2,024         2,024
Amortization of intangibles.................................            512            8,140         9,401         9,401
                                                                 ----------       ----------   -----------   -----------
Operating income (loss).....................................          1,247           (4,954)        8,264         8,264
                                                                 ==========       ==========   ===========   ===========
Interest expense, net.......................................           (804)         (11,363)      (16,653)       (6,868)
                                                                 ==========       ==========   ===========   ===========
Net income (loss)...........................................     $      109       $  (10,878)  $    (6,045)  $      (105)
Preferred stock dividends...................................             --           (3,023)       (4,800)           --
Beneficial conversion of convertible preferred stock........             --           (8,309)       (8,309)           --
                                                                 ----------       ----------   -----------   -----------
Net income (loss) attributable to common stockholders.......     $      109       $  (22,210)  $   (19,154)  $      (105)
                                                                 ==========       ==========   ===========   ===========
Basic net income (loss) per share...........................     $      .06       $    (2.57)  $     (1.40)  $      (.01)
Diluted net income (loss) per share.........................     $      .06       $    (2.57)  $     (1.40)  $      (.01)
Weighted average number of shares outstanding:
  Basic.....................................................      1,833,069        8,644,978    13,693,203    19,651,216
  Diluted...................................................      1,985,929        8,644,978    13,693,203    19,651,216
OTHER FINANCIAL DATA:
EBITDA(3)(5)................................................     $    1,934       $    6,983   $    23,097   $    23,097
Cash provided by (used in):
  Operating activities......................................          1,092            6,779
  Investing activities......................................        (21,421)        (204,916)
  Financing activities......................................         21,173          205,349

UTI PENNSYLVANIA

                                                                      YEAR ENDED               FIVE MONTHS
                                                              ---------------------------         ENDED
                                                              DECEMBER 31,   DECEMBER 31,        MAY 31,
                                                                  1998           1999             2000
                                                              ------------   ------------      -----------
STATEMENT OF OPERATIONS DATA:
Net sales...................................................    $ 73,129       $75,334          $ 35,661
Cost of sales...............................................      46,696        48,012            23,567
                                                                --------       -------          --------
Gross profit................................................      26,433        27,322            12,094
SG&A expense(4).............................................      16,960        21,920            27,732
R&D expense.................................................       1,979         2,051               702
Amortization of intangibles.................................         388           422               188
                                                                --------       -------          --------
Operating income (loss).....................................    $  7,106       $ 2,929          $(16,528)
                                                                ========       =======          ========
Interest expense............................................    $    464       $   592          $    257
                                                                ========       =======          ========
Net income (loss)...........................................    $  5,825       $ 1,894          $(17,074)
                                                                ========       =======          ========
OTHER FINANCIAL DATA:
EBITDA(3)(6)................................................    $ 10,464       $ 6,758          $(14,913)
Cash provided by (used in):
  Operating activities......................................      15,326        10,559             5,497
  Investing activities......................................      (4,541)       (9,876)            1,333
  Financing activities......................................     (11,589)         (616)           (6,580)

OUR COMPANY


                                                               DECEMBER 31, 2000
                                                              --------------------
                                                               ACTUAL    PRO FORMA
                                                              --------   ---------
BALANCE SHEET DATA (at period end):
Cash and cash equivalents...................................  $  8,058   $ 10,328
Total assets................................................   266,466    268,522
Total debt..................................................   140,020     67,825
Stockholders' equity........................................  $ 91,861   $171,869


---------------

(1) In the purchase accounting for Noble-Met, UTI Pennsylvania and ATM, inventories were written up by $6,638, to their fair value. Cost of sales for the year ended December 31, 2000 includes the write-off of $6,474 of the fair value adjustments.

(2) Actual and pro forma S,G&A expenses in 2000 include $2,442, principally related to the Noble-Met earnout. Actual 2000 S,G&A expenses include $2,300 of in-process research and development related to the Noble-Met acquisition.

(3) EBITDA represents earnings before interest, income taxes, depreciation and amortization. We have included financial information concerning EBITDA, which is not a measure of financial performance under generally accepted accounting principles, because we believe that it is used by certain investors as one measure of financial performance. EBITDA should not be construed as an alternative to operating income, as determined in accordance with generally accepted accounting principles, or as a measure of liquidity.

(4) Selling, general and administrative expenses for the five months ended May 31, 2000 includes $20,951 related to the termination of UTI Pennsylvania's Employee Phantom Stock Program and $436 of professional fees incurred in connection with our acquisition of UTI Pennsylvania. In addition, selling, general and administrative expenses included $5,952 and $2,837 of expenses associated with this stock program in 1999 and 1998, respectively.


(5) Excluding the inventory adjustment, UTI Pennsylvania phantom stock charge, Noble-Met earnout, the in-process research and development charge and the $500 compensation expense recognized upon the issuance of the Class B-2 Convertible Preferred Stock, pro forma EBITDA would have been $26,039 for 2000. In addition, actual EBITDA would have been $18,699 for the year ended December 31, 2000.


(6) Excluding the phantom stock charges, UTI Pennsylvania's EBITDA would have been $12,710 and $6,474 for 1999 and for the five months ended May 31, 2000, respectively.

                                  RISK FACTORS

     Before you invest in our common stock, you should understand the high degree of risk involved. You should consider carefully the following risks and other information in this prospectus, including our historical consolidated financial statements and related notes, before you decide to purchase shares of our common stock. The following risks and uncertainties are not the only ones we face. However, these are the risks our management believes are material. If any of the following risks actually occur, our business, financial condition and operating results could be adversely affected. As a result, the trading price of our common stock could decline and you could lose part or all of your investment.

                         RISKS RELATED TO OUR BUSINESS

WE HAVE BEEN OPERATING ON A CONSOLIDATED BASIS FOR A LIMITED TIME; THE COSTS OF INTEGRATION MAY BE SIGNIFICANT, AND IF WE ARE UNABLE TO INTEGRATE OUR SUBSIDIARIES AND OPERATE THEM SUCCESSFULLY ON A COMBINED BASIS, WE MAY NOT ACHIEVE EFFICIENCIES OR MAY NOT BE COMPETITIVE.

     Our operating companies, including our predecessor, UTI Corporation and its divisions and subsidiaries, referred to as UTI Pennsylvania, Noble-Met, Star Guide and American Technical Molding previously operated independently of one another. The integration of the operations, technologies, systems, processes, products, services and marketing of these previously independent operating entities has required and continues to require significant managerial, technical, financial and other resources, the costs of which may be significant. A failure to integrate these and other aspects of our business could prevent us from achieving any efficiencies from combined businesses. Moreover, if we are unable to integrate our manufacturing and assembly functions, the quality of our products could suffer or we could fail to achieve the competitive advantage we expect from the variety of manufacturing and assembly capabilities offered by our subsidiaries. The integration process is complex and challenging and will continue for the foreseeable future. In addition, because we have been operating on a consolidated basis for a limited time, the historical financial information presented in this prospectus is of limited relevance in understanding what our results of operations, financial position or cash flows would have been for the historical periods presented had we owned all of our current subsidiaries. See "Selected Financial Data" on page 23, "Management's Discussion and Analysis of Financial Condition and Results of Operations" on page 26 and "Unaudited Pro Forma Consolidated Financial Information" on page F-3.

THE UNPREDICTABLE PRODUCT CYCLES OF THE MEDICAL DEVICE MANUFACTURING INDUSTRY AND UNCERTAIN DEMAND FOR OUR MANUFACTURING CAPABILITIES AND RELATED SERVICES COULD CAUSE OUR REVENUES TO FLUCTUATE.


     Our target customer base of medical device companies operates in the medical device manufacturing industry, which is subject to rapid technological changes, short product life-cycles, frequent new product introductions and evolving industry standards. If the market for our manufacturing capabilities and related services does not grow as rapidly as forecasted by industry experts, our revenues could be less than expected. We also face the risk that changes in the medical device industry, for example, cost-cutting measures, changes to manufacturing techniques or production standards, could cause our manufacturing capabilities and related services to lose widespread market acceptance. If our customers' products do not gain market acceptance or suffer because of competing products, alternative treatment methods or cures, product recalls or liability claims, they will no longer have the need for our capabilities and services and we may experience a decline in revenues. Shifts in our customers' market shares may also cause us to experience a decline in revenues. Our customers' markets, which include interventional cardiology, cardiac rhythm management, endoscopy and orthopedics, and our markets are also subject to economic cycles and are likely to experience periods of economic decline in the future. Adverse economic conditions affecting the medical device manufacturing industry, in general, or the market for our manufacturing capabilities and services, in particular, could result in diminished sales, reduced profit margins and disrupt our business. If our customers do not proceed with the production of devices in development because of their inability to obtain approval for those devices, changing market conditions or other reasons, our revenue could decline and therefore our results could suffer.

OUR OPERATING RESULTS MAY FLUCTUATE, WHICH MAY MAKE IT DIFFICULT TO FORECAST OUR FUTURE PERFORMANCE AND MAY RESULT IN VOLATILITY IN OUR STOCK PRICE.

     Fluctuations in our operating results may cause uncertainty concerning our performance and prospects or may result in our failure to meet the expectations of stock market analysts and investors, which could cause our stock price to decline. Our operating results have fluctuated in the past and are likely to fluctuate significantly in the future due to a variety of factors which include:

     - the fixed nature of a substantial percentage of our costs, which results in our operations being particularly sensitive to fluctuations in revenue;

     - changes in the relative portion of our revenue represented by our various products, which could result in reductions in our profits if the relative portion of our revenue represented by lower margin products increases;

     - introduction and market acceptance of our customers' new products and changes in demand for our customers' existing products;

     - the accuracy of our customers' forecasts of future production requirements;

     - timing of orders placed by our principal customers that account for a significant portion of our revenues;

     - timing of payments by customers;

     - price concessions as a result of pressure to compete;

     - cancellations by customers as a result of which we may recover only our costs plus our target markup;

     - availability of raw materials, including nitinol, Elgiloy, tantalum, stainless steel, columbium, zirconium, titanium, gold, silver and platinum;

     - increased costs of raw materials, supplies or skilled labor;

     - effectiveness in managing our manufacturing processes; and

     - changes in competitive and economic conditions generally or in our customers' markets.

     Prospective investors should not rely on results of operations in any past period to indicate what our results will be for any future period.

OUR INDUSTRY IS VERY COMPETITIVE; WE MAY FACE COMPETITION FROM OUR CUSTOMERS AND WE MAY BE UNABLE TO COMPETE SUCCESSFULLY AGAINST NEW ENTRANTS AND ESTABLISHED COMPANIES WITH GREATER RESOURCES.

     The medical device component manufacturing industry is very competitive and includes thousands of companies, several of which have achieved substantial market share. In addition, as more medical device companies seek to outsource more of the design, prototyping and manufacturing of their products, we will face increasing competitive pressures to grow our business in order to maintain our competitive position, and we may encounter competition from and lose customers to other companies with design, technological and manufacturing capabilities similar to ours. Some of our potential competitors, which include some of our customers with in-house manufacturing capabilities, have greater name recognition, greater operating revenues, larger customer bases, longer customer relationships and greater financial, technical, personnel and marketing resources than we have. Current and prospective customers also evaluate our capabilities against the merits of internal production. If any of our customers decide to design or produce in their own facilities the types of products and medical device components that we manufacture, we would lose business and our financial results could suffer. For example, Smith & Nephew has decided to manufacture in-house a burr assembly that we previously manufactured for them.

WE MAY NOT BE ABLE TO CONTINUE TO GROW OUR BUSINESS IF THE TREND BY MEDICAL DEVICE COMPANIES TO OUTSOURCE THEIR MANUFACTURING ACTIVITIES DOES NOT CONTINUE.

     Our design, manufacturing and assembly business has grown significantly as a result of the increase over the past several years in medical device companies outsourcing these activities. We view the increasing use of outsourcing by medical device companies as an important component of our future growth strategy. While industry analysts expect the outsourcing trend to increase, a substantial slowing of growth rates or decreases in outsourcing by medical device companies could cause our revenue to decline, and we may be limited in our ability or unable to continue to grow our business.

IF WE ARE NOT SUCCESSFUL IN MAKING ACQUISITIONS WE MAY BE UNABLE TO EXPAND OUR BUSINESS AND REMAIN COMPETITIVE.

     An important element of our strategy is to make selective acquisitions of component manufacturers and suppliers that complement our core capabilities. If we cannot identify and acquire on acceptable terms companies that complement or enhance our capabilities and service offerings, including, for example, companies that provide metal injection molding and metal mold manufacturing capabilities, we may be unable to grow our business or remain competitive with companies in our industry that are able to provide more complete outsourcing capabilities and services to medical device companies. We may also incur expenses associated with identifying suitable targets. In addition, if we incur costs associated with incomplete acquisitions, including legal and accounting fees, or are required to pay higher prices for acquired companies because of competition, this will result in a diversion of resources from other facets of our business.

OUR ACQUISITION STRATEGY INCLUDES INHERENT RISKS, INCLUDING THE RISK THAT OUR ACQUISITIONS MAY FAIL TO PROVIDE US WITH THE ADVANTAGES WE ANTICIPATED, RESULT IN UNANTICIPATED COSTS OR DIFFICULTIES MANAGING OR INTEGRATING ACQUIRED OPERATIONS.

     Our strategy to grow our business in part through selective acquisitions carries a number of inherent risks, including:

     - difficulties in integrating the operations, technologies, systems, processes, products, services and marketing of acquired businesses or in realizing projected efficiencies and cost savings;

     - diversion of our management's attention from our core businesses;

     - potential loss of key employees or customers of acquired businesses;

     - difficulties in managing our expansion, including the strain on managerial, technical, financial and other resources, the need to enhance our financial controls, and the management of geographically dispersed enterprises;

     - lack of management and marketing experience with the operations, technologies, systems, processes, products, services and markets involved with the acquired businesses;

     - entering markets where competitors may have stronger market positions;

     - increased expenses and working capital requirements; and

     - financial risks, including:

      - inaccurate assessments of liabilities associated with the acquired businesses;

      - amortization expenses related to goodwill and other intangible assets;

      - increases in our indebtedness and a limitation in our ability to access additional capital when needed; and

      - the dilutive effect of the issuance of additional equity securities.

OUR BUSINESS MAY SUFFER IF WE ARE UNABLE TO RECRUIT AND RETAIN THE EXPERIENCED ENGINEERS AND MANAGEMENT PERSONNEL THAT WE NEED TO COMPETE IN THE MEDICAL DEVICE INDUSTRY.

     Our future success depends upon our ability to attract, retain and motivate highly skilled engineers and management personnel. We may not be successful in attracting new engineers or management personnel or in retaining or motivating our existing personnel, which may lead to increased recruiting, relocation and compensation costs for such personnel. These increased costs may reduce our profit margins or make hiring new engineers impracticable. Some of our manufacturing processes are highly technical in nature. Our ability to maintain, expand or renew existing engagements with our customers, enter into new engagements and provide additional services to our existing customers depends on our ability to hire and retain engineers with the skills necessary to keep pace with continuing changes in the medical device industry. Competition for experienced engineers is intense. We compete with our customers and other companies in the medical device industry to recruit engineers. Our inability to hire additional qualified personnel may also require an increase in the workload for both existing and new personnel.

     Our future success also depends on the personal efforts and abilities of the principal members of our senior management and engineering staff to provide strategic direction, manage our operations and maintain a cohesive and stable environment. In addition, our successful integration of acquired companies depends in part on our ability to retain senior management of the acquired companies. Although we have employment agreements with many of the members of our senior management staff, we do not have employment agreements with all of our key personnel, and the employment agreements we do have allow the employees to terminate them upon written notice. In addition, we do not carry key-man life insurance on any of our senior management.

QUALITY PROBLEMS WITH OUR PROCESSES, PRODUCTS AND SERVICES COULD HARM OUR REPUTATION FOR PRODUCING HIGH QUALITY PRODUCTS AND ERODE OUR COMPETITIVE ADVANTAGE.

     Many of our customers require us to adopt and comply with specific quality standards, and they periodically audit our performance. Our quality certifications are critical to the marketing success of our products and services. If we fail to meet these standards our reputation could be damaged and we could lose customers and our revenue could decline. Aside from specific customer standards, our success depends generally on our ability to manufacture to exact tolerances precision engineered components, subassemblies and finished devices from multiple materials. If our components fail to meet these standards or fail to adapt to evolving standards, our reputation as a manufacturer of high quality components could be harmed, our competitive advantage could be damaged, and we could lose customers and market share.

IF WE ARE NOT SUCCESSFUL IN IDENTIFYING AND WORKING WITH QUALITY SUPPLIERS AND SUBCONTRACTORS, WE MAY NOT BE ABLE TO MANUFACTURE OUR PRODUCTS PROFITABLY OR ON TIME.

     Our current manufacturing and production capabilities do not include all elements that may be required to satisfy our customers' requirements; for example, we do not have metal injection molding or mold manufacturing capabilities. To meet these requirements and to provide those components of a medical device that we cannot produce, we use suppliers, subcontractors and other outside sources. If a supplier, subcontractor or other outside source we engage fails to develop and supply products and components to us on a timely basis, or supplies us with products and components that do not meet our quality, quantity or cost requirements, we may be unable to obtain substitute sources of these products and components on a timely basis or on terms acceptable to us. This may result in our inability to manufacture our own products and components profitably or on time. In addition, if the processes that our suppliers use to manufacture products and components are proprietary, we may be unable to obtain comparable components from alternative suppliers.

IF WE DO NOT RESPOND TO CHANGES IN TECHNOLOGY, OUR MANUFACTURING PROCESSES MAY BECOME OBSOLETE, AND WE MAY EXPERIENCE REDUCED SALES AND LOSS OF CUSTOMERS.

     We use highly engineered, proprietary processes and highly sophisticated machining equipment to meet the critical specifications of our customers. Without the timely incorporation of new processes and enhancements, particularly relating to quality standards and cost-effective production, our manufacturing capabilities will likely become outdated, which could cause us to lose customers and result in reduced revenues or profit margins. In addition, new or revised technologies could render our existing technology less competitive or obsolete or could reduce demand for our products and services. It is also possible that finished medical device products introduced by our customers may require fewer of our components or may require components that we lack the capabilities to manufacture or assemble. In addition, we may expend resources on developing new technologies that do not result in commercially viable processes for our business.

INABILITY TO OBTAIN SUFFICIENT QUANTITIES OF RAW MATERIALS COULD CAUSE DELAYS IN OUR PRODUCTION.

     Our business depends on a continuous supply of raw materials. Raw materials needed for our business are susceptible to fluctuations in price and availability due to transportation costs, government regulations, price controls, change in economic climate or other unforeseen circumstances. Failure to maintain our supply of raw materials could cause production delays resulting in a loss of customers and a decline in revenue. In addition, fluctuations in the cost of raw materials may increase our expenses and affect our operating results. The principal raw materials used in our business include stainless steel, tantalum, columbium, zirconium, titanium, nitinol, Elgiloy, gold, silver and platinum. In particular, tantalum and nitinol are in limited supply. For wire fabrication, we purchase nearly 100% of our stainless steel wire from an independent, third-party supplier. The loss of this supplier could interrupt production.


OUR INTERNATIONAL OPERATIONS ARE SUBJECT TO A VARIETY OF RISKS THAT COULD ADVERSELY AFFECT THOSE OPERATIONS AND THUS OUR PROFITABILITY AND OPERATING RESULTS.



     We have substantial international manufacturing operations in Europe. We also receive a significant portion of our revenues from international sales, approximately half of which is generated by exports from our facilities in the United States and the other half of which is generated by sales from our international facilities. Pro forma revenue generated from products shipped to locations outside of the United States was approximately 22% of total revenue in the year ended December 31, 2000. Although we take measures to minimize risks inherent to our international operations, the following risks may have a negative effect on our profitability and operating results, impair the performance of our foreign operations or otherwise disrupt our business:


     - fluctuations in the value of currencies and high levels of inflation;

     - changes in labor conditions and difficulties in staffing and managing foreign operations, including labor unions;

     - greater difficulty in collecting accounts receivable and longer payment cycles;

     - burdens and costs of compliance with a variety of foreign laws, including those of the European Union and individual countries in which we conduct our business;

     - increases in duties and taxation;

     - changes in export duties and limitations on imports or exports;

     - expropriation of private enterprises; and

     - unexpected changes in foreign regulations.

WE MAY EXPAND INTO NEW MARKETS AND PRODUCTS AND OUR EXPANSION MAY NOT BE SUCCESSFUL.

     We may expand into new markets through the development of new product applications based on our existing specialized manufacturing capabilities and services. These efforts could require us to make substantial investments, including significant research, development, engineering and capital expenditures for new, expanded or improved manufacturing facilities which would divert resources from other aspects of our business. Expansion into new markets and products may be costly without resulting in any benefit to us. Specific risks in connection with expanding into new markets include the inability to transfer our quality standards into new products, the failure of customers in new markets to accept our products and price competition in new markets.

WE ARE SUBJECT TO A VARIETY OF ENVIRONMENTAL LAWS THAT COULD BE COSTLY FOR US TO COMPLY WITH, AND WE COULD INCUR LIABILITY IF WE FAIL TO COMPLY.


     Federal, state and local laws impose various environmental controls on the management, handling, generation, manufacturing, transportation, storage, use and disposal of hazardous chemicals and other materials used or generated in the manufacturing of our products. If we fail to comply with any present or future environmental laws, we could be subject to future liabilities or the suspension of production. We have in the past paid civil penalties for violations of environmental laws. Conditions relating to our operations may require expenditures for clean-up that arise in the future. For example, our predecessor, UTI Pennsylvania, has in the past entered into settlements for liability for various cleanup matters. In addition, we may have continuing liabilities with respect to potential contamination at our current and former properties. We have also undertaken and are continuing to perform remediation efforts as a result of leaks from underground tanks at our Collegeville, Pennsylvania facility. Although we do not anticipate that these remediation efforts will be material, the costs associated with these efforts may result in increased expense resulting in a diversion of resources from other aspects of our business.


     Changes in laws relating to the management, handling, generation, manufacture, transportation, storage, use and disposal of materials used in or generated by the manufacture of our products may result in costly compliance requirements or otherwise subject us to future liabilities. In addition, to the extent these changes affect our customers and require changes to their devices, our customers could have a reduced need for our products and services, and, as a result, our revenue could suffer.

OUR INABILITY TO PROTECT OUR INTELLECTUAL PROPERTY COULD RESULT IN A LOSS OF OUR COMPETITIVE ADVANTAGE, AND INFRINGEMENT CLAIMS BY THIRD PARTIES COULD BE COSTLY AND A DISTRACTION TO MANAGEMENT.


     We rely on a combination of patent, trade secret and trademark laws, confidentiality procedures and contractual provisions to protect our intellectual property. The steps we have taken or will take to protect our proprietary rights may not adequately deter unauthorized disclosure or misappropriation of our intellectual property, technical knowledge, practice or procedures. We may be required to spend significant resources to monitor our intellectual property rights, we may be unable to detect infringement of these rights and we may lose our competitive advantage associated with our intellectual property rights before we do so. Although we do not believe that any of our products, services or processes infringe the intellectual property rights of third parties, we may in the future be notified that we are infringing patent or other intellectual property rights of third parties. In the event of infringement of patent or other intellectual property rights, we may not be able to obtain licenses on commercially reasonable terms, if at all, and we may end up in litigation. The failure to obtain necessary licenses or other rights or the occurrence of litigation arising out of infringement claims could disrupt our business and impair our ability to meet our customers' needs which, in turn, could have a negative effect on our financial condition and results of operations. Infringement claims, even if not substantiated, could result in significant legal and other costs and may be a distraction to management. We also may be subject to significant damages or injunctions against development and sale of our products. In addition, any infringement claims, significant charges or injunctions against our customers' products that incorporate our components may result in our customers not needing or having a reduced need for our capabilities and services.


IF WE BECOME SUBJECT TO PRODUCT LIABILITY CLAIMS, OUR EARNINGS AND FINANCIAL CONDITION COULD SUFFER.

     The manufacture and sale of products that incorporate components manufactured or assembled by us exposes us to potential product liability claims and product recalls, including those that may arise from misuse or malfunction of, or design flaws in, our components or use of our components with components or systems not manufactured or sold by us. Product liability claims or product recalls with respect to our components or the end-products of our customers into which our components are incorporated, regardless of their ultimate outcome, could require us to spend significant time and money in litigation or require us to pay significant damages. We may also lose revenue from the sale of components if the commercialization of a product that incorporates our components or subassemblies is limited or ceases as a result of such claims or recalls. Expenditures on litigation or damages, to the extent not covered by insurance, and declines in revenue could impair our earnings and our financial condition. Also, if, as a result of these claims or recalls our reputation is harmed, we could lose customers which would also negatively affect our business. We have never been subject to a product liability claim or product recall. However, finished medical devices into which our components were incorporated have been subject to product recalls. We have product liability insurance in the amount of $1,000,000 per occurrence with an umbrella policy in the amount of $25,000,000. If our insurance coverage is not sufficient to cover any costs we may incur or damages we may be required to pay if we are subject to product liability claims or product recalls, we will have to use other resources to satisfy our obligations.


WE AND OUR CUSTOMERS ARE SUBJECT TO VARIOUS POLITICAL, ECONOMIC AND REGULATORY CHANGES IN THE HEALTHCARE INDUSTRY THAT COULD FORCE US TO MODIFY HOW WE DEVELOP AND PRICE OUR COMPONENTS, MANUFACTURING CAPABILITIES AND SERVICES AND COULD HARM OUR BUSINESS.


     The healthcare industry is highly regulated and is influenced by changing political, economic and regulatory factors. Federal and state legislatures have periodically considered programs to reform or amend the United States healthcare system at both the federal and state levels. Regulations affecting the healthcare industry in general, and the medical device industry in particular, are complex, change frequently and have tended to become more stringent over time. In addition, these regulations may contain proposals to increase governmental involvement in healthcare, lower reimbursement rates or otherwise change the environment in which healthcare industry participants, including medical device companies, operate. While no legislation or regulations specifically targeting the medical device industry are currently pending, any such regulations could impair our ability to operate profitably. In addition, any failure by us to comply with applicable government regulations could also result in the cessation of portions or all of our operations, impositions of fines and restrictions on our ability to carry on or expand our operations.


CONSOLIDATION IN THE HEALTHCARE INDUSTRY COULD HAVE AN ADVERSE EFFECT ON OUR REVENUES AND RESULTS OF OPERATIONS.

     Many healthcare industry companies, including medical device companies, are consolidating to create new companies with greater market power. As the healthcare industry consolidates, competition to provide products and services to industry participants will become more intense. These industry participants may try to use their market power to negotiate price concessions or reductions for medical devices that incorporate components produced by us. If we are forced to reduce our prices because of consolidation in the healthcare industry, our revenues would decrease and our business, financial condition and results of operations would suffer.

OUR BUSINESS IS INDIRECTLY SUBJECT TO HEALTHCARE INDUSTRY COST CONTAINMENT MEASURES THAT COULD RESULT IN REDUCED SALES OF MEDICAL DEVICES CONTAINING OUR COMPONENTS.

     Our customers and the healthcare providers to whom our customers supply medical devices rely on third party payors, including government programs and private health insurance plans, to reimburse some or all of the cost of the procedures in which medical devices that incorporate components manufactured or assembled by us are used. The continuing efforts of government, insurance companies and other payors of healthcare costs to contain or reduce those costs could lead to patients being unable to obtain approval for payment from these third party payors. If that occurred, sales of finished medical devices that include our components may decline significantly, and our customers may reduce or eliminate purchases of our components. The cost containment measures that healthcare providers are instituting, both in the United States and internationally, could harm our ability to operate profitably. For example, managed care organizations have successfully negotiated volume discounts for pharmaceuticals. While this type of discount pricing does not currently exist for medical devices, if managed care or other organizations were able to effect discount pricing for devices, it may result in lower prices to our customers from their customers and, in turn, reduce the amounts we can charge our customers for our design and manufacturing services.

ACCIDENTS AT ONE OF OUR FACILITIES COULD DELAY PRODUCTION AND COULD SUBJECT US TO CLAIMS FOR DAMAGES.

     Our business involves complex manufacturing processes and hazardous materials that can be dangerous to our employees. Although we employ safety procedures in the design and operation of our facilities, and we have not experienced any serious accidents or deaths, there is a risk that an accident or death could occur in one of our facilities. Any accident could result in significant manufacturing delays, disruption of operations or claims for damages resulting from injuries, which could result in decreased sales and increased expenses. The potential liability resulting from any accident or death, to the extent not covered by insurance, would require us to use other resources to satisfy our obligations and could cause our business to suffer.

OUR INABILITY TO ACCESS ADDITIONAL CAPITAL COULD HAVE A NEGATIVE IMPACT ON OUR GROWTH STRATEGY.

     Our growth strategy will require additional capital for, among other purposes, completing acquisitions, managing acquired companies, acquiring new equipment and maintaining the condition of existing equipment. In connection with this offering, we intend to repay all of our subordinated indebtedness, and a portion of our outstanding borrowings under our credit facility and amend and restate this facility. If cash generated internally is insufficient to fund capital requirements, or if funds are not available under our amended and restated facility, we will require additional debt or equity financing. Adequate financing may not be available or, if available, may not be available on terms satisfactory to us. If we fail to obtain sufficient additional capital in the future, we could be forced to curtail our growth strategy by reducing or delaying capital expenditures and acquisitions, selling assets or restructuring or refinancing our indebtedness. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" on page 32.

OUR INDEBTEDNESS COULD HAVE NEGATIVE CONSEQUENCES ON OUR BUSINESS.

     We anticipate that the anticipated date of the closing of this offering our total debt will be approximately $67.8 million and our annual interest expense is expected to be approximately $7.0 million. We anticipate our debt service requirements under our amended and restated facility for the years ended December 31, 2001, 2002, 2003, 2004, 2005 and thereafter will be $4.2, $6.3,
$7.1, $8.1, $9.1 and $33.3 million, respectively. Failure to comply with the covenants under our credit agreement may result in an event of default. If an event of default occurs and is not cured or waived, substantially all of our indebtedness could become immediately due and payable. In addition, we may experience variable financial results as a consequence of floating interest rate debt. As interest rates fluctuate, we may experience increases in interest expense, which may materially affect financial results. We anticipate having approximately $67.5 million of floating interest rate debt as of the anticipated date of the closing of this offering. If interest rates were to increase or decrease by 1%, the result would be an annual increase or decrease of interest expense of approximately $0.3 million after consideration of the interest rate swap. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" on page 32. Levels of indebtedness may result in increased interest and amortization expense, increased leverage and decreased income available to fund further acquisitions and expansion, and may limit our ability to withstand competitive pressures and render us more vulnerable to economic downturns.

IF THE EARNINGS OF OUR SUBSIDIARIES ARE INSUFFICIENT TO SERVICE OUR DEBT WE MAY DEFAULT ON OUR DEBT OBLIGATIONS.

     We are now, and will continue to be, structured as a holding company. As a holding company, we conduct all of our business through our subsidiaries, including UTI Pennsylvania, Noble-Met, Star Guide and American Technical Molding. If the earnings of our operating subsidiaries are not adequate for us to service our debt obligations, we may default on our debt obligations. Our only significant asset is the capital stock of our operating subsidiaries. Consequently, our cash flow and ability to service our debt obligations depend on the earnings of our operating subsidiaries and the distribution of those earnings to us, or upon loans, advances or other payments made by our subsidiaries to us. The ability of our subsidiaries to pay dividends or make other payments or advances to us will depend upon their operating results and will be subject to applicable laws and contractual restrictions, including those contained in our credit facilities.


AMORTIZATION OF OUR INTANGIBLE ASSETS, WHICH REPRESENT A SIGNIFICANT PORTION OF OUR TOTAL ASSETS, WILL ADVERSELY AFFECT OUR NET INCOME AND WE MAY NEVER REALIZE THE FULL VALUE OF OUR INTANGIBLE ASSETS.



     As of December 31, 2000, we had $162.7 million of intangible assets, representing 61% of our total assets and 177% of our stockholders' equity. These intangible assets consist primarily of goodwill, developed technology and acquired workforce arising from our acquisitions of Star Guide, Noble-Met, UTI Pennsylvania and American Technical Molding. The weighted average amortization period applicable to our intangible assets is 18.90 years. We expect to incur amortization expenses relating to these intangible assets of approximately $9.4 million in 2001. Changes in our estimates of the useful life of developed technology acquired due to new technological developments or changes in our assessment of the useful life of residual goodwill could result in shortened lives for intangible assets and a corresponding increase in amortization expense. These expenses will reduce our future earnings or increase our future losses. We may not receive the recorded value for our intangible assets if we sell or liquidate our business or assets. The material concentration of intangible assets increases the risk of a large charge to earnings in the event that the recoverability of these intangible assets are impaired, and in the event of a charge to earnings for these intangible assets the market price of our common stock could decline or experience price and volume fluctuations.


                         RISKS RELATED TO THIS OFFERING

AN ACTIVE PUBLIC TRADING MARKET FOR OUR COMMON STOCK MAY NOT DEVELOP AND THE MARKET PRICE OF OUR COMMON STOCK MAY DECLINE BELOW THE PRICE OF THIS OFFERING.

     Prior to this offering, you could not buy or sell our common stock publicly. Though we expect our common stock will be approved for listing on The Nasdaq National Market, an active public market for our common stock might not develop or be sustained after this offering. Moreover, even if an active market does develop, the market price of our common stock may decline below the initial public offering price.

THE POSSIBLE VOLATILITY OF OUR STOCK PRICE COULD ADVERSELY AFFECT OUR STOCKHOLDERS.

     Securities markets worldwide have recently experienced significant price and volume fluctuations. This market volatility, as well as general economic, market or political conditions, could reduce the market price of our common stock in spite of our operating performance. In addition, our operating results could be below the expectations of public market analysts and investors, and in response, the market price of our common stock could decrease significantly. Investors may be unable to resell their shares of our common stock at or above the initial public offering price. In the past, companies that have experienced volatility in the market price of their stock have been the object of securities class action litigation. If we were to become the object of securities class action litigation, we may face substantial costs and our management's attention and resources may be diverted, which could harm our business, financial condition and results of operations.

FUTURE SALES OF OUR COMMON STOCK COULD ADVERSELY AFFECT OUR STOCK PRICE.

     Sales of a substantial number of shares of common stock after this offering, or the perception that these sales could occur, could adversely affect the market price of our common stock and could impair our ability to raise capital through the sale of additional equity securities. Immediately after this offering, affiliates and holders of "restricted securities," as defined in Rule 144 under the Securities Act, will own 13,401,216 shares, representing approximately 68.2%, or 65.1% if the underwriters exercise their over-allotment option in full, of the outstanding shares of common stock. A decision by these persons to sell shares of common stock could adversely affect the market price of our common stock.


YOUR INTERESTS AS A HOLDER OF OUR COMMON STOCK MAY CONFLICT WITH THOSE OF OUR CONTROLLING STOCKHOLDER, KRG CAPITAL PARTNERS, L.L.C. THROUGH ITS AFFILIATED FUNDS.

     As of February 12, 2001, KRG Capital Partners, L.L.C., through its affiliated funds, owned approximately 35.0% of our outstanding shares of common stock, and after the offering, will continue to own approximately 24.5% of our common stock. Following the closing of this offering, KRG will have two representatives on our board of directors. KRG has the right to nominate up to four directors to our board of directors. In addition, through a transaction advisory agreement, KRG provides advisory services to us and is compensated for the completion of acquisitions by us. These relationships create the potential for conflicts of interest in circumstances where our interests and KRG's interests are not aligned. KRG has sufficient representation on our board of directors and votes as a stockholder to affect decisions that may adversely affect the market price of our common stock or otherwise be detrimental to us. If conflicts are not resolved in our favor, our business could suffer and the trading price of our common stock may decline.

WE HAVE VARIOUS MECHANISMS IN PLACE TO DISCOURAGE TAKEOVER ATTEMPTS, WHICH MAY REDUCE OR ELIMINATE YOUR ABILITY TO SELL YOUR SHARES FOR A PREMIUM IN A CHANGE OF CONTROL TRANSACTION.

     Various provisions of our restated articles of incorporation and bylaws and in Maryland corporate law may discourage, delay or prevent a change of control or takeover attempt of our company by a third party that our management and board of directors opposes. Public stockholders who might desire to participate in a change of control or takeover transaction may not have the opportunity to do so. These anti-takeover provisions could impede the ability of public stockholders to benefit from a change of control or change in our management and board of directors. These provisions include:

     - the ability of our board of directors, without stockholder approval, to issue additional shares of common stock or preferred stock and to classify or reclassify unissued common stock or preferred stock;

     - limits on who may call special meetings of our stockholders; and

     - establishing advance notice requirements for nominations of candidates for election to our board of directors or for proposing matters that can be acted upon by our stockholders at stockholder meetings.

YOU WILL SUFFER IMMEDIATE AND SUBSTANTIAL DILUTION.

     You will pay a price per share that substantially exceeds the per share value of our tangible assets after subtracting our total liabilities. As a result, if we were to distribute our net tangible assets to our stockholders immediately following this offering, you would receive less than the amount you paid for your shares. In addition, purchasers of our common stock in this offering will have contributed approximately 50% of the aggregate price paid by all purchasers of our stock, but will own only approximately 32% of our common stock outstanding after the offering based upon the number of shares outstanding as of December 31, 2000 on a pro forma basis. If the holders of options outstanding as of February 12, 2001 exercise those options, you will incur further dilution from approximately 32% to 30%. Please see "Dilution" on page 22 for additional information.

ABSENCE OF DIVIDENDS COULD REDUCE OUR ATTRACTIVENESS TO INVESTORS.

     Some investors favor companies that pay dividends, particularly in market downturns. We currently intend to retain any future earnings for funding growth, and therefore, we do not currently anticipate paying cash dividends on our common stock in the foreseeable future. Because we may not pay dividends, your return on this investment likely depends on your ability to sell our stock for a profit.

                   A WARNING ABOUT FORWARD-LOOKING STATEMENTS

     We have made forward-looking statements in this document that are subject to risks and uncertainties. Forward-looking statements include the information concerning our possible or assumed future results of operations. Also, statements including words such as "believes," "expects," "anticipates," "intends," "plans," "estimates," or similar expressions are forward-looking statements. We have based these forward-looking statements on our current expectations and projections about the growth of our business, our financial performance and the development of our industry. Because these statements reflect our current views concerning future events, these forward-looking statements involve risks and uncertainties. Stockholders should note that many factors, as more fully described in "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus could affect our future financial results and could cause our actual results to differ materially from those expressed in forward-looking statements contained in this prospectus. Important factors that could cause our actual results to differ materially from the expectations reflected in the forward-looking statements in this prospectus include, among others:

     - risks relating to our business;

     - other risks and uncertainties set forth under the caption "Risk Factors"; and

     - general economic, business and market conditions, changes in laws and increased competitive pressure in the medical device industry.

     We do not undertake any obligation to update our forward-looking statements after the date of this prospectus for any reason, even if new information becomes available or other events occur in the future.

     In this prospectus, we rely on and refer to information and statistics regarding the medical device industry. We obtained this information and statistics from various third party sources, discussions with our customers and our own internal estimates. We believe that these sources and estimates are reliable.

                                USE OF PROCEEDS


     We estimate our net proceeds from the sale of 6,250,000 shares of common stock in this offering will be approximately $89,000,000, or approximately $102,950,000 if the underwriters exercise their over-allotment option in full, based on an assumed initial public offering price of $16.00 per share, the midpoint of the offering price range set forth on the cover of this prospectus, and after deducting the underwriting discount and our estimated offering expenses.


     Currently, we plan to use the net proceeds to repay:

     - approximately $21.5 million plus accrued interest from June 1, 2000 to the closing of this offering owed on our senior notes which bear interest at 15.563% per annum and mature June 1, 2008;

     - approximately $21.5 million plus accrued interest from December 1, 2000 to the closing of this offering owed on the senior subordinated notes issued by our wholly-owned subsidiary, Medical Device Manufacturing, Inc., which bear interest at a rate of 13.5% per annum and mature on June 1, 2007; and

     - redemption premiums on the senior notes and the senior subordinated notes in an aggregate amount of approximately $3.064 million.

     We used the proceeds from the senior notes and senior subordinated notes to:

     - refinance our outstanding debt and debt of UTI Pennsylvania existing at the time we acquired it;

     - pay a portion of the cash portion of the purchase price we paid for UTI Pennsylvania; and

     - pay fees and expenses related to our purchase of UTI Pennsylvania.

     Concurrent with the closing of this offering and upon the repayment of the notes, we intend to use a portion of the net proceeds of this offering to pay approximately $3.8 million of the accrued dividends on our preferred stock and repay a portion of our outstanding indebtedness under our existing credit facility and to enter into an amended and restated credit facility. Please see "Management's Discussion and Analysis -- Liquidity and Capital Resources" on page 32 for a description of the terms of our amended and restated credit facility. We intend to use the balance of the proceeds, if any, for general corporate purposes, including working capital requirements.

     The foregoing represents our current intentions based upon our present plans and business conditions. Our management will have broad discretion in the application of the net proceeds from this offering, and the occurrence of unforeseen events or changed business conditions could result in the application of the net proceeds from this offering in a manner other than as described in this prospectus.

                                DIVIDEND POLICY

     We intend to pay the dividends accrued on our Class A-1 5% Convertible Preferred Stock, Class A-2 5% Convertible Preferred Stock, Class A-3 5% Convertible Preferred Stock, Class A-4 5% Convertible Preferred Stock, Class A-5 5% Convertible Preferred Stock and phantom stock issued under our phantom stock plans upon the closing of this offering. After the payment of those dividends we do not intend to pay any cash dividends with respect to our capital stock in the foreseeable future. We currently intend to retain any earnings for use in the operation of our business and to fund future growth.

                                 CAPITALIZATION

     The following table sets forth our cash and cash equivalents position, long-term debt including current portion and total capitalization as of December 31, 2000, presented:

     - on an actual basis; and


     - on a pro forma basis giving effect to the redemption of 37.5% of our Class AA Convertible Preferred Stock, the exercise of the outstanding warrants, the issuance of 31,250 shares of our Class A-2 5% Convertible Preferred Stock to the former owners of Noble-Met pursuant to their earnout, the automatic conversion of all outstanding shares of our preferred stock into shares of our common stock at a conversion rate of 1.8-to-1, the sale of 6,250,000 shares of common stock offered by us at an assumed initial public offering price of $16.00 per share, which represents the midpoint of the offering price range set forth on the cover of this prospectus, and the paydown of certain debt facilities with the proceeds from the offering as if these events had occurred as of December 31, 2000.


The following table should be read in conjunction with the sections in this prospectus entitled "Use of Proceeds" on page 19 and "Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page 26 and the financial statements and related notes thereto included elsewhere in this prospectus.


                                                                AS OF DECEMBER 31,
                                                                       2000
                                                              ----------------------
                                                               ACTUAL     PRO FORMA
                                                              ---------   ----------
                                                              (IN THOUSANDS, EXCEPT
                                                               SHARE AND PER SHARE
                                                                     AMOUNTS)
Cash and cash equivalents...................................  $  8,058     $ 10,328
                                                              ========     ========
Long-term Debt:
  Credit Facility
    Term Loans(1)...........................................  $ 88,650     $ 65,000
    Revolving Credit Facility...............................    14,250        2,450
  Senior Notes(2)...........................................    17,615           --
  Senior Subordinated Notes(3)..............................    19,130           --
  Other.....................................................       375          375
                                                              --------     --------
  Total Long-term Debt......................................   140,020       67,825
                                                              --------     --------
Accrued Dividends...........................................     3,023           --
                                                              --------     --------
Redeemable Preferred Stock, par value $.01 per share;
  400,000 shares issued and outstanding (actual) and 0
  shares authorized (pro forma).............................       540           --
                                                              --------     --------
Stockholders' equity:
Convertible preferred stock, par value $.01 per share;
  50,000,000 shares authorized (actual) and 0 shares
  authorized (pro forma):
  Class A-1 5% Convertible Preferred Stock, par value $.01;
    868,372 shares issued and outstanding (actual); no
    shares issued and outstanding (pro forma)...............         9           --
  Class A-2 5% Convertible Preferred Stock, par value $.01;
    1,125,000 issued and outstanding (actual); no shares
    issued and outstanding (pro forma)......................        11           --
  Class A-3 5% Convertible Preferred Stock, par value $.01;
    26,456 issued and outstanding (actual); no shares issued
    and outstanding (pro forma).............................        --           --
  Class A-4 5% Convertible Preferred Stock, par value $.01;
    3,437,500 shares issued and outstanding (actual); no
    shares issued and outstanding (pro forma)...............        34           --
  Class A-5 5% Convertible Preferred Stock, par value $.01;
    995,469 shares issued and outstanding (actual); no
    shares issued and outstanding (pro forma)...............        10           --
  Class AA Convertible Preferred Stock, par value $.01;
    515,882 shares issued and outstanding (actual); no
    shares issued and outstanding (pro forma)...............         5           --
Common stock, par value $.01; 50,000,000 shares authorized
  (actual and pro forma); 270,000 shares of voting common
  stock issued and outstanding (actual); 19,651,216 shares
  issued and outstanding (pro forma); 88,656 shares of
  nonvoting common stock authorized, 0 issued and
  outstanding (actual); 0 shares authorized, issued and
  outstanding (pro forma)...................................         3          197
Additional paid in capital..................................   110,885      199,690
Cumulative translation adjustment...........................        19           19
Minimum pension liability...................................       (38)         (38)
Accumulated deficit.........................................   (19,077)     (27,999)
                                                              --------     --------
        Total stockholders' equity..........................    91,861      171,869
                                                              --------     --------
        Total capitalization................................  $235,444     $239,694
                                                              ========     ========

---------------

(1) Term loans on an actual basis includes outstanding Term A Loans of $43.9 million and Term B Loans of $44.8 million. Term loans on a pro forma basis includes outstanding Term A Loans of $35.0 million and Term B Loans of $30.0 million outstanding under an amended and restated credit facility.

(2) $21.5 million of proceeds from the senior notes was initially allocated between $17.3 million of senior notes and $4.2 million of Class AA Convertible Preferred Stock issued to holders of the senior notes. The difference between the principal amount of the senior notes and the amount allocated is being amortized using the effective yield method and is charged to interest expense over the term of the senior notes.

(3) $21.5 million of proceeds from the senior subordinated notes was initially allocated between $19.0 million of senior subordinated notes and $2.5 million of Class AA Convertible Preferred Stock issued to holders of the senior subordinated notes. The difference between the principal amount of the senior subordinated notes and the amount allocated is being amortized using the effective yield method and is charged to interest expense over the term of the senior subordinated notes.

                                    DILUTION


     As of December 31, 2000, our pro forma net tangible book value would have been $(73.0) million, or $(5.45) per share of common stock. Pro forma net tangible book value per share is equal to our total net tangible book value, which is total tangible assets less total liabilities, divided by the number of shares of common stock outstanding on December 31, 2000 and the conversion of all outstanding shares of our preferred stock. Dilution in pro forma net tangible book value per share equals the difference between the amount per share paid by purchasers of shares of common stock in this offering and the pro forma net tangible book value per share of shares of common stock offered by us in this offering. Without taking into account any other changes in our pro forma net tangible book value per share after December 31, 2000, other than to give effect to the sale of the 6,250,000 shares of common stock offered by this prospectus at an assumed initial public offering price of $16.00 per share, which represents the midpoint of the offering price range, set forth on the cover of this prospectus, after deducting the underwriting discount and estimated offering expenses payable by us and application of the estimated net proceeds from the offering, our pro forma as adjusted net tangible book value as of December 31, 2000 would have been $6.7 million, or $0.34 per share. This represents an immediate increase in pro forma as adjusted net tangible book value to existing stockholders of $5.79 per share, and an immediate dilution to purchasers in this offering of $15.66 per share. The following table illustrates the per share dilution:



Assumed initial public offering price per share.............           $16.00
                                                                       ------
  Pro forma net tangible book value per share as of December
     31, 2000...............................................  $(5.45)
                                                              ------
  Increase per share attributable to new investors..........    5.79
                                                              ------
Pro forma net tangible book value per share after this
  offering..................................................             0.34
                                                                       ------
Pro forma dilution per share to new investors...............           $15.66
                                                                       ======


The following table illustrates, on a pro forma basis, as of December 31, 2000, the difference between the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid (1) by existing common and preferred stockholders, and (2) by the purchasers at an assumed initial public offering price of $16.00 per share and before deducting the underwriting discount and estimated offering expenses payable by us. Such amounts give effect to our issuances in February 2001 of 159,578 shares of our common stock pursuant to warrant exercises and 31,250 shares of our Class A-2 5% Convertible Preferred Stock to the sellers of Noble-Met pursuant to their earnout and the redemption of 37.5% of our shares of Class AA Convertible Preferred Stock upon the closing of this offering.


                                          SHARES PURCHASED      TOTAL CONSIDERATION
                                        --------------------   ----------------------   AVERAGE PRICE
                                          NUMBER     PERCENT      AMOUNT      PERCENT     PER SHARE
                                        ----------   -------   ------------   -------   -------------
Existing stockholders.................  13,401,216       68%   $ 99,036,481       50%      $ 7.39
New investors.........................   6,250,000       32     100,000,000       50        16.00
                                        ----------    -----    ------------    -----
          Total.......................  19,651,216    100.0%   $199,036,481    100.0%
                                        ==========    =====    ============    =====


     As of February 12, 2001, there were options outstanding to purchase a total of 1,217,261 shares of common stock at a weighted average price of $6.91 per share. If all of these outstanding options are exercised, the percentage of total shares purchased by new investors will be further diluted from approximately 32% to 30%.

                            SELECTED FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

     The following selected consolidated financial data as of and for the dates and periods indicated have been derived from our consolidated financial statements and the consolidated financial statements of our predecessor, UTI Corporation, referred to as UTI Pennsylvania. The selected consolidated financial data should be read in conjunction with the consolidated financial statements and the related notes of MDMI Holdings, Inc., referred to as our company, and UTI Pennsylvania and with "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The selected data in this section is not intended to replace the consolidated financial statements.

     Our statement of operations data for the period from July 2, 1999 (inception) through December 31, 1999 and the year ended December 31, 2000 and balance sheet data as of December 31, 1999 and 2000 are derived from our audited consolidated financial statements included elsewhere in this prospectus.

     Our statement of operations data includes the results of operations of Star Guide from July 6, 1999, Noble-Met Ltd. from January 11, 2000, UTI Pennsylvania from June 1, 2000 and American Technical Molding from December 22, 2000.

     The statement of operations data for UTI Pennsylvania for the five months ended May 31, 2000 and the two years ended December 31, 1999 and 1998 and balance sheet data as of May 31, 2000 and December 31, 1999 and 1998 are derived from the consolidated financial statements of UTI Pennsylvania included elsewhere in this prospectus, which have been audited by Arthur Andersen LLP. The statement of operations data for the years ended December 31, 1997, 1996 and 1995 and balance sheet data as of December 31, 1997, 1996 and 1995 are derived from the consolidated financial statements of UTI Pennsylvania, which are not included in this prospectus.

  Selected Financial Data ($ in 000s, except per share amounts)

OUR COMPANY

                                                               PERIOD FROM
                                                               JULY 2, 1999
                                                              (INCEPTION) TO    YEAR ENDED
                                                               DECEMBER 31,    DECEMBER 31,
                                                                   1999            2000
                                                              --------------   ------------
STATEMENT OF OPERATIONS DATA:
Net sales...................................................    $    5,739      $  77,965
Cost of sales(1)............................................         3,140         54,403
                                                                ----------      ---------
Gross profit................................................         2,599         23,562
Selling, general and administrative expenses(2).............           839         19,055
Research and development expenses...........................             1          1,321
Amortization of intangibles.................................           512          8,140
                                                                ----------      ---------
Operating income (loss).....................................         1,247         (4,954)
Interest expense, net.......................................          (804)       (11,363)
Other.......................................................            23             35
                                                                ----------      ---------
Pretax income...............................................           466        (16,282)
Income taxes................................................           357         (5,404)
                                                                ----------      ---------
Net income (loss)...........................................           109        (10,878)
                                                                ==========      =========
Preferred stock dividends...................................            --         (3,023)
Beneficial conversion of convertible preferred stock........            --         (8,309)
                                                                ----------      ---------
Net income (loss) attributable to common stockholders.......           109        (22,210)
                                                                ==========      =========
Basic net income (loss) per share...........................    $      .06      $   (2.57)
Diluted net income (loss) per share.........................    $      .06      $   (2.57)
Weighted average number of shares outstanding:
  Basic.....................................................     1,833,069      8,644,978
  Diluted...................................................     1,985,929      8,644,978
OTHER FINANCIAL DATA:
EBITDA(3)(5)................................................    $    1,934      $   6,983
Cash provided by (used in):
  Operating activities......................................         1,092          6,779
  Investing activities......................................       (21,421)      (204,916)
  Financing activities......................................        21,173        205,349
BALANCE SHEET DATA (at period end):
  Cash and cash equivalents.................................           845          8,058
  Total assets..............................................        25,165        266,466
  Total debt................................................        16,116        140,020
  Stockholders' equity......................................         6,348         91,861

UTI PENNSYLVANIA

                                                                                                          FIVE MONTHS
                                                                   YEAR ENDED DECEMBER 31,                   ENDED
                                                       ------------------------------------------------     MAY 31,
                                                        1995      1996      1997       1998      1999        2000
                                                       -------   -------   -------   --------   -------   -----------
STATEMENT OF OPERATIONS DATA:
Net sales(4).........................................  $50,181   $56,251   $61,610   $ 73,129   $75,334    $ 35,661
Cost of sales........................................   31,913    36,020    39,503     46,696    48,012      23,567
                                                       -------   -------   -------   --------   -------    --------
Gross profit.........................................   18,268    20,231    22,107     26,433    27,322      12,094
Selling, general and administrative expenses(4)......   12,708    14,061    14,281     16,960    21,920      27,732
Research and development expenses....................    1,508     1,925     1,600      1,979     2,051         702
Amortization of intangibles..........................       92       200       222        388       422         188
                                                       -------   -------   -------   --------   -------    --------
Operating income (loss)..............................    3,960     4,045     6,004      7,106     2,929     (16,528)
                                                       -------   -------   -------   --------   -------    --------
Interest expense, net................................      380       469       122        464       592         257
Other................................................   (2,080)   (1,623)   (1,573)       224       210          55
                                                       -------   -------   -------   --------   -------    --------
Pretax income (loss).................................    5,660     5,199     7,455      6,418     2,127     (16,840)
Income taxes.........................................      295       197       280        593       233         234
                                                       -------   -------   -------   --------   -------    --------
Net income (loss)....................................  $ 5,365   $ 5,002   $ 7,175   $  5,825   $ 1,894    $(17,074)
                                                       =======   =======   =======   ========   =======    ========
OTHER FINANCIAL DATA:
EBITDA(3)(6).........................................  $ 7,636   $ 7,524   $10,390   $ 10,464   $ 6,758    $(14,913)
Cash provided by (used in):
  Operating activities...............................    2,436     4,041     9,598     15,326    10,559       5,497
  Investing activities...............................   (7,369)   (1,960)   (6,531)    (4,541)   (9,876)      1,333
  Financing activities...............................    5,168    (2,004)   (4,403)   (11,589)     (616)     (6,580)
BALANCE SHEET DATA (at period end):
  Cash and cash equivalents..........................    1,001     4,189     2,854      2,049     2,117       2,366
  Total assets.......................................   40,071    45,375    53,053     51,053    58,358      54,992
  Total debt.........................................      551     7,415     7,927      8,258    10,808       5,483
  Total stockholders' equity.........................   15,857    18,368    28,234     22,931    21,136      29,492

---------------

(1) In the purchase accounting for Noble-Met, UTI Pennsylvania and ATM, inventories were written up by $6,638, to their fair value. Cost of sales for the year ended December 31, 2000 includes the write-off of $6,474 of the fair value adjustments.

(2) SG&A expenses in 2000 include $2,442 principally related to the Noble-Met earnout and $2,300 of in-process research and development related to the Noble-Met acquisition.

(3) EBITDA represents earnings before interest, income taxes, depreciation and amortization. We have included financial information concerning EBITDA, which is not a measure of financial performance under generally accepted accounting principles, because we believe that it is used by certain investors as one measure of financial performance. EBITDA should not be construed as an alternative to operating income, as determined in accordance with generally accepted accounting principles, or as a measure of liquidity.

(4) Selling, general and administrative expenses for the five months ended May 31, 2000 includes $20,951 related to the termination of UTI Pennsylvania's Employee Phantom Stock Program and $436 of professional fees incurred in connection with our acquisition of UTI Pennsylvania. In addition, selling, general and administrative expenses included $5,952 and $2,837 of expenses associated with this stock program in 1999 and 1998, respectively.

(5) Excluding the inventory adjustments, Noble-Met earnout, the in-process research and development charge and the $500 compensation expense recognized upon the issuance of the Class B-2 convertible preferred stock, actual EBITDA would have been $18,699 for the year ended December 31, 2000.

(6) Excluding the phantom stock charges relating to the termination of UTI Pennsylvania's Employee Phantom Stock Program and the selling expenses associated with the UTI Pennsylvania acquisition, EBITDA would have been $12,710 and $6,474 for 1999 and for the five months ended May 31, 2000, respectively.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


You should read the following discussion and analysis of our financial condition and results of operations in conjunction with our financial statements and related notes included elsewhere in this prospectus. This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including, but not limited to, those set forth under "Risk Factors" beginning on page 8 and elsewhere in this prospectus.


OVERVIEW

     We believe our broad range of capabilities and market experience position us as an ideal strategic partner for medical device companies. By partnering with us, our customers can reduce their need for multiple suppliers, improve efficiency and enhance quality. Our precision manufacturing and related services include the design and manufacture of custom components, subassembly of components and assembly of finished medical devices. Our experienced engineers are available to help our customers design, prototype and test the feasibility and manufacturability of new product designs. Our manufacturing capabilities include seamless and welded tube forming and drawing, wire drawing and grinding, laser welding, traditional and non-traditional machining of precision metal components and plastic injection molding, as well as assembly of metal and plastic components into finished medical devices. We also offer our products and services to non-medical customers who use our products when they demand high quality, complex components for their products, including high density discharge lamps, fiber optics, motion sensors and power generators.

     In June 2000, we combined our operations with UTI Corporation, our predecessor, referred to as UTI Pennsylvania. UTI Pennsylvania was established in Collegeville, Pennsylvania. We were established in Denver, Colorado in 1999. Our combination with UTI Pennsylvania provided us with increased strategic and operating resources and greater breadth of precision manufacturing capabilities. Prior to our combination with UTI Pennsylvania, in June 1999, we acquired Star Guide, a precision wire fabricator with assembly services focused on the IC and CRM markets and, in January 2000, we acquired Noble-Met, a manufacturer of precious metal tubular and wire products with raw materials conversion capabilities. In December 2000, we completed the acquisition of American Technical Molding, Inc. or ATM, a plastic injection molding company focused on the medical industry. All of our acquisitions were accounted for under the purchase method of accounting. Collectively, these acquisitions have positioned us to benefit from the trend in the medical device industry of customers seeking to outsource engineering and manufacturing functions to suppliers that provide complete manufacturing solutions.

     We seek acquisition candidates that are best in class suppliers with complementary services and manufacturing capabilities. By expanding the services and manufacturing capabilities we offer, we believe that we will be able to expand our business with existing customers and develop new opportunities with potential customers. Consistent with our past practices and ordinary course of business, we engage from time to time in discussions with potential acquisition targets that provide strategic technology or capabilities. In determining the purchase price to be paid for companies acquired, we consider the target company's historical and projected profitability, including past and expected future cash flow and anticipated revenue growth, technology and capabilities, management and strategic fit within our organization. These same factors are evaluated subsequent to the acquisition in our assessment of the acquired company's contribution to the overall performance of our business. We have identified several potential acquisition opportunities, but are not currently in an advanced stage of discussions or party to any letter of intent or other contractual arrangement and no significant acquisitions are currently probable.

REVENUE AND EXPENSE COMPONENTS

  Revenues

     We derive revenues from the sale of precision manufacturing and related services for medical devices and non-medical products that require high quality, complex components. The majority of our customers contract with us to develop and produce custom components to fit their device specifications. Our operations are based on purchase orders that typically provide for 30 to 90 days delivery from the time the purchase order is received, but which can provide for delivery within 30 days or up to 180 days, depending on the product and the customer's ability to forecast requirements. For each of our products, we recognize revenue when the products are shipped, or, if products are shipped on consignment to a particular customer, we recognize revenue when the customer uses the product.

  Expenses

     Cost of goods sold includes raw materials, labor and other manufacturing costs associated with the products we sell. Some products incorporate precious metals, such as gold, silver and platinum. Changes in prices for those commodities are generally passed through to our customers.

     Selling, general and administrative expenses include salaries, sales commissions, and other selling and administrative costs. Selling, general and administration expenses also include incentive program payments due to employees, including payments under the following programs:

     - The 2000 Retention Plan for Employees, established at the time of our acquisition of Noble-Met, which is based on the achievement by Noble-Met of certain earnings objectives. This program enables employees of Noble-Met to participate in the incremental purchase price paid to the sellers of Noble-Met pursuant to an earnout and ceases after 2001.

     - UTI Pennsylvania's Employee Phantom Stock Program, pursuant to which UTI Pennsylvania recognized expenses in 1997, 1998, 1999 and 2000. This program ceased with our acquisition of UTI Pennsylvania.

     - The Star Guide Phantom Stock Plan, established at the time of our acquisition of Star Guide. Star Guide employees will receive a one-time payment upon completion of this offering.

     Research and development expenses include costs associated with the design, development, testing, deployment and enhancement of our products and manufacturing capabilities. Amortization of intangible assets is primarily related to our acquisitions of Star Guide, Noble-Met, UTI Pennsylvania and ATM. Interest expense is primarily related to indebtedness incurred to finance our acquisitions.

RESULTS OF OPERATIONS

  Pro Forma Results of Operations

     The following table sets forth unaudited pro forma financial data for the periods indicated. This financial data gives pro forma effect to those transactions described under the heading "MDMI Holdings, Inc. Unaudited Pro Forma Consolidated Financial Information," on page F-3 as if those transactions had occurred at the beginning of 2000 or 1999, as appropriate. For purposes of the discussion below, we have included unaudited pro forma financial data because we believe it provides a more meaningful basis for period-to-period comparisons than actual historical financial data. Due to the significance of the acquisitions we have made, our historical financial statements are not reflective of our ongoing operations. We have thus provided this pro forma information for informational purposes to improve the comparability of the information. This pro forma financial data should not be viewed as a substitute for our results of operations determined in accordance with generally accepted accounting principles. In addition, the following pro forma financial data does not purport to be indicative of future results of operations.

                                  OUR COMPANY

PRO FORMA RESULTS OF OPERATIONS
  ($ IN 000S)

                                                               YEAR ENDED     YEAR ENDED
                                                              DECEMBER 31,   DECEMBER 31,
                                                                  1999           2000
                                                              ------------   ------------
Net sales...................................................    $113,123       $126,197
Cost of sales...............................................      71,368         79,977
                                                                --------       --------
Gross profit................................................      41,755         46,220
Net loss....................................................    $ (8,961)      $ (6,045)
                                                                --------       --------
Net loss attributable to common stockholders................    $(17,270)      $(19,154)
                                                                ========       ========

PRO FORMA FISCAL YEAR 2000 COMPARED TO PRO FORMA FISCAL YEAR 1999

  Pro Forma Sales

     Total pro forma revenues for 2000 was $126.2 million, a $13.1 million, or 11.6%, increase from $113.1 million for 1999. Revenues from products used in medical markets for fiscal year 2000 were $86.8 million, a $11.2 million, or 14.8%, increase from $75.6 million for 1999. This increase was principally due to higher sales to two of our interventional cardiology customers that benefited from market share gains in 2000. We do not anticipate a positive impact on future revenue from the market share gains of these two customers. In addition during 2000, shipments of products to two customers that were impacted by regulatory issues in 1999 re-commenced or reached the shipment levels in place prior to the regulatory issues. We do not expect these issues for these products to negatively affect future periods. Additionally, this growth was driven by new products manufactured for cardiac rhythm management devices and an increase in various orthopedic applications such as bone screws and drill sales. Our sales of components for other medical devices such as heart valves and invasive heart bypass components also increased. These increases were partially offset by a decline in sales to an interventional cardiology customer due to a change in product design which eliminated the need for our component. Revenues from products used in non-medical markets for 2000 were $39.4 million, a $1.9 million, or 5.1%, increase from $37.5 million for 1999. The increase was principally due to an increase in a customer's sales of power generators and gas turbines that incorporate our products and an increase in sales of our circuit board probes.

  Pro Forma Gross Profit

     Pro forma gross profit for 2000 was $46.2 million, a $4.5 million, or 10.7% increase from $41.8 million for 1999. As a percentage of total revenues, gross profit for 2000 was 36.6% compared to 36.9% for 1999. The decrease is primarily due to changes in sales mix.

  Pro Forma Selling, General and Administrative Expenses

     Selling, general and administrative expenses for 2000 were $26.5 million or 21.0% of sales. Selling, general and administrative expenses include $3.5 million for the 2000 Retention Plan for Employees at Noble-Met, the Star Guide phantom stock plan and the compensation expense recognized upon issuance of the Class B-2 Convertible Preferred Stock. Excluding this impact, selling, general and administrative expenses for 2000 would have been $23.1 million, or 18.3%, of revenues. The plan ends December 31, 2001.

  Pro Forma Net Loss

     Pro forma net loss for 2000 was $6.0 million, a $3.0 million decrease from the $9.0 million loss for 1999. This decrease was primarily attributable to the inclusion of $6.0 million of expenses associated with UTI Pennsylvania's Employee Phantom Stock Program in 1999, as compared to the $3.5 million of expenses related to the 2000 Retention Plan for Employees at Noble-Met, the Star Guide phantom stock plan and the Class B-2 Convertible Preferred Stock for 2000, as well as $0.8 million in 2000 for a severance agreement with an executive. These decreases were partially offset by the change in effective income tax rates related to non-deductible goodwill amortization.

  Pro Forma Net Loss Attributable to Common Stockholders

     Pro forma net loss attributable to common stockholders for 2000 was $19.2 million, a $1.9 million increase from the $17.3 million for 1999. Both periods include a beneficial conversion charge related to the Class A-5 5% Convertible Preferred Stock issued in connection with the ATM transaction, while 2000 also includes $4.8 million of preferred stock dividends. No such dividends were present in 1999. Preferred stock will be eliminated upon the closing of this offering.

HISTORICAL RESULTS

     In connection with our acquisition of UTI Pennsylvania, we, together with our subsidiaries Star Guide and Noble-Met, acquired control of UTI Pennsylvania. Although we were the acquiring corporation, UTI Pennsylvania, which was substantially larger than us at the time of the acquisition, is viewed as the corporate predecessor for financial accounting purposes. You should read the following discussion in connection with our "Selected Financial Data" and our consolidated financial statements and the "Selected Financial Data" and consolidated financial statements of UTI Pennsylvania included elsewhere in this prospectus.

OUR RESULTS OF OPERATIONS
($ IN 000S)

                                                               PERIOD FROM
                                                               JULY 2, 1999
                                                              (INCEPTION) TO    YEAR ENDED
                                                               DECEMBER 31,    DECEMBER 31,
                                                                   1999            2000
                                                              --------------   ------------
Net sales...................................................      $5,739         $ 77,965
Cost of sales...............................................       3,140           54,403
                                                                  ------         --------
Gross profit................................................       2,599           23,562
Selling, general and administrative expenses................         839           19,055
Research & development......................................           1            1,321
Amortization of intangibles.................................         512            8,140
                                                                  ------         --------
Operating Income............................................       1,247           (4,954)
                                                                  ------         --------
Other income (expense):
  Interest expense..........................................        (804)         (11,363)
  Other.....................................................          23               35
                                                                  ------         --------
     Total other expense....................................        (781)         (11,328)
                                                                  ------         --------
Income before income taxes..................................         466          (16,282)
Income tax expense (benefit)................................         357           (5,404)
                                                                  ------         --------
Net income (loss)...........................................         109          (10,878)
                                                                  ------         --------
Preferred stock dividends...................................          --           (3,023)
Beneficial conversion of convertible preferred stock........          --           (8,309)
                                                                  ------         --------
Net loss attributable to common stockholders................      $  109         $(22,210)
                                                                  ======         ========

FISCAL YEAR 2000 COMPARED TO PERIOD ENDED DECEMBER 31, 1999

  Revenues

     Historical revenues for 2000 were $78.0 million. This includes revenues from Star Guide for the entire twelve-month period and revenues from Noble-Met, UTI Pennsylvania and ATM from the dates we acquired them, on January 11, 2000, June 1, 2000 and December 22, 2000, respectively. Revenues from July 2, 1999 through December 31, 1999 were $5.7 million and represent Star Guide only.

  Gross Profit

     Gross profit for 2000 was $23.6 million, or 30.2%, of revenues as compared to $2.6 million, or 45.3%, of revenues for the period from July 2, 1999 through December 31, 1999. This increase was principally due to acquisitions completed during 2000. The increase was partially offset by adjustments to the fair value of acquired inventories, as required by the purchase method of accounting, of $6.5 million for 2000, as compared to $0.1 million for the period from July 2, 1999 through December 31, 1999. Without these charges, gross profit would have been $30.1 million, or 38.6%, of sales for 2000 and $2.7 million, or 47.0%, of sales for the period from July 2, 1999 through December 31, 1999. This decrease in gross profit as a percent of revenues, is principally due to changes in our overall sales mix as a result of our acquisition of UTI Pennsylvania.

  Selling, General and Administrative Expenses

     Selling, general and administrative expenses for 2000 were $19.1 million, or 24.4%, of revenues as compared to $0.8 million, or 14.6%, of revenues for the period from July 2, 1999 through December 31, 1999. This increase in selling, general and administrative expenses was due to acquisitions completed during 2000. In addition, expenses of $3.4 million, associated with the 2000 Retention Plan for Employees at Noble-Met and the Star Guide phantom stock plan and the issuance of the Class B-2 Convertible preferred stock, were recognized during 2000 as well as a $2.3 million write-off for purchased in-process research and development related to three incomplete research and development projects at Noble-Met that were approximately 75% complete and were to be completed by the end of 2000. Excluding the impact of the above items, selling, general and administrative expenses for 2000 would have been $13.4 million, or 17.2%, of revenues.

  Other Operating Expenses

     Research and development expenses for 2000 were $1.3 million, as compared to $1,000 for the period from July 2, 1999 through December 31, 1999. Intangible amortization expense for 2000 was $8.1 million as compared to $0.5 million for the period from July 2, 1999 through December 31, 1999.

  Other Income (Expense)

     Interest expense for 2000 was $11.4 million as compared to $0.8 million for the period from July 2, 1999 through December 31, 1999. This increase was principally due to acquisitions completed during the period and related financing activities.

  Provision for Income Taxes

     Our effective tax rate for 2000 of 33% and for the period from July 2, 1999 through December 31, 1999 of 77% is different than the United States statutory corporate tax rate due to non-deductible goodwill, principally related to our acquisitions of Star Guide and ATM and non-deductible expense at UTI Pennsylvania.

  Net Income (Loss)

     As a result of the reasons described above, the net loss for 2000 was $10.9 million as compared to net income of $0.1 million for the period from July 2, 1999 through December 31, 1999.

  Net Income (Loss) Attributable to Common Stockholders

     Net loss attributable to common stockholders for 2000 was $22.2 million, and includes $3.0 million of preferred stock dividends and an $8.3 million beneficial conversion charge related to the Class A-5 5% Convertible Preferred Stock issued in connection with the ATM acquisition. No such dividends or charges were present in 1999. Preferred stock with dividend rights will be eliminated upon the closing of this offering.

                      UTI PENNSYLVANIA -- OUR PREDECESSOR

RESULTS OF OPERATIONS
  ($ IN 000S)

                                                                 YEAR ENDED       FIVE MONTHS
                                                                DECEMBER 31,         ENDED
                                                              -----------------     MAY 31,
                                                               1998      1999        2000
                                                              -------   -------   -----------
Net sales...................................................  $73,129   $75,334    $ 35,661
Cost of sales...............................................   46,696    48,012      23,567
                                                              -------   -------    --------
Gross profit................................................   26,433    27,322      12,094
Selling, general and administrative expenses................   16,960    21,920      27,732
Research & development and expenses.........................    1,979     2,051         702
Amortization of intangibles.................................      388       422         188
                                                              -------   -------    --------
Operating income............................................    7,106     2,929     (16,528)
                                                              -------   -------    --------
Other income (expense):
  Interest expense..........................................     (464)     (592)       (257)
  Other.....................................................     (224)     (210)        (55)
                                                              -------   -------    --------
     Total other income (expense)...........................     (688)     (802)       (312)
                                                              -------   -------    --------
Income before income taxes..................................    6,418     2,127     (16,840)
Income tax expense (benefit)................................      593       233         234
                                                              -------   -------    --------
Net income (loss)...........................................  $ 5,825   $ 1,894    $(17,074)
                                                              =======   =======    ========

FIVE MONTHS ENDED MAY 31, 2000

     Total revenues for the five months ended May 31, 2000 were $35.7 million. Gross profit for the period was $12.1 million, or 33.9%, of revenues. Selling, general and administrative expenses for the period were $27.7 million, or 77.8%, of revenues, and included $21.0 million of expenses associated with the 2000 Employee Phantom Stock Plan at UTI Pennsylvania. Excluding this expense, selling, general and administrative expenses would have been $6.7 million, or 18.8%, of revenues. Research and development expenses for the period were $0.7 million. Intangible amortization expense for the period was $0.2 million. Interest expense for the period was $0.3 million. Our effective tax rate for the period was different than the United States statutory corporate tax rate because the shareholders of UTI Pennsylvania elected to be treated as an S Corporation and thus received flow-through tax treatment on United States operations.

YEAR ENDED DECEMBER 31, 1999 COMPARED TO YEAR ENDED DECEMBER 31, 1998

  Revenues

     Total revenues for 1999 were $75.3 million, a $2.2 million, or 3.0%, increase from $73.1 million for 1998. The increase was principally due to our acquisition of SFM in June 1999 and an increase in our sales of an endoscopic device to a customer. In addition, sales of arthroscopic device components to several customers increased as they outsourced production to us. This increase was largely offset by decreases in 1999 related to two specific regulatory issues. In both cases the regulatory actions were unrelated to the components we supplied; however, they resulted in a delay in shipments of our components and thus a delay in revenue recognition. In one case, a customer's product was the subject of an FDA product warning that resulted in delaying revenues from early spring 1999 until fall 1999 in the amount of $1.3 million. In the other case, a customer's product was subject to an FDA product recall that resulted in delaying revenues from mid-summer 1999 until late winter 2000 in the amount of $0.5 million. Additionally, we had decreased sales to orthopedic customers, to a dental implant customer and to a non-medical customer.

  Gross Profit

     Gross profit for 1999 was $27.3 million, a $0.9 million, or 3.4%, increase from $26.4 million for 1998, principally related to increased sales volume. As a percentage of total revenues, gross profit for 1999 increased to 36.3% from 36.1% for 1998. This increase in volume was partially offset by temporary inefficiencies related to the mid-1999 relocation of one of our facilities and our acquisition of SFM, which sells comparatively lower margin products.

  Selling, General and Administrative Expenses

     Selling, general and administrative expenses for 1999 were $21.9 million, a $5.0 million, or 29.2%, increase, from $17.0 million for 1998. As a percentage of total revenues, selling, general and administrative expenses for 1999 increased to 29.1% from 23.2% for 1998. This increase, as a percentage of revenues, was primarily due to $6.0 million of expenses associated with UTI Pennsylvania's Employee Phantom Stock Program in 1999 compared to $2.8 million in 1998. Excluding this expense, selling, general and administrative expenses would have been $15.9 million, or 21.1%, of revenues in 1999 and $14.2 million, or 19.4%, of revenues in 1998, respectively. In addition, $0.9 million of expenses were incurred in 1999 for professional fees and expenses.

  Other Operating Expenses

     Research and development expenses for 1999 and 1998 were $2.1 million and $2.0 million, respectively. Intangible amortization expense for both 1999 and 1998 was $0.4 million.

  Other Income (Expense)

     Interest expense for 1999 and 1998 was $0.6 million and $0.5 million, respectively.

  Provision for Income Taxes

     The shareholders of UTI Pennsylvania elected to be treated as an S Corporation under the provisions of the Internal Revenue Code and thus received flow-through tax treatment on United States operations. The tax provision represents the tax due on the income of UTI Pennsylvania's international operations and Spectrum Manufacturing, Inc. or Spectrum until we acquired the remaining 15% of Spectrum.

  Net Income

     Net income for 1999 was $1.9 million, a $3.9 million decrease from net income of $5.8 million for 1998. $3.2 million of this decrease was related to UTI Pennsylvania's Employee Phantom Stock Program, as discussed above.

LIQUIDITY AND CAPITAL RESOURCES

     Since our inception in July 1999, we have funded our operations primarily from cash generated by our operations. We have financed our acquisitions and related acquisition costs through a combination of borrowings and private sales of our stock as follows:


     - Our acquisition of Star Guide was financed by cash, bank debt and the issuance of $9.7 million of new preferred and common equity, including $4.4 million of equity issued to owners and management of Star Guide.



     - Our acquisition of Noble-Met was financed by cash, bank debt and $13.5 million of new preferred equity, including $3.5 million of equity issued to management of Noble-Met.


     - Our acquisition of UTI Pennsylvania was financed by cash, bank debt, $21.5 million of 13.5% senior subordinated notes due 2007, $21.5 million of 15.6% senior notes due 2008, and $58.2 million of new preferred equity, including $3.2 million of equity issued to UTI Pennsylvania management.

     - Our acquisition of American Technical Molding was financed by bank debt and $14.3 million of new preferred equity, including equity issued to American Technical Molding management with a value of $4.1 million.


     In connection with our acquisition of UTI Pennsylvania, we entered into a $115.0 million credit facility that includes:

     - $25.0 million five year revolving line of credit. Borrowings under the line of credit bear interest at LIBOR plus 3.25% or prime plus 2.00% at our option. As of December 31, 2000, $0.7 million of the line was being used to support letters of credit and $14.3 million was drawn as part of the ATM acquisition, leaving $10.0 million available.

     - $45.0 million Term A loan due 2005. The Term A loan bears interest at LIBOR plus 3.25% or prime plus 2.00% at our option. As of December 31, 2000, the effective rate was 10.06% and $43.9 million was outstanding.

     - $45.0 million Term B loan due 2006. The Term B Loan bears interest at LIBOR plus 3.75% or prime plus 2.50% at our option. As of December 31, 2000, the effective rate was 10.56% and $44.8 million was outstanding.

     The credit facility is secured by our assets and requires us to comply with various quarterly financial covenants, including covenants related to EBITDA and ratios of leverage and fixed charges as they relate to EBITDA and levels of capital expenditures. As of December 31, 2000, we were in full compliance with our covenants.

     Upon the closing of this offering, we will use a portion of the net proceeds from this offering to repay a portion of the Term A loan, the Term B loan and the revolving line of credit under our existing credit facility, and we will enter into an amended and restated credit facility.

     This amended and restated credit facility will provide for a Term A loan of $35.0 million, a Term B loan of $30.0 million and a revolving credit facility of up to $35.0 million. The term loans mature in quarterly installments on June 30, September 30, December 31 and March 31 of each year beginning June 30, 2001 and ending on the fifth anniversary of the closing of this offering for the Term A loan and the sixth anniversary of the closing of this offering for the Term B loan. All revolving loans, if any, mature in five years. The revolving credit facility commitment is automatically reduced by $5.0 million on the second and third anniversary of the amended and restated credit agreement.

     Borrowings under the amended and restated credit facility bear interest at our option of either (i) LIBOR or (ii) a base rate equal to the higher of Bank of America's prime interest rate or 0.50% over the weighted average of the rates on overnight Federal funds transactions plus, in either case, the applicable margin set forth in the amended and restated credit facility for each of the Term A loan, the Term B loan and the revolving line of credit. The applicable margin is based upon our leverage ratio. In addition, we are obligated to pay letter of credit fees and revolving loan commitment fees which are also based on our leverage ratio. We will be required to pay an arrangement fee in the amount of 0.40% of the aggregate commitments under this amended credit facility upon the closing of this offering.

     The amended credit facility includes various restrictive covenants. These covenants include, for example, restrictions on:

     - incurring additional indebtedness,

     - making certain investments or acquisitions,

     - disposing of assets,

     - paying cash dividends,

     - transactions with affiliates, and

     - allowing or causing fundamental changes in our structure and operation.

     We have also agreed to maintain our business within stated fixed charge coverage ratios, leverage ratios, interest coverage ratios and not to make capital expenditures in excess of $10.0 million per year. Outstanding borrowings will be secured by substantially all of our assets, including all of the capital stock of our domestic subsidiaries and 65% of the capital stock of our direct foreign subsidiaries. In addition, the borrowings under the facility will be unconditionally guaranteed by our domestic subsidiaries.

     As of December 31, 2000, $88.7 million was outstanding under our existing term loans and $14.3 million was outstanding under our existing revolving line of credit. Upon the closing of this offering, approximately $65.0 million, in the aggregate, will be outstanding under our new term loans and approximately $2.5 million will be outstanding under our new revolving line of credit.

     As of December 31, 2000, we had cash and cash equivalents of $8.1 million. We have historically generated positive cash flow from operations. Cash generated by operating activities for the twelve months ended December 31, 2000 was $6.8 million as compared to $1.1 million in cash generated from operations for the period from inception to December 31, 1999. This increase is due to higher earnings before amortization and depreciation from the acquisitions, offset by increased investments in inventories in 2000.

     Cash used in investing activities, including the acquisitions described above, was $204.9 million and $21.4 million for 2000 and the period from inception to December 31, 1999, respectively.

     Net cash provided by financing activities was $205.3 million and $21.2 million for the year ended December 31, 2000 and the period from inception to December 31, 1999, respectively.

     We have agreed to make earnout payments to the former owners of Noble-Met and American Technical Molding and employees of Noble-Met. These payments are due if the acquired businesses' EBITDA exceed benchmark amounts and are limited to a total of $21.0 million for Noble-Met for 2000 and 2001 combined, and $3.0 million for ATM. The former owners of Noble-Met and the employees of Noble-Met are entitled to receive approximately $2.2 million and $2.4 million, respectively, for fiscal year 2000, approximately 25% of which will be received in the form of our stock and phantom stock. The amount of earnout payments for 2001 will depend upon Noble-Met and ATM's performance. In addition, to the extent that payments of the Noble-Met earnout is in the form of phantom stock, the value of the payout will be influenced by our stock price.

     We incurred $3.1 million of capital expenditures in 2000 as compared to $0.3 million in 1999. On a pro forma basis, capital expenditures were $5.2 million in 2000. We expect to incur capital expenditures of approximately $8 to $9 million in 2001, primarily for production equipment. We expect to fund these capital expenditures primarily from funds generated from operations.

     Our future capital requirements will depend on a number of factors, including our success in increasing sales of existing and new products and services, regulatory changes, competition, technological developments and potential future merger and acquisition activity. Although it is difficult for us to predict future liquidity requirements, we believe that our existing cash balances and cash equivalents and cash from operations will be sufficient to finance our operations and planned capital expenditures for the next two years and we believe that we will remain in compliance with the covenants of our amended and restated credit facility during that period. We have based these estimates on assumptions that may prove to be wrong. Our forecast of the period of time through which our financial resources will be adequate to support operations is a forward-looking statement that involves risks and uncertainties, and actual results could vary as a result of a number of factors. We may require additional funds to support our working capital requirements or for other purposes including to acquire or invest in businesses, products and technologies, and we may seek these additional funds through public or private equity or debt financing or from other sources. There can be no assurance that additional financing will be available to us or, if available, that it can be obtained on a timely basis or on terms acceptable to us. If additional funds are raised by issuing equity securities, substantial dilution to existing stockholders may result.

INFLATION

     We do not believe that inflation has had a significant effect on our operations to date.

ENVIRONMENTAL MATTERS

     In July 1988, UTI Pennsylvania received an Administrative Consent Order from the United States Environmental Protection Agency known as the EPA that required UTI Pennsylvania to test and study the groundwater and soil beneath and around its plant in Collegeville, Pennsylvania, and to provide the EPA with a proposal to remediate this groundwater and soil. In 1991, UTI Pennsylvania completed its testing and submitted a corrective measures study, known as a CMS, to the EPA. The EPA reviewed the CMS and recommended specific measures and UTI Pennsylvania had agreed to these measures to remediate the groundwater and soil. Between 1991 and 1995, UTI Pennsylvania had been negotiating with the EPA for a final CMS. In 1995 and subsequently in 2000, UTI Pennsylvania submitted a Final Design Submission (FDS) for EPA approval. A revised FDS was filed in 2000, and currently awaits EPA approval. In addition, UTI Pennsylvania has been involved as a de minimus contributor in other environmental matters.

     The Company had recorded a long-term liability representing the estimated costs related to these matters of $6.2 million as of December 31, 2000. These estimates are based on facts known at the current time; however, changes in EPA standards, improvement in cleanup technology and discovery of additional information concerning other environmental matters could affect the estimated costs in the future.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

  Interest Rate Risk

     Our term loan facilities bear interest at a floating rate. To reduce our exposure to interest rate risk we have entered into swap agreements to hedge $36.0 million of our term loans. Under the terms of our current swap agreement, expiring on July 10, 2003, the maximum annual rate we will pay on the $36.0 million of our debt is 7.13% plus 3.25% to 3.75%. The remainder of our term loan debt of $52.7 million bears interest based on LIBOR plus 3.25% to 3.75%. At December 31, 2000, the rate on this debt averaged 10.25%. If this rate increased by 100 basis points, our interest expense would increase by approximately $0.5 million in 2000.

     The revolving line of credit facility bears interest at a spread to LIBOR or prime, at our option. We have $14.3 million outstanding on this facility on December 31, 2000, which we drew in connection with our acquisition of ATM.

  Foreign Currency Exchange Risk

     Most of our sales and purchases are denominated in United States dollars and as a result, we have relatively little exposure to foreign currency exchange risk with respect to sales made. We have facilities in Germany and the United Kingdom, representing less than 10% of our total revenues, which are subject to foreign currency fluctuations. As currency rates change, translation of income statements of these subsidiaries, from local currencies to U.S. dollars, affects year-over-year comparability of our operating results. Gains and losses on translation are recorded as a separate component of stockholders' equity.

     We do not use forward exchange contracts to hedge exposures denominated in foreign currencies or any other derivative financial instrument for trading or speculative purposes. Therefore, the effect of a 10.0% change in exchange rates as of December 31, 2000, would not have a material impact on our operating results for the year ending December 31, 2000.

  New Accounting Pronouncements

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Financial Instruments and Hedging Activities" which was amended by SFAS No. 138 in June 2000. This statement establishes accounting and reporting standards for derivative instruments and hedging, requiring recognition of all derivatives as either assets or liabilities in the statement of financial position measured at fair value, as well as identifying the conditions for which a derivative may be specifically designed as a hedge. SFAS No. 137, "Accounting for Derivative Instruments and Hedging
Activities -- Deferral of Effective Date of SFAS No. 133," deferred the effective date of SFAS No. 133 to fiscal years beginning after June 15, 2000, which is fiscal year 2001 for us. The effects on our financial condition, results of operations or cash flows of adopting SFAS No. 133 are not expected to be significant.

                                    BUSINESS

OVERVIEW

     We provide precision manufacturing and related services to medical device companies. Our services include the design and manufacture of custom components, subassembly of components and assembly of finished medical devices. Our objective is to provide medical device companies with a comprehensive outsourcing solution that includes designing, engineering and manufacturing their specialized, high precision medical devices. We work with our customers in the design and development of their medical devices using our proprietary manufacturing processes and technologies. Our manufacturing capabilities have been developed through our extensive experience with complex medical device components that use a variety of metals and metal alloys. Our key products are used in devices in the fields of interventional cardiology or IC, endoscopy, orthopedics and cardiac rhythm management or CRM. Currently, we manufacture over 20,000 custom products and components for our medical device customers.

     Our customers include many of the world's leading medical device companies such as Boston Scientific Corporation, Guidant Corporation, Johnson & Johnson, Medtronic, Inc., Smith & Nephew plc and Stryker Corporation. Our engineers work closely with our customers in the design phase of their products. As a result, our components and technologies are used extensively in our customers' medical devices. Through our strong customer relationships and reputation for quality, we often become our customers' primary supplier for the highly customized products and related services we provide.

     Our customers also include non-medical companies such as Dover Corporation, General Electric Company and Metem Corporation. Our non-medical customers use our products and related engineering services in their products that demand high quality, complex components including high density discharge lamps, fiber optics, motion sensors and power generators.

     We operate eight facilities in the United States and two in Europe, with a third expected to be operational in the first quarter of 2001. Our facilities represent over 549,000 square feet of engineering, manufacturing and assembly space. All of our established facilities are registered in accordance with standards established by the International Organization for Standardization, known as ISO, as either ISO 9001 or ISO 9002 facilities, and two maintain assembly areas registered and in compliance with the Good Manufacturing Practices or GMP standards established by the United States Food and Drug Administration or FDA. We operate two Class 10,000 clean rooms and one Class 100,000 clean room in which we provide cleaning, assembly and customized packaging of medical products. We are also developing another Class 100,000 clean room.

     Our continued investment in our manufacturing technology, facilities and personnel, as well as selective acquisitions, enable us to offer a comprehensive range of component manufacturing capabilities and related services available to medical device companies. We currently provide our customers with design, testing, prototyping, production and assembly services on a wide array of projects. We believe our capabilities enable our customers to accelerate their devices' time to market in a cost-effective manner while maintaining the highest precision and quality standards.

INDUSTRY BACKGROUND

  Medical Devices Market Overview

     Frost & Sullivan estimates the United States market for medical devices is $43 billion. Complex medical devices are used extensively in several large segments of the medical device industry, including interventional cardiology and neurology, cardiac rhythm management, endoscopy and orthopedics. Growth in these market segments is being driven by an increase in selected medical conditions related to aging as well as significant technological innovation.

     The following table highlights market size according to Frost & Sullivan and Millennium Research Group and market growth drivers for selected segments of the medical device industry.

                              MARKET SIZE
MARKET                      ($ IN BILLIONS)      DEVICES/PRODUCTS             INDICATIONS             GROWTH DRIVERS
------                      ---------------   -----------------------   -----------------------   -----------------------
INTERVENTIONAL CARDIOLOGY        $ 2.3        Stents                    Arterial blockages;       Newer devices such as
                                              Rotational artherectomy     improperly                peripheral stents
                                                devices                   functioning heart
                                                                          valves
CARDIAC RHYTHM MANAGEMENT          3.0        Pacemakers                Irregular heart rate      Use of pacing devices
                                              Implantable                                           to treat congestive
                                                cardioverter                                        heart failure; new
                                                defibrillators                                      treatment for atrial
                                                                                                    fibrillation
ENDOSCOPY                          2.7        Scopes                    Conditions affecting      Advances in minimally
                                              Trocars                     respiration and the       invasive techniques;
- Arthroscopy                                 Shaver blades               digestive tract;          shortened recovery
                                                                          tumors; breast tissue     time
- Laparoscopy                                                             abnormalities
ORTHOPEDICS                        4.0        Fixation plates and       Deterioration of, or      New procedures and
                                              screws Orthopedic           trauma to, the human      technologies for
                                              implants Joint              musculoskeletal           spinal implants
                                              replacement systems         system
                                              Burr assembly blanks
                                              Drills

  MEDICAL DEVICE DESIGN AND PRODUCTION

     Engineering, designing, developing and manufacturing complex medical devices and components involves a significant number of steps and challenges that vary depending on the development stage of a particular product. Many of these tasks are common to a large number of medical devices and include:

     DESIGN & PRODUCT DEFINITION. Product design begins with the process of understanding a device's critical functions and desirable features. Product engineers develop multiple design concepts that satisfy those requirements, while optimizing functionality, ease of use and safety. These proposed designs are evaluated to select the best design concepts to be detailed in engineering drawings and specifications. The specifications established include material and manufacturing process requirements. Material selection is critical to compatibility, manufacturability, assembly, reliability, corrosion, wear, safety and regulatory compliance of the device.

     PROTOTYPING AND TESTING. Once a design is selected, it must be analyzed, prototyped and tested. Assessment begins with computer simulation and failure analysis. Based on successful computer simulations, prototypes of the design are built and tested to understand mechanical issues over the life-cycle of the device. The device and design are evaluated for compatibility with living tissue, tested for safety and effectiveness prior to use in humans and assessed based on human clinical trials.

     REGULATORY APPROVAL AND PRODUCT LAUNCH. Following successful clinical testing, the selected design moves to production. This includes obtaining regulatory approval for device distribution, establishing production processes and organizing procurement of raw materials. The devices must be produced in accordance with regulatory standards using fully tested manufacturing processes.

     FULL-SCALE PRODUCTION. Once a device gains market acceptance, a medical device company must meet customer expectations with respect to quality, quantity, price and timing. This requires understanding the anticipated demand for the device and meeting requirements to stock finished product in the distribution chain, while strictly adhering to the procedures established during product development.

  OUTSOURCING TREND

     Over 3,000 companies provide manufacturing and design services to medical device companies. Most of these companies are focused on a particular niche and offer only limited capabilities. Over the past several years, medical device companies have been increasingly using these third party suppliers as they face multiple challenges in bringing medical devices to market in a cost-effective and timely manner. In particular, medical device companies must respond to the following pressures:

     NEED TO ACCELERATE NEW PRODUCT INNOVATION. Competitive pressures in the medical device industry are causing increasingly shorter product life-cycles. As a result, medical device companies must reduce the time required to bring new products to market in order to maximize the economic return achieved on any particular device.

     INCREASED COMPLEXITY HAS LED TO MORE STRINGENT MANUFACTURING REQUIREMENTS. As medical device companies seek to provide additional functionality in products that are easier to implant and less intrusive to patients, finished medical devices are becoming smaller and more complex. Consequently, the components of finished medical devices have become more difficult to manufacture. Precision and tolerance have become increasingly important and more sophisticated and diverse materials are being used.

     HIGH COST OF MAINTAINING MANUFACTURING, DESIGN AND ENGINEERING EXPERTISE. The complexity of the technologies and processes involved in producing finished medical devices requires a broad range of manufacturing, design and engineering expertise. Medical device companies face significant difficulties and costs in assembling and maintaining comprehensive, modern facilities and experienced personnel.

     PRESSURE TO MANAGE SUPPLY CHAIN. In order to remain competitive, medical device companies are continually seeking to reduce the number of third party suppliers they use. Additionally, medical device companies desire to maintain fewer devices in inventory while having ready access to commercial production and distribution of their devices.

     EMERGING DEVICE MANUFACTURERS DO NOT HAVE RESOURCES TO ESTABLISH IN-HOUSE MANUFACTURING INFRASTRUCTURES. The medical device industry includes many companies that develop new technologies for medical devices but do not have sufficient infrastructure to manufacture them efficiently in-house.

     To meet these challenges, medical device companies are increasingly seeking to reduce the number of third parties that they use and to concentrate their manufacturing work with a limited number of third parties that offer a comprehensive range of capabilities including design and engineering services and manufacturing expertise. Working with a supplier that can offer a complete manufacturing solution gives medical device companies the ability to achieve the following economies and efficiencies in their business:

     - significant improvement in product development cycles and shortening time to introduce new products to market;

     - relief from the burden and cost of investing in, maintaining and updating the specialized equipment and facilities necessary to meet stringent manufacturing requirements; and

     - access to manufacturing, design and engineering expertise that would be difficult and expensive to achieve in-house or with a fragmented group of suppliers or component manufacturers.

THE UTI APPROACH

     We believe our range of capabilities and market experience position us as an ideal strategic partner for medical device companies. By partnering with us, our customers can reduce their need for multiple suppliers, improve efficiency and enhance quality.

     Our manufacturing capabilities include seamless and welded tube drawing and forming wire drawing and grinding, laser welding, traditional and non-traditional machining of precision metal components and plastic injection molding, as well as assembly of metal and plastic components into finished medical devices. We hold our processes to extreme standards and achieve tolerances within 0.0001". We currently have over 549,000 square feet of manufacturing and assembly capacity at eight facilities in the United States and two in Europe. We have over 100 engineers available to help design, prototype and test the feasibility and manufacturability of each design. These capabilities and resources enable us to work with medical device companies from the early design phases of a new device project and ultimately to commercial scale production, while eliminating unnecessary trial and error in the manufacturing and assembly process. In addition, they position us to work in almost any medical device market.

     Because of our engineering and manufacturing expertise, adherence to strict quality standards and ability to provide a comprehensive solution to our customers, we serve as a "preferred" or "qualified" supplier of the components we produce to a majority of our customers.

     Examples of our full service capabilities include:

     - our ability to provide the complete manufacturing solution to the end customer of a medical device used simultaneously to tie and cut the saphenous vein, a major vein located in the leg, for grafting purposes. We assisted the customer in the initial design of the device, including prototyping and testing. The device contains in excess of 30 formed and machined components, all of which we produce and then build into subassemblies. We then laser weld, electropolish, laser mark and assemble the subassemblies into finished devices; and

     - our role in developing and manufacturing a single-use, disposable cutting device for cataract removal and lens replacement. We assisted the customer in developing a design that would meet stringent functional requirements while being producible at the target cost mandated by a disposable device. This instrument contains a subassembly of two miniature, complex, formed and machined metal components both of which we produce and then build into subassemblies. Our customer completes the final assembly into a plastic hand piece.

OUR BUSINESS STRATEGY

     Our objective is to provide medical device companies with a comprehensive outsourcing solution that includes designing, engineering and manufacturing their specialized, high precision medical devices. Our strategy to achieve this objective includes the following key elements:

     TARGET NEW OPPORTUNITIES IN HIGH GROWTH, HIGH TECHNOLOGY MEDICAL DEVICE MARKETS. We believe that medical device markets that are experiencing the most growth also often experience the shortest product life-cycles and require the most technical innovation. In addition, a significant portion of innovation in high growth medical device markets occurs in smaller or start-up companies. We believe the capabilities and personnel we have assembled, combined with our experience working with a wide variety of raw materials and complex technologies position us well to respond effectively to these companies' stringent design and manufacturing scale-up time frames. In particular, we are targeting new device opportunities in the high-growth fields of brachyatherapy, congestive heart failure, spinal trauma and urology, and as new device markets emerge, we will determine and pursue our optimal level of involvement.

     ENHANCE EXISTING AND DEVELOP NEW PROPRIETARY MANUFACTURING
CAPABILITIES. We believe that an additional key component of developing full service manufacturing relationships is investing significant personnel and financial resources to enhance our design and manufacturing technologies, manufacturing processes and raw materials expertise. We employ over 100 engineers, whose focus includes metallurgy, design, process engineering and quality assurance.

     INCREASE OUR INVOLVEMENT IN THE INITIAL DESIGN OF NEW MEDICAL DEVICES. We believe that being involved in the initial design and prototyping of medical devices enables us to effectively develop and scale up the manufacturing process to commercially viable production levels. In addition to improving the efficiencies of our customers' design and manufacturing processes, our early involvement also positions our components to be designed into their new medical devices. To maximize this opportunity, we intend to add new resources and expand our product engineering capabilities.

     EXPAND PORTFOLIO CAPABILITIES THROUGH STRATEGIC ACQUISITIONS AND
ALLIANCES. We intend to pursue strategic acquisitions and alliances that offer complementary manufacturing capabilities and expanded service offerings. We believe these activities will enhance our opportunity to capture larger margins by reducing our use of subcontractors. We believe this will enable us to manufacture a diverse range of components and assemble finished medical devices for an expanded group of customers. We believe that our leadership standing in a fragmented industry positions us well to consolidate smaller competitors and to acquire selected assets from leading manufacturers that they no longer consider core to their business strategy. In particular, we intend to pursue targets that provide plastic molding, metal molding, design and clean room assembly capabilities. While we are currently in discussions with several potential acquisition candidates, we do not have any agreement or understanding with respect to any of them.

OUR CAPABILITIES AND SERVICES

     We have used our combined manufacturing and engineering capabilities to manufacture over 20,000 custom components and medical device products for our customers. The following table illustrates several of the components we produce, the finished devices that use our components and their target markets:

                                 FINISHED MEDICAL
MARKET                           DEVICES/PRODUCTS                   OUR REPRESENTATIVE COMPONENTS
------                           ----------------                   -----------------------------
INTERVENTIONAL TECHNOLOGIES
- Cardiology                     Angioplasty catheters              Marker bands and guidewires
                                 Artherectomy devices               Rotational coupling assemblies
                                 Cardiopulmonary bypass components  Venous tips
                                 Heart valves                       Valve subassemblies
                                 Stent delivery systems             Coronary and peripheral stents
- Peripheral neurology           Neuro-stimulators                  Electrode sheaths
CRM
                                 Pacemakers                         Coils and leads
                                 Implantable cardiac                Electrode rings
                                   defibrillators
ENDOSCOPY
- Arthroscopy                    Shaver blades                      Cutter tips
- Laparoscopy                    Laparoscopic surgical tools        Tubular components and complete
                                                                      instrument assemblies
ORTHOPEDICS
                                 Reconstructive implants            Fixation plates and screws
                                 Orthopedic implants                Femoral nails, hip screws and
                                                                      suture anchors
                                 Orthopedic joint replacement       Hip and knee prosthetics
                                   systems
OTHER
- Dentistry                      Orthodontics                       Dental implants
- Drug delivery                  Safe needle syringe assembly       Cutter tips
- Opthamology                    Cataract removal device            Cutter tip assemblies
- Oncology                       Radioactive seeds                  Titanium cases
                                 Minimally invasive breast biopsy   Tissue sampling devices
                                   kit

     Our products draw on and integrate our core capabilities, including:

     DESIGN, ENGINEERING AND PROTOTYPING. We offer a broad range of design, engineering and prototyping capabilities to assist our customers in bringing new products to market in a cost-effective and timely manner. Our team of over 100 engineers works with our customers in the design phase of a new product during which we focus on optimizing the manufacturability of our customers' devices. These efforts reduce both the products' time to market and associated research and development expense by significantly shortening the prototyping and re-design phase of development. At our Collegeville, Pennsylvania facility, we are developing a dedicated prototyping center for our customers. In addition to providing a valuable service to our clients, the involvement of our engineers in the development cycle also facilitates our products being designed into our customers' devices. We believe our breadth of engineering expertise focused on early supplier involvement is a significant competitive advantage.

     PRECISION MANUFACTURING. As medical device companies seek to provide greater functionality in increasingly smaller and more complex devices, they require advanced manufacturing technologies. We have developed several proprietary processes that are flexible enough to work with over 100 different metals and metal alloys while achieving tolerances of up to 0.0001". We use highly sophisticated machining and forming equipment, many pieces of which we designed and built in-house. We are a recognized industry leader in nearly all precision metal applications based on our materials, cold forming and machining expertise. Our capabilities include:

     - PRECISION GRINDING -- Grinding of components using computer controlled grinding machines is done to produce a desired shape or profile on the surface of metal tubes or rods. Components or instruments produced by grinding can be sharp, as in the case of medical drills, trocars, burrs or other cutting tools, or blunt as in the distal ends of guide wires or catheters.

     - ADVANCED MACHINING TECHNOLOGIES -- Ultra-precise cylindrical machining of tubing or bar stock using computer controlled turning and milling machines. Cylindrical machining produces components that are primarily circular in cross-sections, including fixation screws and dental and surgical implants.

     - LASER CUTTING AND WELDING -- Cutting or welding of metal from tubes, bar or strip stock using a laser beam as the energy source. Laser cutting is used to cut intricate patterns in tubing or sheet stock using lasers focused to a cutting width of less than 0.002". Stents and sutures are examples of laser cut products. Laser welding is used to join metal components together to form subassemblies.

     - ELECTRIC DISCHARGE MACHINING OR EDM -- Using a high energy electrical spark to disintegrate material in the cutting path. EDM, like grinding, is used to produce a desired shape or profile on or within a metal component. Because EDM cuts metal without physical contact, very small and delicate parts may be machined without the deformation which occurs from the pressure exerted by conventional cutting tools.

     - PLASTIC INJECTION MOLDING -- Achieving a desired shape by injecting heated plastic material into a customized mold.

     We offer our customers manufacturing runs that are both small and large. This flexibility allows us to meet the evolving needs of our customers over the life of a device. For example, we perform short runs during the clinical testing phase and then longer runs as the device achieves widespread commercial use.

     We operate two facilities registered in accordance with FDA Good Manufacturing Practices in which we manufacture components for Class III medical devices. Class III medical devices are those that support or sustain human life, are of substantial importance in preventing injury to human health or that present a potential, unreasonable risk of illness or injury. Examples of Class III medical devices include artificial joints for orthopedic procedures and heart valves.

     SUBASSEMBLY, ASSEMBLY AND PACKAGING. We have increased the range of services we provide to our customers to include finishing operations. We perform assembly operations on medical components, including metering and aspiration probes, heat exchangers, and surgical instruments. We also perform sub-assembly operations, including press fitting, brazing, soldering, welding, and mechanical joining. We operate two Class 10,000 clean rooms and one Class 100,000 clean room in which we provide cleaning, final assembly and customized packaging of medical products. We are also developing an additional Class 100,000 clean room.

     Other capabilities include:

     SUPPLY CHAIN MANAGEMENT. We manage the supply chain by obtaining supplies of raw material and subcontract services from suppliers and subcontractors that we have evaluated and determined provide materials and services of sufficient quality to meet our stringent requirements. In managing the supply chain, we work with our customers, suppliers and subcontractors to establish orders and forecasts of requirements for materials, services, subassemblies and finished items. Close customer contacts ensure that their product demand requirements are accurately reflected in our planning systems. Our software systems provide both time-phased raw material and capacity requirements. Forecasts are monitored and compared with actual orders, which enables us to make the adjustments necessary to meet customer delivery dates.

     RAW MATERIALS CONVERSION. We convert precious metals and high strength alloys used in medical devices by extruding and cold working tubes or rods. Precious metals include platinum, silver and gold and high strength alloys include Elgiloy and nitinol. The ability to convert these materials is crucial to our business since it is often difficult to obtain these materials economically or within the lead-times required by our customers. We purchase high-grade stainless steel, titanium or other implantable alloys as strips or seamless tubing and convert the strips or tubing to finished parts in our manufacturing facilities.

FOREIGN MARKET OPERATIONS

     We receive a significant portion of our revenues from international sales, approximately half of which is generated by exports from our facilities in the United States and the other half of which is generated by sales from our international facilities. Pro forma revenue generated from products shipped to locations outside of the United States was approximately 22% of total revenue for the year ended December 31, 2000. Our primary international markets include the United Kingdom, Germany and Ireland. Like our domestic sales, sales outside of the United States are to medical device companies in the fields of interventional cardiology, endoscopy, orthopedics and CRM. We also sell to non-medical companies in the fields of lighting and electronics. Our international customers include International Brachyatherapy s.a., Royal Philips Electronics of the Netherlands and Schwan Stabilo GmbH. Our international sales are also to United States companies with international operations, including Boston Scientific Corporation, General Electric Company and Johnson & Johnson. Generally, the market for our sales outside of the United States is comparable to the market we experience within the United States, however, there are additional risks, including those resulting from currency fluctuation, duties and taxation, foreign legal and regulatory requirements, changing labor conditions and longer payments cycles.

SALES & MARKETING

     We market and sell most of our products directly to medical device companies through our sales team of over 30 engineers, approximately 80% of which is based in the United States and 20% of which is based in Europe. We also use sales agents in select international markets. The engineering expertise of our sales force allows us to provide technical expertise and advice to our customers in the field. Our sales engineers work closely with our customers beginning in the design phase of product development. As a result, we have established close working relationships between our sales personnel and our customers. To align the expertise of our sales personnel with our customers' needs, our sales force is segmented into three areas of focus:

     - orthopedic, arthroscopic, laparoscopic, endoscopic and other medical;

     - IC, peripheral vascular and CRM; and

     - non-medical.

     Our executive staff also plays an integral role in the marketing of our products and technologies at industry meetings and trade shows, including: the Medical Design and Manufacturing Show in Anaheim, California; the Medical Design and Manufacturing Show in New York, New York; and the Medical Design and Manufacturing Show in Minneapolis, Minnesota. In support of our non-medical market segment, we attend the Engineering Design Show in Chicago, Illinois. We also advertise in industry and trade journals and other print and electronic media.

CUSTOMERS

     We have built strong relationships with our customers by delivering highly customized and engineered components for their finished medical devices. We have customer relationships with over 200 medical device manufacturers. Our customers are leaders in their respective medical markets. Our major customers include Abbott Laboratories, Boston Scientific Corporation, Guidant Corporation, Johnson & Johnson, Medtronic Inc., Smith & Nephew plc and Stryker Corporation. We also have relationships with many emerging medical device companies, including Careside, Inc., Cyberonics, Inc., HydroCision Inc. and International Brachyatherapy s.a., for which we provide design and manufacturing services. Our relationships with these customers provide us with extensive knowledge of emerging trends and position us to serve the next generation of medical device companies.

     We also have established customer relationships with companies outside of the medical device market, including Dover Corporation, General Electric Company and Metem Corporation. Our non-medical customers use our products and services in their products that demand high quality, complex components including high density discharge lamps, fiber optics, motion sensors and power generators.

     We work with our customers on a product by product basis. The components we manufacture are made to order based on the customer's specifications. In addition, most of our new sales are made to existing customers that typically order new products from us based upon their previous satisfactory experiences. Our customers retain ownership of and the rights to their product's design while we retain our rights to any of our proprietary manufacturing processes used to produce a design.

     On a pro forma basis, no one customer of ours represented more than 10% of our revenue in 1998, 1999 or 2000.

MANUFACTURING AND QUALITY ASSURANCE

     We have eight manufacturing facilities in the United States and two in Europe. Our facility in Collegeville, Pennsylvania also serves as our corporate headquarters. Our other facilities in the United States are located in Arvada, Colorado; Miramar, Florida; Salem, Virginia; South Plainfield, New Jersey; Upland, California; Watertown, Connecticut; and Wheeling, Illinois. Our facilities in Europe are located in Aura, Germany and Manchester, England. We are developing a third European facility in Galway, Ireland that we expect will be operational in the first quarter of 2001.

     As we manufacture components for implantable medical devices, it is imperative that we hold our processes to extreme performance standards. For example, our proprietary manufacturing processes enable us to manufacture components to tolerances within 0.0001". Each of our facilities has incorporated stringent, company-wide policies designed to monitor the quality and reliability of its products. We are in the process of integrating these same policies with those existing at our Upland, California facility, which we recently acquired in our acquisition of American Technical Molding. We employ final inspection sampling procedures that use a stringent defect acceptance criteria. Our internal tracking system allows us to trace our materials and components through the manufacturing and assembly process both during and after their completion. Our quality system is based on International Organization for Standardization or ISO standards and requires rigorous testing and validation of all new processes or process changes. All of our facilities are either ISO 9001 or ISO 9002 registered in accordance with the standards established by the International Organization for Standardization. ISO 9001 contains requirements for quality assurance in design, development, production, installation and servicing. ISO 9002 contains quality assurance in production, installation and servicing. ISO certification can only be achieved after completion of an audit conducted by an independent auditor. To maintain certification, all facilities are periodically audited by their respective certifying bodies. A full recertification process is required every three years. In addition, two of our facilities (Miramar, Florida and Wheeling, Illinois) in which we manufacture components for Class III medical devices, are registered in accordance with Good Manufacturing Practices or GMP regulations established by the FDA. At our Collegeville, Pennsylvania facility we have a Class 10,000 clean room. At our Upland, California facility we have both a Class 10,000 clean room and a Class 100,000 clean room. At our Arvada, Colorado facility we are developing a Class 100,000 clean room. At our Collegeville, Pennsylvania facility, we are developing a dedicated prototyping center for our customers.

PROPERTY & FACILITIES

     Certain information about our facilities as of February 12, 2001 is set forth below:

                                     APPROXIMATE     OWN/
LOCATION                            SQUARE FOOTAGE   LEASE          PRIMARY CAPABILITIES
--------                            --------------   -----          --------------------
Arvada, Colorado..................       45,000      Lease   Precision wire grinding and
                                                             forming and assembly for
                                                               guidewires, pacemaker and
                                                               catheter components
Collegeville, Pennsylvania........      180,000      Own     Corporate offices; metal tube
                                                             drawing, fabrication and assembly
Miramar, Florida..................       37,000      Lease   Machining and assembly of
                                                               consumable and implantable
                                                               orthopedic devices
Salem, Virginia...................       48,000      Lease   Manufacturing metal tubing and
                                                             wire products for medical devices,
                                                               primarily marker bands and
                                                               electrode rings
South Plainfield, New Jersey......       30,000      Own     Shear cutting
Upland, California................       50,000      Lease   Plastic injection molding and
                                                             assembly
Watertown, Connecticut............       44,000      Lease   Transfer and progressive deep
                                                             drawing
Wheeling, Illinois................       55,000      Own     Laser cutting, EDM and assembly of
                                                               endoscopic devices
Aura, Germany.....................       50,000      Lease   Manufacturing small diameter metal
                                                               tubing
Galway, Ireland*..................       11,000      Lease   Precision grinding and forming of
                                                               guidewires and catheter
                                                               components
Manchester, England...............       10,000      Lease   Metal cutting and fabrication

---------------

* This facility is in the process of being developed. We expect it will be operational in the first quarter of 2001.

We believe these facilities and the manufacturing and assembly capacity they provide are adequate for our current and foreseeable purposes and that additional space and capacity will be available when needed.

COMPETITION

     Our existing or potential competitors in both the medical and non-medical markets include suppliers with different subsets of our manufacturing capabilities, suppliers that concentrate on niche markets, and suppliers that have, are developing or may in the future develop broad manufacturing capabilities and related services. We principally compete for new business both at the beginning of development of new products and upon the redesign of existing products by our customers. Competition is generally based on quality, timeliness of delivery, price, design and engineering support, and increasingly, an ability to deliver bulk packaged assemblies and completed devices rather than individual components.

     Estimates indicate that there are over 3,000 suppliers that provide components to the medical device industry. Most of these suppliers offer limited products, expertise and capabilities. This fragmentation and specialization presents significant opportunities for suppliers that offer broad manufacturing capabilities and related services. We believe very few companies offer the scope of manufacturing capabilities and services that we provide, however, we may compete in the future against companies that assemble broad manufacturing capabilities and related services.

     To an extent, we also compete with our medical device company customers because they can produce their own components and assemblies if they so choose. Over the past several years, however, medical device companies have been increasingly outsourcing manufacturing functions.

RAW MATERIALS, SUPPLIERS AND SUB-CONTRACTORS

     Generally, our raw material consists of traditional materials, for example, stainless steel and plastic resin and some exotic materials, for example, Elgiloy, tantalum, nitinol, columbium, titanium, zirconium, gold, silver and platinum. In the past we have not experienced any significant interruptions or delays in obtaining raw materials. We have the ability to manufacture precious metal wire and tubing from raw stock and are currently developing the capability to manufacture both tube and wire from raw stock using stainless steel. High-grade implantable stainless steel is a material standard to many medical devices, and we purchase it on blanket orders from qualified suppliers. In the case of this raw material, the risk of excessive inventory is minimal because of the broad applicability of the material across customers and components. For wire fabrication, we purchase nearly 100% of our stainless steel wire from an independent third party supplier. The loss of this supplier could interrupt production temporarily, however there are other suppliers of stainless steel wire that we could use. Because we are able to manufacture precious metal tubing from raw stock, we are able to purchase these materials in relatively small quantities. In addition, we generally have pass-through pricing arrangements with our customers that purchase precious metal components. This allows us to charge our customers for material on the day of sale, thereby reducing exposure. We have some protection from precious metal price fluctuations through leasing arrangements.

     We have reduced risk of inventory obsolescence because we manufacture strictly on a made-to-order basis and rarely consign or stock inventory for our customers. If we consign or stock inventory for our customers, we typically require a customer order or a letter of intent to purchase the materials.

     When manufacturing subassemblies and assembled finished medical devices, we may subcontract manufacturing services that we cannot perform in-house. We expect that our use of manufacturing subcontractors will continue to decline as we increase the breadth of our plastics manufacturing capabilities both internally and through acquisition. We have not experienced any difficulty obtaining necessary raw materials or subcontractor services.

GOVERNMENT REGULATION

     Our business is subject to governmental requirements, including those federal, state and local environmental laws and regulations governing the emission, discharge, use, storage and disposal of hazardous materials and the remediation of contamination associated with the release of these materials at or from our facilities or off-site disposal locations. Many of our manufacturing processes involve the use and subsequent regulated disposal of hazardous materials. Liabilities associated with hazardous material releases arise principally under the Comprehensive Environmental Response, Compensation and Liability Act and analogous state laws which impose strict, joint and several liability on owners and operators of contaminated facilities and parties that arrange for the off-site disposal or treatment of hazardous materials. We are not aware of any material noncompliance with the environmental laws currently applicable to our business and we are not subject to any material claim for liability with respect to contamination at any company facility or any off-site location. We cannot assure you, however, that we will not be subject to environmental liabilities in the future as a result of historic or current operations.

     We have paid civil penalties for past violations of environmental laws. In addition, we may have continuing liabilities with respect to potential contamination at our current and former properties.

     As a component manufacturer, the products we produce are not subject to FDA approval. However, the FDA and related state and foreign governmental agencies regulate many of our customers' products as medical devices. The FDA must approve those products prior to commercialization. Although not required, because we manufacture components for Class III medical devices at two of our facilities, we have chosen to maintain and register those facilities in compliance with the GMP regulations established by the FDA. Those facilities are subject to FDA inspection and assessment at any time.

EMPLOYEES

     As of February 12, 2001, we had 1,161 employees, including 120 engineers, 863 manufacturing and manufacturing support personnel and 178 administrative and sales support personnel. We also employ a number of temporary employees to assist with various projects. Other than some employees at our facility in Aura, Germany, our employees are not represented by any union. Except for a few of our executive officers, our employees are retained on an "at-will" employment basis. We have never experienced a work stoppage or strike and believe that we have good relationships with our employees.

COMPANY HISTORY

     What is now the Uniform Tubes division of UTI Pennsylvania was founded in the 1940s and primarily operated in the metal tubing fabrication business. In the early 1990s, the management team of UTI Pennsylvania recognized the trend toward outsourced contract manufacturing and the need to provide a comprehensive solution to its customers. Accordingly, UTI Pennsylvania embarked on a strategy to build a company, internally and through strategic acquisitions, that could provide a comprehensive solution to medical device and other companies. In July 1999, KRG Capital Partners, L.L.C. formed our company under the name Medical Device Manufacturing, Inc. and we have completed the following significant acquisitions.


     - In July 1999, we acquired Star Guide for approximately $24,265,000, which consisted of cash in the amount of $20,065,000 (approximately $6,000,000 of which was used to repay debt), 383,912 shares of Class A-1 5% Convertible Preferred Stock equal to $4,200,000 and 200,000 shares of Class B-1 Convertible Preferred Stock equal to $20,000. Of the cash portion, $14,765,000 was obtained from bank financing and $5,300,000 was obtained from equity financing through the sale of shares of Class A-1 5% Convertible Preferred Stock.


     - In January 2000, we acquired Noble-Met, Ltd. for approximately $33,100,000, which consisted of cash in the amount of $29,600,000 (approximately $5,600,000 of which was used to repay debt) and 291,667 shares of Class A-2 5% Convertible Preferred Stock equal to $3,500,000. Of the cash portion, $19,600,000 was obtained from bank financing and $10,000,000 was obtained from equity financing through the sale of shares of Class A-2 5% Convertible Preferred Stock. The sellers and employees of Noble-Met are eligible to receive additional purchase price based on an earnout as described in "Management's Discussion and Analysis of Financial Condition and Results of Operations" on page 26.


     - In June 2000, we acquired UTI Pennsylvania for approximately $148,800,000, which consisted of cash in the amount of $145,000,000 (approximately $5,800,000 of which was used to repay debt), 100,000 shares of Class B-2 Convertible Preferred Stock equal to $10,000 and $3,800,000 of deferred compensation and discounted options. Of the cash portion, $90,000,000 was obtained from bank financing and $55,000,000 was obtained from equity financing through the sale of shares of Class A-4 5% Convertible Preferred Stock.


     - In December 2000, we acquired American Technical Molding for approximately $25,500,000, which consisted of cash in an amount of $22,974,000 (approximately $1,000,000 of which was used to repay debt) and 157,884 shares of Class A-5 5% Convertible Preferred Stock equal to $2,526,144. Of the cash portion, $12,750,000 was obtained from bank financing and $10,200,000 was obtained from equity financing through sales of Class A-5 5% Convertible Preferred Stock. The sellers of American Technical Molding are eligible for additional purchase price based on an earnout as described in "Management's Discussion and Analysis of Financial Condition and Results of Operations" on page 26.

LEGAL PROCEEDINGS

     From time to time we are involved in various lawsuits and claims incidental to our business. In the opinion of our management, the ultimate liabilities, if any, resulting from these lawsuits and claims will not materially affect our financial position or results of operations.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     Shown below are the names, ages and positions of our executive officers and directors as of February 12, 2001:


NAME                                    AGE                  POSITION
----                                    ---                  --------
Andrew D. Freed.......................  39    President, Chief Executive Officer and
                                                Director
Barry Aiken...........................  52    Chief Operating Officer
Jeffrey M. Farina.....................  44    Vice President Engineering
Frank J. Cornwell.....................  56    Vice President Quality &
                                              Organizational Development
William F. Gaffney....................  50    Vice President International Sales &
                                                Marketing
Paul L. Ashby.........................  57    Vice President U.S. Sales
Thomas F. Lemker......................  52    Vice President of Finance
Ira Brind*............................  49    Director
H. Stephen Cookston...................  53    Director
Charles A. Hamilton+..................  52    Director
Mark M. King..........................  40    Director
Steven D. Neumann+....................  33    Director
David B. Pinkerton*...................  39    Director
Eric M. Pollock.......................  38    Director
Bruce L. Rogers.......................  38    Director
Thomas Quinn Spitzer, Jr.*............  51    Director


---------------

* Member of the audit and compensation committees of our board of directors.

+ These directors have tendered their resignations from our board of directors to be effective immediately prior to the effectiveness of the registration statement of which this prospectus forms a part.

     ANDREW D. FREED has served as our President and Chief Executive Officer since June 1, 2000. He served as the President and Chief Executive Officer of UTI Pennsylvania since 1997. Mr. Freed joined UTI Pennsylvania in 1989 as Vice President and General Manager of UTI Pennsylvania's Kleiner Metal Specialties Division. In 1994 Mr. Freed became the President of the Uniform Tubes division. Mr. Freed has a B.S. degree in metallurgical engineering from Lehigh University and an M.B.A. degree from Carnegie Mellon University. Upon the effectiveness of this registration statement, Mr. Freed will become our Chairman.

     BARRY AIKEN has served as our Chief Operating Officer since October 2000. Mr. Aiken joined UTI Pennsylvania in 1972, serving as accounting manager and controller for its Uniform Tubes division and then its corporate controller and vice president of finance. Mr. Aiken has a B.S. degree in accounting from Temple University and an M.B.A. degree from St. Joseph's University.

     JEFFREY M. FARINA has served as our Vice President of Engineering since June 1, 2000. Mr. Farina joined UTI Pennsylvania in 1989, serving as a Project Manager and Engineering Manager in its Uniform Tubes division and then as its Vice President of Engineering. Mr. Farina has B.S. and M.S. degrees in mechanical engineering from Drexel University.

     FRANK J. CORNWELL became our Vice President of Quality and Organizational Development in October 2000. Prior to that time, Mr. Cornwell served as an Executive Vice President of our Uniform Tubes division and the same division of UTI Pennsylvania. In 1981, Mr. Cornwell joined UTI Pennsylvania, serving as the vice president of operations of the Uniform Tubes division. Mr. Cornwell has a B.S. degree and a PhD in metallurgical engineering from Liverpool University.

     WILLIAM F. GAFFNEY became our Vice President of International Sales and Marketing in October 2000. Prior to that time, he served as the Manager of Marketing Services and International Sales for us and UTI Pennsylvania. Mr. Gaffney joined UTI Pennsylvania in 1980, serving five years as a Field Sales Representative for its Uniform Tubes division and then nine years as a sales manager for its Kleiner Metals Specialities division. Mr. Gaffney has a B.S. degree in management from Waynesberg University.

     PAUL L. ASHBY became our Vice President of U.S. Sales in October 2000. Prior to that time, he served as General Sales Manager for us and for UTI Pennsylvania. Mr. Ashby joined UTI Pennsylvania in 1984, serving five years as a Sales Engineer and seven years as the Eastern District Manager. Mr. Ashby has a B.S. degree in mechanical engineering from Bradley University.

     THOMAS F. LEMKER became our Vice President of Finance in May 2000. In 1997, Mr. Lemker joined Noble-Met, which we acquired in January 2000, and served as its Chief Financial Officer and Treasurer. Prior to joining Noble-Met from 1993 to 1997, Mr. Lemker served as Vice President, Chief Financial Officer and Treasurer of RBX Holdings, a manufacturer of rubber and plastic products. Mr. Lemker has a B.B.A. from the University of Notre Dame and an M.B.A. from Shippensberg University. He is also a certified public accountant.

     IRA BRIND has served as a director since September 2000. Since 1987, Mr. Brind has served as the managing director of Private Equity for Brind-Lindsay & Co., Inc., a management and consulting firm in Philadelphia, and since 1988 as the Chairman of the Board of Trustees of Thomas Jefferson University Hospital. Mr. Brind serves as a director of several private companies.

     H. STEPHEN COOKSTON has served as a director since September 1999. Since 1987, Mr. Cookston has served as Chief Executive Officer of Hemaedics, Inc., a private medical device and design company, and since 1985 he has served as President of Cookston Cardiovascular, Inc., a private consulting company focused on the medical device industry.

     CHARLES A. HAMILTON has served as a director since August 1999. In 1999, Mr. Hamilton joined KRG Capital Partners, L.L.C. and serves as a managing director. Mr. Hamilton also serves as a Managing Director of First Analysis Corporation, an investment and consulting firm, a position he has held since 1999. Prior to joining KRG and First Analysis, Mr. Hamilton served for eighteen years as a Partner and Managing Director of Robertson Stephens. Mr. Hamilton serves on the board of Modtech Holdings, Inc. and several private companies. Mr. Hamilton has tendered his resignation from our board of directors to be effective immediately prior to the effectiveness of this registration statement.

     MARK M. KING has served as a director since July 1999. In 1996, Mr. King co-founded KRG Capital Partners, L.L.C. of which he serves as a managing director. From September 1994 to January 1996, Mr. King served as Vice President of LM Capital Corporation, a registered investment advisor specializing in private and public equity investments and strategic acquisitions. Mr. King serves as a director of several private companies.

     STEVEN D. NEUMANN has served as a director since July 1999. In 1998, Mr. Neumann joined KRG Capital Partners, L.L.C. as a Senior Associate and became a Partner in 1999. Prior to joining KRG, from 1996 to 1998 Mr. Neumann served as a vice president for JD Ford & Company, a regional investment banking firm. From 1992 to 1996, Mr. Neumann served as a manager in the Corporate Finance Services Group with the San Francisco office of Coopers & Lybrand. Mr. Neumann is a director of several private companies. Mr. Neumann has tendered his resignation from our board of directors to be effective immediately prior to the effectiveness of this registration statement.

     DAVID B. PINKERTON has served as a director since May 2000. Mr. Pinkerton has managed AIG's Alternative Investment Portfolios, including the U.S. Private Equity portfolio, since 1988. Mr. Pinkerton joined AIG in 1985 and is a general partner of AIG Horizon Partners and the AIG Private Equity Portfolio L.P. and is a special advisor to the AIG Highstar Fund, L.P. He serves on several private equity advisory boards including Berkshire Partners, The Sprout Group Venture Funds and Questor Partners Funds. Mr. Pinkerton also serves on a number of private investment advisory boards and has served as a director on several private and public company boards including, Savoy Pictures and Sports Holding Corp.

     ERIC M. POLLOCK has served as a director since July 1999. From July 1999 through May 2000, Mr. Pollock served as our Chief Executive Officer and President. Since that time, he has served as our Chairman of the Board. From 1989 until he joined our company, Mr. Pollock served as Vice President of Star Guide. Mr. Pollock will become the Vice-Chairman of our board of directors upon the completion of this offering.

     BRUCE L. ROGERS has served as a director since July 1999. In 1996, Mr. Rogers co-founded KRG Capital Partners, L.L.C. of which he serves as a managing director. Prior to forming KRG, from 1995 to 1996, Mr. Rogers was a partner and counsel with the law firm of Hogan & Hartson L.L.P. From 1993 to 1994, Mr. Rogers was a partner with the law firm of Kirkland & Ellis. Mr. Rogers serves as a director of several private companies.

     THOMAS QUINN SPITZER, JR. joined our board as a director in January 2001. In 1999, Mr. Spitzer became a partner of McHugh Consulting, a management consulting firm specializing in business strategy and complexity management. Prior to becoming a partner at McHugh Consulting, Mr. Spitzer spent fifteen years with Kepner-Tregoe Management Consulting, serving as its president and chief executive officer from 1990 to 1999 and as its chairman of the board from 1996 to 1999. Mr. Spitzer is a director of MacDermid Incorporated, a public company.

BOARD COMPOSITION

     Our board of directors currently consists of ten directors. Upon the closing of this offering, our board of directors will consist of eight directors. We intend to elect an additional independent director to our board of directors. Each director shall be elected annually and shall hold office until the next annual meeting of stockholders or until his successor is duly elected and qualified.

BOARD COMMITTEES

     Our board of directors has established an audit committee and a compensation committee.

     The audit committee consists of Messrs. Brind, Pinkerton and Spitzer. The audit committee meets periodically with management and our independent accountants to review their work and confirm that they are properly discharging their respective responsibilities. The audit committee also:

     - recommends the appointment of independent accountants to audit our financial statements and perform services related to the audit;

     - reviews the scope and results of the audit with the independent accountants;

     - reviews with management and the independent accountants our annual operating results;

     - considers the adequacy of the internal accounting control procedures; and

     - considers the independence of our accountants.

     The compensation committee consists of Messrs. Brind, Pinkerton and Spitzer. The compensation committee determines the salary and incentive compensation of our officers and provides recommendations for the salaries and incentive compensation of our other employees. The compensation committee also administers our stock option plan and employee stock purchase plan, including reviewing management recommendations with respect to option grants and taking other actions as may be required in connection with our compensation and incentive plans.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     No interlocking relationship exists between our board of directors or compensation committee and the board of directors or compensation committee of any other company, nor has any interlocking relationship existed in the past.

DIRECTOR COMPENSATION

     We reimburse our directors for reasonable out-of-pocket expenses related to attending board or committee meetings. We intend to pay cash compensation in an amount to be determined by our board of directors to non-employee directors for serving on our board of directors and who are not serving on behalf of a principal stockholder. We intend to grant non-employee directors non-qualified stock options to purchase shares of our common stock on a yearly basis in an amount and with a vesting schedule to be determined by our board of directors.

     In conjunction with Mr. Cookston becoming one of our directors, we entered into an arrangement under which we agreed to pay Mr. Cookston an annual director's fee of $10,000, and we granted him a non-qualified stock option to purchase 18,000 shares of our common stock at an exercise price of $6.08 per share. We also entered into an indemnification agreement with respect to his role as a director, which agreement will be terminated in connection with the offering and the purchase of our directors' and officers' insurance policy. In addition, our arrangement with Mr. Cookston entitles him to fees in connection with the completion of acquisitions of targets identified by Mr. Cookston. Under this transaction fee arrangement, we issued to an entity controlled by Mr. Cookston 7,969 shares of our Class A-5 5% Convertible Preferred Stock in connection with our acquisition of American Technical Molding. Upon the closing of this offering, this agreement will be amended to provide for fees to be paid to Mr. Cookston upon the completion of the acquisitions of four previously identified acquisition targets.

EXECUTIVE COMPENSATION


     The following table sets forth summary information concerning the compensation we paid during the fiscal years ended December 31, 1999 and December 31, 2000 to the two individuals who served as our chief executive officer during those years and each of our other four most highly compensated executive officers who were serving as executive officers for the fiscal year ended December 31, 2000. We refer to these individuals as our named executive officers.


                           SUMMARY COMPENSATION TABLE


                                                                                         LONG-TERM
                                                                                        COMPENSATION
                                                                                           AWARDS
                                                      ANNUAL COMPENSATION            ------------------
                                             -------------------------------------       SECURITIES
NAME AND PRINCIPAL POSITION                  YEAR    SALARY     BONUS     OTHER(G)   UNDERLYING OPTIONS
---------------------------                  ----   --------   --------   --------   ------------------
Andrew D. Freed............................  2000   $142,897   $100,000    $1,468         322,650
  President & Chief Executive Officer(a)
Eric M. Pollock............................  2000    236,539         --     2,471          41,400
  Chairman of the Board(b)                   1999     74,330         --       323              --
Thomas Lemker..............................  2000    109,736     51,658     5,606           7,200
  Vice President of Finance(c)
Jeffrey M. Farina..........................  2000     92,314     25,000     1,841         104,738
  Vice President Engineering(d)
Barry Aiken................................  2000     78,521     25,000     1,560          87,962
  Chief Operating Officer(e)
Frank J. Cornwell..........................  2000     95,868      5,000     1,909          54,626
  Vice President Quality & Organizational
  Development(f)


---------------

(a) Mr. Freed became our President and Chief Executive Officer on June 1, 2000, pursuant to our acquisition of UTI Pennsylvania. The annual compensation identified covers the period from June 1, 2000 through December 31, 2000.


(b) Mr. Pollock was our President and Chief Executive Officer until June 1, 2000. On June 1, 2000 Mr. Pollock became and currently serves as our Chairman. Upon the completion of this offering, Mr. Pollock will become our Vice-Chairman. For 1999, the annual compensation identified covers the period from July 6, 1999 through December 31, 1999.

(c) Mr. Lemker joined our company on January 11, 2000 pursuant to our acquisition of Noble-Met, and he subsequently became our Vice President of Finance. The annual compensation identified covers the period from January 11, 2000 through December 31, 2000.

(d) Mr. Farina joined our company on June 1, 2000 pursuant to our acquisition of UTI Pennsylvania and he subsequently became our Vice President of Engineering. The annual compensation identified covers the period from June 1, 2000 through December 31, 2000.

(e) Mr. Cornwell joined our company on June 1, 2000 pursuant to our acquisition of UTI Pennsylvania and he subsequently became our Vice President Quality & Organizational Development. The annual compensation identified covers the period from June 1, 2000 through December 31, 2000.

(f) Mr. Aiken joined our company on June 1, 2000 pursuant to our acquisition of UTI Pennsylvania and he subsequently became our Chief Operating Officer. The annual compensation identified covers the period from June 1, 2000 through December 31, 2000.

(g)  Our contributions to each employee's 401(k) account.


                                 OPTION GRANTS



     The following table sets forth information related to each grant of stock options to our named executive officers for the fiscal year ended December 31, 2000. We did not make any grants of stock options for the fiscal year ended December 31, 1999.



                                                  INDIVIDUAL GRANTS
                           ---------------------------------------------------------------
                           NUMBER OF      PERCENT OF                                            POTENTIAL REALIZABLE VALUE AT
                           SECURITIES   TOTAL OPTIONS                 MARKET                    ASSUMED ANNUAL RATES OF STOCK
                           UNDERLYING     GRANTED TO     EXERCISE    PRICE ON                 PRICE APPRECIATION FOR OPTION TERM
                            OPTIONS      EMPLOYEES IN    PRICE PER    GRANT     EXPIRATION   ------------------------------------
NAME                        GRANTED     FISCAL YEAR(A)     SHARE       DATE        DATE        0%(E)        5%(D)        10%(D)
----                       ----------   --------------   ---------   --------   ----------   ----------   ----------   ----------
Andrew D. Freed..........    41,400(c)       3.42         $ 8.89      $ 8.89     6/1/2010    $       --   $  231,462   $  586,571
                            281,250(b)      23.24           2.22        8.89     6/1/2010     1,875,938    3,448,371    5,860,792
Eric M. Pollock..........    41,400(c)       3.42           8.89        8.89    5/31/2010            --      231,462      586,571
Thomas F. Lemker.........     7,200(c)       0.60           9.78        9.78    8/12/2010            --       44,284      112,225
Jeffrey M. Farina........    42,300(c)       3.50           8.89        8.89     6/1/2010            --      236,494      599,322
                             62,438(b)       5.16           2.22        8.89     6/1/2010       416,461      765,544    1,301,106
Barry Aiken..............    42,300(c)       3.50           8.89        8.89     6/1/2010            --      236,494      599,322
                             45,662(b)       3.77           2.22        8.89     6/1/2010       304,566      559,856      951,522
Frank J. Cornwell........     9,000(c)       0.74           8.89        8.89     6/1/2010            --       50,318      127,515
                             36,626(b)       3.03           2.22        8.89     6/1/2010       244,295      449,067      763,226
                              9,000(c)       0.74           9.78        9.78    8/12/2010            --       55,355      140,281


---------------

(a) Based on options to purchase an aggregate of 1,210,061 shares of our common stock granted to employees and directors between January 1, 2000 and December 31, 2000.

(b) Options were issued as part of the purchase price paid by us in our acquisition of UTI Pennsylvania. Options were fully vested on date of grant.

(c)  Options vest yearly in five equal installments.

(d) Potential realizable values are computed by (1) multiplying the number of shares of common stock subject to a given option by the market price of the underlying shares of stock on the date of grant, (2) assuming that the aggregate stock value derived from that calculation compounds at the 5% or 10% rate shown in the table for the entire ten-year term of the option and
     (3) subtracting from that result the aggregate option exercise price. The 5% and 10% assumed annual rates of stock price appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent our estimate or projection of future common stock prices.

(e) Potential realizable values are computed by (1) multiplying the number of shares of common stock subject to a given option by the market price on the date of grant and (2) subtracting from that result the aggregate option price.

                               OPTIONS EXERCISED


     The following table provides summary information for each of our named executive officers with respect to stock options held as of December 31, 2000. None of our named executive officers exercised any stock options during the fiscal year ended December 31, 2000, and none of our named executive officers held options during the fiscal year ended December 31, 1999. The value of unexercised in-the-money options shown below have been calculated on the basis of the assumed initial public offering price of $16.00 per share, less the applicable exercise price per share, multiplied by the number of shares underlying these options.


                                                  NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                 UNDERLYING UNEXERCISED             IN-THE-MONEY
                                                      OPTIONS AS OF                 OPTIONS AS OF
                                                    DECEMBER 31, 2000             DECEMBER 31, 2000
                                               ---------------------------   ---------------------------
NAME                                           UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE   EXERCISABLE
----                                           -------------   -----------   -------------   -----------
Eric M. Pollock.............................      41,400              --       $294,354      $       --
Andrew D. Freed.............................      41,400         281,250        294,354       3,875,625
Thomas F. Lemker............................       7,200              --         44,784              --
Jeffrey M. Farina...........................      42,300          62,438        300,753         860,396
Barry Aiken.................................      42,300          45,662        300,753         629,222
Frank J. Cornwell...........................      18,000          36,626        119,970         504,706

     PENSION PLAN AND SUPPLEMENTAL EXECUTIVE RETIREMENT PROGRAM INFORMATION

     We maintain a Supplemental Executive Retirement Program (SERP) for certain of our senior executives, including some of our named executive officers. Benefits under our SERP are shown in the tables below. Participants fall into one of two categories, 25-year or 30-year accruals. Benefits are shown below for both scenarios.

                     PENSION PLAN TABLE -- 25-YEAR ACCRUAL

                                                              YEARS OF SERVICE
                                               -----------------------------------------------
REMUNERATION                                     15        20        25        30        35
------------                                   -------   -------   -------   -------   -------
125,000......................................   37,500    50,000    62,500    62,500    62,500
150,000......................................   45,000    60,000    75,000    75,000    75,000
175,000......................................   52,500    70,000    87,500    87,500    87,500
200,000......................................   60,000    80,000   100,000   100,000   100,000
225,000......................................   67,500    90,000   112,500   112,500   112,500
250,000......................................   75,000   100,000   125,000   125,000   125,000
300,000......................................   90,000   120,000   150,000   150,000   150,000
400,000......................................  120,000   160,000   200,000   200,000   200,000
450,000......................................  135,000   180,000   225,000   225,000   225,000
500,000......................................  150,000   200,000   250,000   250,000   250,000

                     PENSION PLAN TABLE -- 30-YEAR ACCRUAL

                                                              YEARS OF SERVICE
                                               -----------------------------------------------
REMUNERATION                                     15        20        25        30        35
------------                                   -------   -------   -------   -------   -------
125,000......................................   31,250    41,667    52,083    62,500    62,500
150,000......................................   37.500    50,000    62,500    75,000    75,000
175,000......................................   43,750    58,333    72,917    87,500    87,500
200,000......................................   50,000    66,667    83,333   100,000   100,000
225,000......................................   56,250    75,000    93,750   112,500   112,500
250,000......................................   62,500    83,333   104,167   125,000   125,000
300,000......................................   75,000   100,000   125,000   150,000   150,000
400,000......................................  100,000   133,333   166,667   200,000   200,000
450,000......................................  112,500   150,000   187,500   225,000   225,000
500,000......................................  125,000   166,667   208,333   250,000   250,000

     Compensation covered by the SERP is calculated by determining the average of a participant's highest five consecutive years of compensation. Generally, compensation is determined on the basis of the total taxable compensation of a participant. The table below identifies the current compensation covered by the SERP for the year ended December 31, 2000 for our named executives and each named executive's years of service for benefit accrual purposes.

                                                  AVERAGE COVERED                      25-YEAR OR 30-YEAR
EXECUTIVE                                          COMPENSATION     YEARS OF SERVICE        ACCRUAL
---------                                         ---------------   ----------------   ------------------
Andrew D. Freed.................................      372,653              15                  25
Jeffrey M. Farina...............................      194,290              12                  30
Barry Aiken.....................................      168,108              28                  30
Frank J. Cornwell...............................      208,536              19                  25

     Benefits are determined under one of two scenarios, as determined under the agreement with the participant. For a participant with an accrual period of 25 years, benefits are determined under 25-Year Accrual table above. For a participant with an accrual period of 30 years, benefits are determined under the 30-Year Accrual table above. Benefits payable under the program are payable in the form of a single-life annuity.

     The benefits for the participants shown above are reduced by the following:

     - 100% of the actual amount of Social Security benefit for which the participant is eligible to collect beginning at age 65 (or later if the participant is older than age 65);

     - the annuity value of the participant's account attributable to employer contributions in the UTI Pennsylvania Profit Sharing Plan;

     - the annuity value of the participant's account attributable to our contributions to the participant's 401(k) plan; and

     - the benefit payable to the participant as a single-life annuity, beginning at age 65 (or later if the participant is older than age 65), under any and all of our pension plans, as determined as of separation from service.

     In addition to the SERP, we also sponsor two qualified defined benefit pension plans, the Pension Plan for Uniform Tubes, Inc., a division of UTI Pennsylvania, referred to as the UT Plan, and the Pension Plan for Utitec, Inc., a division of UTI Pennsylvania, referred to as the Utitec Plan. Both plans are unit benefit plans with a benefit formula equal to a fixed-dollar amount multiplied by years of service. Benefits are payable at age 65 in the form of a single-life annuity.

     The current benefit for the Utitec Plan is a $15.50 per month times years of service.

     The UT Plan is terminating in 2001. The current benefit is $22 per month times years of service. In addition, in conjunction with the termination of the plan, the benefit will be increased to $23 per month multiplied by years of service, and benefits will be enhanced such that, for every 10 years of service that a participant has earned, an extra year of service will be credited.

     The estimated annual benefits for each executive, payable at normal retirement age, are listed below. The benefits reflect the termination of the UT Plan, the benefit increase to $23 per month times years of service, and the benefit enhancement of one extra year of service for every 10 completed years of service. Please note that each of the executives below participates in the UT Plan.

                                                               ESTIMATED
                                                                ANNUAL
EXECUTIVE                                                       BENEFIT
---------                                                      ---------
Andrew D. Freed.............................................     4,416
Jeffrey M. Farina...........................................     3,588
Barry Aiken.................................................     8,282
Frank J. Cornwell...........................................     6,072

                             EMPLOYMENT AGREEMENTS

     On January 31, 2001, we entered into an employment agreement with Mr. Lemker. The term of the agreement is two years. Under the agreement, Mr. Lemker is entitled to a base salary of $113,000 and he is eligible for bonuses determined in the discretion of our chief executive officer, board of directors or compensation committee. Mr. Lemker will also be reimbursed for the costs related to his relocation from our Salem, Virginia facility to our corporate headquarters in Collegeville, Pennsylvania. If Mr. Lemker is terminated without cause or decides to leave his employment for good reason, he is entitled to severance payments equal to that of his base salary then in effect and health insurance benefits through the earlier of six months from the date of the termination of his employment or the date on which he has obtained other full-time employment.

     On May 31, 2000, we entered into an employment agreement with Mr. Freed to serve as our president and chief executive officer. The term of the agreement is five years. Under the agreement, Mr. Freed will be paid an annual salary of $244,555, subject to subsequent annual adjustment. In addition, we granted Mr. Freed an option to purchase 41,400 shares of our common stock, which option vests over a five-year term and has an exercise price of $8.89 per share. Mr. Freed is also eligible to receive a cash bonus each year based on our performance and attainment of earnings objectives. The employment agreement provides Mr. Freed with an automobile allowance and reimbursement for association dues. If Mr. Freed is terminated without cause or decides to leave his employment for good reason after the first year of employment, he is entitled to a severance payment equal to his base salary then in effect through the earlier of the date that Mr. Freed obtains other full-time employment or twelve months from the date of termination of employment. Under those circumstances, he is also entitled to receive, pro-rated to the date of termination, any bonus he would have received for that year. If Mr. Freed terminates his employment for good reason during the first year of his employment, he is entitled to a severance payment equal to his base salary then in effect for twenty-four months from the date of his termination. Mr. Freed is also subject to a noncompete agreement under which he agrees not to compete with us for the longer of the period beginning June 1, 2000 and ending on May 31, 2005 or one year after the termination of his employment.

     On May 31, 2000, Medical Device Manufacturing, Inc. entered into employment agreements with Messrs. Aiken and Farina. The term of each agreement is five years. Under the agreements the employees are entitled to annual salaries of $133,750 for Mr. Aiken and $157,850 for Mr. Farina, in each case subject to subsequent annual adjustment. Under these agreements, the employees are eligible to receive cash bonuses each year based on our performance and attainment of earnings objectives. The employees are also entitled to automobile allowances. If either employee is terminated without cause or decides to leave his employment for good reason, that employee is entitled to severance payments equal to that employee's base salary then in effect and health insurance benefits through twelve months from the date of employee's termination if termination occurs within the first twelve months of employee's employment. If employee's termination occurs after the first twelve months of employee's employment, the employee's severance will continue for six months from the date of termination of employment. Messrs. Aiken and Farina are also subject to noncompete agreements under which each agrees not to compete with us for the longer of the period ending on May 31, 2005 or one year after the termination of his employment. If Messrs. Aiken and Farina are terminated without cause or leave for good reason, the agreement not to compete will be for one year following the date of termination and we then have the option to extend that noncompete period for up to four successive six-month periods upon payment of a lump sum equal to the employee's base salary in effect at the time of termination for the extension period.

     Effective July 6, 1999, we entered into an employment agreement with Mr. Pollock to serve as our chief executive officer. The term of the agreement was for three years. Effective May 31, 2000 that agreement was terminated and we entered into a new employment agreement with Mr. Pollock to serve as our chairman of the board. The term of the existing agreement is five years. Under the agreement, Mr. Pollock will be paid an annual salary of $300,000, subject to subsequent annual adjustment. In addition we granted Mr. Pollock an option to purchase 41,400 shares of our common stock which option vests over a five-year term and has an exercise price of $8.89 per share. We also agreed to provide Mr. Pollock with an automobile allowance, an office allowance and reimbursement for association dues. If Mr. Pollock is terminated without cause or decides to leave his employment for good reason, he is entitled to a severance payment equal to his base salary then in effect for the longer of three years from the date of the agreement or six months from the date of termination. Mr. Pollock is also subject to a noncompete agreement under which he agrees not to compete with us for the period beginning July 6, 1999 and ending July 6, 2004. Upon the closing of this offering, Mr. Pollock's employment agreement will be terminated in exchange for a cash payment by us of $750,000. Mr. Pollock will resign as Chairman of our board of directors and as an employee and will become Vice-Chairman of our board of directors.

                             EMPLOYEE BENEFIT PLANS

2000 STOCK OPTION AND INCENTIVE PLAN

     The following is a summary description of our 2000 Stock Option and Incentive Plan, which is referred to in this prospectus as the stock option plan. The stock option plan was adopted by our board of directors on February 3, 2000 and approved by our stockholders on January 31, 2001. The stock option plan was amended and restated by our board of directors on January 16, 2001 to be effective upon the initial public offering. The amendment and restatement of the stock option plan was approved by our stockholders on January 31, 2001. You may refer to the exhibits that are part of the registration statement of which this prospectus is a part for a copy of the stock option plan.

     TYPES OF AWARDS. The stock option plan provides for grants of incentive stock options, which are intended to qualify for favorable federal tax treatment under Section 422 of the Internal Revenue Code of 1986, and nonqualified stock options, which do not so qualify. The stock option plan also provides for grants of restricted stock that are subject to restrictions and risks of forfeiture and restricted stock units that represent the conditional right of the holder to receive stock in the future and which are subject to restrictions and risks of forfeiture.

     SHARES SUBJECT TO THE STOCK OPTION PLAN. As of February 12, 2001, the total number of shares of common stock authorized for issuance under the stock option plan was 1,512,000 shares. These shares may be authorized but unissued common stock. If an option grant expires or for any reason is terminated or unexercised, the shares of common stock relating to that grant again become available for issuance under the stock option plan. As of February 12, 2001, there were nonqualified stock options to purchase 444,616 shares outstanding and incentive stock options to purchase 772,642 shares outstanding. Under the amended and restated plan, which will be effective upon the closing of this offering, the total number of shares authorized for issuance will be 3,060,000. In addition, beginning in January 2003 and yearly thereafter, unless our board of directors determines in any given year that a lesser amount is appropriate, the number of shares authorized for issuance shall increase by 1,080,000 shares.

     MERGERS AND OTHER SIMILAR TRANSACTIONS. In the event of a merger, consolidation, reorganization, stock dividend, stock split, or other similar change affecting our capital structure, we have the authority to make appropriate adjustments to the total number of shares available for issuance under the stock option plan, the number of shares that may be purchased and the exercise price applicable to outstanding stock options.

     ELIGIBILITY. Grants may be made to any of our or any of our affiliates' employees, officers, directors, consultants or to any consultant, independent contractor or other person providing services to us or our affiliates', in each case as determined by our board of directors.

     ADMINISTRATION. Currently, our board of directors administers the stock option plan. Upon completion of this public offering, our compensation committee will administer the stock option plan.

     SECTION 162(M). Section 162(m) of the Internal Revenue Code limits publicly-held companies to an annual deduction for federal income tax purposes of $1,000,000 for compensation paid to their chief executive officer and the four highest compensated executive officers (other than the chief executive officer) determined at the end of each year. However, performance-based compensation is excluded from this limitation. The stock option plan is designed to permit the compensation committee to grant awards that qualify as performance-based for purposes of satisfying the conditions of Section 162(m) at the time as the stock option plan becomes subject to Section 162(m).

     ADDITIONAL LIMITATIONS. When we have any equity securities registered under Section 12 of the Securities Exchange Act of 1934 and to the extent the reliance period under Section 162(m) of the Internal Revenue Code has lapsed, the maximum number of shares of stock subject to a stock option under the plan that we can awarded to any eligible person is 900,000 shares per year.

EMPLOYEE STOCK PURCHASE PLAN

     We have adopted an Employee Stock Purchase Plan to be effective upon the closing of this offering. The following is a summary description of our proposed Employee Stock Purchase Plan.

     The purpose of the Employee Stock Purchase Plan is to permit eligible employees to purchase at a discount shares of common stock of our company. The Employee Stock Purchase Plan is administered by our compensation committee. All of our employees who are employed by us or any of our domestic subsidiaries and whose customary employment is more than 20 hours per week and for at least five months in any calendar year will be eligible to participate in this plan. However, any employee who would own five percent or more of the total combined voting power or value of our common stock immediately after any grant is not eligible to participate.

     We intend to reserve 900,000 shares of common stock for issuance under the Employee Stock Purchase Plan. In addition, beginning in January 2003 and yearly thereafter, unless our board of directors determines in any given year that a lesser amount is appropriate, the number of shares that may be issued under the Employee Stock Purchase Plan will increase by 540,000 shares. We also intend that the Employee Stock Purchase Plan meet the requirements for an "employee stock purchase plan" under Section 423 of the Code. The Employee Stock Purchase Plan was adopted by the board of directors on January 16, 2001 and was approved by our stockholders on January 31, 2001, but will only become effective upon the closing of this offering.

     The first offering period under the Employee Stock Purchase Plan will commence on the date as determined by our board of directors. An offering period will consist of one or more purchase periods. The duration of each offering and purchase period will be determined by the compensation committee.

     During a purchase period, we will withhold amounts through payroll deductions for eligible employees who elect to participate in the Employee Stock Purchase Plan. At the end of each purchase period, we will use the employee contributions to the plan to purchase, on behalf of eligible employees who are participating in the Employee Stock Purchase Plan, stock at a price equal to the lesser of 85% of the market price of the common stock at either the beginning of the offering period or the end of the purchase period. We have the right under the Employee Stock Purchase Plan in connection with the first offering period, if it coincides with this offering, to automatically enroll participants. If authorized by our compensation committee participants may also pay the purchase price for common stock purchased under the plan by means of periodic payments.

2000 RETENTION PLAN FOR EMPLOYEES

     The following is a summary description of our 2000 Retention Plan for Employees. The plan became effective on January 12, 2000. You may refer to the exhibits that are part of the registration statement of which this prospectus is a part for a copy of the 2000 Retention Plan for Employees.

     In conjunction with our purchase of Noble-Met, Ltd., $10,000,000 of the purchase price was deferred and we established a plan for employees of Noble-Met to provide them with the opportunity to participate in the future appreciation of Noble-Met and to motivate and reward the future efforts of those employees. The maximum amount that may be earned and paid under the plan is $10,000,000. Benefits under the plan are calculated based on the achievement by Noble-Met of specified earnings objectives in the year 2000 as compared to the year 1999 and in the year 2001 as compared to the year 2000. Eligible employees may decide whether to receive their benefit, if any, in all cash or a combination of cash and up to 25% in phantom stock pursuant to the 2000 Employee Phantom Stock Plan described below. The number of shares of phantom stock an employee is entitled to receive is determined by dividing the dollar amount of the phantom stock benefit by $12.00. For the year 2000, payments equal to approximately $1,237,375 have been earned, and we anticipate paying them on or before the closing of this offering. In addition, for the year 2000, 32,215 phantom shares have been issued under the 2000 Employee Phantom Stock Plan.

     In order to receive payment under the plan, an eligible employee must be employed by Noble-Met or an affiliate of Noble-Met on the payment date. Payments under the plan for the year 2001 are due on the earlier of 30 days after the delivery of our audited financial statements for the fiscal year 2001 or April 15, 2002.

2000 RETENTION PLAN FOR MER CONSULTANTS AND EMPLOYEES

     The following is a summary description of our 2000 Retention Plan for MER Consultants and Employees. The plan became effective on May 12, 2000. You may refer to the exhibits that are part of the registration statement of which this prospectus is a part for a copy of the 2000 Retention Plan for MER Consultants and Employees.

     Prior to our acquisition of Noble-Met, Ltd., Noble-Met engaged the services of a company known as Medical Engineering Resources, Ltd. for sales and marketing services. In conjunction with our purchase of Noble-Met, we determined that it was in our best interest and the best interest of Noble-Met to retain, on an exclusive basis, the services of Medical Engineering Resources. We purchased Medical Engineering Resources and entered into employment and consulting arrangements with several of the individuals affiliated with Medical Engineering Resources. In conjunction with our purchase of Noble-Met, $1,000,000 of the purchase price was deferred, and upon our acquisition of Medical Engineering Resources we established a plan for employees of Medical Engineering Resources to provide them with the opportunity to participate in the future appreciation of Noble-Met and to motivate and reward the future efforts of those employees. The maximum amount that may be earned and paid under the plan is $1,000,000. Benefits under the plan are calculated based on the achievement by Noble-Met of specified earnings objectives in the year 2000 as compared to the year 1999 and in the year 2001 as compared to the year 2000. Eligible employees may decide whether to receive their benefit, if any, in all cash or a combination of cash and up to 25% in phantom stock pursuant to the 2000 Employee Phantom Stock Plan described below. The number of shares of phantom stock an employee is entitled to receive is determined by dividing the dollar amount of the phantom stock benefit by $12.00. For the year 2000, payments equal to approximately $121,797 have been earned, and we anticipate paying them on or before the closing of this offering. In addition, for the year 2000, 3,383 phantom shares have been issued under the 2000 Employee Phantom Stock Plan.

     In order to receive payment under the plan, an eligible employee must be employed by Noble-Met or an affiliate of Noble-Met on the payment date. Payments under the plan for the year 2001 are due on the earlier of 30 days after the delivery of our audited financial statements for the fiscal year 2001 or April 15, 2002.

STAR GUIDE PHANTOM STOCK PLAN

     The following is a summary description of our Star Guide Phantom Stock Plan, which is referred to as the Star Guide phantom stock plan in this prospectus. This plan will terminate after the closing of this offering. Our board of directors approved this plan effective January 1, 2000. You may refer to the exhibits that are part of the registration statement of which this prospectus is a part for a copy of the Star Guide Phantom Stock Plan.

     The Star Guide phantom stock plan provides for grants of up to 29,708 shares of phantom stock to eligible employees of Star Guide Corporation based on our Class A-1 5% Convertible Preferred Stock. All 29,708 shares of phantom stock have been granted. These shares are fully vested. Holders of phantom stock under this plan have no voting rights, no stockholder rights and no employment rights.

     Upon the closing of this offering, the holders of the phantom stock will be entitled to receive payment for their phantom stock and dividends accrued and paid to holders of shares of our Class A-1 5% Convertible Preferred Stock. Payment for each share of phantom stock may be made in cash in an amount equal to the fair market value of one share of our common stock, as determined based on the offering price as set forth on this prospectus. We have the option to make the payment for a holder's phantom stock in any combination of cash and discounted options to purchase our common stock. If we elect to pay a portion of the phantom stock payment due to a holder in discounted options, the exercise price for those options cannot be less than 25% of the fair market value of our common stock, as determined based on the offering price as set forth on this prospectus.

2000 EMPLOYEE PHANTOM STOCK PLAN

     The following is a summary description of our 2000 Employee Phantom Stock Plan. Our board of directors approved this plan effective January 1, 2000. You may refer to the exhibits that are part of the registration statement of which this prospectus is a part for a copy of the 2000 Employee Phantom Stock Plan.

     The 2000 Employee Phantom Stock Plan provides for grants of up to 229,167 shares of phantom stock to eligible employees of ours. When granted, all shares of phantom stock will be fully vested. Holders of phantom stock under this plan have no voting rights, no stockholder rights and no employment rights.

     Upon the closing of this offering, the holders of the phantom stock will be entitled to receive payment for their phantom stock and dividends accrued and paid to holders of shares of our Class A-2 5% Convertible Preferred Stock. Payment for each share of phantom stock may be made in cash in an amount equal to the fair market value of one share of our common stock, as determined based on the offering price of our common stock as set forth on this cover of this prospectus. We have the option to make the payment for a holder's phantom stock in any combination of cash, our common stock and discounted options to purchase our common stock. If we elect to pay a portion of the phantom stock payment due to a holder in discounted options, the exercise price for those options cannot be less than 25% of the fair market value of our common stock. Phantom stock that is issued after the closing of this offering also may be redeemed for cash, our common stock or discounted options to purchase our common stock.

DEFINED CONTRIBUTION RETIREMENT PLANS

     Five of our subsidiaries, Spectrum Manufacturing, Inc., UTI Pennsylvania, Noble-Met, Star Guide Corporation and American Technical Molding maintain for the benefit of their eligible employees defined contribution plans intended to qualify under Section 401 of the Internal Revenue Code. Employees who participate in the plans may make elective deferrals of a portion of their salary. In addition each year we may make discretionary profit sharing or employer matching contributions to the plans. These employer contributions generally become vested over time based on the employee's continued employment with us. Our contributions, if any, are generally deductible when made. All contributions are held in trust as required by law.

     Two of our subsidiaries, UTI Pennsylvania and Star Guide, maintain profit sharing plans for the benefit of their eligible employees. These profit sharing plans are defined contribution plans intended to qualify under Section 401 of the Internal Revenue Code. Each year we may make discretionary profit sharing contributions to the plans. These employer contributions become vested over time based on the employee's continued employment with us. Our contribution, if any, are generally deductible when made.

DEFINED BENEFIT RETIREMENT PLANS

     Two of our divisions maintain defined benefit pension plans for the benefit of their eligible employees. The two plans are the Pension Plan for Employees of Uniform Tubes, Inc., and the Pension Plan for Employees of Utitec, Inc. The plans are noncontributory defined benefit pension plans which provide eligible employees with retirement income, generally payable as an annuity, for life. We plan to terminate the Pension Plan for Employees of Uniform Tubes, Inc.

                           RELATED PARTY TRANSACTIONS

     Since our inception, we have issued shares of common and preferred stock in private placement transactions as follows:

     - On July 6, 1999, we issued and sold 270,000 shares of our voting common stock at a purchase price of $0.01 per share and 300,000 shares of our Class B-1 Convertible Preferred Stock at $0.10 per share.

     - On July 6 and July 21, 1999 we issued and sold an aggregate of 868,372 shares of our Class A-1 5% Convertible Preferred Stock at a purchase price of $10.94 per share.

     - On January 11, 2000, we issued and sold 1,125,000 shares of our Class A-2 5% Convertible Preferred Stock at a purchase price of $12.00 per share.

     - On May 12, 2000, we issued and sold 26,456 shares of our Class A-3 5% Convertible Preferred Stock at a purchase price of $18.90 per share.

     - On May 31, 2000, we issued and sold 3,437,500 shares of our Class A-4 5% Convertible Preferred Stock at $16.00 per share and 515,882 shares of our Class AA Convertible Preferred Stock at $13.00 per share.

     - On June 1, 2000 we issued and sold 100,000 shares of our Class B-2 Convertible Preferred Stock at $0.10 per share.

     - On December 21 and December 22, 2000 we issued and sold 995,469 shares of our Class A-5 5% Convertible Preferred Stock at $16.00 per share.

     - On February 9, 2001, we issued 88,656 shares of our non-voting common stock at $.01 per share, pursuant to the exercise of warrants we originally issued on January 11, 2000, and these shares were immediately converted into 159,578 shares of our voting common stock.

     - On February 12, 2001, we issued 31,250 shares of our Class A-2 5% Convertible Preferred Stock as part of the deferred purchase price related to our acquisition of Noble-Met as set forth in the purchase agreement dated January 11, 2000.

     Each share of Class A-1 5% Convertible Preferred Stock, Class A-2 5% Convertible Preferred Stock, Class A-3 5% Convertible Preferred Stock, Class A-4 5% Convertible Preferred Stock, Class A-5 5% Convertible Preferred Stock, Class AA Convertible Preferred Stock, Class B-1 Convertible Preferred Stock and Class B-2 Convertible Preferred Stock currently converts into 1.8 shares of voting common stock, which conversion will occur upon the closing of this offering.

     The following table identifies our executive officers, directors and five percent stockholders who have made equity investments in our company. See "Principal Stockholders" on page 67 for additional information about the beneficial ownership of shares of our preferred and common stock held by these holders.

                                       SHARES OF      SHARES OF      SHARES OF      SHARES OF      SHARES OF     SHARES OF
                          SHARES OF   CLASS A-1 5%   CLASS A-2 5%   CLASS A-4 5%   CLASS A-5 5%    CLASS AA      CLASS B-1
                           VOTING     CONVERTIBLE    CONVERTIBLE    CONVERTIBLE    CONVERTIBLE    CONVERTIBLE   CONVERTIBLE
                           COMMON      PREFERRED      PREFERRED      PREFERRED      PREFERRED      PREFERRED     PREFERRED
NAME                        STOCK        STOCK          STOCK          STOCK          STOCK          STOCK         STOCK
----                      ---------   ------------   ------------   ------------   ------------   -----------   -----------
EXECUTIVE OFFICERS
Andrew D. Freed(a)......        --           --             --              --            --             --           --
Barry Aiken.............        --           --             --              --        10,706             --           --
Jeffrey M. Farina.......        --           --             --              --        12,057             --           --
Thomas F. Lemker........                     --            593              --            --             --           --

                           SHARES OF
                           CLASS B-2
                          CONVERTIBLE
                           PREFERRED
NAME                         STOCK
----                      -----------
EXECUTIVE OFFICERS
Andrew D. Freed(a)......    50,000
Barry Aiken.............    25,000
Jeffrey M. Farina.......    25,000
Thomas F. Lemker........        --

                                       SHARES OF      SHARES OF      SHARES OF      SHARES OF      SHARES OF     SHARES OF
                          SHARES OF   CLASS A-1 5%   CLASS A-2 5%   CLASS A-4 5%   CLASS A-5 5%    CLASS AA      CLASS B-1
                           VOTING     CONVERTIBLE    CONVERTIBLE    CONVERTIBLE    CONVERTIBLE    CONVERTIBLE   CONVERTIBLE
                           COMMON      PREFERRED      PREFERRED      PREFERRED      PREFERRED      PREFERRED     PREFERRED
NAME                        STOCK        STOCK          STOCK          STOCK          STOCK          STOCK         STOCK
----                      ---------   ------------   ------------   ------------   ------------   -----------   -----------
DIRECTORS
Ira Brind...............     3,375        4,571             --              --         3,125             --        1,250
H. Stephen Cookston.....        --           --             --              --         7,969             --           --
John R. Freeland(b).....        --           --        163,581              --            --             --           --
Charles A.
  Hamilton(c),(d).......   145,258      301,645        591,667       1,468,750       366,357             --       50,000
Mark M. King(c).........   202,520      210,237        550,000       1,375,000       338,486             --       50,000
Eric M. Pollock(e)......    52,291      367,915        210,416              --        73,500             --      190,000
Bruce L. Rogers(c)......   202,520      210,237        550,000       1,375,000       338,486             --       50,000
FIVE PERCENT
  STOCKHOLDERS
7:22 Investors LLC(f)...    44,582      367,915        210,416              --        73,500             --           --
Subsidiary of American
  International Group,
  Inc.(g)...............        --           --             --         531,250        77,002             --           --
Entities affiliated with
  KRG Capital Partners,
  L.L.C.(h).............   202,520      210,237        550,000       1,375,000       338,486             --       50,000
Entities affiliated with
  CMS Companies(i)......   149,158      173,673             --         500,000        87,088             --       47,500
Entities affiliated with
  Credit Suisse First
  Boston(j).............        --           --             --              --        57,522        479,890           --

                           SHARES OF
                           CLASS B-2
                          CONVERTIBLE
                           PREFERRED
NAME                         STOCK
----                      -----------
DIRECTORS
Ira Brind...............        --
H. Stephen Cookston.....        --
John R. Freeland(b).....        --
Charles A.
  Hamilton(c),(d).......        --
Mark M. King(c).........        --
Eric M. Pollock(e)......        --
Bruce L. Rogers(c)......        --
FIVE PERCENT
  STOCKHOLDERS
7:22 Investors LLC(f)...        --
Subsidiary of American
  International Group,
  Inc.(g)...............        --
Entities affiliated with
  KRG Capital Partners,
  L.L.C.(h).............        --
Entities affiliated with
  CMS Companies(i)......        --
Entities affiliated with
  Credit Suisse First
  Boston(j).............        --


---------------

(a)  Mr. Freed also serves as a member of our board of directors.


(b) Mr. Freeland resigned from our board of directors effective February 13, 2001.



(c) Includes shares purchased by or attributable to the KRG entities described in note (h) below. Each of Messrs. Hamilton, King and Rogers disclaims beneficial ownership in the shares held by the KRG entities except to the extent of his respective pecuniary interest in such shares.



(d) Includes shares purchased by Infrastructure & Environmental Private Equity Fund III, LP and Environmental & Information Technology Private Equity Fund III, LP. First Analysis Corporation is a member of the general partner of both funds and Mr. Hamilton serves as a managing director of First Analysis Corporation. Mr. Hamilton disclaims beneficial ownership in the shares held by the First Analysis entities except to the extent of his pecuniary interest in such shares.



(e) Includes shares purchased by 7:22 Investors, LLC, of which Mr. Pollock is a member and manager. Mr. Pollock disclaims beneficial ownership of the shares held by 7:22 Investors LLC except to the extent of his pecuniary interest in such shares. Subsequent to the above described purchases of Class A-1 Convertible Preferred Stock and Class B-1 Convertible Preferred Stock, Mr. Pollock effected various transfers of the shares.


(f) Includes shares of Class A-1 Convertible Preferred Stock purchased by Mr. Pollock and subsequently contributed to 7:22 Investors, LLC.


(g) Includes purchases by Birmingham Fire and Insurance Company of Pennsylvania, a wholly-owned subsidiary of American International Group, Inc., of 531,250 shares of Class A-4 5% Convertible Preferred Stock and 77,002 shares of Class A-5 5% Convertible Preferred Stock.



(h)  Includes purchases by the following affiliates of KRG Capital Partners,
     L.L.C.: with respect to voting common stock 135,000 shares purchased by KRG Capital Partners, L.L.C., 39,470 shares purchased by KRG Capital Fund I, L.P., 17,466 shares purchased by KRG Capital Fund I (PA), L.P., 8,334 shares purchased by KRG Capital Fund I (FF), L.P., 1,747 shares purchased by KRG Capital Fund I (GER) and 503 shares purchased by KRG Co-Investment, L.L.C.; with respect to Class A-1 5% Convertible Preferred Stock: 182,815 shares purchased by KRG Capital Partners, L.L.C., 15,817 shares purchased by KRG Capital Fund I, L.P., 10,554 shares purchased by KRG Capital

     Fund I (FF), L.P. and 1,051 shares purchased by KRG Co-Investment, LLC; with respect to Class A-2 5% Convertible Preferred Stock: 330,642 shares purchased by KRG Capital Fund I, L.P., 143,812 shares purchased by KRG Capital Fund I (PA), L.P., 71,452 shares purchased by KRG Capital Fund I
     (FF), L.P. and 4,094 shares purchased by KRG Co-Investment, LLC; with respect to Class A-4 5% Convertible Preferred Stock: 803,815 shares purchased by KRG Capital Fund I, L.P., 355,671 shares purchased by KRG Capital Fund I (PA), L.P., 169,711 shares purchased by KRG Capital Fund I
     (FF), L.P., 35,567 shares purchased by KRG Capital Fund I (GER) and 10,236 shares purchased by KRG Co-Investment, LLC; with respect to Class A-5 5% Convertible Preferred Stock: 197,876 shares of shares purchased by KRG Capital Fund I, L.P., 87,556 shares purchased by KRG Capital Fund I (PA), L.P., 41,778 shares purchased by KRG Capital Fund I (FF), L.P., 8,756 shares purchased by KRG Capital Fund I (GER) and 2,520 shares purchased by KRG Co-Investment, LLC; and with respect to Class B-1 Convertible Preferred
     Stock: 50,000 shares purchased by KRG Capital Partners, L.L.C. Subsequent to the above-described purchase of our shares, the various KRG funds effected various transfers of the shares among the funds.


(i) Includes purchases by the following affiliates of CMS Companies: with respect to voting common stock 4,272 shares purchased by CMS Diversified Partner, L.P., 139,584 shares purchased by CMS Co-Investment Subpartnership and 5,302 shares purchased by CMS PEP XIV Co-Investment Subpartnership; with respect to Class A-1 5% Convertible Preferred Stock: 5,484 shares purchased by CMS Diversified Partner, L.P. and 168,189 shares purchased by CMS Co-Investment Subpartnership; with respect to Class A-4 5% Convertible Preferred Stock: 375,000 shares purchased by CMS Co-Investment Subpartnership and 125,000 shares purchased by CMS PEP XIV Co-Investment Subpartnership; with respect to Class A-5 5% Convertible Preferred Stock:
     1,062 shares purchased by CMS Diversified Partner, L.P. and 86,026 shares purchased by CMS Co-Investment Subpartnership; and with respect to Class B-1 Convertible Preferred Stock: 1,500 shares purchased by CMS Diversified Partner, L.P. and 46,000 shares purchased by CMS Co-Investment Subpartnership.


(j) Includes purchases by the following affiliates of Credit Suisse First Boston, a Swiss bank: with respect to Class AA Convertible Preferred Stock:
     272,722 shares purchased by DLJ Investment Partners II, L.P., 51,588 shares purchased by DLJ Investment Funding II, Inc., 34,384 shares purchased by DLJ ESC II, L.P. and 121,196 shares purchased by DLJ Investment Partners, L.P.; and with respect to Class A-5 5% Convertible Preferred Stock: 50,308 shares purchased by DLJ Investment Funding II, Inc. and 7,214 shares purchased by DLJ ESC II L.P.


     We believe that the terms of all of the above-described transactions were no less favorable than we could have obtained from unaffiliated third parties.

     In connection with the above-described transactions, we entered into an agreement with the investors providing for registration rights with respect to the shares of common stock, including those issuable upon conversion of each class of preferred stock. For more information, please see "Description of Capital Stock -- Registration Rights" on page 76.

     In addition, we have employment agreements with some of our executive officers, which are discussed under "Management -- Employment Agreements" on page 54.

     We have no outstanding loans to, or guarantees on behalf of, any of our directors or executive officers.

DIVIDENDS

     Upon the closing of this offering we will pay dividends on shares of our Class A-1 5% Convertible Preferred Stock, Class A-2 5% Convertible Preferred Stock, Class A-3 5% Convertible Preferred Stock, Class A-4 5% Convertible Preferred Stock and Class A-5 5% Convertible Preferred Stock. Assuming a closing date in early March 2001, holders of our Class A-1 5% Convertible Preferred Stock will receive an aggregate of approximately $787,000; holders of our Class A-2 5% Convertible Preferred Stock will receive an aggregate of approximately $774,000; holders of our Class A-3 5% Convertible Preferred Stock will receive an aggregate of approximately $20,000; holders of our Class A-4 5% Convertible Preferred Stock will receive an aggregate of $2,072,000; and holders of our Class A-5 5% Convertible Preferred Stock will receive an aggregate of $155,000. We intend to pay these dividends using proceeds from this offering.

     Of these dividends, an aggregate of approximately $2,916,000 will be paid to our affiliates. Entities affiliated with KRG Capital Partners, LLC will receive an aggregate dividend of approximately $1,466,000, entities affiliated with CMS Companies will receive an aggregate of approximately $454,000, entities affiliated with American International Group, Inc. will receive an aggregate of approximately $391,000, 7:22 Investors, LLC will receive an aggregate of approximately $489,000 and entities affiliated with Credit Suisse First Boston will receive an aggregate of approximately $9,000, John R. Freeland will receive approximately $101,000, H. Stephen Cookston will receive approximately $1,200, Ira Brind will receive approximately $4,700 and Thomas F. Lemker will receive approximately $365.

SECURITIES PURCHASE AGREEMENT

     On May 31, 2000, we and our wholly-owned subsidiary, Medical Device Manufacturing, Inc., entered into a securities purchase agreement with DLJ Investment Partners II, L.P., DLJ Investment Funding II, Inc., DLJ ESC II L.P., DLJ Investment Partners, L.P., all of which are affiliates of Credit Suisse First Boston Corporation, and Reliastar Financial Corp. In accordance with the agreement, we issued and sold 515,882 shares of Class AA Convertible Preferred Stock for an aggregate price of $6,706,466, which at the time of issuance represented approximately 7.9% of our outstanding common stock on a fully-diluted basis. At the same time as the share issuance, Medical Device Manufacturing, Inc. issued to these entities 13.5% senior subordinated notes in an aggregate principal amount of $21.5 million, which notes mature June 1, 2007, and we issued to these entities senior notes in an aggregate principal amount of $21.5 million, which notes mature June 1, 2008. The senior subordinated notes accrue interest at a rate of 13.5% per annum. Our senior notes accrue interest at a rate of 15.563% per annum prior to June 1, 2005, which interest may be paid by the issuance of additional notes, and 16.101% per annum thereafter. The senior subordinated notes are subject to a prepayment penalty of 106.75% of the face amount of these notes and the senior notes are subject to a prepayment penalty of 107.50% of the face amount of these notes. We intend to repay the senior subordinated notes and the senior notes with a portion of the proceeds of this offering. If we redeem the senior notes and the senior subordinated notes, we may redeem up to 193,452 of the 515,882 shares of Class AA Convertible Preferred Stock issued and sold under the Securities Purchase Agreement for $.01 per share. We intend to redeem those shares upon the closing of this offering.

     Holders of the senior subordinated notes and senior notes have registration rights with respect to the notes. After the six-month period following this offering, holders of at least 25% of the principal amount of the senior subordinated notes may require us to register those notes and holders of at least 25% of the principal amount of the senior notes may require us to register those notes. Generally, the holders of the senior subordinated notes and the holders of the senior notes may each request a maximum of two registrations. In addition, if we register debt securities other than the senior subordinated notes or the senior notes, the holders of those notes can request that we include the senior subordinated notes and senior notes in the registration statement for the other debt securities to be registered. Because we intend to repay the senior subordinated notes and the senior notes from the proceeds of this offering upon the closing of this offering, these registration rights will terminate.

     We also entered into an anti-dilution agreement with the holders of the Class AA Convertible Preferred Stock. The agreement provides for adjustments to the number of shares held by the purchasers to prevent dilution if we issue common stock or securities convertible into common stock at a price less than the then current market price. This agreement will remain in place following this offering.

SHAREHOLDERS' AGREEMENT

     We have entered into an agreement with our stockholders providing for a variety of rights among the stockholders, including a voting agreement with respect to our directors. Pursuant to this agreement, several stockholders have the right to designate members of our board of directors, which rights exist only so long as those holders hold at least 3.5% of our outstanding common stock on an as converted basis as follows: the KRG entities have the right to designate three members; 7:22 Investors LLC, Eric Pollock and other specified holders together have the right to designate one member; the AIG entities that are party to the shareholders' agreement have the right to designate one member; and the DLJ entities that are party to the shareholders' agreement have the right to designate one member, which right exists only so long as the DLJ entities hold at least 25% of the aggregate principal amount of the senior subordinated notes and the senior notes or own at least 3.5% of our outstanding common stock on an as converted basis. In addition, the shareholders agreement provides that we will offer to sell a portion of any new securities issued by us, other than shares issued in our initial public offering, to the stockholders in an amount determined in accordance with their existing holdings. This shareholders' agreement will terminate upon the closing of this offering.

BOARD NOMINATION AGREEMENT

     We have entered into an agreement with the KRG entities pursuant to which the KRG entities have the right to designate up to four members to our board of directors. The KRG entities have only exercised their right to nominate two directors, Mark M. King and Bruce L. Rogers. Upon the closing of the offering, the KRG entities will beneficially own approximately 24.5% of our outstanding stock or 23.3% if the underwriters exercise their overallotment option. This agreement will remain in place following this offering. It terminates upon the earlier of ten years from the date of the agreement or the date on which the KRG entities, in the aggregate, beneficially own less than 25% of the shares the KRG entities hold on the date of the agreement.

KRG AGREEMENT

     On July 6, 1999, we entered into a management agreement with KRG Capital Partners, L.L.C. We amended that agreement on May 31, 2000, and we intend to amend it again upon the closing of this offering to reflect the transaction advisory focus of the arrangement. Under the agreement, KRG Capital Partners, L.L.C. assists us with financial and management consulting and transaction advisory services, and we pay KRG an annual management fee and a fee based on the value of acquisitions by us in which KRG was involved. In 1999 we paid KRG an aggregate of approximately $96,774 in annual management fees, and in 2000 we paid KRG an aggregate of approximately $413,979 in annual management fees. In addition, we paid transaction fees in conjunction with the closing of acquisitions by us as follows: on July 14, 1999, in conjunction with the acquisition of Star Guide we paid $300,000; on January 12, 2000, in conjunction with the acquisition of Noble-Met we paid $400,000; on June 1, 2000, in conjunction with the acquisition of UTI Pennsylvania we paid $1,500,000; and on July 6, 2000, in conjunction with the acquisition of Medical Engineering Resources, Ltd. we paid $50,000. In January 2001, we paid KRG $255,000 in conjunction with the acquisition of American Technical Molding. Upon the closing of this offering, we will amend this agreement with KRG to provide for transaction advisory services. The amended agreement with KRG will have a term of five years from the date of the closing of this offering. KRG will receive base transaction fees equal to 1% of the amount paid to the sellers of the company or business we acquire. In addition, for transactions in which the amount we pay to the sellers of the company or business exceeds $200 million, KRG's fee will be reduced to 0.5% of the amount paid to the sellers if we also engage an investment banking firm to represent us in a transaction. For each transaction we will also pay KRG a transaction bonus fee equal to the greater of 1% of the amount paid to the sellers of the company or business we acquire or $250,000, with aggregate transaction bonuses in any one year not to exceed $500,000.

STAR GUIDE ACQUISITION

     In conjunction with our acquisition on July 6, 1999 of 100% of the capital stock of Star Guide, we paid an aggregate of $14,065,000 in cash to the shareholders of Star Guide, subject to post-closing adjustments, and issued shares of our Class A-1 5% Convertible Preferred Stock and shares of our Class B-1 Convertible Preferred Stock. Of that cash payment, Mr. Pollock received 23.7%. Mr. Pollock also received 237,659 shares of Class A-1 5% Convertible Preferred Stock and 190,000 shares of Class B-1

Convertible Preferred Stock. Mr. Pollock received an additional purchase price payment of $425,949 based on the performance of Star Guide during fiscal year 1999.

NOBLE-MET ACQUISITION


     In conjunction with our acquisition on January 11, 2000 of 100% of the capital stock of Noble-Met, we paid an aggregate of $24,000,000 in cash to the shareholders of Noble-Met and issued shares of our Class A-2 5% Convertible Preferred Stock. Mr. Freeland, a former member of our board of directors, and Mr. Lemker received 50.1% and 0.18%, respectively, of that total cash consideration. We also issued Mr. Freeland 146,615 shares of our Class A-2 5% Convertible Preferred Stock and Mr. Lemker 531 shares of our Class A-2 5% Convertible Preferred Stock. As former shareholders of Noble-Met, and Mr. Lemker as an employee of Noble-Met, Messrs. Freeland and Lemker are also entitled to a portion of the deferred purchase price calculated based on the achievement by Noble-Met of specified earnings objectives in the year 2000 as compared to the year 1999 and in the year 2001 as compared to the year 2000. If the deferred purchase price is earned, a portion will be allocated to Noble-Met's former shareholders. Each of those shareholders can elect to receive all of his portion in cash or up to 25% in stock and the remainder in cash. For the former shareholders' portion of the year 2000 earnout, Mr. Freeland received 16,966 shares of our Class A-2 5% Convertible Preferred Stock and $611,000 in cash and Mr. Lemker received 62 shares of our Class A-2 5% Convertible Preferred Stock and approximately $2,200 in cash. A portion of the deferred purchase price will also be allocated to Noble-Met's eligible employees. As an eligible employee Mr. Lemker can elect to receive all of his portion in cash or up to 25% in phantom stock and the remainder in cash. For the employees' portion of the year 2000 earnout, Mr. Lemker received 2,057 shares of phantom stock and $74,054 in cash. The deferred purchase price to eligible employees is governed by the 2000 Retention Plan for Employees and the phantom stock is governed by the 2000 Employee Phantom Stock Plan.


UTI PENNSYLVANIA ACQUISITION

     In conjunction with our acquisition on June 1, 2000 of 100% of the capital stock of UTI Pennsylvania, we paid an aggregate of $139,200,000 to the shareholders of UTI Pennsylvania and issued shares of our Class B-2 Convertible Preferred Stock. The two principal stockholders of UTI Pennsylvania, who are not stockholders, directors or executive officers of ours, received an aggregate of 70.2% of the total cash amount. Messrs. Freed, Aiken, Farina, Cornwell, Gaffney and Ashby received 14.11%, 2.30%, 3.14%, 1.85%, 0.51% and 0.51% respectively of the total cash amount. In addition, we issued shares of our Class B-2 Convertible Preferred Stock as follows: 50,000 shares to Mr. Freed, 25,000 shares to Mr. Aiken and 25,000 shares to Mr. Farina. In addition, we granted discounted options to purchase shares of our common stock at an exercise price of $2.22 per share as follows: 281,250 shares to Mr. Freed, 45,662 shares to Mr. Aiken, 62,438 shares to Mr. Farina and 36,626 shares to Mr. Cornwell. We also assumed deferred compensation obligations existing at UTI Pennsylvania for Messrs. Freed, Aiken, Farina and Cornwell in the amounts of $625,000, $101,472, $138,753 and $81,391, respectively. Pursuant to a bonus arrangement contained in the share purchase agreement between us and UTI Pennsylvania dated May 31, 2000, employees of UTI Pennsylvania, including Messrs. Freed, Aiken, Farina and Cornwell are eligible for bonuses based on the performance of UTI Pennsylvania. The bonuses are to be paid from a discretionary bonus pool consisting of 2% of UTI Pennsylvania's earnings before interest, taxes, depreciation and amortization, or EBITDA. There is also a variable portion of the bonus arrangement which is based on an EBITDA budget of $18.5 million for 2000. For each 1% that the actual EBITDA is above 95% of the budgeted EBITDA (after giving effect to bonuses paid under the bonus arrangement), the variable bonus plan pool will be funded with $70,000 (after giving effect to bonuses paid under the bonus plan). We plan to replace this bonus arrangement with a formal bonus plan in 2001.

LICENSE AND TECHNICAL ASSISTANCE AGREEMENT

     UTI Pennsylvania has entered into a License and Technical Assistance Agreement with Medical Device Investment Holdings Corporation, an entity owned by Messrs. Freed, Aiken, Farina and Cornwell, among others. Pursuant to this agreement we granted Medical Device Investment Holdings a royalty-free license, to use patented technology and know-how related to Triplex, a composite of three metals in the shape of a tube. The license agreement allows Medical Device Investment Holdings to use the technology and know-how to research, develop, distribute and sell products based upon the Triplex technology. Under the agreement, Medical Device Investment Holdings has agreed to purchase its requirements of Triplex exclusively from us and to use us exclusively for all of its manufacturing needs to produce the licensed products, subject to various limitations. In exchange for our agreement to supply Triplex and manufacture products, we will receive our standard pricing based upon cost of materials plus a markup and the cost of labor plus a markup. We have also agreed to provide Medical Device Investment Holdings technical assistance and support, including mechanical and metallurgical testing and evaluation and providing technical information to allow Medical Device Investment Holdings to research, develop, distribute and sell the licensed products. For the foregoing services and support we are entitled to receive a fee based on time and material costs plus a standard markup. We also are reimbursed for our out-of-pocket costs related to these services. As of December 31, 2000 we had received fees of $42,707.

STAR GUIDE LEASE

     In conjunction with our acquisition of Star Guide on July 6, 1999 we entered into a lease agreement with 5000 Independence Street LLC for the approximately 45,000 square foot facility in which Star Guide is located. 5000 Independence Street LLC, the owner of the facility, is a limited liability company whose members include Mr. Pollock. Mr. Pollock was among the sellers in our acquisition of Star Guide, and Mr. Pollock is a member of our board of directors. The lease term is eight years and is subject to one four year renewal period at our option. The base rent for the first two years is $300,000 per year. This lease provides that in 2001, the third year of the lease term, the base rent shall adjust to a mutually acceptable base rent.

NOBLE-MET LEASE

     In conjunction with our acquisition of Noble-Met on January 11, 2000, we entered into a lease agreement with Image, L.C. for the approximately 48,000 square foot facility in which Noble-Met is located. Image, L.C., the owner of the facility, is a limited liability company whose members include Mr. Freeland. Mr. Freeland was among the sellers in our acquisition of Noble-Met, and he is a member of our board of directors. The lease term is six years and is subject to two three year renewal periods at our option. The base rent for the initial five year term is $324,996 per year. This lease provides that in 2004, the fifth year of the initial term, the base rent shall adjust to a mutually acceptable base rent.

                             PRINCIPAL STOCKHOLDERS

     The following table shows information with respect to beneficial ownership of our common stock, as of February 12, 2001, after giving pro forma effect to the conversion of all of our outstanding shares of preferred stock into common stock on a 1.8-to-1 basis, and as adjusted to reflect the sale of the common stock offered by us in this offering, for:

     - each of our directors and named executive officers;

     - all of our directors and executive officers as a group; and

     - each person known by us to beneficially own more than 5% of our common stock.

     We have calculated the percentage of beneficial ownership before the offering based on 13,749,426 shares of common stock outstanding as of February 12, 2001, after giving effect to the conversion of all of our convertible preferred stock on the basis of 1.8 shares of common stock for each share of preferred stock.

     We have calculated the percentage of beneficial ownership after the offering based upon:

     - 13,401,216 shares of common stock outstanding as of February 12, 2001, after giving effect to the redemption of 193,452 shares of our Class AA Convertible Preferred Stock, which will be redeemed at the closing of this offering and the conversion of our convertible preferred stock on the basis of 1.8 shares of common stock for each share of preferred stock; and

     - 6,250,000 shares of common stock outstanding after completion of this offering.


                                                                                      PERCENTAGE OF
                                                                                   SHARES BENEFICIALLY
                                                                                        OWNED(A)
                                                                                   -------------------
                                                               NUMBER OF SHARES     BEFORE     AFTER
NAME OF BENEFICIAL OWNER                                      BENEFICIALLY OWNED   OFFERING   OFFERING
------------------------                                      ------------------   --------   --------
DIRECTORS AND EXECUTIVE OFFICERS
Barry Aiken(b)..............................................        109,932           *          *
Ira Brind(c)................................................         19,477           *          *
H. Stephen Cookston(d)......................................         20,344           *          *
Frank J. Cornwell(e)........................................         36,626           *          *
Jeffrey M. Farina(f)........................................        129,140           *          *
Andrew D. Freed(g)..........................................        371,250          2.7        1.9
Charles A. Hamilton(h),(i)..................................      5,275,548         38.4       26.9
Mark M. King(h).............................................      4,806,840         35.0       24.5
Thomas F. Lemker(j).........................................          1,066           *          *
Steven D. Neumann...........................................             --         --         --
David B. Pinkerton..........................................             --         --         --
Eric M. Pollock(k)..........................................      1,288,585          9.4        6.6
Bruce L. Rogers(h)..........................................      4,806,840         35.0       24.5
Thomas Quinn Spitzer, Jr. ..................................             --         --         --
All directors and executive officers as a group (16
  persons)(b),(c),(d),(e),(f),(g),(h),(i),(j),(k)...........      7,251,968         51.1       36.1
FIVE PERCENT STOCKHOLDERS
7:22 Investors LLC(l).......................................      1,217,876          8.9        6.2
Subsidiary of American International Group, Inc.(m).........      1,094,853          8.0        5.6
Entities affiliated with KRG Capital Partners, L.L.C.(n)....      4,806,840         35.0       24.5
Entities affiliated with CMS Companies(o)...................      1,488,409         10.8        7.6
Entities affiliated with Credit Suisse First Boston(p)......        967,338          7.0        3.3


---------------
 *  Less than 1% beneficial ownership.

(a) Beneficial ownership is determined under the rules of the Securities and Exchange Commission and includes voting or investment power with respect to the securities. Except as indicated by footnote, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. The number of shares of common stock outstanding used in calculating the percentage for each listed person includes the shares of common stock underlying options held by that person that are currently exercisable or are exercisable within 60 days of February 12, 2001 but excludes shares of common stock underlying options held by any other person. Unless indicated by footnote, the address for each listed director and executive officer is 200 W. 7th Avenue, Collegeville, Pennsylvania 19426.


(b) Consists of 45,000 shares of common stock issuable upon conversion of Class B-2 Convertible Preferred Stock, 19,270 shares of common stock issuable upon conversion of Class A-5 5% Convertible Preferred Stock and 45,662 shares Mr. Aiken has the right to acquire pursuant to an option that is currently exercisable.


(c) Consists of 3,375 shares of common stock, 8,227 shares of common stock issuable upon conversion of Class A-1 5% Convertible Preferred Stock, 5,625 shares of common stock issuable upon conversion of Class A-5 5% Convertible Preferred Stock and 2,250 shares of common stock issuable upon conversion of Class B-1 Convertible Preferred Stock. Mr. Brind's address is 1926 Arch Street, Philadelphia, Pennsylvania 19103.

(d) Consists of 14,344 shares of common stock issuable upon conversion of Class A-5 5% Convertible Preferred Stock issued to an entity controlled by Mr. Cookston and 6,000 shares Mr. Cookston has a right to acquire pursuant to an option which is currently exercisable. Mr. Cookston's address is 3411 Mandeville Canyon Road, Brentwood, California 90049.

(e) Consists of 36,626 shares Mr. Cornwell has the right to acquire pursuant to an option that is currently exercisable.


(f) Consists of 45,000 shares of common stock issuable upon conversion of Class B-2 Convertible Preferred Stock, 21,702 shares of common stock issuable upon conversion of Class A-5 5% Convertible Preferred Stock and 62,438 shares Mr. Farina has the right to acquire pursuant to an option that is currently exercisable.


(g) Consists of 90,000 shares of common stock issuable upon conversion of Class B-2 Convertible Preferred Stock and 281,250 shares Mr. Freed has the right to acquire pursuant to an option which is currently exercisable.


(h) Consists of those shares described in note (n) below. Charles A. Hamilton, Mark M. King and Bruce L. Rogers are managing directors of KRG Capital Partners, L.L.C. and members or sole shareholders of members of KRG Co-Investment, LLC. Messrs. Hamilton, King and Rogers share voting and dispositive power in such shares. Each of Messrs. Hamilton, King and Rogers disclaims beneficial ownership in these shares except to the extent of his respective pecuniary interest in such shares.


(i) Consists of 131,626 shares of common stock issuable upon conversion of Class A-1 5% Convertible Preferred Stock, 59,999 shares of common stock issuable upon conversion of Class A-2 5% Convertible Preferred Stock, 135,000 shares of common stock issuable upon conversion of Class A-4 5% Convertible Preferred Stock, 40,134 shares of common stock issuable upon conversion of Class A-5 5% Convertible Preferred Stock and 8,206 shares of common stock, held by Infrastructure & Environmental Private Equity Fund III, LP, and 32,907 shares of common stock issuable upon conversion of Class A-1 5% Convertible Preferred Stock, 15,001 shares of common stock issuable upon conversion of Class A-2 5% Convertible Preferred Stock, 33,750 shares of common stock issuable upon conversion of Class A-4 5% Convertible Preferred Stock and 10,033 shares of common stock issuable upon conversion of Class A-5 5% Convertible Preferred Stock and 2,052 shares of common stock held by Environmental & Information Technology Private Equity Fund III, LP. First Analysis Corporation is a member of the member of the general partner of each of these funds. Mr. Hamilton serves as a managing director of First Analysis Corporation. Mr. Hamilton disclaims beneficial ownership in these shares except to the extent of his pecuniary interest in such shares.

(j) Consists of 1,066 shares of common stock issuable upon conversion of Class A-2 5% Convertible Preferred Stock.



(k) Consists of those shares described in note (l) below, 63,000 shares of common stock issuable upon conversion of Class B-1 Convertible Preferred Stock and 7,709 shares of common stock, held by Mr. Pollock. The shares of B-1 Convertible Preferred Stock held by Mr. Pollock have been contributed to a limited partnership and such share amount reflects Mr. Pollock's allocable share of the shares over which he has voting and dispositive power. Mr. Pollock is a member and manager of 7:22 Investors LLC. Mr. Pollock disclaims beneficial ownership of the shares held by 7:22 Investors LLC except to the extent of his pecuniary interest in such shares.



(l) Consists of 662,246 shares of common stock issuable upon conversion of Class A-1 5% Convertible Preferred Stock, 378,748 shares of common stock issuable upon conversion of Class A-2 5% Convertible Preferred Stock, 132,300 shares of common stock issuable upon conversion of Class A-5 5% Convertible Preferred Stock and 44,582 shares of common stock. Eric Pollock is a member and, along with David Pollock, a manager of 7:22 Investors, L.L.C. Each of Messrs. Pollock and Pollock disclaims beneficial ownership of these shares except to the extent of his respective pecuniary interest in such shares. The business address of 7:22 Investors LLC is 5000 Independence Street, Arvada, Colorado 80002.



(m) Consists of 956,250 shares of common stock issuable upon conversion of Class A-4 5% Convertible Preferred Stock and 138,603 shares of common stock issuable upon conversion of Class A-5 5% Convertible Preferred Stock held by Birmingham Fire Insurance Company of Pennsylvania, a wholly-owned subsidiary of American International Group, Inc. The business address of Birmingham Fire and Insurance Company of Pennsylvania is 70 Pine Street, New York, New York 10270.



(n)  Consists of


     - 309,223 shares of common stock issuable upon conversion of Class A-1 5% Convertible Preferred Stock, 441,912 shares of common stock issuable upon conversion of Class A-2 5% Convertible Preferred Stock, 1,506,518 shares of common stock issuable upon conversion of Class A-4 5% Convertible Preferred Stock, 341,938 shares of common stock issuable upon conversion of Class A-5 5% Convertible Preferred Stock, 54,368 shares of common stock issuable upon conversion of Class B-1 Convertible Preferred Stock and 157,269 shares of common stock beneficially owned by KRG Capital Fund I, L.P.,

     - 65,287 shares of common stock issuable upon conversion of Class A-1 5% Convertible Preferred Stock, 93,301 shares of common stock issuable upon conversion of Class A-2 5% Convertible Preferred Stock, 318,074 shares of common stock issuable upon conversion of Class A-4 5% Convertible Preferred Stock, 72,194 shares of common stock issuable upon conversion of Class A-5 5% Convertible Preferred Stock, 11,479 shares of Class B-1 Convertible Preferred Stock and 33,205 shares of common stock beneficially owned by KRG Capital Fund I (FF), L.P.,

     - 136,824 shares of common stock issuable upon conversion of Class A-1 5% Convertible Preferred Stock, 195,536 shares of common stock issuable upon conversion of Class A-2 5% Convertible Preferred Stock, 666,600 shares of common stock issuable upon conversion of Class A-4 5% Convertible Preferred Stock, 151,300 shares of common stock issuable upon conversion of Class A-5 5% Convertible Preferred Stock, 24,057 shares of common stock issuable upon conversion of Class B-1 Convertible Preferred Stock and 69,589 shares of common stock beneficially owned by KRG Capital Fund I (PA), L.P.,

     - 13,682 shares of common stock issuable upon conversion of Class A-1 5% Convertible Preferred Stock, 19,554 shares of common stock issuable upon conversion of Class A-2 5% Convertible Preferred Stock, 66,660 shares of common stock issuable upon conversion of Class A-4 5% Convertible Preferred Stock, 15,131 shares of common stock issuable upon conversion of Class A-5 5% Convertible Preferred Stock, 2,406 shares of common stock issuable upon conversion of Class B-1 Convertible Preferred Stock and 6,959 shares of common stock beneficially owned by KRG Capital Fund I (GER), and


     - 2,638 shares of common stock issuable upon conversion of Class A-1 5% Convertible Preferred Stock, 5,627 shares of common stock issuable upon conversion of Class A-2 5% Convertible Preferred Stock, 19,183 shares of common stock issuable upon conversion of Class A-4 5% Convertible Preferred Stock, 4,354 shares of common stock issuable upon conversion of Class A-5 5% Convertible Preferred Stock, 464 shares of common stock issuable upon conversion of Class B-1 Convertible Preferred Stock and 1,508 shares of common stock beneficially owned by KRG Co-Investment, LLC.



     KRG Capital Partners, L.L.C. is the general partner of the foregoing entities other than for KRG Co-Investment, LLC. Charles R. Gwirtsman, Charles A. Hamilton, Mark M. King, Christopher J. Lane and Bruce L. Rogers are managing directors of KRG Capital Partners, L.L.C. Messrs. Gwirtsman, Hamilton, King, Lane and Rogers share voting and dispositive power in such shares. Each of Messrs. Gwirtsman, Hamilton, King, Lane and Rogers disclaims beneficial ownership in these shares except to the extent of his respective pecuniary interest in such shares. With respect to KRG Co-Investment, LLC, Messrs. Gwirtsman, Hamilton, King and Rogers are members or sole shareholders of members. Messrs. Gwirtsman, Hamilton, King and Rogers share voting and dispositive power in the shares held by KRG Co-Investment, LLC, and each of Messrs. Gwirtsman, Hamilton, King and Rogers disclaims beneficial ownership except to the extent of his pecuniary interest in such shares. The foregoing shares have been contributed to a limited partnership and such share amounts reflect such party's allocable share of the shares over which it has voting and dispositive power. The business address of KRG Capital Partners, L.L.C. is 1515 Arapahoe Street, Tower One, Suite 1500, Denver, Colorado 80202.



(o)  Consists of


     - 1,731 shares of common stock issuable upon conversion of Class A-1 5% Convertible Preferred Stock, 2,481 shares of common stock issuable upon conversion of Class A-2 5% Convertible Preferred Stock, 8,458 shares of common stock issuable upon conversion of Class A-4 5% Convertible Preferred Stock, 1,920 shares of common stock issuable upon conversion of Class A-5 5% Convertible Preferred Stock, 304 shares of common stock issuable upon conversion of Class B-1 Convertible Preferred Stock and 881 shares of common stock beneficially owned by CMS Diversified Partner L.P.,

     - 120,219 shares of common stock issuable upon conversion of Class A-1 5% Convertible Preferred Stock, 172,229 shares of common stock issuable upon conversion of Class A-2 5% Convertible Preferred Stock, 587,143 shares of common stock issuable upon conversion of Class A-4 5% Convertible Preferred Stock, 133,265 shares of common stock issuable upon conversion of Class A-5 5% Convertible Preferred Stock, 21,137 shares of common stock issuable upon conversion of Class B-1 Convertible Preferred Stock and 61,181 shares of common stock beneficially owned by CMS Co-Investment Subpartnership, and

     - 41,434 shares of common stock issuable upon conversion of Class A-1 5% Convertible Preferred Stock, 59,360 shares of common stock issuable upon conversion of Class A-2 5% Convertible Preferred Stock, 202,364 shares of common stock issuable upon conversion of Class A-4 5% Convertible Preferred Stock, 45,931 shares of common stock issuable upon conversion of Class A-5 5% Convertible Preferred Stock, 7,285 shares issuable upon conversion of the Class B-1 Convertible Preferred Stock and 21,086 shares of common stock beneficially owned by CMS PEP XIV Co-Investment Subpartnership.

     The foregoing shares have been contributed to a limited partnership and such share amounts reflect such party's allocable share of the shares over which it has voting and dispositive power. Mark Solomon and Paul Silberberg are the directors of the general partners of the foregoing CMS entities. Each of Messrs. Solomon and Silberberg disclaims beneficial ownership in these shares except to the extent of his respective pecuniary interest in such shares. The business address of CMS is 1926 Arch Street, Philadelphia, Pennsylvania 19103.


(p) Consists of 490,898 shares of common stock issuable upon conversion of Class AA Convertible Preferred Stock held by DLJ Investment Partners II, L.P., 92,858 shares of common stock issuable upon conversion of Class AA Convertible Preferred Stock and 90,554 shares of common stock issuable upon conversion of Class A-5 5% Convertible Preferred Stock held by DLJ Investment Funding II, Inc., 61,891 shares of common stock issuable upon conversion of Class AA Convertible Preferred Stock and 12,985 shares of common stock issuable upon conversion of Class A-5 5% Convertible Preferred Stock held by DLJ ESC II, L.P. and 218,152 shares of common stock issuable upon conversion of Class AA Convertible Preferred Stock held by DLJ Investment Partners, L.P. Shares beneficially owned after the offering exclude 193,452 shares of Class AA Convertible Preferred Stock that will be redeemed by us upon the closing of this offering. The DLJ entities described above are affiliates of Credit Suisse First Boston, a Swiss bank. The business address of Credit Suisse First Boston is 11 Madison Avenue, New York, New York 10172.

                          DESCRIPTION OF CAPITAL STOCK

     The following is a summary of the material terms of our capital stock and the material provisions of our articles of incorporation and bylaws, which will become effective upon the closing of this offering. These descriptions are only summaries and you should refer to the complete terms of our capital stock contained in our charter and bylaws, which have been filed as exhibits to the registration statement of which this prospectus is a part.

GENERAL

     Upon the closing of this offering, our authorized capital stock will consist of 50,000,000 shares of common stock, par value $0.01 per share. Our board of directors is authorized, without a vote of stockholders, to classify or reclassify any unissued shares of capital stock and to establish the preferences and rights of any class or series of stock to be issued. Our charter also permits our board of directors, without approval of the stockholders, to amend the charter to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we have authority to issue.

COMMON STOCK

     Each holder of common stock is entitled to one vote for each share on all matters to be voted upon by the stockholders. Holders of common stock are not entitled to cumulative voting rights with respect to the election of directors, which means that the holders of a majority of the outstanding common stock can elect all of the directors then standing for election. Subject to preferences that may be applicable to any preferred stock outstanding at the time, holders of common stock are entitled to receive ratable dividends, if any, as may be declared from time to time by our board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, holders of common stock would be entitled to share ratably in all assets remaining after the payment of liabilities and liquidation preferences on any outstanding preferred stock. Holders of common stock have no preemptive or conversion rights or other subscription rights and there are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are, and shares of common stock offered by us in this offering, when issued and paid for, will be fully paid and non-assessable.

PREFERRED STOCK

     Upon the closing of this offering, our charter will not provide for the authorization of any shares of preferred stock. However, our board of directors is authorized, without a vote of stockholders, to classify or reclassify any unissued shares of capital stock as preferred stock in one or more series. Prior to the issuance of any preferred stock, our board of directors is required to set the rights, preferences and privileges and any qualifications, limitations or restrictions for each class or series. At present, we have no plans to issue any shares of preferred stock.

OPTIONS

     Upon the closing of this offering, we will have outstanding options to purchase a total of 1,217,261 shares of common stock under our Amended and Restated 2000 Stock Option and Incentive Plan with exercise prices ranging from $2.22 to $9.78 per share.

LIMITATION OF LIABILITY OF DIRECTORS AND OFFICERS

     Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services, (2) acts committed in bad faith or active and deliberate dishonesty established by a final judgment as being material to the cause of action, or (3) in the case of any criminal proceeding, acts or omissions that the person had reasonable cause to believe were unlawful. Our charter contains a provision which eliminates director and officer liability to the maximum extent permitted by Maryland law.

     In accordance with the Maryland General Corporation Law or MGCL, our charter and bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former director or officer who is made party to the proceeding by reason of his service in that capacity or (b) any individual who, while a director or officer of ours and at our request, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his service in that capacity, against any claim or liability to which he may become subject by reason of his status as a director, officer, partner or trustee. The MGCL permits a corporation to indemnify its directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceedings to which they may be made a party by reason of their service in those or other capacities unless it is established that (1) the act or omission of the director or officer was material to the matter giving rise to the proceedings and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, (2) the director or officer actually received an improper personal benefit in money, property or services or (3) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation unless a court orders indemnification, and then only for expenses. In accordance with the MGCL and our bylaws, as a condition to advancing expenses, we are required to obtain (1) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by us as authorized by our bylaws and (2) a written statement by or on his behalf to repay the amount paid or reimbursed by us if it shall ultimately be determined that the standard of conduct was not met.

ADDITIONAL CHARTER AND BYLAW PROVISIONS

     GENERAL. Upon the closing of this offering, our charter and bylaws will contain the following additional provisions, some of which are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by our board of directors. In addition, some provisions of the MGCL, if applicable to us, may hinder or delay an attempted takeover without prior approval of our board of directors. These provisions could discourage attempts to acquire us or remove incumbent management even if some or a majority of our stockholders believe this action is in their best interest. These provisions could, therefore, prevent stockholders from receiving a premium over the market price for the shares of common stock they hold.

     BOARD OF DIRECTORS. Our charter provides that our board of directors consists of eight members and that it may be increased or decreased in accordance with the bylaws. However, the total number of directors may not be fewer than three nor more than twelve. Pursuant to our bylaws, the number of directors is fixed by our board of directors within the limits set forth in the charter. Because stockholders have no right to cumulative voting for the election of directors, at each annual meeting of stockholders a majority of the outstanding common stock is able to elect the class of directors then standing for election.

     Our board of directors is not currently divided into classes, but it is permissible under the MGCL under circumstances provided for in the MGCL for our board of directors to become classified without stockholder approval. Establishing a classified board could have the effect of delaying or preventing a change in control or make a removal of management more difficult.

     FILLING OF BOARD VACANCIES; REMOVAL. Vacancies on our board of directors for any cause except an increase in the number of directors may be filled by the concurring vote of a majority of the remaining directors and, in the case of a vacancy resulting from the removal of a director by the stockholders, by the stockholders holding a majority of all the votes entitled to be cast in the election of directors. Under Maryland law, directors may fill any vacancy only until the next annual meeting of stockholders. Our charter provides that, except for any directors who may be elected by holders of a class or series of stock other than the common stock, directors may be removed with or without cause by the affirmative vote of stockholders holding a majority of all the votes entitled to be cast for the election of directors.

     POWER TO ISSUE ADDITIONAL SHARES OF STOCK. We believe that the power of our board of directors to issue additional shares of common stock or preferred stock and to issue shares of preferred stock in one or more classes or series will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. The additional classes or series, as well as the common stock, will be available for issuance without action by our stockholders, unless stockholder approval is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although we have no intention of doing so, we could issue a class or series of stock that could have the effect of delaying or preventing a change in control or making removal of management more difficult.

     POWER TO RECLASSIFY SHARES OF OUR STOCK. Our charter authorizes our board of directors to classify and reclassify any unissued shares of our stock into other classes or series of stock and permits our board of directors, without stockholder approval, to amend the charter to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we have authority to issue. Prior to issuance of any shares of each class or series, our board of directors is required to set the rights, preferences and privileges and any qualifications, limitations or restrictions for each class or series. Thus, our board of directors could authorize the issuance of shares of preferred stock with terms or conditions that could have the effect of delaying or preventing a change in control or making removal of management more difficult. Additionally, the issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of our common stock or could adversely affect the rights and powers, including voting rights, of the holders of our common stock. The issuance of preferred stock could also cause the market price of our common stock to decline.

     STOCKHOLDER ACTION BY UNANIMOUS WRITTEN CONSENT. Pursuant to the MGCL and our bylaws, any action required or permitted to be taken by the stockholders must be effected at a duly called annual or special meeting of the stockholders, and may not be effected by any consent in writing by the stockholders, unless the consent is unanimous.

     CALL OF SPECIAL MEETINGS. Our bylaws provide that special meetings of the stockholders may be called by the President, our board of directors or any other person specified in our bylaws. Our bylaws also provide that the Secretary also is required to call a special meeting of the stockholders on the written request of stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting.

     ADVANCE NOTICE OF DIRECTOR NOMINATIONS AND NEW BUSINESS. Our bylaws provide that:

          (1) with respect to an annual meeting of stockholders, nominations of persons for election to our board of directors and the proposal of business to be considered by stockholders may be made only:

        (a) pursuant to the notice of meeting,

        (b) by our board of directors, or

        (c) by a stockholder that is entitled to vote at the meeting and has complied with the advance notice procedures set forth in the bylaws; and

          (2) with respect to special meetings of the stockholders, only the business specified in the notice of meeting may be brought before the meeting of stockholders and nominations of persons for election to our board of directors may be made only:

        (a) pursuant to the notice of the meeting,

        (b) by our board of directors, or

        (c) provided that our board of directors has determined that directors shall be elected at the meeting, by a stockholder that is entitled to vote at the meeting and has complied with the advance notice provisions set forth in our bylaws.

The advance notice provisions contained in the bylaws generally require nominations and new business proposals by stockholders to be delivered to our Secretary not later than the close of business on the 60th day nor earlier than the close of business on the 90th day prior to the first anniversary of the preceding year's annual meeting.

     MERGER, CONSOLIDATION, SHARE EXCHANGE AND TRANSFER OF ASSETS. Under our charter, subject to the terms of any class or series of stock at the time outstanding, we may merge with or into another entity, may consolidate with one or more other entities, may participate in a share exchange or may transfer our assets within the meaning of the MGCL, but any such merger, consolidation, share exchange or transfer of assets must be approved (1) by our board of directors in the manner provided in the MGCL and (2) by the stockholders by the affirmative vote of not less than a majority of all votes entitled to be cast thereon to the extent a stockholder vote is required under the MGCL to effect any such transaction. In general, mergers, consolidations, share exchanges or asset transfers by us must first be approved by a majority of our entire board of directors and thereafter approved by stockholders by the affirmative vote of not less than a majority of all the votes entitled to be cast on the matter. The MGCL provides that various types of mergers may be accomplished without a vote of stockholders. For example, no stockholder vote is typically required for a merger of a subsidiary of a Maryland corporation into its parent, provided the parent owns at least 90% of the subsidiary. In addition, a merger need not be approved by stockholders of a Maryland successor corporation if the merger does not reclassify or change the outstanding shares or otherwise amend the charter, and the number of shares to be issued or delivered in the merger is not more than 20% of the number of its shares of the same class or series outstanding immediately before the merger becomes effective. A share exchange need be approved by a Maryland successor only by its board of directors.

     Under the MGCL, a "transfer of assets" is defined to mean any sale, lease, exchange or other transfer of all or substantially all of the assets of the corporation. However, the approval of stockholders is not required for (1) a transfer of assets by a corporation in the ordinary course of business actually conducted by it, (2) a mortgage, pledge or creation of any other security interest in any or all of the assets of the corporation, whether or not in the ordinary course of its business, (3) an exchange of shares of stock through voluntary action under any agreement with the stockholders or (4) a transfer of assets to one or more persons if all the equity interests of the person or persons are owned, directly or indirectly, by the corporation. Pursuant to the MGCL, our voluntary dissolution also would require the affirmative vote not less than a majority of all the votes entitled to be cast on the matter.

     AMENDMENTS TO OUR CHARTER AND BYLAWS. Under the MGCL and our charter, in order to amend our charter, our board of directors first must adopt a resolution setting forth the proposed amendment and declaring its advisability. Except under limited circumstances, the board must direct that the proposed amendment be submitted to stockholders for their consideration either at an annual or special meeting of stockholders. Thereafter, a proposed amendment which needs stockholder approval must be approved by the affirmative vote of not less than a majority of all the votes entitled to be cast on the matter. As permitted under the MGCL, our bylaws provide that directors have the exclusive right to amend the bylaws.

     MARYLAND BUSINESS COMBINATION LAW. Our charter contains a provision in which we elect not to be subject to Maryland's Business Combination Act. However, this provision could be amended or eliminated in the future.

     Under the MGCL, unless an exemption is available, "business combinations" (including certain issuances of equity securities) identified by the MGCL between a Maryland corporation and any "Interested Stockholder" or an affiliate of the Interested Stockholder are prohibited for five years after the most recent date on which the Interested Stockholder becomes an Interested Stockholder. After the five year period expires, any previously prohibited business combination must be recommended by our board of directors and approved by the affirmative vote of at least (1) 80% of all the votes entitled to be cast by holders of the outstanding shares of voting stock and (2) two-thirds of the votes entitled to be cast by holders of voting stock other than voting stock held by the Interested Stockholder who will (or whose affiliate will) be a party to the business combination or any affiliate or associate of the Interested Stockholder, voting together as a single voting group, unless, among other conditions, the corporation's common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its shares. A business combination that is approved by the board of directors of a Maryland corporation at any time before an Interested Stockholder first becomes an Interested Stockholder is not subject to the special voting requirements.

     MARYLAND CONTROL SHARE ACQUISITION LAW. Our bylaws contain a provision exempting from Maryland's Control Share Acquisition Statute any and all acquisitions by any person of shares of our stock. However, this provision could be amended or eliminated in the future.

     Under the MGCL, "control shares" acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares owned by the acquiror, by officers or by directors who are employees of the corporation. "Control shares" are voting shares which, if aggregated with all other shares previously acquired by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (1) one-fifth or more but less than one-third, (2) one-third or more but less than a majority or (3) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means the acquisitions of control shares, subject to those exceptions set forth in the MGCL. A person who has made or proposes to make a control share acquisition, upon satisfaction of conditions specified by the MGCL (including an undertaking to pay expenses), may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

     If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to conditions and limitations specified by the MGCL, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of the control shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

     The control share acquisition statute does not apply to (1) shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (2) acquisitions exempted by the charter or bylaws of the corporation.

REGISTRATION RIGHTS

     After the six-month period following this offering, the holders of up to 12,834,086 shares of our common stock will be entitled to registration rights. These rights include rights to require us to include the holders' common stock in future registration statements we file with the SEC (other than those filed in connection with business combinations and employee benefit plans) and, in some cases, demand registration rights. So long as holders of at least 20% of the total number of shares eligible for registration by us seek registration of the shares of common stock held by them, those holders may require us to file a registration statement under the Securities Act on Form S-1 or, if available, a registration statement under the Securities Act on Form S-2 or S-3. Generally, the holders may request a maximum of two registrations. In addition to the two registrations that may be requested by the holders generally, the DLJ entities that hold our stock have the right to request one additional registration of their shares, provided that the request is made by DLJ entities that hold at least 50% of the total number of shares held by all of those entities.

     In addition, if at any time after the date of this offering, we prepare to register any of our securities under the Securities Act (other than in connection with business combinations and employee benefit plans), for our account or for the account of our other holders, we must send notice of the registration to all holders with registration rights. Subject to conditions and limitations, including delivery of customary documents and the applicability of any limitation on the number of shares as required by any underwriter, these holders may elect to register their eligible shares.

     Registration of shares of common stock upon the exercise of demand registration rights would result in the covered shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of the registration statement. We will pay the expenses incurred in connection with these registrations, including the fees and expenses of one counsel chosen by holders of a majority of the shares being registered on a particular registration statement. These sales could reduce the trading price of our common stock.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our common stock will be Corporate Stock Transfer.

LISTING

     We have applied to have our common stock approved for quotation on The Nasdaq National Market under the trading symbol "UTIC."

                        SHARES ELIGIBLE FOR FUTURE SALE

     If our stockholders sell substantial amounts of common stock, including shares issued upon the exercise of outstanding options, in the public market following this offering, the market price of our common stock could fall. These sales also may make it more difficult for us to sell equity or equity-related securities in the future and at a time and price that we deem appropriate.

     Upon the closing of this offering, we will have outstanding an aggregate of 19,651,216 shares of our common stock, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options. Of these shares, all of the shares sold in this offering will be freely tradeable without restriction or further registration under the Securities Act, unless these shares are purchased by "affiliates" as that term is defined in Rule 144 under the Securities Act. This leaves 13,401,216 shares eligible for sale in the public market as follows, taking into account the lock-up agreements with the underwriters described below, and assuming Credit Suisse First Boston does not release stockholders from these agreements:

NUMBER OF SHARES                                                    DATE
----------------                                                    ----
11,449,800...................................   After 180 days from the date of this
                                                prospectus (subject, in some cases, to volume
                                                limitations).
 1,951,416...................................   At various times after 180 days from the date
                                                of this prospectus (subject, in some cases,
                                                to volume limitations).

LOCK-UP AGREEMENTS

     All of our officers and directors and stockholders holding all of the common stock outstanding before the closing of this offering have signed lock-up agreements with our underwriters under which they agreed not to transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock, for a period of 180 days after the date of this prospectus without the prior written consent of Credit Suisse First Boston.

RULE 144

     In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned shares of our common stock for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

     - 1% of the number of shares of our common stock then outstanding, which will equal approximately 196,512 shares immediately after this offering; or

     - the average weekly trading volume of our common stock on The Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to that sale.

     Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

     Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell those shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Therefore, unless otherwise restricted, shares eligible for resale under Rule 144(k) may be sold immediately upon the closing of this offering.

RULE 701

     In general, under Rule 701 of the Securities Act as currently in effect, any of our employees, consultants or advisors who purchased shares of our common stock from us in connection with a compensatory stock or option plan or other written agreement is eligible to resell those shares 90 days after the effective date of this offering in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144. As of January 31, 2001, no options had been exercised.

REGISTRATION RIGHTS

     Some of our stockholders have registration rights for shares of our capital stock they hold. See "Description of Capital Stock -- Registration Rights" on page 76.

STOCK OPTIONS


     As soon as practicable after the closing of this offering, we intend to file a registration statement on Form S-8 covering the shares of common stock reserved for issuance under our stock option plan and our employee stock purchase plan. As of February 12, 2001, options to purchase 1,217,261 shares of common stock were outstanding. The registration statement is expected to be filed and become effective as soon as practicable after the effective date of this offering. Shares of common stock registered under any registration statement will, subject to Rule 144 volume limitations applicable to affiliates, be available for sale in the open market, unless the shares are subject to vesting restrictions or the lock-up agreements described above. Of the 1,217,261 options granted, 432,616 are vested as of February 12, 2001, of which all but 640 are subject to lock-up agreements. On August 12, 2001, approximately 85,516 of the options will be vested and not subject to lock-up agreements.

                                  UNDERWRITING

     Under the terms and subject to the conditions contained in an underwriting
agreement dated                     , 2001, we have agreed to sell to the
underwriters named below, for whom Credit Suisse First Boston Corporation, Banc of America Securities LLC, Lehman Brothers Inc. and Salomon Smith Barney Inc. are acting as representatives, the following respective numbers of shares of common stock:

                                                               NUMBER OF
UNDERWRITER                                                      SHARES
-----------                                                    ----------
Credit Suisse First Boston Corporation......................
Banc of America Securities LLC..............................
Lehman Brothers Inc. .......................................
Salomon Smith Barney Inc. ..................................
                                                               ----------
          Total.............................................    6,250,000
                                                               ==========

     The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in the offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults the purchase commitments of non-defaulting underwriters may be increased or the offering of common stock may be terminated.

     We have granted to the underwriters a 30-day option to purchase on a pro rata basis up to 937,500 additional shares at the initial public offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments in the sale of the common stock.

     The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus and to selling
group members at that price less a concession of $     per share. The
underwriters and selling group members may allow a discount of $     per share
on sales to other broker/dealers. After the initial public offering, the public offering price and concession and discount to broker/dealers may be changed by the representatives.

     The following table summarizes the compensation and estimated expenses we will pay.

                                                     PER SHARE                           TOTAL
                                          -------------------------------   -------------------------------
                                             WITHOUT            WITH           WITHOUT            WITH
                                          OVER-ALLOTMENT   OVER-ALLOTMENT   OVER-ALLOTMENT   OVER-ALLOTMENT
                                          --------------   --------------   --------------   --------------
Underwriting Discounts and Commissions
  paid by us...........................      $                $                $                $
Expenses payable by us.................      $                $                $                $


     We intend to use more than 10% of the net proceeds from the sale of the common stock to repay indebtedness owed by us to Bank of America, N.A., an affiliate of Banc of America Securities LLC. Accordingly, the offering is being made in compliance with the requirements of Rule 2710(c)(8) of the Conduct Rules of the National Association of Securities Dealers, Inc. This rule provides generally that if more than 10% of the net proceeds from the sale of stock, not including underwriting compensation, is paid to the underwriters of such stock or their affiliates, the initial public offering price may not be lower than that recommended by a "qualified independent underwriter" meeting certain standards. Accordingly, Lehman Brothers Inc. is assuming the responsibilities of acting as the qualified independent underwriter in pricing the offering and conducting due diligence. UTI and the other underwriters have agreed to indemnify Lehman Brothers Inc. in its capacity as qualified independent underwriter against any losses, claims, damages or liabilities, joint or several, to which Lehman Brothers Inc. may become subject, under the Securities Act of 1933 or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon Lehman Brothers Inc. acting (or alleged failing to act) as such "qualified independent underwriter," and to contribute to payments that Lehman Brothers Inc., in its capacity as qualified independent underwriter, may be required to make in respect of any of these liabilities. Lehman Brothers Inc. has agreed to serve as the qualified independent underwriter without compensation.

     The underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.


     We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus. We may, however, issue shares of our common stock or securities convertible into or exchangeable or exercisable therefor in the following contexts:

     - grants of employee stock options pursuant to the terms of our Amended & Restated 2000 Stock Option and Incentive Plan or issuances of our common stock pursuant to the exercise of such options;

     - conversion of our outstanding preferred stock into our common stock on the closing of this offering;

     - purchase of our common stock by our employees under our Employee Stock Purchase Plan, provided that each recipient of such securities agrees in writing to be bound by the restrictions set forth in the following paragraph; and

     - as consideration for acquisitions, by merger or otherwise, of one or more entities in transactions not involving a public offering, provided that each recipient of such securities agrees in writing to be bound by the restrictions set forth in the following paragraph.

     Our officers, directors and substantially all of our stockholders have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any such aforementioned transaction is to be settled by delivery of our common stock or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus. Credit Suisse First Boston Corporation has advised us that in considering whether to release any securities subject to the lock-up agreements, they would consider, among other factors, the particular circumstances surrounding the request, including but not limited to the number of shares requested to be released, the possible impact on the market for our common stock, the reasons for the request, and whether the holder of the shares is an officer, director or other affiliate of ours. Credit Suisse First Boston Corporation has indicated that it will not consider its own position in our securities as a factor in deciding to release the securities subject to lock-up agreements.

     At our request, the underwriters have reserved for sale, up to 5% of the shares of our common stock offered by this prospectus at the initial public offering price for employees, directors and certain other persons associated with us who have expressed an interest in purchasing common stock in this offering. The number of shares available for sale to the general public in the offering will be reduced to the extent such persons purchase such reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares.

     We have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments which the underwriters may be required to make in that respect.

     We have applied to have our common stock approved for quotation on The Nasdaq National Market under the symbol "UTIC."

     Prior to this offering, there has been no public market for our common stock. The initial public offering price for the common stock will be negotiated among us and the representatives. Among the principal factors to be considered in determining the initial public offering price will be:

     - market conditions for initial public offerings;

     - the history of and prospects for our business;

     - our past and present operations;

     - our past and present earnings and current financial position

     - an assessment of our management;

     - the market of securities of companies in businesses similar to ours; and

     - the general condition of the securities markets.

     There can be no assurance that the initial public offering price will correspond to the price at which the common stock will trade in the public market subsequent to the offering or that an active trading market will develop and continue after the offering.

     Affiliates of Credit Suisse First Boston Corporation invested in our senior notes and senior subordinated notes. Banc of America Securities LLC and its affiliates provided commercial and investment banking services related to our credit facility. Credit Suisse First Boston Corporation, Banc of America Securities LLC, Lehman Brothers Inc. and Salomon Smith Barney Inc. and their respective affiliates may perform financial advisory and investment and commercial banking services for us in the future. In addition, DLJ Investment Partners II, L.P., DLJ Investment Funding II, Inc., DLJ ESC II, L.P. and DLJ Investment Partners, L.P., affiliates of Credit Suisse First Boston Corporation, collectively own 479,890 shares of our Class AA Preferred Stock and 57,522 shares of our A-5 5% Convertible Preferred Stock, Banc of America Management Corporation, an affiliate of Banc of America Securities LLC, owns 25,000 shares of our Class A-2 5% Convertible Preferred Stock and The Travelers Indemnity Company and The Phoenix Insurance Company, affiliates of Salomon Smith Barney Inc., collectively own 312,500 shares of our Class A-4 5% Convertible Preferred Stock and 45,296 shares of our A-5 5% Convertible Preferred Stock. These shares will be converted on a 1.8 to 1 basis into shares of our common stock upon completion of this offering.


     We intend to use proceeds from the offering to repay our $21.5 million 15.6% senior notes and $21.5 million 13.5% senior subordinated notes plus accrued interest, as well as estimated redemption premiums on the senior notes and senior subordinated rates in an aggregate amount of $3.1 million and to repay a portion of the indebtedness outstanding under our existing credit facility. We also intend to enter into an amended and restated credit facility. Affiliates of Credit Suisse First Boston Corporation and Banc of America Securities LLC are lenders under our existing credit facility and our senior notes and senior subordinated notes and are expected to be lenders under our new credit facility. For these reasons, we may be considered a "connected issuer" under applicable Canadian securities legislation of Credit Suisse First Boston Corporation and Banc of America Securities LLC and their affiliates mentioned above.


     We are currently in compliance with the terms of our existing credit facility and our senior notes and senior subordinated notes. The decision of underwriters to distribute our common stock was made independent of the banking affiliates of the underwriters who are lenders under our existing credit facility and our senior notes and senior subordinated notes, which entities had no involvement in determining whether or when to distribute our common stock under this offering or the terms of this offering. The underwriters will not receive any benefit from this offering other than their respective portion of the underwriting fee as paid by us.

     In connection with the offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934, referred to as the Exchange Act.

     - Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

     - Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any short position by either exercising their over-allotment option and/or purchasing shares in the open market.

     - Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, that position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

     - Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by such syndicate member is purchased in a stabilizing transaction or a syndicate covering transaction to cover syndicate short positions.

     These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock. As a result the price of the common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on The Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

     A prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters participating in this offering. The representatives may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters that will make internet distributions on the same basis as other allocations. Credit Suisse First Boston Corporation may effect an on-line distribution through its affiliate, CSFBdirect Inc., an on-line broker dealer, as a selling group member.

                          NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

     The distribution of the common stock in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of common stock are made. Any resale of the common stock in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the common stock.

REPRESENTATIONS OF PURCHASERS

     By purchasing common stock in Canada and accepting a purchase confirmation a purchaser is representing to us and the dealer from whom the purchase confirmation is received that

     - the purchaser is entitled under applicable provincial securities laws to purchase the common stock without the benefit of a prospectus qualified under those securities laws,

     - where required by law, that the purchaser is purchasing as principal and not as agent, and

     - the purchaser has reviewed the text above under "Resale Restrictions."

RIGHTS OF ACTION (ONTARIO PURCHASERS)

     The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by Ontario securities law. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

ENFORCEMENT OF LEGAL RIGHTS

     All of the issuer's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.

NOTICE TO BRITISH COLUMBIA RESIDENTS

     A purchaser of common stock to whom the Securities Act (British Columbia) applies is advised that such purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any common stock acquired by the purchaser pursuant to this offering. The report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from us. Only one report must be filed for common stock acquired on the same date and under the same prospectus exemption.

TAXATION AND ELIGIBILITY FOR INVESTMENT

     Canadian purchasers of common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the common stock in their particular circumstances and with respect to the eligibility of the common stock for investment by the purchaser under relevant Canadian legislation.

                                 LEGAL MATTERS

     The validity of the shares of common stock offered in this prospectus will be passed upon for us by Hogan & Hartson L.L.P., Denver, Colorado. Legal matters relating to the sale of common stock in this offering will be passed upon for the underwriters by Skadden, Arps, Slate, Meagher & Flom LLP.

                                    EXPERTS

     The audited consolidated financial statements of MDMI Holdings, Inc. as of December 31, 2000 and for the year then ended, included in this prospectus, and elsewhere in the registration statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

     The audited consolidated financial statements of UTI Corporation as of May 31, 2000, December 31, 1999 and 1998 and for the five months ended May 31, 2000 and each of the two years in the period ended December 31, 1999, included in this prospectus and elsewhere in the registration statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

     The consolidated financial statements of MDMI Holdings, Inc. (formerly Medical Device Manufacturing, Inc. (d/b/a Rivo Technologies)) as of December 31, 1999, and for the period from July 2, 1999 (date of inception) through December 31, 1999, included in this prospectus and the related financial statement schedule included elsewhere in the registration statement, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and elsewhere in the registration statement, and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

     The financial statements of G&D, Inc. (d/b/a Star Guide Corporation) as of December 31, 1998 and 1997, and for each of the two years in the period ended December 31, 1998, included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The consolidated financial statements of Noble-Met, Ltd. and Subsidiary as of December 31, 1999, and for the year ended December 31, 1999, included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The consolidated financial statements of Noble-Met, Ltd. and Subsidiary as of December 31, 1998 and for the year ended December 31, 1998 included in this prospectus and elsewhere in the registration statement, to the extent and for the period indicated in their report, have been audited by KPMG LLP, independent public accountants, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing.

     The audited combined financial statements of American Technical Molding, Inc. as of September 30, 2000 and December 31, 1999 and for each of the periods then ended, included in this prospectus and elsewhere in the registration statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                       CHANGE IN INDEPENDENT ACCOUNTANTS

     In October, 2000, we dismissed Deloitte & Touche LLP as our independent accountants. The decision to change independent accountants was approved by our board of directors. Deloitte & Touche LLP reported on the consolidated financial statements of MDMI Holdings, Inc., as of December 31, 1999 and for the period from July 2, 1999 (date of inception) through December 31, 1999. The report of Deloitte & Touche LLP on those financial statements did not contain an adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles. In connection with their audit, we did not have any disagreements with Deloitte & Touche LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to their satisfaction, would have caused them to make reference thereto in connection with their report on the financial statements for that period.

     On November 13, 2000 we engaged Arthur Andersen LLP. Since the 1970's Arthur Andersen LLP had served as independent accountants for UTI Pennsylvania, our predecessor.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the SEC a registration statement on Form S-1, including amendments to it, relating to the common stock offered by us. This prospectus does not contain all of the information in the registration statement and its exhibits and schedules. For more information with respect to our company and our common stock, you should review the registration statement and its exhibits and schedules. You may inspect a copy of the registration statement and the exhibits and schedules to the registration statement without charge at the SEC's principal office in Washington, D.C. You may obtain copies of all or any part of the registration statement from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, the New York Regional Office located at Seven World Trade Center, New York, New York 10048, and the Chicago Regional Office located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, upon payment of fees prescribed by the SEC. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a Web site that contains reports, proxy and information statements and other information regarding companies that file electronically with the SEC. The address of the SEC's Web site is www.sec.gov.

     We intend to furnish our stockholders with annual reports containing audited financial statements certified by our independent auditors.

                               TABLE OF CONTENTS

                                  DESCRIPTION


                                                              PAGE
                                                              ----
MDMI HOLDINGS, INC. (OUR COMPANY)
UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION
Pro Forma Balance Sheet as of December 31, 2000.............   F-4
Pro Forma Income Statement for the year ended December 31,
  2000......................................................   F-5
MDMI HOLDINGS, INC. CONSOLIDATED FINANCIAL STATEMENTS AS OF
  DECEMBER 31, 2000
Independent Auditor's Report................................   F-7
Consolidated Balance Sheets as of December 31, 1999 and
  2000......................................................   F-9
Consolidated Statements of Operations for the period from
  July 2, 1999 (date of inception) through December 31, 1999 and the year ended December 31, 2000......................  F-10
Consolidated Statements of Stockholders' Equity for the
  period from July 2, 1999 (date of inception) through
  December 31, 1999 and the year ended December 31, 2000....  F-11
Consolidated Statements of Cash Flows for the period from
  July 2, 1999 (date of inception) through December 31, 1999 and the year ended December 31, 2000......................  F-14
Notes to Consolidated Financial Statements..................  F-15
UTI CORPORATION (OUR PREDECESSOR AND REFERRED TO IN THIS
  PROSPECTUS AS UTI PENNSYLVANIA)
CONSOLIDATED FINANCIAL STATEMENTS AS OF MAY 31, 2000
Report of Independent Public Accountants....................  F-35
Consolidated Balance Sheets as of May 31, 2000, December 31,
  1999 and 1998.............................................  F-36
Consolidated Statements of Operations for the five months
  ended May 31, 2000, and the years ended December 31, 1999
  and 1998..................................................  F-38
Consolidated Statements of Shareholders' Equity for the five months ended May 31, 2000 and the years ended December 31,
  1999 and 1998.............................................  F-39
Consolidated Statements of Cash Flows for the five months
  ended May 31, 2000, and the years ended December 31, 1999
  and 1998..................................................  F-41
Notes to Consolidated Financial Statements, for the five
  months ended May 31, 2000 and for the years ended December
  31, 1999 and 1998.........................................  F-42
G&D, INC., D/B/A STAR GUIDE CORPORATION
FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 1998
  AND 1997
Independent Auditors' Report................................  F-54
Balance Sheets as December 31, 1998 and 1997................  F-55
Statements of Earnings and Retained Earnings for the years
  ended December 31, 1998 and 1997..........................  F-56
Statements of Cash Flows for the years ended December 31,
  1998 and 1997.............................................  F-57
Notes to Financial Statements for the years ended December
  31, 1998 and 1997.........................................  F-58
G&D, INC., D/B/A STAR GUIDE CORPORATION
FINANCIAL STATEMENTS FOR THE SIX-MONTHS ENDED JUNE 30, 1999
  AND 1998
Balance Sheets as of June 30, 1999 and 1998.................  F-61
Statements of Operations for the six-months ended June 30,
  1999 and 1998.............................................  F-62
Statements of Cash Flows for the six-months ended June 30,
  1999 and 1998.............................................  F-63
Consolidated Statements of Stockholders' Equity for the
  six-months ended June 30, 1999 and 1998...................  F-64
Notes to Financial Statements for the six-months ended June
  30, 1999 and 1998.........................................  F-65
NOBLE-MET, LTD. AND SUBSIDIARY
CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED
  DECEMBER 31, 1999 AND DECEMBER 31, 1998
Independent Auditors' Report................................  F-66
Consolidated Balance Sheets as of December 31, 1999 and
  1998......................................................  F-68
Consolidated Statements of Income for the years ended
  December 31, 1999 and 1998................................  F-69

                                                              PAGE
                                                              ----
Consolidated Statements of Stockholders' Equity for the
  years ended December 31, 1999 and 1998....................  F-70
Consolidated Statements of Cash Flows for the years ended
  December 31, 1999 and 1998................................  F-71
Notes to Consolidated Financial Statements for the years
  ended December 31, 1999 and 1998..........................  F-72
AMERICAN TECHNICAL MOLDING GROUP
FINANCIAL STATEMENTS FOR THE PERIOD ENDED SEPTEMBER 30, 2000
  AND YEAR ENDED DECEMBER 31, 1999
Report of Independent Public Accountants....................  F-78
Combined Balance Sheets as of September 30, 2000 and
  December 31, 1999.........................................  F-79
Combined Statements of Income for the period ended September
  30, 2000 and year ended December 31, 1999.................  F-80
Combined Statements of Stockholders' Equity and Partners'
  Capital for the period ended September 30, 2000 and year
  ended December 31, 1999...................................  F-81
Combined Statements of Cash Flows for the period ended
  September 30, 2000 and year ended December 31, 1999.......  F-82
Notes to Financial Statements for the period ended September
  30, 2000 and the year ended December 31, 1999.............  F-83

                              MDMI HOLDINGS, INC.

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

     The unaudited pro forma consolidated statements of operations give pro forma effect to our acquisition of all of the issued and outstanding shares of Noble-Met, Ltd. in January 2000, UTI Pennsylvania in May 2000 and American Technical Molding Group (ATM) in December 2000 (the "Acquired Companies") as if each acquisition had occurred on January 1, 2000.

     The unaudited pro forma consolidated balance sheet gives pro forma effect to this offering as if it had occurred on December 31, 2000. The allocation of the purchase price of UTI Pennsylvania and ATM are preliminary and may be adjusted upon final determination of pension liabilities assumed in the acquisition of UTI Pennsylvania, receipt of the final ATM appraisal and revisions to the Company's estimates related to transaction costs. The purchase price allocations are expected to be completed in the first half of 2001. Changes from the preliminary allocation are not expected to materially impact pro forma operating results.

     The unaudited pro forma as adjusted consolidated statements of operations give pro forma effect to the Acquired Companies, and also give pro forma effect to the receipt of net proceeds from the sale of shares offered by us at an assumed initial offering price of $16 per share and the application of the net proceeds of the offering as if these transactions had occurred on January 1, 2000.

     The accounting policies used in preparing the unaudited pro forma consolidated financial statements are those disclosed in our consolidated financial statements included in this prospectus.

     The unaudited pro forma consolidated financial information has been provided for informational purposes only and is not necessarily indicative of the results of operations or financial condition that actually would have been achieved if the acquisitions and other transactions had been completed on the dates indicated, or that may be reported in the future. The unaudited pro forma financial information does not reflect expenses expected to be incurred to finalize the integration of the combined or acquired operations, or potential cost savings or improvements in revenue that we believe can be realized as a result of the acquisitions.

     The unaudited pro forma consolidated financial information is based upon assumptions that we believe are reasonable and should be read in conjunction with our financial statements and the separate audited historical consolidated financial statements of Noble-Met, Ltd., UTI Pennsylvania, our predecessor and ATM. The assumptions underlying the offering and reclassification adjustments are subject to change when the initial offering price, gross proceeds and closing date are finalized.

                              MDMI HOLDINGS, INC.

                            PRO FORMA BALANCE SHEET
                               DECEMBER 31, 2000
                                   UNAUDITED
                       (IN THOUSANDS, EXCEPT SHARE DATA)


                                                                             OFFERING      PRO FORMA
                                                              AS REPORTED   ADJUSTMENTS    COMBINED
                                                              -----------   -----------    ---------
ASSETS
Current assets:
  Cash and equivalents......................................   $  8,058      $  2,270(a)   $ 10,328
  Receivables, less allowance for doubtful accounts.........     16,884            --        16,884
  Inventories...............................................     28,608            --        28,608
  Prepaid expenses and other................................        486            --           486
  Deferred income taxes.....................................      3,417           138(b)      3,555
                                                               --------      --------      --------
        Total current assets................................     57,453         2,408        59,861
                                                               --------      --------      --------
Property and equipment, net.................................     37,158            --        37,158
Other assets
  Deferred income taxes.....................................      6,454            --         6,454
  Deferred financing costs and other........................      2,706          (352)(b)     2,354
  Goodwill, net of accumulated amortization.................     73,148            --        73,148
  Other intangible assets...................................     89,547            --        89,547
                                                               ========      ========      ========
        Total assets........................................   $266,466      $  2,056      $268,522
                                                               ========      ========      ========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................   $  2,591            --      $  2,591
  Accrued payroll and related taxes.........................      1,026            --         1,026
  Accrued expenses..........................................     22,155      $ (5,217)(a)    16,938
  Current portion of long-term debt.........................     18,075       (11,800)(a)     6,275
  Notes payable.............................................        175            --           175
                                                               --------      --------      --------
        Total current liabilities...........................     44,022       (17,017)       27,005
Deferred compensation and other.............................        638            --           638
Accrued environmental.......................................      6,170            --         6,170
Deferred income taxes.......................................                       --
Long-term debt..............................................    121,770       (60,395)(a)    61,375
Long-term pension liability.................................      1,465            --         1,465
                                                               --------      --------      --------
        Total liabilities...................................    174,065       (77,412)       96,653
                                                               --------      --------      --------
Redeemable preferred stock..................................        540          (540)(a)        --
                                                               --------      --------      --------
Shareholders' equity:
  Preferred stock...........................................         70           (65)(a)        --
                                                                                   (5)(c)
  Common stock, $.01 par -- shares authorized, 50,000,000;
    270,000 shares issued and outstanding...................          3           194           197
  Cumulative translation adjustment.........................         19            --            19
  Minimum pension liability.................................        (38)           --           (38)
  Capital in excess of par value............................    110,884        88,806(a)    199,690
  Retained earnings.........................................    (19,077)       (8,922)(b)   (27,999)
                                                               --------      --------      --------
        Total shareholders' equity..........................     91,861        80,008       171,869
                                                               --------      --------      --------
        Total liabilities & shareholders' equity............   $266,466      $  2,056      $268,522
                                                               ========      ========      ========


---------------

OFFERING ADJUSTMENTS


(a) Reflects our sale of shares of common stock generating gross proceeds of $100 million and the use of the estimated net proceeds of $89.0 million, net of underwriting discounts and commissions and the estimated offering expenses totaling $11.0 million, to repay the outstanding balance of the Senior Notes and Senior Subordinated Notes, a portion of the revolving credit line and associated accrued interest, and preferred stock dividends. The adjustment assumes the underwriters' over-allotment option is not exercised. See "Use of Proceeds."


(b) Reflects the write-off of capitalized debt issuance costs in connection with the paydown of outstanding debt, the write-off of the debt discount and the payment of the prepayment penalty on the Senior Notes and Senior Subordinated Notes.

(c) Reflects the redemption of 37.5% of the Class AA Convertible Preferred Stock in connection with the redemption of the Senior Notes and Senior Subordinated Notes.

                              MDMI HOLDINGS, INC.

                           PRO FORMA INCOME STATEMENT
                          YEAR ENDED DECEMBER 31, 2000
                                   UNAUDITED
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                  UTI            ATM
                                              PERIOD ENDED   PERIOD ENDED
                                                MAY 31,      DECEMBER 21,   ACQUISITION    PRO FORMA     OFFERING      PRO FORMA
                                  MDMI(1)         2000           2000       ADJUSTMENTS   AS REPORTED   ADJUSTMENTS   AS ADJUSTED
                                 ----------   ------------   ------------   -----------   -----------   -----------   -----------
Sales..........................  $  77,965      $ 35,661       $12,571                    $  126,197                  $  126,197
Cost of sales..................     54,403        23,567         8,547       $ (6,453)(b)     79,977                      79,977
                                                                                  (87)(c)
                                 ----------     --------       -------       --------     ----------      -------     ----------
Gross profit...................     23,562        12,094         4,024          6,540     $   46,220      $    --         46,220
Selling, general, and
 administrative expenses.......     19,055        27,732         1,685           (675)(f)     26,531                      26,531
                                                                                  (51)(c)
                                                                              (20,950)(j)
                                                                                 (264)(e)
R&D expenses...................      1,321           702            --                         2,023                       2,023
Amortization of intangibles....      8,140           188            --          3,373(d)       9,401                       9,401
                                                                               (2,300)(a)
                                 ----------     --------       -------       --------     ----------      -------     ----------
Operating income (loss)........     (4,954)      (16,528)        2,339         27,408          8,264                       8,264
                                 ----------     --------       -------       --------     ----------      -------     ----------
Other income (expense):
 Interest expense, net.........    (11,363)         (257)         (163)        (4,870)(g)    (16,653)       9,785(k)      (6,868)
 Other.........................         35           (55)          (37)                          (57)                        (57)
                                 ----------     --------       -------       --------     ----------      -------     ----------
       Total other expenses....    (11,328)         (312)         (200)        (4,870)       (16,710)       9,785         (6,925)
                                 ----------     --------       -------       --------     ----------      -------     ----------
Pretax income (loss)...........    (16,282)      (16,840)        2,139         22,537         (8,447)       9,785          1,339
Income tax expense (benefit)...     (5,404)          234            13          8,927(h)      (2,402)       3,846(l)       1,444
                                                                               (6,173)(i)                      --
                                 ----------     --------       -------       --------     ----------      -------     ----------
Net income (loss)..............    (10,878)      (17,074)        2,126         19,783         (6,045)       5,939           (105)
Preferred stock dividends......     (3,023)           --            --         (1,777)        (4,800)       4,800(m)          --
Beneficial conversion..........     (8,309)           --            --             --         (8,309)       8,309(n)          --
                                 ----------     --------       -------       --------     ----------      -------     ----------
Net income (loss) available to
 common stockholders...........  $ (22,210)     $(17,074)      $ 2,126       $ 18,006     $  (19,154)     $19,048     $     (105)
                                 ==========     ========       =======       ========     ==========      =======     ==========
Basic net income per share.....  $   (2.57)           --            --             --     $    (1.40)          --     $     (.01)
Diluted net income per share...  $   (2.57)           --            --             --     $    (1.40)          --     $     (.01)
Shares used in computing basic
 net income per share..........  8,644,978            --            --             --     13,693,203           --     19,651,216
Shares used in computing
 diluted net income per
 share.........................  8,644,978            --            --             --     13,693,203           --     19,651,216

---------------

(1) Includes UTI operations subsequent to June 1, 2000 Noble-Met operations subsequent to January 11, 2000 and ATM operations subsequent to December 22, 2000. Noble-Met operations for the eleven-day period ending January 11, 2000 included sales of $394, cost of sales of $200, SG&A expenses of $47 and other expenses of $495, primarily related to the value of options paid out prior to acquisition.
---------------

INCOME STATEMENT

  Acquisition adjustments

(a) Reflects the reversal of the in-process R&D write-off incurred in connection with the acquisitions.

(b) Represents the reversal of one-time expenses related to the write-up of inventory to fair value.

(c) Reflects the change in depreciation expense based on the fair value assigned to property, plant & equipment upon the acquisitions.

(d) Reflects the additional amortization expense related to the allocation of the purchase price to goodwill and other intangibles for the acquisitions. The amortization is based on the following estimated useful lives:

   Goodwill....................................................     20 years
   Developed technology & know-how.............................  15-20 years
   Workforce...................................................    5-7 years
   Customer base...............................................     20 years

(e) Reflects the increase in amortization of debt issuance costs as a result of the additional financing associated with the acquisitions, net of the reversal of the write-off off debt issuance cost on previously existing debt that was refinanced in connection with the Acquisitions.

(f) Represents the reversal of one-time expenses related to professional fees incurred by Noble-Met and UTI Pennsylvania in connection with their purchase by our company.

(g) Reflects the additional interest expense related to the borrowings required by us to complete the acquisitions, based on our current incremental borrowing rate of approximately 11.31%.

     An increase in interest rates of 1/8 of one percent would increase the interest expense reported by $129,000.

(h)  Reflects the income tax effect of adjustments.

(i) Reflects the income tax effect of treating ATM, UTI, Noble-Met and Star Guide as taxable entities effective January 1, 2000.

     Prior to their acquisition by MDMI, ATM, UTI, Noble-Met and Star Guide held subchapter "S" status for federal and state income tax purposes, and did not recognize income taxes in their respective financial statements.

(j) Reflects the reversal of compensation expense incurred as a result of the immediate vesting provisions upon our acquisition of all of the common stock of UTI Pennsylvania, which accelerated vesting provisions were included in the previously existing UTI Pennsylvania Phantom Stock Plan agreement.

OFFERING ADJUSTMENTS

(k) Reflects the decrease in interest expense in connection with the use of net proceeds from the offering to repay outstanding debt.

(l)  Reflects the income tax effect of adjustments.

(m) Represents the elimination of dividends upon conversion of the convertible preferred stock upon the closing of this offering.

(n) Represents the elimination of the beneficial conversion charge related to the Class A-5 Convertible Preferred Stock which was converted to common stock in connection with the offering.

                          INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Shareholders of MDMI Holdings, Inc.:

     We have audited the accompanying consolidated balance sheet of MDMI Holdings, Inc. (formerly Medical Device Manufacturing, Inc. d/b/a Rivo Technologies, a Colorado corporation) and its subsidiaries as of December 31, 2000, and the related consolidated statements of operations, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of MDMI Holdings, Inc. and its subsidiaries as of December 31, 2000, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States.


/s/  ARTHUR ANDERSEN LLP



Philadelphia, Pennsylvania


January 31, 2001 (except with respect
to the matter discussed in Note 15, as
to which the date is February 23,
2001)

                          INDEPENDENT AUDITORS' REPORT


Board of Directors and Stockholders of
  MDMI Holdings, Inc.
Arvada, Colorado

     We have audited the accompanying consolidated balance sheet of MDMI Holdings, Inc. (formerly Medical Device Manufacturing, Inc. (d/b/a Rivo Technologies)) as of December 31, 1999, and the related consolidated statements of operations, stockholders' equity, and cash flows for the period from July 2, 1999 (date of inception) through December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of MDMI Holdings, Inc., as of December 31, 1999, and the results of its operations and its cash flows for the period then ended, in conformity with accounting principles generally accepted in the United States of America.

     As discussed in Note 1 to the consolidated financial statements, the Company reclassified its Class B-1 redeemable preferred stock from stockholders' equity in anticipation of an initial public offering.


/s/  DELOITTE & TOUCHE LLP



Denver, Colorado


March 20, 2000, except for Note 1, as
to which the date is December 22,
2000, and Note 15, as to which the
date is February 23, 2001

                              MDMI HOLDINGS, INC.

                          CONSOLIDATED BALANCE SHEETS
                        AS OF DECEMBER 31, 1999 AND 2000

                                                              DECEMBER 31,   DECEMBER 31,
                                                                  1999           2000
                                                              ------------   ------------
                                         ASSETS
Current assets:
  Cash and cash equivalents.................................  $   844,705    $  8,057,566
  Receivables --
    Trade, net of allowance for doubtful accounts of $95,000
     and $490,000, respectively.............................    1,319,342      16,287,003
    Other...................................................       35,744         597,565
  Inventories (note 3)......................................    1,215,299      28,607,869
  Prepaid expenses and other................................       87,182         485,914
  Income taxes receivable...................................      149,959              --
  Deferred income taxes.....................................       72,735       3,416,755
                                                              -----------    ------------
        Total current assets................................    3,724,966      57,452,672
Property, plant and equipment, net..........................    1,521,699      37,157,763
Deferred income taxes.......................................           --       6,454,526
Deferred financing costs, net of accumulated amortization of
  $30,208 and $287,789, respectively........................      335,886       2,569,545
Goodwill, net of accumulated amortization of $492,781 and
  $2,968,633, respectively..................................   19,279,082      73,148,081
Other intangible assets, net of accumulated amortization of
  $20,000 and $3,383,286, respectively......................      180,000      89,547,732
Deferred acquisition costs..................................      123,306         135,851
                                                              -----------    ------------
                                                              $25,164,939    $266,466,170
                                                              ===========    ============

                          LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $   220,976    $  2,590,470
  Accrued payroll and related taxes.........................      123,064       1,026,465
  Accrued expenses..........................................      476,878      22,155,237
  Purchase price consideration due to related parties.......    1,793,469              --
  Current portion of long-term debt (note 4)................    1,587,500      18,075,000
  Notes payable.............................................           --         175,000
                                                              -----------    ------------
        Total current liabilities...........................    4,201,887      44,022,172
Note payable and long-term debt (note 4)....................   14,528,125     121,770,317
Deferred income taxes.......................................       57,217              --
Deferred compensation and other.............................           --         637,710
Accrued environmental (note 11).............................           --       6,170,109
Pension liability...........................................           --       1,465,062
                                                              -----------    ------------
        Total liabilities...................................   18,787,229     174,065,370
                                                              -----------    ------------
Commitments and contingencies (note 14)
Redeemable preferred stock (note 9).........................       30,000         540,000
                                                              -----------    ------------
Stockholders' equity (note 8):
  Capital stock --
    Class A-1 5% convertible preferred stock, par value $.01
     per share, 841,030 and 2,500,000 shares authorized and
     831,809 and 868,372 shares issued and outstanding
     (liquidation preference of $9,100,000 and
     $9,500,000)............................................        8,318           8,684
    Class A-2 5% convertible preferred stock, par value $.01
     per share, 1,400,000 shares authorized and 1,125,000
     shares issued and outstanding (liquidation preference
     of $13,500,000)........................................           --          11,250
    Class A-3 5% convertible preferred stock, par value $.01
     per share, 26,456 shares authorized and 26,456 shares
     issued and outstanding (liquidation preference of
     $500,000)..............................................           --             264
    Class A-4 5% convertible preferred stock, par value $.01
     per share, 6,250,000 shares authorized and 3,437,500
     shares issued and outstanding (liquidation preference
     of $55,000,000)........................................           --          34,375
    Class A-5 5% convertible preferred stock, par value $.01
     per share, 1,100,000 shares authorized and 995,469
     shares issued and outstanding (liquidation preference
     of $15,927,504)........................................           --           9,955
    Class AA convertible preferred stock, par value $.01 per
     share, 1,000,000 shares authorized and 515,882 shares
     issued and outstanding (liquidation preference of
     $8,254,112)............................................           --           5,159
    Voting common stock, par value $.01 per share,
     50,000,000 shares authorized and 270,000 shares issued
     and outstanding........................................        2,700           2,700
    Non-voting common stock, par value $.01 per share,
     88,656 shares authorized and no shares outstanding.....           --              --
    Minimum pension liability...............................           --         (37,760)
    Cumulative translation adjustment.......................           --          19,116
    Additional paid-in capital..............................    6,227,311     110,884,541
    Retained earnings (deficit).............................      109,381     (19,077,484)
                                                              -----------    ------------
        Total stockholders' equity..........................    6,347,710      91,860,800
                                                              -----------    ------------
                                                              $25,164,939    $266,466,170
                                                              ===========    ============

 The accompanying footnotes are an integral part of these financial statements.

                              MDMI HOLDINGS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
           PERIOD FROM JULY 2, 1999 (INCEPTION) TO DECEMBER 31, 1999
                      AND THE YEAR ENDED DECEMBER 31, 2000

                                                                    DECEMBER 31,
                                                              -------------------------
                                                                 1999          2000
                                                              ----------   ------------
Net sales...................................................  $5,738,853   $ 77,965,286
Cost of sales...............................................   3,139,656     54,402,599
                                                              ----------   ------------
Gross profit................................................   2,599,197     23,562,687
Selling, general and administrative expenses................     838,614     19,055,557
Research and development expenses...........................         979      1,321,525
Amortization of intangibles.................................     512,780      8,139,934
                                                              ----------   ------------
Income from operations......................................   1,246,824     (4,954,329)
                                                              ----------   ------------
Other income (expense):
  Interest expense, net.....................................    (804,382)   (11,362,979)
  Other.....................................................      23,062         35,398
                                                              ----------   ------------
          Total other expense...............................    (781,320)   (11,327,581)
                                                              ----------   ------------
Income before income taxes..................................     465,504    (16,281,910)
Income tax expense (benefit) (note 7).......................     356,123     (5,403,888)
                                                              ----------   ------------
Net income (loss)...........................................     109,381    (10,878,022)
                                                              ----------   ------------
Preferred stock dividends...................................          --     (3,022,715)
Beneficial conversion of convertible preferred stock........          --     (8,308,843)
                                                              ----------   ------------
Net income (loss) attributable to common stockholders.......  $  109,381   $(22,209,580)
                                                              ==========   ============
Basic net income (loss) per share...........................  $      .06   $      (2.57)
                                                              ==========   ============
Diluted net income (loss) per share.........................  $      .06   $      (2.57)
                                                              ==========   ============
Shares used in calculating basic net income (loss) per
  share.....................................................   1,833,069      8,644,978
                                                              ==========   ============
Shares used in calculating diluted net income (loss) per
  share.....................................................   1,985,929      8,644,978
                                                              ==========   ============

      The accompanying footnotes are an integral part of these statements.

                              MDMI HOLDINGS, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
           PERIOD FROM JULY 2, 1999 (INCEPTION) TO DECEMBER 31, 1999
                      AND THE YEAR ENDED DECEMBER 31, 2000


                                                                   CONVERTIBLE PREFERRED STOCK
                                -------------------------------------------------------------------------------------------------
                                   CLASS A-1            CLASS A-2           CLASS A-3           CLASS A-4           CLASS A-5
                                ----------------   -------------------   ---------------   -------------------   ----------------
                                SHARES    AMOUNT    SHARES     AMOUNT    SHARES   AMOUNT    SHARES     AMOUNT    SHARES    AMOUNT
                                -------   ------   ---------   -------   ------   ------   ---------   -------   -------   ------
Initial capitalization........  484,460   $4,845          --        --       --      --           --        --
  Issuance of capital stock --
    Star Guide acquisition
      (note 2)................  347,349   3,473           --        --       --      --           --        --
  Net income (loss)...........                            --        --       --      --           --        --
                                -------   ------   ---------   -------   ------    ----    ---------   -------   -------   ------
Balance, December 31, 1999....  831,809   8,318           --        --       --      --           --        --
                                -------   ------   ---------   -------   ------    ----    ---------   -------   -------   ------
Comprehensive income (loss)...
  Cumulative translation
    adjustment................       --      --           --        --       --      --           --        --
  Net income (loss)...........       --      --           --        --       --      --           --        --
  Minimum pension liability...       --      --           --        --       --      --           --        --
  Total comprehensive income
    (loss)....................       --      --           --        --       --      --           --        --
  Issuance of capital stock
    (note 2) --
    Star Guide acquisition....   36,563     366           --        --       --      --           --        --
    Noble-Met acquisition.....       --      --    1,125,000   $11,250       --      --           --        --
    MER acquisition...........       --      --           --        --   26,456    $264           --        --
    UTI acquisition...........       --      --           --        --       --      --    3,437,500   $34,375
    ATM acquisition...........       --      --           --        --       --      --           --        --   796,875   $7,969
    Beneficial Conversion of
      Class A-5 (note 8)......       --      --           --        --       --      --           --        --        --       --
    Other.....................       --      --           --        --       --      --           --        --   198,594    1,986
  Appreciation in value of
    Star Guide stock
    appreciation rights.......       --      --           --        --       --      --           --        --
  Accrual for cumulative
    preferred dividends (note
    13).......................       --      --           --        --       --      --           --        --
                                -------   ------   ---------   -------   ------    ----    ---------   -------   -------   ------
Balance, December 31, 2000....  868,372   $8,684   1,125,000   $11,250   26,456    $264    3,437,500   $34,375   995,469   $9,955
                                =======   ======   =========   =======   ======    ====    =========   =======   =======   ======


      The accompanying footnotes are an integral part of these statements.

                              MDMI HOLDINGS, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
           PERIOD FROM JULY 2, 1999 (INCEPTION) TO DECEMBER 31, 1999
                      AND THE YEAR ENDED DECEMBER 31, 2000

                                                                CONVERTIBLE
                                                              PREFERRED STOCK
                                                              ----------------
                                                                  CLASS AA
                                                              ----------------
                                                              SHARES    AMOUNT
                                                              -------   ------
Initial capitalization......................................       --       --
                                                              -------   ------
  Issuance of capital stock --
     Star Guide acquisition (Note 2)........................       --       --
  Net income................................................       --       --
                                                              -------   ------
Balance, December 31, 1999..................................       --       --
                                                              -------   ------
Comprehensive income (loss).................................       --       --
  Cumulative translation adjustment.........................       --       --
                                                              -------   ------
  Net income (loss).........................................       --       --
  Minimum pension liability.................................       --       --
                                                              -------   ------
  Total comprehensive income (loss).........................       --       --
  Issuance of capital stock (note 2) --
     Star Guide acquisition.................................       --       --
     Noble-Met acquisition..................................       --       --
     MER acquisition........................................       --       --
     UTI acquisition........................................  515,882   $5,159
     ATM acquisition........................................       --       --
     Beneficial conversion of Class A-5.....................       --       --
     Other..................................................       --       --
  Appreciation in value of Star Guide stock appreciation
     rights.................................................       --       --
  Accrual for cumulative preferred dividends (note 13)......       --       --
                                                              -------   ------
Balance, December 31, 2000..................................  515,882   $5,159
                                                              =======   ======

      The accompanying footnotes are an integral part of these statements.

                              MDMI HOLDINGS, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
           PERIOD FROM JULY 2, 1999 (INCEPTION) TO DECEMBER 31, 1999
                      AND THE YEAR ENDED DECEMBER 31, 2000

                                                 COMMON STOCK
                                     ------------------------------------
                                          VOTING           NON-VOTING        ADDITIONAL    CUMULATIVE     MINIMUM      RETAINED
                                     ----------------   -----------------     PAID-IN      TRANSLATION    PENSION      EARNINGS
                                     SHARES    AMOUNT    SHARES    AMOUNT     CAPITAL      ADJUSTMENT    LIABILITY    (DEFICIT)
                                     -------   ------   --------   ------   ------------   -----------   ---------   ------------
Initial capitalization.............  270,000   $2,700         --      --    $  5,289,903          --           --              --
  Issuance of capital stock --
    Star Guide acquisition (note
      2)...........................       --      --          --      --         937,408          --           --              --
  Net income.......................       --      --          --      --              --          --           --    $    109,381
                                     -------   ------   --------   ------   ------------     -------     --------    ------------
Balance, December 31, 1999.........  270,000   2,700          --      --       6,227,311          --           --         109,381
                                     -------   ------   --------   ------   ------------     -------     --------    ------------
Comprehensive income (loss)........
  Cumulative translation
    adjustment.....................       --      --          --      --              --     $19,116           --              --
  Net income (loss)................       --      --          --      --              --          --           --     (10,878,022)
  Minimum pension liability........       --      --          --      --              --          --     $(37,760)             --
  Total comprehensive income
    (loss).........................       --      --          --      --              --          --           --              --
  Issuance of capital stock (note
    2) --
    Star Guide.....................       --      --          --      --         584,642          --           --              --
    Noble-Met......................       --      --          --      --      13,488,750          --           --              --
    MER acquisition................       --      --          --      --         499,735          --           --              --
    UTI acquisition................       --      --          --      --      65,036,466          --           --              --
    ATM acquisition................       --      --          --      --      22,618,404          --           --              --
    Beneficial Conversion of Class
      A-5..........................       --      --          --      --              --          --           --      (8,308,843)
    Other..........................       --      --          --      --       3,175,516          --           --              --
  Appreciation in value of Star
    Guide stock appreciation
    rights.........................       --      --          --      --         445,025          --           --              --
  Value and appreciation of phantom
    stock related to Noble-Met
    acquisition....................       --      --          --      --       1,831,407          --           --              --
  Accrual for cumulative preferred
    dividends (note 13)............       --      --          --      --      (3,022,715)         --           --              --
                                     -------   ------   --------   ------   ------------     -------     --------    ------------
Balance, December 31, 2000.........  270,000   $2,700         --      --    $110,884,541     $19,116     $(37,760)   $(19,077,484)
                                     =======   ======   ========   ======   ============     =======     ========    ============


                                        TOTAL
                                     ------------
Initial capitalization.............  $  5,297,448
  Issuance of capital stock --
    Star Guide acquisition (note
      2)...........................       940,881
  Net income.......................       109,381
                                     ------------
Balance, December 31, 1999.........     6,347,710
                                     ------------
Comprehensive income (loss)........
  Cumulative translation
    adjustment.....................        19,116
  Net income (loss)................   (10,878,022)
  Minimum pension liability........       (37,760)
                                     ------------
  Total comprehensive income
    (loss).........................   (10,896,666)
  Issuance of capital stock (note
    2) --
    Star Guide.....................       585,008
    Noble-Met......................    13,500,000
    MER acquisition................       499,999
    UTI acquisition................    65,076,000
    ATM acquisition................    22,626,373
    Beneficial Conversion of Class
      A-5..........................    (8,308,843)
    Other..........................     3,177,502
  Appreciation in value of Star
    Guide stock appreciation
    rights.........................       445,025
  Value and appreciation of phantom
    stock related to Noble-Met
    acquisition....................     1,831,407
  Accrual for cumulative preferred
    dividends (note 13)............    (3,022,715)
                                     ------------
Balance, December 31, 2000.........  $ 91,860,800
                                     ============

      The accompanying footnotes are an integral part of these statements.

                              MDMI HOLDINGS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
           PERIOD FROM JULY 2, 1999 (INCEPTION) TO DECEMBER 31, 1999
                      AND THE YEAR ENDED DECEMBER 31, 2000

                                                                      DECEMBER 31,
                                                              ----------------------------
                                                                  1999           2000
                                                              ------------   -------------
Cash flows from operating activities:
Net income (loss)...........................................  $    109,381   $ (10,878,022)
Adjustments to reconcile net income (loss) to net cash flows from operating activities --
     Depreciation and amortization..........................       663,011       9,605,934
     Amortization of debt discount..........................            --         632,135
     Gain on disposition of property and equipment..........          (652)             --
     Deferred income taxes..................................        16,082      (5,898,876)
     Non cash compensation charge...........................            --       2,442,133
     Write off of in-process research & development acquired
       as part of acquisition...............................                     2,300,000
     Write up of acquired inventory and sale thereof........       100,000       6,453,964
     Changes in operating assets and liabilities --
       Receivables..........................................        67,716         212,065
       Inventories..........................................        25,429      (3,625,281)
       Prepaid expenses and other...........................       (34,833)        (19,797)
       Income taxes receivable..............................      (149,959)             --
       Accounts payable and accrued expenses................       296,303       5,555,015
                                                              ------------   -------------
Net cash provided by operating activities...................     1,092,478       6,779,270
                                                              ------------   -------------
Cash flows from investing activities:
Capital expenditures........................................      (264,578)     (3,144,600)
Acquisitions, net of cash acquired..........................   (21,032,962)   (202,065,316)
Other noncurrent assets.....................................      (123,306)        294,013
                                                              ------------   -------------
Net cash used in investing activities.......................   (21,420,846)   (204,915,903)
                                                              ------------   -------------
Cash flows from financing activities:
Indebtedness --
     Borrowings (including deferred financing costs)........    16,242,982     167,150,016
     Repayments.............................................      (377,357)    (40,084,377)
Proceeds from issuance of capital stock.....................     5,307,448      78,283,855
                                                              ------------   -------------
Net cash provided by financing activities...................    21,173,073     205,349,494
                                                              ------------   -------------
Net increase in cash and cash equivalents...................       844,705       7,212,861
                                                              ------------   -------------
Cash and cash equivalents, Beginning of period..............            --         844,705
Cash and cash equivalents, end of period....................  $    844,705   $   8,057,566
                                                              ============   =============
Supplemental disclosure, including non-cash investing and
  financing transactions
Cash paid for interest......................................  $    647,659   $   5,910,477
Cash paid for income taxes..................................       490,000         206,702

      The accompanying footnotes are an integral part of these statements.

                              MDMI HOLDINGS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Principles of consolidation


     The consolidated financial statements include the accounts of MDMI Holdings, Inc. and its wholly-owned subsidiaries (collectively "MDMI" or the "Company"). All significant intercompany transactions have been eliminated. During 2000, the Company changed its name from Medical Device Manufacturing, Inc. d/b/a Rivo Technologies to MDMI Holdings, Inc.


  Nature of operations

     The Company is engaged in providing custom manufacturing services to companies operating in the medical device industry, including the design and manufacture of custom components, subassembly of components and assembly of finished medical devices. The Company also serves non-medical customers in industries that require high quality, complex components and related engineering services including the fiber optic, motion sensor and power generation industries and other technology oriented industries. Sales are focused in both domestic and European markets.

     The Company was formed July 2, 1999 and acquired G&D, Inc. d/b/a Star Guide Corporation ("Star Guide") July 6, 1999, Noble-Met, Ltd. ("Noble-Met") January 11, 2000, Medical Engineering Resources, Ltd. ("MER") May 12, 2000, UTI Corporation (referred to as "UTI Pennsylvania") June 1, 2000 and American Technical Molding, Inc. and its affiliate Kelley, Morrison, Kelley Partners ("ATM") December 22, 2000. Information presented for the period ended December 31, 1999 relates to the period from July 2, 1999 through December 31, 1999. See
Note 2 for a discussion of the Company's acquisition of Star Guide, Noble-Met, MER, UTI Pennsylvania and ATM.

  Major customers and concentration of credit

     Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of accounts receivable. A significant portion of the Company's customer base is comprised of companies within the medical industry. The Company does not require collateral from its customers. No single customer accounted for more than 10% of consolidated net sales during any of the periods presented. The Company does not believe that a material part of its business is dependent upon a single customer, the loss of which would have a material long-term impact on the business of the Company. However, the loss of one or more of the Company's largest customers would most likely have a negative short-term impact on the Company's results of operations.

  Foreign currency translation

     The Company has established manufacturing facilities in Europe. The functional currency of each of these facilities is the respective local currency. Assets and liabilities of the Company's foreign facilities are translated into U.S. dollars using the current rate of exchange existing at period-end, while revenues and expenses are translated at average monthly exchange rates. Translation gains and losses are recorded as a component of other comprehensive income within stockholders' equity. Transaction gains and losses are included in other income (expense), net. Currency transaction gains and losses included in operating results for the periods ended December 31, 1999 and 2000, were not significant.

  Cash and cash equivalents

     Cash and cash equivalents include all short-term investments purchased with an original maturity of three months or less.

                              MDMI HOLDINGS, INC.

  Inventories

     Inventories are stated at the lower of cost or market and include the cost of materials, labor and manufacturing overhead. Scrap resulting from the manufacturing process is valued in inventory at the estimated price which will be received from the refinery.

  Property, plant and equipment

     Property, plant and equipment consists of:

                                                             DECEMBER 31,   DECEMBER 31,
                                                                 1999           2000
                                                             ------------   ------------
Land.......................................................   $       --    $ 1,775,000
Buildings and improvements.................................           --      7,658,464
Machinery and equipment....................................    1,641,721     30,718,586
Construction in progress...................................           --        261,639
                                                              ----------    -----------
                                                               1,641,721     40,413,689
Less -- Accumulated depreciation...........................     (120,022)    (3,255,926)
                                                              ----------    -----------
Property, plant and equipment, net.........................   $1,521,699    $37,157,763
                                                              ==========    ===========

     Property, plant and equipment are stated at cost. Expenditures for maintenance and repairs are charged to expense as incurred. Expenditures, which significantly increase value or extend useful lives are capitalized and replaced properties are retired. Depreciation is calculated principally by the use of straight-line method over the estimated useful lives of depreciable assets. Accelerated methods are used for tax purposes.

     Amortization of leasehold improvements is calculated by use of the straight-line method over the shorter of the lease terms, including renewal options expected to be exercised, or estimated useful lives of the equipment. Useful lives of depreciable assets, by class, are as follows:

Buildings and improvements.................       20 years
Machinery and equipment....................  3 to 10 years
Leasehold improvements.....................  5 to 15 years
Software...................................      2-3 years

     Cost and accumulated depreciation for property retired or disposed of are removed from the accounts, and any gain or loss on disposal is credited or charged to earnings. Capitalized interest in connection with constructing property and equipment for the period and year ended December 31, 1999 and 2000, were not significant. Depreciation expense was $120,022 and $2,878,962 for the period and year ended December 31, 1999 and 2000, respectively.

  Goodwill

     Goodwill, which represents the excess of cost over fair value of the net assets of acquired businesses, is amortized over 20 years on a straight-line basis. Accumulated amortization as of December 31, 1999 and 2000, was $492,781 and $2,968,633, respectively. It is the Company's policy to review for possible impairment of goodwill (and other long-lived assets), when an indication of impairment exists, by developing operating income projections for each of its lines of business and evaluating the recoverability and amortization period using these projections. If such a review would indicate that the carrying amount of goodwill and/or other long-lived assets is not recoverable the Company would then reduce the carrying amount of such assets to fair value. Based upon management's current assessment, the estimated remaining amortization period of goodwill is appropriate and the remaining balance is fully recoverable.

                              MDMI HOLDINGS, INC.

  Other intangible assets

     Other intangible assets include primarily developed technology and know how, assembled workforce and customer base obtained in connection with the acquisitions of Noble-Met, UTI Pennsylvania and ATM (see Note 2).

     Amortization periods and net book value as of December 31, 2000 for the above are as follows:

                                           AMORTIZATION    NET BOOK VALUE
                                              PERIOD      DECEMBER 31, 2000
                                           ------------   -----------------
Developed technology and know how........  15-20 years       $60,656,872
Assembled workforce......................    5-7 years         7,172,827
Customer base............................     20 years        21,464,167

  Research and development costs

     Research and development costs are expensed as incurred.

  Hedging agreements

     The Company entered into an interest rate swap agreement to manage interest costs associated with long-term debt. The differential to be paid or received on this agreement is accrued as interest rates change and is recognized monthly over the life of the agreements (See Note 4).

  Income taxes

     The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 109 "Accounting for Income Taxes," which requires the use of the liability method in accounting for deferred taxes. If it is more likely than not that some portion, or all, of a deferred tax asset will not be realized, a valuation allowance is recognized.

  Other assets

     The cost of obtaining financing has been deferred and is being amortized on a straight-line basis over the life of the associated obligations. Additionally, the Company capitalizes and defers direct and incremental costs associated with proposed business combinations, primarily consisting of fees paid to outside legal counsel and accounting advisors and incremental internal costs, related to due diligence performed on the target companies. Upon the successful closure of an acquisition, the Company includes capitalized costs as part of the overall purchase price. Deferred acquisition costs where the Company has determined that it is unlikely that the business combination will be completed are written off when such determination is made.

  Stock-based compensation

     The Company accounts for stock options issued to employees using the intrinsic value method of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees". Compensation expense is recorded on the date stock options are granted only if the current fair value of the underlying stock exceeds the exercise price. The Company has provided the pro forma disclosures required by Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation" in Note 6.

                              MDMI HOLDINGS, INC.

  Earnings per share

     Basic earnings per share ("EPS") is computed using the weighted average number of common shares outstanding for the period while diluted EPS is computed assuming conversion of all dilutive securities such as options. Included below is a reconciliation of shares for the basic and diluted EPS computations.

                                                                1999        2000
                                                              ---------   ---------
Basic EPS Shares............................................  1,833,069   8,644,978
Effect of Dilutive Securities...............................    152,860          --
                                                              ---------   ---------
Diluted EPS Shares..........................................  1,985,929   8,644,978
                                                              =========   =========

     There is no difference between basic and diluted EPS regarding the amount of income (loss) used for the computations. The effect of dilutive securities in fiscal 1999 is comprised of warrants.

     No options were outstanding at December 31, 1999. All options outstanding at December 31, 2000 were not included in the computation of diluted EPS because of the Company's fiscal 2000 loss position. These options expire in the year 2010.

  Revenue recognition

     The Company records sales upon product shipment, when title passes to the customer or if products are shipped on consignment, when the customer uses the product.

  Redeemable preferred stock

     In anticipation of the inclusion of the Company's consolidated financial statements in a registration statement to be filed with the Securities and Exchange Commission by UTI Corporation, the Company accounts for Series B-1 redeemable and convertible stock in accordance with Regulation S-X, Rule 5-02 issued by the Securities and Exchange Commission (Note 9).

  Comprehensive income

     For the periods presented, the Company's comprehensive income (loss), as defined by SFAS No. 130, "Reporting Comprehensive Income" includes the change in foreign currency translation adjustments and minimum pension liability.

  Use of estimates in the preparation of financial statements

     The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Risks associated with international operations and currency risk

     The Company's international operations are subject to risks normally associated with foreign operations, including, but not limited to, the disruption of markets, changes in export or import laws, restrictions on currency exchanges and the modification or introduction of other government policies with potentially adverse effects.

                              MDMI HOLDINGS, INC.

  Recently issued accounting standards

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Financial Instruments and Hedging Activities." This statement establishes accounting and reporting standards for derivative instruments and hedging, requiring recognition of all derivatives as either assets or liabilities in the statement of financial position measured at fair value, as well as identifying the conditions for which a derivative may be specifically designed as a hedge. SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities -- Deferral of Effective Date of SFAS No. 133," deferred the effective date of SFAS No. 133 to fiscal years beginning after June 15, 2000, which is fiscal year 2001 for the Company. The effects on our financial condition, results of operations or cash flows of adopting SFAS No. 133 are not significant.

2. ACQUISITIONS AND DIVESTITURES:

     On December 22, 2000, the Company acquired all of the outstanding capital stock of ATM located in Upland, California for approximately $28.6 million including transaction costs of approximately $1.5 million. The purchase price was paid in cash of $24.5 million and 157,884 shares of Class A-5 5% Convertible Preferred Stock valued at $4.1 million. ATM provides a custom plastic injection molding specializing in medical, high precision, tight tolerance and clean molding. The Share Purchase Agreement also provides for certain earnout provisions during 2001 which could increase the purchase price by an additional $3.0 million. The acquisition was funded with proceeds from the revolving line of credit of $14.3 million and from the issuance of 638,991 shares of Class A-5 5% Convertible Preferred Stock for $10.2 million. In connection with the acquisition, ATM selling shareholders received 157,884 shares of the Company's Class A-5 5% Convertible Preferred Stock valued at $4.1 million. Additionally, 57,960 options to acquire our Common Stock were issued in connection with the ATM acquisition, at an exercise price of $9.78.

     The fair value of assets acquired and liabilities assumed follows (in
000's):

Inventories................................................  $   998
Other current assets.......................................    1,498
Property and equipment.....................................    2,591
Goodwill...................................................   13,166
Other intangible assets....................................   11,100
Current liabilities........................................     (792)
                                                             -------
                                                             $28,561
                                                             =======

     On June 1, 2000, the Company purchased UTI Pennsylvania for a purchase price of $151.0 million including transaction costs of approximately $2.5 million. The Share Purchase Agreement also provides for certain earnout provisions during 2000 which could have resulted in additional consideration of $10,000,000. It is expected that no amounts will be required to be paid pursuant to this earnout. The acquisition was financed with existing cash, bank debt of approximately $49.8 million, subordinated debt of $43.0 million, the sale of 3,437,500 shares of Series A-4 5% Convertible Preferred Stock for $55.0 million, and the issuance of 425,977 options to UTI Pennsylvania's management team with an exercise price of $2.22 share, which have a fair market value of $3.2 million. In addition, 100,000 shares of Class B-2 convertible preferred stock valued at $500,000 were issued to the UTI Pennsylvania management team. This was charged to expense in 2000.

     The purchase price was paid in cash of $139.2 million, the repayment of previously outstanding debt of $5.5 million, the issuance of stock options and the assumption of deferred compensation valued at $3.8 million.

                              MDMI HOLDINGS, INC.

     The fair value of assets acquired and liabilities assumed follows (in
000s):

Inventories..............................................   $ 23,319
Other current assets.....................................     14,790
Property and equipment...................................     29,114
Deferred income taxes....................................      3,806
Goodwill.................................................     31,842
Other intangible assets..................................     67,800
Accrued expenses.........................................     (8,728)
Accrued income taxes.....................................     (2,300)
Environmental liability..................................     (6,194)
Long-term pension liability..............................     (2,495)
                                                            --------
                                                            $150,954
                                                            ========

     The allocation of the purchase price for UTI Pennsylvania and ATM are preliminary and may be adjusted upon final determination of pension liabilities assumed in the acquisition of UTI Pennsylvania, receipt of the final ATM appraisal, and revisions to the Company's estimates related to transaction costs. The purchase price allocation is expected to be completed in the first half of 2001. Changes from the preliminary allocations are not expected to materially impact operational results.

     On January 11, 2000, the Company purchased Noble-Met, Ltd. and Subsidiary (Noble-Met) for a purchase price of $33.6 million, including transaction costs of approximately $.5 million. The purchase price was paid in cash of $24.0 million, the repayment of previously outstanding debt of $5.6 million, the issuance of 291,667 shares of Class A-2 5% Convertible Preferred Stock valued at $3,500,000. The Share Purchase Agreement also provides for certain earnout provisions during 2000 and 2001 which could result in additional consideration of $21,000,000. $11,000,000 of amounts paid under these earnout provisions will be paid to Noble-Met employees and will be accounted for as compensation as described in Note 5. The remainder will be paid to Noble-Met stockholders and will result in additional goodwill. Noble-Met signed the Share Purchase Agreement on December 22, 1999, and in anticipation of the January 2000 closing of the sales transaction, Noble-Met on December 26, 1999 amended and authorized termination of the incentive stock option plan and ESOP. In January 2000, all option holders executed Option Cancellation Agreements in exchange for the right to receive cash payment from Noble-Met equal to the value of the Company's common stock on the sale date. Noble-Met repurchased all outstanding options and recorded compensation expense for the difference between the exercise price and fair value of the options equal to $380,785. In addition, Noble-Met repurchased and retired Noble-Met stock owned by the ESOP at fair value equal to $256,918. The acquisition was funded with existing cash, bank debt of $20.1 million and the issuance of 833,333 shares of Class A-2 5% Convertible Preferred Stock valued at $10.0 million. In connection with the acquisition, Noble-Met selling shareholders received 291,667 shares of the Company's Class A-2 5% Convertible Preferred Stock valued at $3.5 million.

     The purchase price was allocated as follows (in 000s):

Inventories...............................................   $ 5,972
Other current assets......................................     1,847
Property and equipment....................................     3,651
Other intangible assets...................................    13,700
In-process research & development.........................     2,300
Goodwill..................................................     7,359
Current liabilities.......................................    (1,193)
                                                             -------
                                                             $33,636
                                                             =======

                              MDMI HOLDINGS, INC.

     Revisions to the Company's estimate related to transaction costs, as well as the portion of the earnout agreement, as defined in the Share Purchase Agreement, applicable to the former Noble-Met stockholders have an effect of increasing goodwill by $2,235,000 at December 31, 2000. Those revisions resulted in an increase in goodwill and are not reflected in the above purchase price allocation.

     On May 12, 2000, the Company acquired all of the outstanding capital stock of Medical Engineering Resources, Ltd. (MER) for approximately $1.2 million including transaction costs of approximately $50,000. The purchase price was paid in cash of $.25 million, the issuance of 26,456 shares of class A-3 5% convertible preferred stock valued at $500,000, and the issuance of a note payable in the amount of $375,000. The purchase price was allocated primarily to goodwill.

     On July 6, 1999 the Company acquired all of the outstanding capital stock of Star Guide Corporation located in Arvada, Colorado for approximately $26,867,000, including transaction and deferred financing costs of approximately $808,500 and additional purchase price consideration related to Star Guide's 1999 results equal to $1,793,469. The acquisition was funded with existing cash, bank debt, and the issuance of 347,349 shares of class A-1 convertible preferred stock valued $3,800,000 and 200,000 shares of class B-1 convertible preferred stock valued at $20,000. The purchase price consideration was subject to the issuance of an additional 36,563 shares of class A-1 convertible preferred stock if specified earnings were met by Star Guide for the twelve months ended December 31, 2000, calculated without giving consideration to purchase accounting adjustments pushed-down to Star Guide. On May 31, 2000, the Company released those shares, increasing the consideration by $585,008.

     Certain members of Star Guide's executive management assumed management level positions in the Company. As of the acquisition date, the aggregate ownership in the Company by these members of management exceeded 20%. Accordingly, the Company has recorded the issuance of Class A-1 convertible preferred stock at the applicable Star Guide carryover basis pursuant to Emerging Issues Task Force Issue No. 88-16, "Basis in Leveraged Buyout Transactions."

     The purchase price, including related transaction costs and adjusted for the carryover basis reduction equal to $2,609,118, has been allocated to assets acquired and liabilities assumed based on fair market values at the date of acquisition. The fair value of assets acquired and liabilities assumed is summarized as follows:

Current assets............................................   $ 3,486
Property and equipment....................................     1,377
Goodwill..................................................    19,772
Other intangible assets...................................       566
Liabilities...............................................      (943)
                                                             -------
                                                             $24,258
                                                             =======

     All of the Company's acquisitions were accounted for using the purchase method of accounting. Accordingly the assets acquired and liabilities assumed were recorded in the financial statements at their fair market values and the operating results of the acquired companies are reflected in the accompanying consolidated financial statements since the date of acquisition.

                              MDMI HOLDINGS, INC.

     The following unaudited pro forma consolidated financial information reflects the impact of the purchase of Star Guide, Noble-Met, UTI Pennsylvania and ATM, assuming the acquisitions had occurred as of January 1 of the year presented. The pro forma impact of the other acquisition is not significant. This unaudited pro forma consolidated financial information has been provided for information purposes only and is not necessarily indicative of the results of operations or financial condition that actually would have been achieved if the acquisitions had been on the date indicated, or that may be reported in the future (in 000's):

                                                              DECEMBER 31,   DECEMBER 31,
                                                                  1999           2000
                                                              ------------   ------------
                                                                      (UNAUDITED)
Revenues....................................................    $113,123       $126,197
Net loss....................................................      (8,961)        (6,045)
Beneficial conversion.......................................      (8,309)        (8,309)
Preferred stock dividends...................................          --         (4,800)
                                                                --------       --------
Net loss available for common stockholders..................     (17,270)       (19,154)
Basic loss per share........................................    $  (1.29)      $  (1.40)

     The pro forma results do not give effect to any contingent payments that may be made in connection with the acquisition of Noble-Met, UTI Pennsylvania or ATM.

3. INVENTORIES:

     Inventories consisted of the following at December 31, 1999 and 2000:

                                                             DECEMBER 31,   DECEMBER 31,
                                                                 1999           2000
                                                             ------------   ------------
Raw materials..............................................   $  541,744    $ 4,493,325
Intermediate stock.........................................           --      4,428,722
Work-in-process............................................      673,555      9,180,564
Finished goods.............................................           --     10,505,258
                                                              ----------    -----------
                                                              $1,215,299    $28,607,869
                                                              ==========    ===========

     In connection with the purchase of certain precious metals for anticipated manufacturing requirements, the Company enters into consignment agreements with a third party, whereby the Company purchases the precious metal from the consignor at the time when an external sale is made at the prevailing market price. The prevailing price at the time of sale is passed through to the customer. These contracts are used as a hedging strategy to help protect against volatility in certain precious metals prices.

                              MDMI HOLDINGS, INC.

4. SHORT-TERM AND LONG-TERM BORROWINGS:

     Long-term debt at December 31, 1999 and 2000 consisted of the following:

                                                            DECEMBER 31,   DECEMBER 31,
                                                                1999           2000
                                                            ------------   ------------
Senior notes subject to mandatory redemption on June 1,
  2006, interest at 15.563% through June 1, 2005, 16.101%
  thereafter less unamortized discount of $3,885,400......  $        --    $ 17,614,600
Senior subordinated notes maturing June 1, 2007, interest
  at 13.5% less unamortized discount of $2,369,283........           --      19,130,717
Notes payable, 6.0%, and 10% at December 31, 1999, and
  2000, respectively......................................      250,000         375,000
Term loan A with a bank, 9.6% and 10.06% at December 31,
  1999 and 2000, respectively.............................   10,365,625      43,875,000
Term loan B with a bank, 11.6% and 10.56% at December 31,
  1999 and 2000, respectively.............................    5,500,000      44,775,000
Revolving credit facility.................................           --      14,250,000
                                                            -----------    ------------
Total long-term debt......................................  $16,115,625    $140,020,317
                                                            -----------    ------------
Less current portion......................................   (1,587,500)    (18,250,000)
                                                            -----------    ------------
Long-term debt, excluding current portion.................  $14,528,125    $121,770,317
                                                            ===========    ============

     Annual principal repayments are as follows:

FISCAL YEAR                                                 AMOUNT
-----------                                              ------------
2001..................................................   $ 18,250,000
2002..................................................      7,962,500
2003..................................................     11,418,750
2004..................................................     12,262,500
2005..................................................     10,856,250
2006 and thereafter...................................     85,525,000
                                                         ------------
                                                         $146,275,000
                                                         ============

     On May 31, 2000 the Company entered into a Credit Agreement with several financial institutions that provides for a revolving credit facility of up to $25,000,000, including revolving loans, a swing-line loan facility and a letter of credit facility. Additionally, the agreement provides for two term loan facilities (Term A and Term B), each totaling $45,000,000. Borrowings under the agreement were $102,900,000 at December 31, 2000. Term A repayments are quarterly through June 30, 2005 at an interest rate of LIBOR plus 3.25, while Term B repayments are quarterly through February 15, 2006 at an interest rate of LIBOR plus 3.75. At December 31, 2000, $675,000 of the available credit facility was being used to support letters of credit, leaving $10,075,000 available for use. Commitment fees on unused portions of the line-of-credit are 0.50%.

     On May 31, 2000 the Company entered into a Securities Purchase Agreement whereby they issued $21.5 million principal amount of 15.563% Senior Notes due 2008 ("Senior Notes") and $21.5 million principal amount of 13.5% Senior Subordinated Notes due 2007 ("Senior Subordinated Notes"). Interest on the Senior Notes is payable-in-kind at 15.563% through June 1, 2005, and payable at 16.101% thereafter until maturity. The Senior Notes are redeemable at the Company's option at a premium of up to 7.5% of the principal, based on the redemption date, and are subject to a mandatory redemption of $33,000,000, including principal of $24,487,708, interest of $7,134,858 and premium of $1,377,434, on June 1, 2006. The Senior Subordinated Notes are redeemable at the Company's option at a premium of

                              MDMI HOLDINGS, INC.

up to 6.75% of the principal, based on the redemption date. The notes are collateralized by the Company's assets.

     In connection with the Securities Purchase Agreement, the Company issued an aggregate of 515,882 shares of Class AA Convertible Preferred Stock. The Class AA Convertible Preferred Stock has been valued at $6,870,000 and the Senior notes and Senior Subordinated notes have been discounted for the amount attributed to the stock.

     All previous debt instruments were repaid in connection with the issuance of the Securities Purchase Agreement and Credit Agreement.

     The Company's debt agreements contain various covenants, including minimum cash flow (as defined), debt-service coverage ratios and maximum capital spending limits. The Company was in compliance with these covenants at December 31, 2000.

     In connection with the Credit Agreement, the Company entered into a swap agreement with a minimum term of 3 years in an aggregate notional amount equal to not less than 40% of the term loan facilities and not more than the term loan commitment. At December 31, 2000, $36,000,000 of the term loans were effective at the fixed rate of 7.13% plus 3.25%-3.75%.

5. EMPLOYEE BENEFIT PLANS:

  Pension plans

     UTI Pennsylvania has pension plans covering certain of its employees. Benefits are provided at a fixed rate for each month of service. UTI Pennsylvania's funding policy is consistent with the funding requirements of federal law and regulations. Plan assets consist of cash equivalents, bonds and certain equity securities.

     Pension cost was $15,000 for the year ending December 31, 2000 related to one of UTI Pennsylvania's pension plans. The accumulated benefit obligation and fair value of the plan assets at December 31, 2000 were $605,000 and $569,000, respectively.

     In connection with the purchase of UTI Pennsylvania as of June 1, 2000, the Company terminated one of UTI Pennsylvania's previously existing pension plans. As a result of this termination, the Company recorded a termination charge of $2,472,000 which has been included in the allocation of the purchase price. Pension cost of $209,000 was recorded during the year ended December 31, 2000 related to this plan.

     The Company also has a frozen pension plan covering certain employees at their UTI SFM location. At December 31, 2000, the plan's liability is $604,000.

     The Company has 401(k) plans available for most employees. An employee may contribute up to 10%-14% of gross salary to the 401(k) plan, depending upon the specific plan. The Company's Board of Directors determines annually what contribution, if any, the Company shall make to the 401(k) plan. The employees' contributions vest immediately, while the Company's contributions vest over an immediate to six-year period. The Company matched 25%-50% of the employee's contributions to this plan for the period and year ending December 31, 1999 and 2000, depending upon the specific plan. The Company's contributions for matching totaled approximately $21,173 and $295,000 for the period and year ending December 31, 1999 and 2000.

     The Company has profit sharing plans available to employees at several of its locations. The Company's Board of Directors determines annually what contribution, if any, the Company shall make to the profit sharing plan. The Company's contributions vest over an immediate to six-year period. The

                              MDMI HOLDINGS, INC.

Company expensed $120,000 and $2,573,000 to this plan for the period and year ending December 31, 1999 and 2000, respectively.

6. STOCK GRANTS AND OPTIONS AND STOCK BASED PLANS:

     The Company's shareholders approved the MDMI Holdings, Inc. 2000 Stock Option and Incentive Plan, which provides for grants of incentive stock options, nonqualified stock options, restricted stock and restricted stock units. The total number of shares authorized under the plan is 1,512,000 at December 31, 2000.

     The Company's shareholders approved the MDMI Key Executive Deferred Comp Plan 1999 Stock Incentive Plan effective May 31, 2000 under which certain employees of the Company are eligible to be granted a total of 425,977 awards in the form of incentive stock options. All of the 425,977 stock options were granted on June 1, 2000 to former UTI Pennsylvania management, at a price of $2.22, with immediate vesting. The fair value of these options, $3,115,000 has been accounted for as additional consideration for the acquisition of UTI Pennsylvania (see Note 2).

  Star Guide phantom stock plan

     The Star Guide phantom stock plan provides grants to eligible employees of Star Guide of phantom stock based on Class A-1 5% Convertible Preferred Stock of MDMI. Up to a total of 29,708 shares may be granted. All shares of phantom stock granted under the plan are immediately and fully vested. Holders of phantom stock under this plan have no voting rights, no stockholder rights and no employment rights. They are, however, entitled to receive dividends on phantom stock in the event dividends are accrued and paid to holders of shares of the Company's Class A-1 5% Convertible Preferred Stock. A holder of phantom stock may not transfer or assign phantom stock, other than by will or the laws of descent and distribution. All such shares were issued, and expense of $445,000 was recognized related to this plan for the year ended December 31, 2000.

  2000 employee phantom stock plan

     The 2000 Employee Phantom Stock Plan provides grants to eligible employees of the Company as determined by the board of directors. Phantom stock granted under the plan is based on Class A-2 5% Convertible Preferred Stock of MDMI. Up to a total of 229,167 shares may be granted. All shares of phantom stock granted under the plan are immediately and fully vested. Holders of phantom stock under this plan have no voting rights, no stockholder rights and no employment rights. They are, however, entitled to receive dividends on phantom stock in the event dividends are accrued and paid to holders of shares of the Company's Class A-2 5% Convertible Preferred Stock. A holder of phantom stock may not transfer or assign phantom stock, other than by will or the laws of descent and distribution.

  2000 retention plan for employees

     In conjunction with the Company's purchase of Noble-Met and as part of the calculation of the purchase price, the Company established a bonus plan for employees of Noble-Met to motivate and reward the future efforts of those employees. The maximum amount of the deferred purchase price and therefore the maximum amount of benefits that may be paid under the plan is $10,000,000. Benefits under the plan are calculated based on the achievement by Noble-Met of certain earnings objectives in the year 2000 as compared to the year 1999 and in the year 2001 as compared to the year 2000. For each year of the plan, each eligible employee may determine whether to receive all of that employee's benefits under the plan in cash or in a combination of cash and up to 25% in phantom stock. Phantom stock provided in this retention plan will be granted under and in accordance with the Company's 2000 Employee Phantom Stock Plan. In order to receive payment under the plan, an eligible employee must be continuously

                              MDMI HOLDINGS, INC.

employed by Noble-Met or an affiliate of Noble-Met from the period beginning on January 12, 2000 through the payment date.

  2000 retention plan for MER consultants and employees

     In conjunction with the Company's purchase of MER and part of the calculation of the purchase price, the Company established a bonus plan for employees of MER to motivate and reward the future efforts of those employees on behalf of the Company. The maximum amount of the deferred purchase price and therefore the maximum amount of benefits that may be paid under the plan is $1,000,000. Benefits under the plan are calculated based on the achievement by Noble-Met of certain earnings objectives in the year 2000 as compared to the year 1999 and in the year 2001 as compared to the year 2000. For each year of the plan, each eligible participant may determine whether to receive all of that participant's benefits under the plan in cash or in a combination of cash and up to 25% in phantom stock. Phantom stock provided in this retention plan will be granted under and in accordance with the Company's 2000 Employee Phantom Stock Plan. In order to receive payment under the plan, an eligible participant must, subject to certain exceptions, be continuously employed by or provide services to the Company or its affiliates from the period beginning on May 12, 2000 through the payment date.

     At December 31, 2000, $2,443,000 has been accrued for the 2000 retention plans discussed above, which includes $952,000 for the 2000 Employee Phantom Stock Plan, which is recorded in additional paid in capital.

     At December 31, 2000, 2,742,734 shares have been reserved under our stock option plan and employee stock purchase plan.

     Stock grant and option transactions are summarized as follows:

                                                             NUMBER OF   WEIGHTED AVERAGE
                                                              SHARES      EXERCISE PRICE
                                                             ---------   ----------------
Shares under option
  Outstanding at July 6, 1999..............................        --         $  --
     Granted...............................................        --            --
     Exercised.............................................        --            --
     Forfeited.............................................        --            --
                                                             --------         -----
  Outstanding at December 31, 1999.........................        --            --
     Granted...............................................  1,210,061        $6.89
     Exercised.............................................        --            --
     Forfeited.............................................        --            --
                                                             --------         -----
  Outstanding at December 31, 2000.........................  1,210,061        $6.89
                                                             ========         =====
Options exercisable at:
  December 31, 2000........................................   429,577         $2.26
  December 31, 1999........................................        --            --

     The grant-date market value of substantially all outstanding options, with the exception of those granted at $2.22 per share, is equal to their respective exercise prices. Outstanding stock options have a weighted average remaining contractual life of 9.5 years at December 31, 2000 with the exercise prices for these options ranging from $2.22 to $9.78.

                              MDMI HOLDINGS, INC.

     As provided for in SFAS No. 123, "Accounting for Stock-Based Compensation," the Company utilizes the intrinsic value method of expense recognition under APB Opinion No. 25. Accordingly, no compensation cost has been recognized for the stock option plans. Had compensation expense for the stock option plans been determined consistently with the provisions of SFAS No. 123, the Company's net income (loss) and net income (loss) per share would have been the pro forma amounts indicated below:

                                                            PERIOD ENDED     YEAR ENDED
                                                            DECEMBER 31,    DECEMBER 31,
                                                                1999            2000
                                                            -------------   -------------
Net income (loss) attributable to common stockholders
  As reported.............................................    $109,381      $(22,209,580)
  Pro forma...............................................    $109,381      $(22,387,483)
Basic net income per share
  As reported.............................................    $    .06      $      (2.51)
  Pro forma...............................................    $    .06      $      (2.54)
Diluted net income per share
  As reported.............................................    $    .06      $      (2.51)
  Pro forma...............................................    $    .06      $      (2.54)

     The fair value of each option grant was estimated on the date of grant using the Black-Scholes option pricing model with the following range of assumptions used for the option grants which occurred during the period and year ended December 31, 1999 and 2000:

                                                              PERIOD ENDED    YEAR ENDED
                                                              DECEMBER 31,   DECEMBER 31,
                                                                  1999           2000
                                                              ------------   ------------
Volatility..................................................        --          28.37%
Risk-free interest rate.....................................        --           5.80%
Expected life in years......................................        --              8
Dividend yield..............................................        --              0

7. INCOME TAXES:

     The provision for income taxes includes federal, state and foreign taxes currently payable and those deferred because of temporary differences between the financial statement and tax bases of assets and liabilities. The components of the provision for income taxes for the period and year ended December 31, 1999 and 2000, are as follows:

                                                                1999        2000
                                                              --------   -----------
Current
  Federal...................................................  $308,151   $    61,411
  State.....................................................    31,890       425,774
  Foreign...................................................        --        67,735
Deferred
  Federal...................................................    14,145    (5,321,636)
  State.....................................................     1,937      (404,933)
  Foreign...................................................        --       (67,735)
                                                              --------   -----------
          Total provision...................................  $356,123   $(5,403,888)
                                                              ========   ===========

                              MDMI HOLDINGS, INC.

     Major differences between the federal statutory rate and the effective tax rate for the period and year ended December 31, 1999 and 2000 are as follows:

                                                              1999     2000
                                                              ----    ------
Federal statutory rate......................................  34.0%    (35.0)%
State taxes, net of federal benefit.........................   3.3%     (1.0)%
Nondeductible goodwill......................................  36.0%      3.2%
FSC.........................................................    --      (0.7)%
Other, net..................................................   3.2%      0.3%
                                                              ----    ------
  Effective tax rate........................................  76.5%    (33.2)%

     The following is a summary of the significant components of the Company's deferred tax assets and liabilities as of December 31, 1999 and 2000:

                                                               1999        2000
                                                              -------   ----------
Deferred tax assets
  Operating loss and tax credit carryforwards...............       --   $2,191,622
  Compensation..............................................       --    1,889,478
  Environmental.............................................       --       18,365
  Amortization of intangible assets.........................       --    4,519,228
  Inventory and accounts receivable reserves................  $72,735    1,252,058
  Other.....................................................       --      438,593
Deferred tax liabilities
  Depreciation..............................................   57,217      438,063
                                                              -------   ----------
Net deferred tax assets.....................................  $15,518   $9,871,281
                                                              =======   ==========

     As of December 31, 2000, the Company has net operating loss carryforwards for U.S. income tax purposes of approximately $5,813,166 which expire in the year 2020.

     Management believes that it is more likely than not that the Company's net deferred tax assets, including the net operating loss carryforwards, are realizable through a combination of anticipated tax planning strategies and forecasted future taxable income. As such, for financial reporting purposes, no valuation allowance has been recorded. Failure to achieve forecasted future taxable income might affect the ultimate realization of any remaining recorded net deferred tax assets. Future taxable income of approximately $28 million will need to be generated to realize the asset recorded at December 31, 2000.

     As of December 31, 2000, the Company has not provided for withholding or U.S. Federal income taxes on undistributed earnings of foreign subsidiaries since such earnings are expected to be reinvested indefinitely or substantially offset by available foreign tax credits.

8. CAPITAL STOCK:

     The Company's Board of Directors has authorized an aggregate number of common shares for issuance equal to 50 million, $.01 par value per share and 50 million of preferred stock, $.01 par value per share. As of December 31, 1999, the Company's Board of Directors limited the issuance of voting and non-voting common stock to 270,000 shares and 159,580 shares, respectively.

  Common stock

     Common stock is divided into two classes, voting and non-voting convertible. The non-voting convertible common stock is convertible one for one into voting common stock at the option of the holder.

                              MDMI HOLDINGS, INC.

The common stock, whether voting or non-voting, is subject to all of the rights, privileges, preference and priorities of the Company's preferred stock.

  Class A-1 5% Convertible Preferred

     On July 6, 1999, the Company entered into a Share Purchase Agreement with G&D, Inc., d/b/a Star Guide Corporation and the Shareholders of Star Guide whereby the shareholders received 383,912 shares of Class A-1 5% Convertible Preferred Stock ("Class A-1") as partial consideration valued at $4,385,000 (see
Note 2). On July 6, 1999, the Company entered into subscription agreements with certain accredited investors for the issuance of an aggregate of 484,460 shares of Class A-1 5% Convertible Preferred Stock for an aggregate purchase price of $5,300,000. The carrying value of Class A-1 differs from its original issuance value by $2,609,118 due to valuing certain shares issued to the selling Star Guide shareholders at their carryover basis.

  Class A-2 5% Convertible Preferred Stock

     On December 22, 1999, the Company entered into a Share Purchase Agreement with Noble-Met, Ltd. and the Shareholders of Noble-Met, Ltd. whereby upon the closing under the Share Purchase Agreement on January 11, 2000 the shareholders of Noble-Met received an aggregate of 291,667 shares of Class A-2 5% Convertible Preferred Stock (see Note 2) as partial consideration valued at $3,500,000. On January 11, 2000, the Company entered into subscription agreements with certain accredited investors for the issuance of an aggregate of 833,333 shares of Class A-2 5% Convertible Preferred Stock for an aggregate purchase price of $10,000,000 (see Note 2).

  Class A-3 5% Convertible Preferred Stock

     On May 12, 2000, the Company entered into an Agreement and Plan of Merger with Medical Engineering Resources, Ltd., the shareholders of Medical Engineering Resources, Ltd. and MER Acquisition Corporation, a wholly-owned subsidiary of the Company. Medical Engineering Resources, Ltd. merged into MER Acquisition Corporation and the shareholders of Medical Engineering Resources, Ltd. received an aggregate of 26,456 shares of Class A-3 5% Convertible Preferred Stock as partial consideration valued at $500,000 (see Note 2).

  Class A-4 5% Convertible Preferred Stock

     On May 31, 2000, the Company entered into subscription agreements with certain accredited investors for the issuance of an aggregate of 3,437,500 shares of Class A-4 5% Convertible Preferred Stock for an aggregate purchase price of $55,000,000.

  Class A-5 5% Convertible Preferred Stock

     On December 22, 2000, the Company entered into a Share Purchase Agreement with ATM and the shareholders of ATM, whereby the shareholders received 157,884 shares of Class A-5 5% Convertible Preferred Stock as partial consideration valued at $4,066,000. On December 21, 2000, the Company entered into subscription agreements with certain accredited investors for the issuance of an aggregate of 829,616 shares of Class A-5 5% Convertible Preferred Stock for an aggregate purchase price of $13,273,856. These shares were valued at $21,710,203. The difference of $8,308,843 represents the beneficial conversion feature reflected on the Statement of Operations. Additionally, on December 22, 2000, 7,969 shares of Class A-5 5% Convertible Preferred Stock were issued to an entity controlled by a director of the Company.

                              MDMI HOLDINGS, INC.

     The Class A Convertible Preferred Stock are convertible at the holder's option, have a liquidation value equal to the original per share issue price and the holders are entitled to receive cumulative dividends at the rate of 5% of liquidation value in preference to the payment of dividends to the Company's common stockholders, as, and if declared by the Board of Directors.

     In the third quarter of 2000, the Company determined that the cumulative dividends on all of the classes of Class A Convertible Preferred Stock would be paid. Accordingly, a dividend of $3,023,000 was accrued at December 31, 2000 and is reflected in other current liabilities on the Consolidated Balance Sheet.

  Class AA Convertible Preferred Stock

     On May 31, 2000, the Company entered into a Securities Purchase Agreement with certain investors for the issuance of an aggregate of 515,882 shares of Class AA Convertible Preferred Stock in connection with the issuance of the senior and senior subordinated notes. The Class AA Convertible Preferred Stock has been valued at $6.8 million and the senior and subordinated notes have been discounted for the amount attributed to the stock.

     The holders of all classes of Convertible Preferred Stock are entitled to vote on all matters submitted to the stockholders for a vote together with the holders of the Company's voting common stock. Holders of Convertible Preferred Stock may convert all or any portion of the shares held into 1.8 shares of voting common stock per each share of Convertible Preferred Stock held. The Company may at any time require the conversion of all of the outstanding Convertible Preferred shares upon the closing of a firmly underwritten public offering of the Company's common stock. Convertible Preferred shares are not redeemable at the holder's option.

     Shareholder's Agreement -- We have entered into an agreement with our stockholders providing for a variety of rights among the stockholders, including a voting agreement with respect to our directors. Pursuant to this agreement, several stockholders have the right to designate members of our board of directors, which rights exist only so long as those holders hold at least 3.5% of our outstanding common stock on an as converted basis as follows: the KRG entities have the right to designate three members; 7:22 Investors LLC, Eric Pollock and other specified holders together have the right to designate one member; the AIG entities that are party to the shareholders' agreement have the right to designate one member; and the DLJ entities that are party to the shareholders' agreement have the right to designate one member, which right exists only so long as the DLJ entities hold at least 25% of the aggregate principal amount of the senior subordinated notes and the senior notes or own at least 3.5% of our outstanding common stock on an as converted basis. In addition, the shareholders agreement provides that we will offer to sell a portion of any new securities issued by us, other than shares issued in our initial public offering, to the stockholders in an amount determined in accordance with their existing holdings. This shareholders' agreement will terminate upon the closing of this offering.


     Stock Purchase Warrants -- On July 6, 1999, the Company entered into a credit agreement with a bank and issued 85,000 stock purchase warrants to the bank. The stock purchase warrants entitled the bank to purchase up to an aggregate of 85,000 shares of the company's non-voting common stock at an exercise price of $.01 per share. No value was recorded for the warrants because the value was insignificant. The stock purchase warrants are exercisable subsequent to July 6, 2005 or at any time after the repayment in full of all principal and accrued interest evidenced by the notes issued under the credit agreement with the bank. The warrants expire on July 1, 2009.



     In connection with entering into an amended credit agreement dated January 11, 2000, the Company issued warrants to acquire an additional 3,656 shares of the Company's non-voting common stock to bring the total numbers of warrants issued to the bank equal to 88,656. The warrants have an exercise price of

                              MDMI HOLDINGS, INC.

$.01 per share, are fully vested, and expire in January 2010. The value assigned to the incremental warrants, approximating $20,000, was recorded as debt discount, which is being amortized to interest expense over the term of the amended credit agreement. The fair value was determined using a Black-Scholes method and was calculated using a risk free interest rate of 5.3%, no volatility and a term of 6 years.

     All of the outstanding warrants were sold to existing shareholders in connection with the acquisition of UTI Pennsylvania (see Note 2).

9. REDEEMABLE AND CONVERTIBLE PREFERRED STOCK:

  Class B-1 Redeemable and Convertible Preferred Stock

     On July 6, 1999, the Company entered into a Share Purchase Agreement with G&D, Inc., d/b/a Star Guide Corporation and the Shareholders of Star Guide whereby the shareholders of Star Guide received an aggregate of 200,000 shares of Class B-1 Redeemable and Convertible Preferred Stock (see Note 2) as partial consideration valued at $20,000.

  Class B-2 Redeemable and Convertible Preferred Stock

     On May 31, 2000, UTI Acquisition Corp., a wholly-owned subsidiary of the Company, entered into a Share Purchase Agreement with UTI Pennsylvania and the shareholders of UTI Pennsylvania, whereby upon the closing thereunder on June 1, 2000 certain shareholders of UTI Pennsylvania received an aggregate of 100,000 shares of Class B-2 Convertible Preferred Stock for an aggregate price of $10,000. The Class B-2 shares have been valued at $500,000. Such amounts were included as compensation expense in the accompanying consolidated statement of operations.

     The Class B Redeemable and Convertible Preferred Stock has a liquidation value equal to $.10 per share, is subordinate to all classes of A Convertible Preferred Stock, and is not entitled to receive dividends. The holders of Class B are entitled to participate, on an as converted basis, with the holders of the Company's common stock as to any dividends declared and paid on common stock. Class B is convertible into voting common stock based on a conversion formula, as defined; however, all Class B shares will be redeemed by the Company at liquidation value, if not previously converted into the Company's voting common stock, on July 1, 2004. The Company may at any time require the conversion of all of the outstanding Class B shares upon the closing of a firmly underwritten public offering of the Company's common stock.

10. RELATED-PARTY TRANSACTIONS:

     During 1999, the Company expensed and paid a management fee to KRG Capital Partners, LLC, (KRG), majority shareholders of MDMI, equal to $96,744. During the year ended December 31, 2000, expenses paid to KRG totaled $450,063. Fees paid to KRG related to the 2000 and 1999 acquisitions were $2,205,000 and $300,000, respectively.

11. ENVIRONMENTAL MATTERS:

     In July 1988, UTI Pennsylvania received an Administrative Consent Order from the United States Environmental Protection Agency (EPA) that required UTI Pennsylvania to test and study the groundwater and soil beneath and around its plant in Collegeville, Pennsylvania, and to provide the EPA with a proposal to remediate this groundwater and soil. In 1991, UTI Pennsylvania completed its testing and submitted a corrective measures study (CMS) to the EPA. The EPA reviewed the CMS and had recommended specific measures and UTI Pennsylvania had agreed to these to remediate the groundwater and soil. Between 1991 and 1995, UTI Pennsylvania had been negotiating with the EPA for a final CMS. In 1995 and subsequently in 2000, UTI Pennsylvania submitted a Final Design Submission (FDS) for EPA approval. The FDS filed in 2000 is currently awaiting EPA approval. In addition, UTI Pennsylvania has been involved as a de minimus contributor in other environmental matters.

                              MDMI HOLDINGS, INC.

     Also, in 1995, UTI Pennsylvania entered into a Settlement Agreement and Release with UTI Pennsylvania's former insurance company which required the insurance company to pay UTI Pennsylvania a specified amount based on expenses incurred by UTI Pennsylvania for environmental matters during the period from 1964 to 1979. In connection with the purchase accounting (note 2), the Company has recorded a long-term liability related to these matters of $6,170,109 million as of December 31, 2000. These estimates are based on facts known at the current time; however, changes in EPA standards, improvement in cleanup technology and discovery of additional information concerning other environmental matters could affect the estimated costs in the future.

     In the opinion of management, after consultation with legal counsel, the outcome of these environmental matters will not have a materially adverse effect on the Company's financial position or results of operations.

     The Company monitors its compliance with all federal and state environmental regulations. Certain proposed regulations will require changes in the Company's manufacturing process.

12. FAIR VALUE OF FINANCIAL INSTRUMENTS:

     The estimated fair value of financial instruments has been determined by the Company using available market information and appropriate methodologies; however, considerable judgment is required in interpreting market data to develop these estimates. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company could realize in a current market exchange. Certain of these financial instruments are with major financial institutions and expose the Company to market and credit risks and may at times be concentrated with certain counterparties or groups of counterparties. The creditworthiness of counterparties is continually reviewed, and full performance is anticipated.

     The methods and assumptions used to estimate the fair value of each class of financial instruments are set forth below:

     - Cash and cash equivalents, accounts receivable and accounts payable -- The carrying amounts of these items are a reasonable estimate of their fair values.

     - Short-term borrowings -- Borrowings under the line of credit arrangements have variable rates that reflect currently available terms and conditions for similar debt. The carrying amount of this debt is a reasonable estimate of its fair value.

     - Long-term debt -- Borrowings under the Term Loan Facilities have variable rates that reflect currently available terms and conditions for similar debt. The carrying amount of this debt is a reasonable estimate of its fair value.

     - Interest rate protection agreements have no carrying value; however, if the Company were to terminate these agreements at December 31, 2000, the Company would have paid $1,230,000 based on quotes from financial institutions.

13. BUSINESS SEGMENTS:

     The Company operates its business as one reportable segment, providing custom manufacturing services to companies operating principally in the medical device industry.

                              MDMI HOLDINGS, INC.

     The following table presents net revenues by country based on the location of the customer:

                                                            PERIOD ENDED    YEAR ENDED
                                                            DECEMBER 31,   DECEMBER 31,
                                                                1999           2000
                                                            ------------   ------------
Net Sales
United States.............................................   $3,537,091    $ 58,411,416
Ireland...................................................    1,480,407       4,606,056
Germany...................................................           --       3,926,576
United Kingdom............................................           --       3,309,312
Netherlands...............................................      222,016       1,803,757
France....................................................      311,405       1,108,921
Other.....................................................      187,934       4,799,248
                                                             ----------    ------------
          Total...........................................   $5,738,853    $ 77,965,286
                                                             ==========    ============

     The following table presents long-lived assets based on the location of the asset:

                                                            DECEMBER 31,   DECEMBER 31,
                                                                1999           2000
                                                            ------------   ------------
Long-lived assets
U.S. .....................................................  $21,439,973    $197,732,566
UK........................................................           --         384,698
Germany...................................................           --       1,325,190
Other.....................................................           --       1,433,401
                                                            -----------    ------------
          Total...........................................  $21,439,973    $200,875,855
                                                            ===========    ============

14. COMMITMENTS AND CONTINGENCIES:

     The Company is obligated on various lease agreements for office space, automobiles and manufacturing equipment, expiring through 2012, which are accounted for as operating leases.

     The Company leases Star Guide's office and manufacturing facility from certain of its former stockholders. The lease requires payments that were established at prevailing market rates at the inception of the lease, of approximately $25,000 per month.

     The Company leases Noble-Met's facilities in Salem, Virginia from certain of its former stockholders, under a 15-year operating lease through December 2011, requiring monthly payments of $27,083. The lease provides for an adjustment of annual rental payments at the end of each five-year term. The adjustment will be limited to any increase in the landlord's mortgage payments plus 25 percent of the base rent of the prior term. There was no such adjustment during 2000.

     Most of the leases contain purchase and/or various term renewal options at fair market and fair rental values, respectively. In most cases, management expects that, in the normal course of business, leases will be renewed or replaced by other leases.

                              MDMI HOLDINGS, INC.

     Aggregate rental expense for the period and year ending December 31, 1999 and 2000 was $145,968 and $1,193,260, respectively. The future minimum rental commitments under all operating leases are as follows:


YEAR
----
2001........................................................  $1,686,475
2002........................................................   1,565,872
2003........................................................   1,327,955
2004........................................................   1,082,274
2005........................................................     942,459


     During 1997, UTI Pennsylvania entered into a 15-year lease for a facility on behalf of Micro-Coax, Inc ("MC"), a related party with annual rental payments of approximately $551,000. During July 1998, MC took occupancy of the facility and began making lease payments in accordance with the agreement. UTI Pennsylvania is a guarantor for this lease. Certain former UTI Pennsylvania shareholders have provided a letter of credit to UTI Pennsylvania in the amount of $3.5 million related to the lease guarantee.

     The Company is involved in various legal proceedings in the ordinary course of business. In the opinion of management, after consultation with legal counsel, the outcome of such proceedings will not have a materially adverse effect on the Company's financial position or results of operations.

     The Company has various purchase commitments for materials, supplies, machinery and equipment incident to the ordinary conduct of business. Such commitments are not at prices in excess of current market prices.

15. STOCK SPLIT


     On January 31, 2001, the Board of Directors and the shareholders authorized the merger of the Company with UTI Corporation, a newly formed Maryland corporation whereby each share of common and preferred stock of the Company would be exchanged for a like share of UTI Corporation. In addition, on the same date, the Board of Directors of UTI Corporation authorized a 1.8 to 1 stock dividend with regard to all of its common shares outstanding immediately following the merger. The merger and stock dividend was completed on February 23, 2001. All share and per share data, including stock option information for the Company has been restated to reflect the stock split. The common shares retain their par value of $.01 per share.


16. INITIAL PUBLIC OFFERING:


     In December 2000, the Company filed a registration statement on Form S-1 with the U.S. Securities and Exchange Commission in connection with its initial public offering of common stock. The completion of this offering is subject to certain conditions. If successful, the estimated net proceeds of this offering of approximately $89.0 million will be used by the Company to repay its indebtedness under the Senior Notes and Senior Subordinated Notes issued in May, 2000 and the associated accrued interest and prepayment penalty, the accrued dividends on the Convertible Preferred Stock, a portion of the term loans issued in May 2000 and a portion of the revolving credit facility. The Company will record an after-tax charge on repayment of the indebtedness amounting to approximately $0.3 million for the write-off of unamortized deferred financing costs. The charge will be recorded as an extraordinary loss. Additionally, the debt discount associated with the Senior Notes and Senior Subordinated Notes (see Note 4) will be written off in connection with the offering as an extraordinary charge.


     The assumptions underlying the offering are subject to change when the initial offering price, gross proceeds and closing date are finalized.


     Upon the closing of this offering, all of the outstanding shares of Class A, Class AA and Class B Convertible Preferred Stock will be converted into voting common stock on a 1.8 to 1 basis.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders of UTI Corporation:

     We have audited the accompanying consolidated balance sheets of UTI Corporation (a Pennsylvania corporation) and its subsidiaries, as of December 31, 1998 and 1999 and May 31, 2000, and the related consolidated statements of operations, statements of equity and cash flows for each of the two years in the period ended December 31, 1999 and the five months ended May 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of UTI Corporation and its subsidiaries as of December 31, 1998 and 1999 and May 31, 2000, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 1999 and the five months ended May 31, 2000 in conformity with accounting principles generally accepted in the United States.

/s/ ARTHUR ANDERSEN LLP

Philadelphia, Pennsylvania
January 29, 2001

                                UTI CORPORATION

                          CONSOLIDATED BALANCE SHEETS

                                                            DECEMBER 31,
                                                     ---------------------------     MAY 31,
                                                         1998           1999           2000
                                                     ------------   ------------   ------------
                                            ASSETS

Current assets:
  Cash and cash equivalents........................  $  2,049,305   $  2,116,817   $  2,366,142
                                                     ------------   ------------   ------------
  Accounts receivable --
     Trade, less allowance for doubtful accounts of
       $376,989 in 1998, $318,017 in 1999 and
       $332,057 in 2000............................    10,016,462     11,801,929     12,227,015
                                                     ------------   ------------   ------------
  Due from related party...........................     2,012,049             --             --
                                                     ------------   ------------   ------------
  Inventories --
     Raw materials.................................     2,369,497      2,298,761      2,363,983
     Intermediate stock............................     2,049,343      1,305,006      1,617,896
     Work-in-process...............................     2,795,421      4,363,691      4,185,087
     Finished products.............................     3,820,310      5,140,482      4,531,053
                                                     ------------   ------------   ------------
                                                       11,034,571     13,107,940     12,698,019
                                                     ------------   ------------   ------------
Prepaid expenses...................................     1,022,402        502,067        196,859
                                                     ------------   ------------   ------------
Other..............................................       243,559             --             --
                                                     ------------   ------------   ------------
          Total current assets.....................    26,378,348     27,528,753     27,488,035
                                                     ------------   ------------   ------------

Property and Equipment, at cost:
  Land.............................................       312,536        605,324        505,971
  Machinery and equipment..........................    40,462,449     44,796,756     45,306,629
  Building and leasehold improvements..............     8,761,170     11,453,601     11,533,144
  Construction in process..........................       343,500        160,303        859,825
                                                     ------------   ------------   ------------
                                                       49,879,655     57,015,984     58,205,569
Less -- accumulated depreciation...................   (32,429,865)   (34,225,551)   (35,596,391)
                                                     ------------   ------------   ------------
                                                       17,449,790     22,790,433     22,609,178
                                                     ------------   ------------   ------------

Other assets:
Intangible pension asset...........................        25,807             --             --
Goodwill, net of accumulated amortization of
  $852,825 in 1998, $1,260,084 in 1999 and
  $1,442,393 in 2000...............................     4,638,082      4,882,566      4,864,538
Cash surrender value (face amount of $17,382,840 at
  December 31, 1999)...............................     2,510,586      3,024,409             --
Other..............................................        50,484        131,509         30,254
                                                     ------------   ------------   ------------
                                                        7,224,959      8,038,484      4,894,792
                                                     ------------   ------------   ------------
Total Assets.......................................  $ 51,053,097   $ 58,357,670   $ 54,992,005
                                                     ============   ============   ============

        The accompanying notes are an integral part of these statements.

                                UTI CORPORATION

                                                            DECEMBER 31,
                                                     ---------------------------     MAY 31,
                                                         1998           1999           2000
                                                     ------------   ------------   ------------
                             LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Short-term borrowings............................  $  2,067,965   $  2,775,682   $         --
  Current portion of long-term debt................       397,509        343,126        320,417
  Accounts payable.................................     1,650,292      2,198,608      2,190,764
  Accrued expenses.................................     4,167,745      3,992,814      4,449,340
  Accrued profit sharing...........................     2,020,212      1,753,973        890,614
  Deferred compensation -- current.................            --      1,779,000      2,305,000
                                                     ------------   ------------   ------------
          Total current liabilities................    10,303,723     12,843,203     10,156,135
Deferred compensation..............................     5,327,625      5,327,625             --
Deferred compensation -- options...................     1,670,705      5,807,655      3,786,463
Deferred compensation -- other.....................       974,417      1,342,105      2,089,444
Accrued environmental..............................     3,566,083      3,555,928      3,690,949
Long-term pension liability........................        52,560        655,504        614,396
Long-term debt.....................................     5,792,425      7,689,413      5,162,943
                                                     ------------   ------------   ------------
          Total liabilities........................    27,687,538     37,221,433     25,500,330
                                                     ------------   ------------   ------------
Minority interest..................................       434,219             --             --
                                                     ------------   ------------   ------------

Commitments and contingencies (note 10)
Shareholders' equity:
  Common stock --
     Class A voting, par value $.10 per share;
       authorized, 40,250 shares; issued, 11,951,
       13,163 and 13,163 shares at December 31,
       1998 and 1999 and at May 31, 2000,
       respectively................................         1,195          1,316          1,316
     Class B nonvoting, par value $.10 per share;
       authorized, 3,984,750 shares; issued,
       1,183,818, 1,300,675, and 1,549,265 shares
       at December 31, 1998 and 1999 and at May 31,
       2000, respectively..........................       118,382        130,067        154,926
  Capital in excess of par value...................       595,278      6,069,256     27,621,599
  Retained earnings................................    22,202,496     20,322,340      1,992,539
  Other comprehensive income.......................        13,989        (58,922)      (278,510)
Less -- 1,952 shares of common stock held in
  treasury.........................................            --           (195)          (195)
                                                     ------------   ------------   ------------
                                                       22,931,340     26,463,862     29,491,675
Notes receivable from shareholders.................            --     (5,327,625)            --
                                                     ------------   ------------   ------------
          Total shareholders' equity...............    22,931,340     21,136,237     29,491,675
                                                     ------------   ------------   ------------
                                                     $ 51,053,097   $ 58,357,670   $ 54,992,005
                                                     ============   ============   ============

        The accompanying notes are an integral part of these statements.

                                UTI CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                        YEAR ENDED DECEMBER 31,
                                                       -------------------------
                                                          1998          1999       MAY 31, 2000
                                                       -----------   -----------   ------------
Sales...............................................   $73,128,739   $75,334,431   $ 35,660,779
Cost of sales.......................................    46,695,630    48,011,852     23,566,459
                                                       -----------   -----------   ------------
     Gross profit...................................    26,433,109    27,322,579     12,094,320
Selling, general and administrative expenses........    17,347,867    22,342,846     27,920,056
Research and development expense....................     1,979,110     2,051,116        702,122
                                                       -----------   -----------   ------------
          Operating income (loss)...................     7,106,132     2,928,617    (16,527,858)
                                                       -----------   -----------   ------------
Other (income) expenses:
  Interest expense, net.............................       463,591       592,486        257,203
  Other.............................................       165,152       184,551         54,704
                                                       -----------   -----------   ------------
          Total other expenses (income).............       628,743       777,037        311,907
                                                       -----------   -----------   ------------
Minority interest expense...........................        59,339        24,637             --
                                                       -----------   -----------   ------------
Income (loss) before income taxes...................     6,418,050     2,126,943    (16,839,765)
Income tax expense..................................       592,891       233,304        234,498
                                                       -----------   -----------   ------------
Net income (loss)...................................   $ 5,825,159   $ 1,893,639   $(17,074,263)
                                                       ===========   ===========   ============

        The accompanying notes are an integral part of these statements.

                                UTI CORPORATION

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                       COMMON STOCK             CLASS A               CLASS B          CAPITAL IN
                                  ----------------------   ------------------   --------------------    EXCESS OF     TREASURY
                                    SHARES      AMOUNT     SHARES   PAR VALUE    SHARES      AMOUNT     PAR VALUE       STOCK
                                  ----------   ---------   ------   ---------   ---------   --------   -----------   -----------
Balance, December 31, 1997......   1,263,349   $ 126,336       --    $   --            --   $     --   $ 2,379,289   $(1,433,310)
Comprehensive income............          --          --       --        --            --         --            --            --
  Net income....................          --          --       --        --            --         --            --            --
  Cumulative translation
    adjustment..................          --          --       --        --            --         --            --            --
  Minimum pension liability.....          --          --       --        --            --         --            --            --
        Total comprehensive
          income................          --          --       --        --            --         --            --            --
Dividends from related party
  Distributions.................          --          --       --        --            --         --            --            --
Treasury stock..................          --          --       --        --            --         --            --      (357,460)
Conversion of common stock......  (1,236,349)   (126,336)  11,951     1,195     1,183,818    118,382    (1,784,011)    1,790,770
                                  ----------   ---------   ------    ------     ---------   --------   -----------   -----------
Balance, December 31, 1998......          --          --   11,951     1,195     1,183,818    118,382       595,278            --
Comprehensive income............          --          --       --        --            --         --            --            --
  Net income....................          --          --       --        --            --         --            --            --
  Cumulative translation
    adjustment..................          --          --       --        --            --         --            --            --
  Minimum pension liability.....          --          --       --        --            --         --            --            --
        Total comprehensive
          income................          --          --       --        --            --         --            --            --
Distributions...................          --          --       --        --            --         --            --            --
Shares issued in connection with
  the merger with Stent
  Technologies (note 3).........          --          --      231        23        19,146      1,915       156,026            --
Shares issued in connection with
  the deferred compensation plan
  (note 8)......................          --          --      905        90        89,773      8,977     5,318,558            --
Exchange of MCC shares..........          --          --       76         8         7,938        793          (606)         (195)
                                  ----------   ---------   ------    ------     ---------   --------   -----------   -----------
Balance, December 31, 1999......                           13,163     1,316     1,300,675    130,067     6,069,256          (195)
Comprehensive income............          --          --       --        --            --         --            --            --
  Net loss......................          --          --       --        --            --         --            --            --
  Cumulative translation
    Adjustment..................          --          --       --        --            --         --            --            --
        Total comprehensive
          loss..................          --          --       --        --            --         --            --            --
Collection of receivable in
  connection with deferred
  compensation plan.............          --          --       --        --            --         --            --            --
Shares issued in connection with
  phantom plans.................          --          --       --        --       248,590     24,859    21,552,343            --
Distributions...................
                                  ----------   ---------   ------    ------     ---------   --------   -----------   -----------
Balance, May 31, 2000...........          --   $      --   13,163    $1,316     1,549,265   $154,926   $27,621,599   $      (195)
                                  ==========   =========   ======    ======     =========   ========   ===========   ===========

        The accompanying notes are an integral part of these statements.

                                UTI CORPORATION

                                                 NOTES
                                               RECEIVABLE                   CUMULATIVE     MINIMUM
                                                  FROM         RETAINED     TRANSLATION    PENSION
                                              SHAREHOLDERS     EARNINGS     ADJUSTMENT    LIABILITY      TOTAL
                                              ------------   ------------   -----------   ---------   ------------
Balance, December 31, 1997..................  $        --    $ 27,107,404    $  69,410    $(14,873)   $ 28,234,256
Comprehensive income........................
  Net income................................           --       5,825,159           --          --       5,825,159
  Cumulative translation adjustment.........           --              --      (28,668)         --         (28,668)
  Minimum pension liability.................           --              --           --     (11,880)        (11,880)
                                                                                                      ------------
         Total comprehensive income.........                                                             5,784,611
Micro-Coax equity transaction...............                   (5,890,235)                              (5,890,235)
Distributions...............................           --      (4,839,832)          --          --      (4,839,832)
Treasury stock..............................                                                              (357,460)
Conversion of common stock..................
                                              -----------    ------------    ---------    --------    ------------
Balance, December 31, 1998..................           --      22,202,496       40,742     (26,753)     22,931,340
Comprehensive income........................
  Net income................................           --       1,893,639           --          --       1,893,639
  Cumulative translation adjustment.........           --              --      (99,664)         --         (99,664)
  Minimum pension liability.................           --              --           --      26,753          26,753
                                                                                                      ------------
         Total comprehensive income.........                                                             1,820,728
Distributions...............................           --      (3,773,795)          --          --      (3,773,795)
Shares issued in connection with the merger
  with Stent Technologies (note 3)..........           --              --           --          --         157,964
Shares issued in connection with the
  deferred compensation plan (note 8).......   (5,327,625)             --           --          --              --
Exchange of MCC shares......................
                                              -----------    ------------    ---------    --------    ------------
Balance, December 31, 1999..................   (5,327,625)     20,322,340      (58,922)         --      21,136,237
Comprehensive income........................
  Net loss..................................           --     (17,074,263)          --          --     (17,074,263)
  Cumulative translation adjustment.........           --              --     (219,588)         --        (219,588)
                                                                                                      ------------
         Total comprehensive (loss).........           --              --           --          --     (17,293,851)
Collection of receivable in connection with
  deferred compensation plan................    5,327,625              --           --          --       5,327,625
Shares issued in connection with phantom
  plans.....................................           --              --           --          --      21,577,202
Distributions...............................           --      (1,255,538)          --          --      (1,255,538)
                                              -----------    ------------    ---------    --------    ------------
Balance, May 31, 2000.......................  $        --    $  1,992,539    $(278,510)   $     --    $ 29,491,675
                                              ===========    ============    =========    ========    ============

        The accompanying notes are an integral part of these statements.

                                UTI CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                   FIVE MONTHS
                                                       YEAR ENDED DECEMBER 31,        ENDED
                                                      --------------------------     MAY 31,
                                                          1998          1999           2000
                                                      ------------   -----------   ------------
Cash flows from operating activities:
  Net income (loss)................................   $  5,825,159   $ 1,893,639   $(17,074,263)
  Adjustments to reconcile net income (loss) to net
     cash provided by operating activities --
     Depreciation and amortization.................      3,581,882     4,038,400      1,670,967
     Deferred compensation.........................      3,429,986     6,283,638       (747,853)
     Loss (gain) on disposal of assets.............        (89,142)        1,891             --
     Minority interest.............................         59,339        24,637             --
     Exercise of phantom options...................             --            --     21,577,202
     Changes in assets and liabilities, net of
       effects of acquisition --
       Accounts receivable, net....................      5,038,658    (1,673,184)      (425,086)
       Inventories.................................     (1,893,613)     (341,718)       409,921
       Prepaid expenses............................        305,858       562,695        305,208
       Other assets................................       (268,396)     (365,569)       101,255
       Accounts payable............................        174,303       496,431         (7,844)
       Accrued expenses............................       (282,666)     (128,182)       456,526
       Accrued pension and profit sharing..........         18,728      (266,239)      (863,359)
       Other long-term liabilities.................       (574,342)       32,601         93,913
                                                      ------------   -----------   ------------
          Net cash provided by operating
            activities.............................     15,325,754    10,559,040      5,496,587
                                                      ------------   -----------   ------------
Cash flows from investing activities:
  Capital expenditures.............................     (4,299,312)   (7,518,354)    (1,526,993)
  Proceeds from disposals of assets................        214,226        72,605             --
  Acquisition of business, net of cash acquired....       (455,725)   (2,429,820)            --
  Cash surrender value of life insurance...........             --            --      3,024,409
  Additions to goodwill............................             --            --       (164,279)
                                                      ------------   -----------   ------------
          Net cash provided by (used in) investing
            activities.............................     (4,540,811)   (9,875,569)     1,333,137
                                                      ------------   -----------   ------------
Cash flows from financing activities:
  Proceeds from debt obligations...................             --    12,493,799             --
  Payments on debt obligations.....................       (859,177)   (9,335,963)    (5,324,861)
  Purchase of treasury stock.......................             --            --             --
  Micro-Coax equity transaction....................     (5,890,235)           --             --
  Distributions....................................     (4,839,832)   (3,773,795)    (1,255,538)
                                                      ------------   -----------   ------------
          Net cash used in financing activities....    (11,589,244)     (615,959)    (6,580,399)
                                                      ------------   -----------   ------------
          Net increase (decrease) in cash and cash
            equivalents............................       (804,301)       67,512        249,325
Cash and cash equivalents, beginning of period.....      2,853,606     2,049,305      2,116,817
                                                      ------------   -----------   ------------
Cash and cash equivalents, end of period...........   $  2,049,305   $ 2,116,817   $  2,366,142
                                                      ------------   -----------   ------------
Supplemental disclosure of cash flow information:
  Cash paid during the year for interest...........   $    647,219   $   687,304   $    489,092
                                                      ============   ===========   ============

        The accompanying notes are an integral part of these statements.

                                UTI CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 FOR THE FIVE MONTHS ENDED MAY 31, 2000, AND THE YEARS ENDED DECEMBER 31, 1999
                                    AND 1998

1. BACKGROUND:

     UTI Corporation and its divisions, ("UTI" or the "Company") (a Pennsylvania corporation) is engaged in various lines of business, including the manufacturing of precision metal tubing, metal tubular components and precision metal components throughout the United States and in Germany.

2. ACCOUNTING POLICIES:

  Use of estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates.

  Principle of consolidation

     The accompanying Consolidated Financial Statements are those of UTI Corporation and its divisions, Uniform Tubes, Micro Med Machining, and Spectrum Manufacturing (collectively "UT") and Utitec. The Micro-Coax Components ("MCC") division was spun-off by the Company effective September 30, 1999. All prior periods have been restated to reflect the spin-off. All significant intercompany balances and transactions have been eliminated.

  Cash and cash equivalents

     Cash and cash equivalents include all short-term investments purchased with an original maturity of three months or less.

  Inventories

     As of January 1, 1974, the Company adopted the last-in, first-out ("LIFO") method of determining inventory values. If all inventories had been valued by the FIFO method, they would have been $15,455,217 at December 31, 1998, $17,603,977 at December 31, 1999, and $17,269,696 at May 31, 2000.

  Property and depreciation

     Depreciation for financial reporting purposes is provided over the estimated useful lives of the applicable assets using principally the straight-line method. The estimated useful lives for machinery and equipment range from 3 to 10 years. The estimated useful lives for buildings range from 30 to 39 years. Leasehold improvements are depreciated over 15 years. Accelerated depreciation methods are used for income tax purposes.

  Goodwill

     Goodwill, which represents the excess of cost over fair value of the net assets of acquired businesses, is being amortized on a straight-line basis over 15 years. The Company develops operating income projections for each of its lines of business and evaluates the recoverability and amortization period of goodwill using these projections. Based upon management's current assessment, the estimated remaining amortization period of goodwill is appropriate and the remaining balance is fully recoverable.

                                UTI CORPORATION

  Revenue recognition

     The Company records sales upon product shipment, when title passes to the customer.

  Research and development costs

     Research and development costs are expensed as incurred.

  Cumulative translation adjustment

     The financial statements have been prepared from records maintained in the U.S., the country in which the Company is located. The value of the U.S. dollar rises and falls day to day on foreign currencies exchanges. The Company has established manufacturing facilities in Europe. The functional currency of these businesses is their local currency. These fluctuations affect the Company's Consolidated Statements of Shareholders' Equity.

     Generally, foreign subsidiaries translate their assets and liabilities into U.S. dollars at the current exchange rate -- that is, the rate in effect at the end of the fiscal period. The gains or losses that result from this process are shown in the Other Comprehensive Income account in the Shareholders' Equity section of the Balance Sheet.

     The revenue and expense accounts of foreign subsidiaries are made in currencies different from their own. Gains and losses from these foreign currency transactions are generally included in income as they occur.

  Income taxes

     Effective January 1, 1987, the Company elected by unanimous consent of its stockholders to be taxed under the provisions of Subchapter S of the Internal Revenue Code. Under those provisions, the Company does not pay federal corporate income taxes on its taxable income.

  Concentration of credit risk

     Financial instruments that potentially subject the Company to concentration of credit risk are accounts receivable. The Company's customer base is comprised principally of companies within the medical industry. The Company does not require collateral from its customers.

3. BUSINESS ACQUISITIONS:

     On November 7, 1997, the Company acquired 85% of the common stock of Spectrum for a purchase price of $4,295,505 including transaction costs. Spectrum is a machine shop specializing in wire cut and plunge-type electric discharge machining and laser cutting. Their primary markets include the medical, automotive, and electronic industries. The acquisition has been accounted for as a purchase, and as of the date of acquisition, the assets acquired and liabilities assumed were recorded in the financial statements at their estimated fair market values.

                                UTI CORPORATION

     The purchase price was allocated as follows:

Accounts receivable.....................................   $  849,868
Inventories.............................................      173,415
Other current assets....................................      215,499
Property and equipment, including capitalized leases....    2,570,995
Goodwill................................................    2,250,781
Investment in real estate partnership...................      207,025
Current debt............................................     (894,541)
Other current liabilities...............................     (695,279)
Deferred tax liability..................................      (91,460)
Long-term debt..........................................     (290,798)
                                                           ----------
                                                           $4,295,505
                                                           ==========

     On March 31, 1999, the Company acquired the remaining 15% of the common stock of Spectrum for a purchase price of $1,000,000, which was given in the form of a note payable. The purchase resulted in an additional $542,000 of goodwill.

     On June 14, 1999, the Company's newly created entity UTI SFM Feinmechanik GmbH acquired 100% of SFM Feinmechanik GmbH for a purchase price of $2,429,820 including transaction costs. UTI SFM is a specialty small diameter tubing producer, with particular expertise in stainless steel alloys. Their primary market is in the medical industry. The acquisition has been accounted for as a purchase, and as of the date of acquisition, the assets acquired and liabilities assumed were recorded in the financial statements at their estimated fair market values.

     The purchase price was allocated as follows:

Inventories.............................................   $1,860,124
Other current assets....................................       42,320
Property and equipment..................................    1,110,396
Goodwill................................................      110,600
Accrued expenses........................................      (80,872)
Long-term pension liability.............................     (612,748)
                                                           ----------
                                                           $2,429,820
                                                           ==========

     The net sales included in the 1999 statement of income related to UTI SFM are $3,007,737 which represent the sales of UTI SFM from the acquisition date through December 31, 1999.

     Effective November 1, 1999, Stent Technologies ("Stent") merged into UTI. Stent manufactures tubing used in medical technology. Stent was owned by shareholders of the Company so the assets and liabilities were recorded at book value with no step-up in basis due to the related party nature of the transaction. All shares of Stent common stock were exchanged for UTI shares based on the enterprise value of each entity as determined by a third-party appraiser. The net book value of Stent at the time of the transaction was $157,964.

     The net sales included in the 1999 statement of income related to Stent are $6,200 which represent the sales of Stent from the merger date through December 31, 1999.

                                UTI CORPORATION

4. RELATED PARTY TRANSACTIONS:

  Receivable from Related Party

     During 1999, the Company transferred to certain shareholders' property and cash valued at $396,324, which is recorded in accounts receivable-trade at December 31, 1999.

     At December 31, 1998, Due from MCC represents amounts payable from MCC, a related party which was spun-off from the Company effective September 30, 1999 (See Note 2).

5. SHORT-TERM BORROWINGS:

     The Company has available two $4,000,000 demand lines of credit which bear interest at LIBOR plus 1.10%. As of May 31, 2000, the Company has outstanding total borrowings under these two lines of $0.

     The Company also has a $300,000 demand line of credit which bears interest at LIBOR plus 1.50%. At May 31, 2000 the Company has $0 outstanding under this line.

     During 1999, the Company entered into two Euros 1,275,000 lines of credit, payable in Euros, both bearing interest at E-LIBOR plus 1.50%. One line of credit expires on June 30, 2000, while the other is due on demand. At May 31, 2000, the Company has total borrowings under these two lines of $0.

6. LONG-TERM DEBT:

     The Company is party to various debt instruments which are summarized as follows:

                                                        DECEMBER 31,
                                                   -----------------------    MAY 31,
                                                      1998         1999         2000
                                                   ----------   ----------   ----------
Life insurance policy loans, interest at 5%......  $1,788,637   $2,148,807   $       --
Loan payable to bank, provided through the
  Montgomery County Industrial Development
  Authority, due December 31, 2004,
  collateralized by assets financed with the
  proceeds of the loan, interest at 85% of bank's
  prime rate.....................................     960,250      960,250      960,250
Loan payable to bank, provided through the
  Montgomery County Industrial Development
  Authority, payable in quarterly principal
  installments of $62,500, collateralized by
  assets financed with the proceeds of the loan,
  interest at 76% of bank's prime rate or LIBOR
  minus .125%, as defined........................   1,531,049    1,281,250    1,218,750
Capital lease obligations........................     159,998           --           --
Mortgage payable -- Spectrum building............          --    2,342,232    2,304,360
Note payable.....................................          --    1,000,000    1,000,000
Line of credit...................................   1,750,000      300,000           --
                                                   ----------   ----------   ----------
                                                    6,189,934    8,032,539    5,483,360
Less -- current portion..........................    (397,509)    (343,126)    (320,417)
                                                   ----------   ----------   ----------
                                                   $5,792,425   $7,689,413   $5,162,943
                                                   ==========   ==========   ==========

                                UTI CORPORATION

     Annual principal payments required are as follows:

June 1, 2000 to May 31, 2001............................   $  320,417
June 1, 2001 to May 31, 2002............................      353,917
June 1, 2002 to May 31, 2003............................    1,361,965
June 1, 2003 to May 31, 2004............................      370,736
June 1, 2004 and thereafter.............................    3,076,325
                                                           ----------
                                                           $5,483,360

     The Company has a $6,000,000 revolving credit and term loan agreement which expires in September 2001. Interest is at prime less 0.25% or LIBOR plus 1.10%. The Company is charged a commitment fee of 0.25% of $4,000,000, payable each quarter. The Company has outstanding total borrowings of $0 as of May 31, 2000. The agreement includes certain restrictions and covenants that must be met, the most restrictive of which concerns tangible net worth.

     In September 1995, the Company entered into a Loan Agreement with a bank which provided for Industrial Revenue Bond financing up to a maximum of $3,000,000 through the Montgomery County Industrial Development Authority. As of May 31, 2000, $1,218,750 is outstanding under this Loan Agreement.

     The company entered into a mortgage with a bank, which is payable in monthly installments of $22,085 plus interest at a rate of 7.38%; final payment of monthly installments is due March 1, 2009. A $1,149,510 balloon payment of the remaining principal is due on April 1, 2009. The mortgage is collateralized by certain land, building and improvements owned by the Company. The mortgage contains certain restrictions and covenants that must be met, among other restrictions, the most restrictive of which concerns the achievement of certain coverage and leverage ratios.

     The Company entered into a $1,000,000 note payable, which accrues interest at 6.00%, with a former owner of Spectrum for the purchase of the owner's remaining 15% stock in Spectrum (see Note 3). Payment of the note and accrued interest is due during 2003.

     The Company is in compliance with all of its debt covenants as of May 31, 2000.

7. INCOME TAXES:

     Effective January 1, 1987, the shareholders of UTI elected to be treated as an S Corporation under the provisions of the Internal Revenue Code. Under this election, income of Uniform Tubes, Inc., Micro Med Machining and Utitec, Inc. is passed through to the shareholders of UTI and taxed at the individual level. Effective April 1, 1999, the shareholders of UTI elected to change the status of Spectrum from a C Corporation to that of an S Corporation under the provisions of the Internal Revenue Code. The deferred tax liability of $248,898 is no longer required as a result of the effect of this change in tax status and is included in income tax expense for 1999 in the consolidated statements of income.

     The income of Spectrum Manufacturing, Inc., through March 31, 1999, and the Company's UK branch is subject to income taxes.

     The income tax expense of $592,891 and $233,304 in 1998 and 1999, respectively and $234,498 for the five-month period ended May 31, 2000, represents the tax due on the income of Spectrum and the UK branch as well as state income taxes due on income not subject to S Corporation rules. The effective tax rate is lower than the expected rate due to the benefit associated with the S Corporation status.

     The Company reports certain income and expense items for tax purposes on a basis different from that reflected in the accompanying financial statements. The principal differences relate to the use of

                                UTI CORPORATION
accelerated methods of depreciation for income tax purposes. In the event that the S Corporation is terminated, deferred income taxes applicable to these differences would be reflected in the accompanying financial statements.

     Major differences between the federal statutory rate and the effective tax rate for the years ending December 31, 1998 and 1999 and the five month period ending May 31, 2000 are as follows:

                                           1998       1999      2000
                                           -----     ------     -----
Federal statutory rate...................     35%        35%       35%
State taxes, net of federal benefit......    3.2%       9.0%      (.4)%
S-Corp benefit...........................  (31.4)%    (42.2)%     (35)%
Difference in rates on foreign
  subsidiaries...........................    2.4%       9.1%     (1.0)%
                                           -----     ------     -----
          Effective tax rate.............    9.2%      10.9%     (1.4)%
                                           =====     ======     =====

     Deferred taxes are not significant.

8. DEFERRED COMPENSATION:

  Profit sharing

     The Company has a profit sharing plan (the "Plan") for the benefit of certain employees. The annual contribution is determined by the Board of Directors of UTI. Approximately one half of the annual contribution is paid as a cash bonus and the remainder is contributed to a Trust on behalf of the Plan. For 1998, 1999 and the five-month period ended May 31, 2000, cash bonuses were $986,627, $846,987 and $447,282, respectively. For 1998, 1999 and the five-month period ended May 31, 2000, contributions accrued for the Trust were $986,627, $906,987 and 455,416, respectively.

  Phantom incentive plans

     In 1994, UTI adopted a Phantom Incentive Plan which provides incentives to key employees of its divisions. Participants in the plan are designated by the Board of Directors and earn an award based on a formula defined in the plan agreement. The award is based on the increase in the fair value of the division during 1994 to 1998, as defined in the agreement. Vesting under the plan is based on meeting projected net income amounts during the term of the plan. UTI recorded income from this plan of $161,837 in 1998.

     On January 1, 1998, a Phantom Equity Plan was established by UTI for certain key management employees of its divisions. Under the Phantom Equity Plan performance units are granted to eligible persons who choose to rollover amounts from the Phantom Incentive Plan. The value of the performance units is equal to the appraised value of the division on the most recent valuation date divided by the number of outstanding performance units. As of December 31, 1997, management employees elected to rollover into the Phantom Equity Plan $3,323,128 from the Phantom Incentive Plan which is included as Deferred Compensation on the balance sheets. The remainder of the Phantom Incentive Plan amount of $340,412 was paid to participants in cash. The Deferred Compensation balance includes a transfer of $138,060 to UT's Phantom Equity Plan from an affiliated division. The Company recorded expense for this plan of $1,328,334 in 1998. During 1999, all amounts in this plan were rolled into the Deferred Compensation Plan, as discussed below.

     During 1998, the Company established a Phantom Stock Option Plan for certain key management employees, effective January 1, 1998. Performance options are granted to eligible persons as determined by an appointed administrative committee. The value of the performance options is equal to the appraised minority value of the Company on the most recent valuation date divided by 1,000,000 units less the Baseline Value, which is defined as the value of the Company on the most recent valuation date on or

                                UTI CORPORATION
prior to the performance option grant date divided by 1,000,000 units. An eligible participant's options vest ratably at 20% a year over five years. A total of 286,207 options were granted as of December 31, 1998. As of December 31, 1998 and 1999, $1,670,705 and $5,807,655, respectively, was recorded as
Deferred Compensation -- Options in the accompanying consolidated balance sheets.

     During 1999, the Company established a Deferred Compensation Plan for certain key management employees effective October 1, 1999. Participation in the plan is granted to eligible persons who choose to rollover amounts from other plans of the Company as determined by the Board of Directors. As of October 1, 1999, management employees elected to rollover into the Deferred Compensation Plan $5,327,625 from the Phantom Equity Plan which is shown as Deferred Compensation in the balance sheets. The value of a participant's accounts is equal to their initial account balance, as defined in the agreement plus any subsequent additions, if any, to such balance. The Company shall pay each participant interest of 7% per year on the average monthly account balance. Participants' accounts are 100% vested and nonforfeitable.

     In connection with the Deferred Compensation Plan discussed above, certain key management employees were issued shares of common stock and entered into Stock Pledge Agreements with the Company. The employees pledged specific shares of common stock held by the employees as security for the promissory notes entered into by the employees.

     Certain key management employees acquired stock and signed promissory notes to the Company totaling $5,327,625. The notes accrue interest at 7% per year payable on October 1 of each year commencing October 1, 2000. The promissory notes mature on October 1, 2009 unless certain conditions as provided in the notes shall apply. The amount of the promissory notes is reflected as a reduction from shareholders' equity in the accompanying consolidated balance sheets.

     During 1999, the Company established a Phantom Plan Arrangement for key management employees of Utitec, effective January 1, 1999. The value of the Plan is equal to 12% of the current Enterprise Value less 12% of the Enterprise Value at December 31, 1998. The Enterprise Value is defined as the most recent three year average of earnings before interest and taxes adjusted for certain items, as defined in the agreement, multiplied by a multiple, as defined in the agreement. The participants vest ratably at 20% a year over five years. The Company recorded expense related to this plan of $36,000 during 1999 and $429,500 for the five-month period ending May 31, 2000 which was recorded as Deferred Compensation -- Other in the accompanying consolidated balance sheets.

     The above phantom incentive plans were terminated as a result of the sale of the Company to MDMI (See Note 13). In connection with the termination, the Company recorded an expense of $21.0 million for the five-month period ending May 31, 2000.

     During 1999, the Company established a Phantom Stock Rights Plan for a key management employee of Spectrum, effective March 31, 1999. The value of the phantom stock rights are equal to the Formula Value of the rights, which is based upon a percentage of an average, over a defined period of time, of earnings before interest and taxes, and excluding certain gains and other items, less the Baseline Value of the rights, as defined in the agreement. The employee is 100% vested in the current value of the rights, which may be exercised by the employee or Company upon the occurrence of an Exercise Event, as defined in the agreement, or reaching the Exercisability Date, which is December 31, 2002. The Company recorded expense related to this Plan of $1,779,000 during 1999 and $526,000 for the five-month period ending May 31, 2000, which was recorded as Deferred Compensation -- Current in the accompanying consolidated balance sheet.

                                UTI CORPORATION

  Pension plan

     The Company has pension plans that cover certain of its employees. Benefits are provided at a fixed rate for each month of service. The Company's funding policy is consistent with the funding requirements of federal law and regulations. Plan assets consist of cash equivalents, bonds and certain equity securities.

     Pension cost for the Company in 1998, 1999 and for the five-month period ending May 31, 2000 were $428,755, $467,465 and $125,905 respectively and include the following items:

                                                    DECEMBER 31,   DECEMBER 31,    MAY 31,
                                                        1998           1999         2000
                                                    ------------   ------------   ---------
Components of net periodic benefit cost:
Service cost.....................................    $ 319,072      $ 350,602     $ 122,664
Interest cost....................................      565,319        593,059       301,328
Expected return on plan assets...................     (610,281)      (644,256)     (335,091)
Amortization.....................................      154,645        168,060        37,004
                                                     ---------      ---------     ---------
Net periodic benefit cost........................    $ 428,755      $ 467,465     $ 125,905
                                                     =========      =========     =========

     Uniform Tubes, Inc. sponsors a pension plan for certain employees. Prior to December 31, 1999, the assets and obligations of this plan were commingled into one overall plan with MCC. On December 31, 1999, these assets and obligations were formally split into two distinct pension plans in accordance with IRS guidelines.

                                UTI CORPORATION

     The following sets forth the plan's funded status and other information as of December 31, 1998, 1999 and as of May 31, 2000:

                                                DECEMBER 31,   DECEMBER 31,
                                                    1998           1999       MAY 31, 2000
                                                ------------   ------------   ------------
Change in benefit obligation
  Benefit obligation on January 1.............   $8,214,881    $ 9,194,762    $10,073,326
  Service cost................................      319,072        350,602        122,664
  Interest cost...............................      565,319        593,059        301,328
  Amendments..................................      249,451             --             --
  Actuarial loss (gain).......................      325,240        340,193       (591,083)
  Benefits paid...............................     (479,201)      (405,290)      (201,985)
                                                 ----------    -----------    -----------
  Benefit obligation on December 31...........   $9,194,762    $10,073,326    $ 9,704,250
                                                 ==========    ===========    ===========
Change in plan assets
  Fair value of plan assets on January 1......   $8,723,666    $ 9,515,670    $11,593,347
  Employer contribution.......................       43,000         12,000             --
  Actual return on plan assets................    1,313,068      1,822,743       (197,992)
  Change in asset split methodology due to the
     spin-off of MCC..........................           --        729,020             --
  Benefits paid...............................     (479,201)      (405,290)      (201,985)
  Plan expense paid by plan assets............      (84,863)       (80,796)       (28,322)
                                                 ----------    -----------    -----------
  Fair value of plan assets on December 31....   $9,515,670    $11,593,347    $11,165,048
                                                 ==========    ===========    ===========
  Funded status...............................   $  320,909    $ 1,520,021    $ 1,460,798
  Unrecognized net actuarial gain.............     (767,861)    (2,294,877)    (2,282,124)
  Unrecognized prior service cost.............    1,005,956        890,597        818,283
  Unrecognized transitional obligation........       44,549         32,347         25,226
                                                 ----------    -----------    -----------
  Prepaid benefit cost........................   $  603,553    $   148,088    $    22,183
                                                 ==========    ===========    ===========
Weighted average assumptions as of December 31
  Discount rate...............................         6.75%          7.25%          7.75%
  Expected return on plan assets..............         7.00%          7.00%          7.00%

     In accordance with the provisions of Statement of Financial Accounting Standards ("SFAS") No. 87, "Employers' Accounting for Pensions," the Company in 1996 recorded an additional minimum liability representing the excess of the accumulated benefit obligation over the fair value of plan assets and accrued pension liability. The additional liability was offset by an intangible pension asset to the extent of previously unrecognized prior service cost and unrecognized transition obligation with the balance recorded as a separate reduction of equity.

9. SHAREHOLDERS' INVESTMENT:

     The Company and its two major shareholders and their family members who are shareholders of the Company entered into a shareholders' agreement dated October 1, 1999, which restricts the sale, transfer or disposal of stock except as provided in the agreement. This agreement revokes all prior agreements between the Company and its two major shareholders as they relate to disposition of common stock of the Company. Under the terms of the agreement, upon the death of either shareholder, the survivor is obligated to purchase all of the decedent's Class A voting common stock upon the terms and conditions provided. Upon the death of the survivor, the Company is obligated to purchase all of the decedent's Class A voting common stock upon the terms and conditions provided except that the appraisal shall be as

                                UTI CORPORATION
of the date of death and shall include all insurance proceeds to be received by the Company. The purchase price as defined in the agreement includes the appraised value of the stock plus any amounts due in accordance with the Distribution Agreement (see below) and shall be paid in cash. In addition, if either shareholder wishes to dispose of any of the owned Class A shares of stock, the other major shareholder has the right of first refusal and then the Company is obligated to purchase all or any of such unpurchased shares upon terms and conditions provided. If any family members wish to dispose by any means of any of their shares of Class A common stock, the related major shareholder and then the Company shall have the right of first refusal. Additionally, either shareholder may each year transfer up to 2% of their Class B nonvoting common stock to any exempt organization as defined in Section 501(c) of the Internal Revenue Code provided the transferee signs and agrees to be bound by the agreement. Any such transfer may require, at the transferee's option, the Company to redeem in any one-year up to but not in excess of 4% of the value of the shares of such transferee based on the appraisal value and shall be paid in cash.

     The Company had life insurance policies on these two shareholders, which were sold to either the shareholders or MCC during May 2000 for an amount equal to the cash surrender value at the time of sale.

     The Company entered into a shareholders' agreement with its other shareholders as of October 1, 1999, that restricts the sale, transfer or disposal of stock except as provided in the agreement. This agreement revokes all prior agreements between the Company and the other shareholders as they relate to disposition of common stock of the Company. Under the terms of the agreements, upon either the death of a shareholder or the decision of a shareholder to sell his stock, the Company is required to purchase all of the stock. The purchase price, as defined in the agreement, includes the appraised value of the stock plus any amounts due in accordance with the Distribution Agreement. Payments for the appraised value of the stock may be made within 120 days of the event or in five or ten equal annual installments with interest at the prime rate, depending on the event that precipitated the sale of the stock.

     The shareholders' agreement also contains provisions that in the event that the Company is ever liquidated or sold, the Company agrees to purchase all shares of the Company's common stock and the shareholders agree to sell all of the shares of the Company's stock to the Company.

     In connection with the S Corporation election, the Company has entered into a Distribution Agreement with the shareholders. The agreement calls for the Company to make distributions in amounts that will enable the shareholders to make timely payments of their federal and state income and estimated tax liabilities arising from the Company's election of S Corporation status. Additional distributions may be made at the discretion of the Board of Directors.

10. COMMITMENTS AND CONTINGENCIES:

     The Company is obligated on various lease agreements for office space and automobiles, expiring through 2009, which are accounted for as operating leases.

     Aggregate rental expense for the Company was $746,460, $776,535 and $369,059 in 1998, 1999 and for the five-month period ending May 31, 2000, respectively. The future minimum rental commitments under all operating leases are as follows:

June 1, 2000 to May 31, 2001.............................  $  803,928
June 1, 2001 to May 31, 2002.............................     769,725
June 1, 2002 to May 31, 2003.............................     570,297
June 1, 2003 to May 31, 2004.............................     458,678
June 1, 2004 and thereafter..............................     398,951
                                                           ----------
                                                           $3,001,579

                                UTI CORPORATION

     UTI has certain commitments related to the acquisition of Micro Med. The purchase price is subject to adjustment based on operating performance for the period from the date of acquisition to December 31, 2000. For 1998, 1999 and the five-month period ended May 31, 2000, $455,725, $0 and $164,281, respectively, of additional purchase price was recorded and was reflected as additional goodwill.

     During 1997, UTI entered into a 15-year lease for a facility in Limerick, Pennsylvania with annual rental payments of approximately $551,000. During July 1998, MCC took occupancy of the facility and began making lease payments in accordance with the agreement. UTI is a guarantor for this lease. Certain former UTI shareholders have provided a letter of credit to UTI in the amount of $3.5 million related to the lease guarantee.

     The Company has various purchase commitments for materials, supplies, machinery and equipment incident to the ordinary conduct of business. Such commitments are not at prices in excess of current market prices.

11. ENVIRONMENTAL MATTERS:

     In July 1988, the Company received an Administrative Consent Order from the Environmental Protection Agency ("EPA") that required the Company to test and study the groundwater and soil beneath and around its plant in Trappe, Pennsylvania, and to provide the EPA with a proposal to remediate this groundwater and soil. In 1991, the Company completed its testing and submitted a Corrective Measures Study ("CMS") to the EPA. The EPA reviewed the CMS and has recommended specific measures and the Company has agreed to these to remediate the groundwater and soil. Since 1991, the Company has been negotiating with the EPA for a final CMS. In 1995, the Company submitted a revised CMS for EPA approval. In addition, the Company has been involved as a de minimus contributor in other environmental matters.

     In 1995, the Company updated its environmental site assessment based on negotiations with the EPA, and the updated assessment indicated that additional environmental accruals were necessary. In addition, in 1995, the Company entered into a Settlement Agreement and Release with the Company's former insurance company which required the insurance company to pay the Company a specified amount based on expenses incurred by the Company for environmental matters during the period from 1964 to 1979. The Company had recorded a long-term liability representing discounted future costs related to these matters of $3,566,083, $3,555,928 and $3,690,949 as of December 31, 1998, 1999 and May 31,
2000, respectively. These estimates are based on facts known at the current time; however, changes in EPA standards, improvement in cleanup technology and discovery of additional information concerning other environmental matters could affect the estimated costs in the future. The discount rate used in calculating the environmental liability was 9.5% at December 31, 1999, December 31, 2000 and May 31, 2000. The aggregate liability at May 31, 2000 is $10,481,835. The expected payments for the following five years are as follows:

2001...................................................   $ 1,197,209
2002...................................................       359,645
2003...................................................       319,076
2004...................................................       216,098
2005...................................................       222,581
2006 and thereafter....................................     8,167,226
                                                          -----------
                                                          $10,481,835

                                UTI CORPORATION

     In the opinion of management, after consultation with legal counsel, the outcome of these environmental matters will not have a materially adverse effect on the Company's financial position or results of operations.

     The Company monitors its compliance with all federal and state environmental regulations. Certain proposed regulations will require changes in the Company's manufacturing process.

     The Company is involved in various legal proceedings in the ordinary course of business. In the opinion of management, after consultation with legal counsel, the outcome of such proceedings will not have a materially adverse effect on the Company's financial position or results of operations.

12. BUSINESS SEGMENTS:

     The Company operated its business as one reportable segment during 1998, 1999 and for the period ending May 31, 2000.

     The following table presents net revenues by country based on the location of the customer:

                                                FOR THE YEAR   FOR THE YEAR
                                                   ENDED          ENDED       FOR THE FIVE
                                                DECEMBER 31,   DECEMBER 31,   MONTHS ENDED
OPERATIONS BY GEOGRAPHIC AREA                       1998           1999           2000
-----------------------------                   ------------   ------------   ------------
Net sales:
United States................................   $61,919,035    $62,317,674    $27,941,176
UK...........................................     3,519,992      3,676,123      1,863,047
Germany......................................     3,298,543      4,171,908      2,623,346
Other........................................     4,391,169      5,168,726      3,233,210
                                                -----------    -----------    -----------
          Total..............................   $73,128,739    $75,334,431    $35,660,779

     The following table presents property, plant and equipment based on the location of the asset:

                                                DECEMBER 31,   DECEMBER 31,     MAY 31,
                                                    1998           1999          2000
                                                ------------   ------------   -----------
Long-lived assets:
U.S. .........................................  $16,991,648    $21,186,599    $21,171,533
UK............................................      458,142        363,720        302,651
Germany.......................................           --      1,240,114      1,134,994
                                                -----------    -----------    -----------
          Total...............................  $17,449,790    $22,790,433    $22,609,178

13. SUBSEQUENT EVENTS:

     On May 31, 2000, the Company's stockholders sold all of the Company's outstanding stock to Medical Device Manufacturing, Inc. (MDMI) for total consideration of $151.0 million.

     As part of the sale, the Company redeemed the outstanding compensation arrangements. Shares of common stock were issued to the participants and the related expense of $20,951,113 was included in the selling, general and administrative expenses in the accompanying consolidated statement of income for the five-month period ending May 31, 2000 related to the redemption. Additionally, approximately $436,000 of expenses related to the acquisition were included in selling, general and administrative expenses in the accompanying consolidated statement of income for the five month period ending May 31, 2000.

                          INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders of
  G&D, Inc., d/b/a Star Guide Corporation
Arvada, Colorado

     We have audited the accompanying balance sheets of G&D, Inc., d/b/a Star Guide Corporation as of December 31, 1998 and 1997, and the related statements of earnings and retained earnings and of cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such financial statements present fairly, in all material respects, the financial position of G&D, Inc., d/b/a Star Guide Corporation as of December 31, 1998 and 1997, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

/s/  DELOITTE & TOUCHE LLP

Denver, Colorado
April 16, 1999

                                   G&D, INC.
                          d/b/a STAR GUIDE CORPORATION

                                 BALANCE SHEETS
                           DECEMBER 31, 1997 AND 1998

                                                                 1997         1998
                                                              ----------   ----------
                                   ASSETS (NOTE 4)

Current assets:
Cash and equivalents........................................  $  617,927   $1,288,674
Receivables:
  Trade, (less allowance for doubtful accounts of $15,000
     and $0,
     respectively)..........................................   1,132,047    1,254,310
  Other (note 7)............................................      85,580       33,625
Inventories (note 2)........................................     890,705    1,061,181
Prepaid expenses and other..................................       8,658       10,074
                                                              ----------   ----------
          Total current assets..............................   2,734,917    3,647,864
Property, plant and equipment, net (note 3).................   6,359,439    5,951,600
Goodwill, (net of accumulated amortization of $253,900 and
  $242,532).................................................     212,215      200,848
Note receivable -- related party (note 7)...................     113,940       91,152
Other assets................................................      55,915       59,785
                                                              ----------   ----------
          Total.............................................  $9,476,426   $9,951,249
                                                              ==========   ==========

                        LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Payables:
  Trade.....................................................  $  286,949   $  182,663
  Other.....................................................     111,731       68,987
Distributions payable.......................................      39,781      366,421
Accrued expenses............................................     265,474      258,883
Current portion of notes payable and long-term debt (note
  4)........................................................     317,765      150,000
                                                              ----------   ----------
          Total current liabilities.........................   1,021,700    1,026,954
Notes payable and long-term debt (note 4)...................   3,231,580    2,750,000
                                                              ----------   ----------
          Total liabilities.................................   4,253,280    3,776,954
                                                              ----------   ----------
Commitments and contingencies (note 5)
Stockholders' equity:
Common stock, no par value; 20,000,000 shares authorized,
  10,000,000 shares issued and outstanding..................     277,517      277,517
Retained earnings...........................................   4,945,629    5,896,778
                                                              ----------   ----------
          Total stockholders' equity........................   5,223,146    6,174,295
                                                              ----------   ----------
          Total.............................................  $9,476,426   $9,951,249
                                                              ==========   ==========

                       See notes to financial statements.

                                   G&D, INC.
                          d/b/a STAR GUIDE CORPORATION

                  STATEMENTS OF EARNINGS AND RETAINED EARNINGS
                     YEARS ENDED DECEMBER 31, 1997 AND 1998

                                                                 1997          1998
                                                              -----------   -----------
Net sales...................................................  $ 9,764,806   $ 9,769,049
Cost of sales...............................................    4,915,158     5,837,521
                                                              -----------   -----------
Gross profit................................................    4,849,648     3,931,528
Operating expenses:
  Salaries and wages (notes 5)..............................      357,939       433,492
  Benefits..................................................       84,153       120,915
  Depreciation and amortization.............................       77,384        91,231
  Selling, general and administrative expenses..............      975,408       638,714
  (Gain) loss on disposal of assets.........................      558,182          (432)
                                                              -----------   -----------
Income from operations......................................    2,796,582     2,647,608
Other income (expense):
  Interest expense..........................................     (288,800)     (218,811)
  Other.....................................................       52,194        51,144
                                                              -----------   -----------
          Total other income (expense)......................     (236,606)     (167,667)
                                                              -----------   -----------
Net income..................................................    2,559,976     2,479,941
                                                              -----------   -----------
Retained earnings -- beginning of year......................    4,672,366     4,945,629
Stockholders' distributions.................................   (2,286,713)   (1,528,792)
                                                              -----------   -----------
Retained earnings -- end of year............................  $ 4,945,629   $ 5,896,778
                                                              ===========   ===========

                       See notes to financial statements.

                                   G&D, INC.
                          d/b/a STAR GUIDE CORPORATION

                            STATEMENTS OF CASH FLOWS
                     YEARS ENDED DECEMBER 31, 1997 AND 1998

                                                                 1997          1998
                                                              -----------   -----------
Cash flow from operating activities:
Net income..................................................  $ 2,559,976   $ 2,479,941
Adjustments to reconcile net income to net cash flows
  provided by operating activities:
  Depreciation and amortization.............................      755,389       761,233
  Provision for losses on accounts receivable...............           --        15,000
  Loss (gain) on disposal of assets.........................      558,182          (585)
Changes in assets and liabilities:
  Receivables...............................................     (295,629)      (92,548)
  Inventories...............................................     (120,986)     (170,476)
  Prepaid expenses and other................................       25,954        (1,416)
  Other long term assets....................................           --        (9,025)
  Payables..................................................      (58,041)     (147,030)
  Accrued expenses..........................................     (515,102)       (6,591)
                                                              -----------   -----------
          Net cash provided by operating activities.........    2,909,743     2,828,503
                                                              -----------   -----------
Cash flows from investing activities:
  Capital expenditures......................................   (3,294,645)     (336,284)
  Repayment of note receivable-related party................       22,789        30,025
                                                              -----------   -----------
          Net cash used in investing activities.............   (3,271,856)     (306,259)
Cash flows from financing activities:
  Stockholders' distributions...............................   (2,286,713)   (1,202,152)
  Borrowings under line of credit...........................      725,000            --
  Repayments of notes payable, long-term debt and line of
     credit.................................................   (1,116,303)     (649,345)
                                                              -----------   -----------
          Net cash used in financing activities.............   (2,678,016)   (1,851,497)
Net increase (decrease) in cash and cash equivalents........  $(3,040,129)  $   670,747
Cash and cash equivalents -- beginning of year..............    3,658,056       617,927
                                                              -----------   -----------
Cash and cash equivalents -- end of year....................  $   617,927   $ 1,288,674
                                                              ===========   ===========
Supplemental cash flow information:
  Cash paid during the year:
     Interest...............................................  $   274,312   $   226,148
                                                              ===========   ===========

                       See notes to financial statements.

                                   G&D, INC.
                          d/b/a STAR GUIDE CORPORATION

                         NOTES TO FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 1997 AND 1998

1. SUMMARY OF ACCOUNTING POLICIES

     Nature of the Organization -- Star Guide Corporation (the Company), a Colorado corporation, was formed in 1967. The Company manufactures precision wire parts used primarily in medical devices.

     Revenue Recognition -- Revenue is recognized upon shipment of products, when title passes to the customer. The company sells its products in North America, Europe and the Far East. Foreign sales represented approximately 28% and 32% of the Company's sales in 1998 and 1997, respectively. Corresponding foreign receivables represented approximately 40% and 30% of the Company's trade receivables at December 31, 1998 and 1997, respectively. All foreign sales are billed and paid in U.S. currency.

     Cash and Cash Equivalents -- For purposes of the statements of cash flows, cash and cash equivalents include cash and all highly liquid instruments with maturities of three months or less at the time of purchase.

     Inventories -- Inventories are stated at the lower of cost, determined on a first-in, first-out method, or market.

     Property, Plant and Equipment -- Property, plant and equipment is stated at cost and depreciated over estimated useful lives using accelerated and straight-line methods. Maintenance and repairs are expensed as incurred. Expenditures, which significantly increase value or extend useful lives are capitalized.

     Goodwill -- Goodwill is related to the original purchase of the Company. Excess acquisition cost of the Company over the fair market value of the underlying net tangible assets is being amortized by the straight-line method over 40 years.

     Income Taxes -- The Company is organized as a Subchapter S Corporation. Accordingly, any income tax liability is the responsibility of the individual stockholders, and no provision for income taxes has been made in the Company's financial statements.

     Accounting Estimates -- The preparation of financial statements in conformity with generally accepted accounting principle requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ significantly from those estimates.

     Impairment of Long Lived Assets -- Long lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable based on future net cash flows from the use and ultimate disposition of the asset. As of December 31, 1998 the Company has not recognized any impairment losses.

     Comprehensive Income -- For the periods presented, the Company's comprehensive income as defined by SFAS No. 130, "Reporting Comprehensive Income," is equal to its Net Income.

     New Accounting Pronouncement -- In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards requiring that all derivative instruments (including certain derivative instruments embedded in other contracts) to be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. The accounting provisions for qualifying hedges allow gains and losses recognized related to a hedged item in the income statement to be offset by related derivative's gain and losses, and requires the Company to formally document, designate, and assess the

                                   G&D, INC.
                          d/b/a STAR GUIDE CORPORATION

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

effectiveness of transactions that qualify for hedge accounting. The Company is not required to adopt this statement until January 1, 2001. The Company has not determined its method or timing of adopting this statement or the impact on its financial statements. However, when adopted this statement could increase volatility in reported earnings and other comprehensive income of the Company.

     Reclassifications -- Certain prior year amounts reported in the accompanying financial statements have been reclassified to conform with the year ended December 31, 1998 presentation.

2. INVENTORIES

     Inventories consist of the following at December 31, 1997 and 1998:

                                                                1997        1998
                                                              --------   ----------
Raw materials...............................................  $456,609   $  502,299
Work in process and manufactured parts......................   434,096      558,882
                                                              --------   ----------
          Total.............................................  $890,705   $1,061,181
                                                              ========   ==========

3. PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment consists of the following at December 31, 1997 and 1998:

                                                 USEFUL LIFE      1997          1998
                                                 -----------   -----------   -----------
Land...........................................                $   447,706   $   447,706
Building and improvements......................  5-40 years      4,035,352     4,070,519
Machinery and equipment........................   7 years        3,408,266     3,611,883
Office furniture and equipment and software....  3-7 years         322,184       386,231
Vehicles.......................................   5 years          121,937       151,987
                                                               -----------   -----------
  Subtotal.....................................                  8,335,445     8,668,326
Less accumulated depreciation..................                 (1,976,006)   (2,716,726)
                                                               -----------   -----------
          Total................................                $ 6,359,439   $ 5,951,600
                                                               ===========   ===========

4. LONG-TERM DEBT AND LINE OF CREDIT

     In November 1996, the Company entered into a $3,500,000 financing agreement with Jefferson County (the County) and a bank for the construction of a new manufacturing and administrative facility located in Arvada, Colorado. The County issued a Jefferson County, Colorado Industrial Development Revenue Bond (Star Guide Corporation Project) Series 1996 to the bank on the behalf of the Company. The bank provided the proceeds of the financing to the Company and the Company makes principal and interest payments on this bond directly to the bank. The interest rate associated with this debt varies between 5.5% and 7.25%, the outstanding principal is $2,900,000 and $3,250,000 at December 31, 1998 and 1997, respectively, and the debt is collateralized by all of the Company's assets.

     As of December 31, 1997 and 1998, the Company has notes payable outstanding of $299,345 and $0, respectively, with and average interest rate of 8.27%.

                                   G&D, INC.
                          d/b/a STAR GUIDE CORPORATION

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     The aggregate annual maturities of long-term debt for years subsequent to December 31, 1998 are as follow:

1999.....................................................  $  150,000
2000.....................................................     200,000
2001.....................................................     200,000
2002.....................................................     200,000
2003.....................................................     250,000
Thereafter...............................................   1,900,000
                                                           ----------
                                                           $2,900,000
                                                           ==========

     The Company had a revolving line of credit with a bank, which expired March 16, 1998. The line of credit had a maximum borrowing capacity of $500,000 bearing interest at the bank's prime rate plus 1%, payable monthly. As of December 31, 1998 and 1997, the Company had no borrowings outstanding under this line.

5. COMMITMENTS AND CONTINGENCIES

     The Company's 401(k) plan is available for all employees who have been employed by the Company for a period of one year with a minimum of 1,000 hours worked. An employee may contribute up to 10% of gross salary to the 401(k) plan. The Company's Board of Directors determines annually what contribution, if any, the Company shall make to the 401(k) plan. The employees' contributions vest immediately, while the Company's contributions vest over a six-year period. The Company matched 25% of the employees' contributions to this plan for each of the years ended December 31, 1998 and 1997. The Company's contributions for matching totaled approximately $24,600 and $19,000 for the years ended December 31, 1998 and 1997, respectively.

     The Company's profit sharing plan is available for all employees who have been employed by the Company for a period of one year with a minimum of 1,000 hours worked. The Company's Board of Directors determines annually what contribution, if any, the Company shall make to the profit sharing plan. The Company's contributions vest over a six-year period. The Company contributed $120,000 to this plan for each of the years ended December 31, 1998 and 1997.

     The Company is involved in various litigation matters in the normal course of its operations. Management does not believe that the ultimate outcome of these matters will have material adverse effect on the financial statements of the Company.

6. STOCKHOLDERS' EQUITY

     In January 1998, the Company amended its Articles of Incorporation to increase the number of shares authorized from 500,000 to 20,000,000 of which 200,000 shares are Class A Common Stock and the remaining 19,800,000 are Class B Non-Voting Common Stock. The two classes of stock are otherwise identical. All 103,184 previous outstanding shares of common stock were exchanged for 100,000 shares of Class A Common Stock and 9,900,000 shares of Class B Common Stock.

7. RELATED PARTY

     The Company had a note receivable from a related party of $113,940 and $136,729 as of December 31, 1998 and 1997, respectively. This note requires annual principal payments of $22,789, plus interest at a rate of 5.75%. The current portion of this note is included in other receivables in the balance sheet.

                                   G&D, INC.
                          d/b/a STAR GUIDE CORPORATION

                                 BALANCE SHEETS
                      JUNE 30, 1999 AND DECEMBER 31, 1998

                                                                 1999          1998
                                                              -----------   ----------
                                                              (UNAUDITED)
                                        ASSETS

Current assets:
Cash and equivalents........................................  $  278,114     1,288,674
Receivables
  Trade, less allowance for doubtful accounts...............   1,492,190     1,254,310
  Other.....................................................      10,612        33,625
Inventories.................................................   1,340,728     1,061,181
Prepaid expenses and other..................................      52,348        10,074
                                                              ----------    ----------
          Total current assets..............................   3,173,992     3,647,864
Related party receivable....................................       1,529            --
Property and equipment, net.................................   1,377,143     5,951,600
Goodwill, net...............................................     195,162       200,848
Note receivable-related party...............................          --        91,152
Other assets................................................          --        59,785
                                                              ----------    ----------
          Total assets......................................  $4,747,826     9,951,249
                                                              ==========    ==========

                         LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Payables-trade............................................  $  347,582       182,663
  Accrued payroll and related taxes.........................     151,412        68,987
Short term borrowings-revolver..............................   3,000,000            --
Accrued expenses and other..................................     210,715       625,304
Current portion of notes payable and long-term debt.........          --       150,000
                                                              ----------    ----------
          Total current liabilities.........................   3,709,709     1,026,954
          Note payable and long-term debt...................          --     2,750,000
                                                              ----------    ----------
          Total liabilities.................................   3,709,709     3,776,954
                                                              ----------    ----------
Commitments and contingencies
Stockholders' equity:
  Class A common stock, $.01 par; 200,000 shares authorized;
     100,000 shares issued and outstanding..................       1,000         1,000
  Class B common stock, $.01 par; 19,800,000 shares
     authorized; 9,900,000 shares issued and outstanding....      99,000        99,000
Additional paid-in capital..................................     518,194       177,517
Retained earnings...........................................     419,923     5,896,778
                                                              ----------    ----------
          Total stockholders' equity........................   1,038,117     6,174,295
                                                              ----------    ----------
          Total liabilities and stockholders' equity........  $4,747,826     9,951,249
                                                              ==========    ==========

 The accompanying footnotes are an integral part of these financial statements.

                                   G&D, INC.
                          d/b/a STAR GUIDE CORPORATION

                            STATEMENTS OF OPERATIONS
                    SIX-MONTHS ENDED JUNE 30, 1998 AND 1999

                                                                 1998         1999
                                                              ----------   ----------
                                                                    (UNAUDITED)
Net sales...................................................  $4,753,524   $5,817,232
Cost of sales...............................................   2,991,974    3,052,827
                                                              ----------   ----------
Gross profit................................................   1,761,550    2,764,405
Selling, general and administrative expenses................     454,330    1,119,693
                                                              ----------   ----------
Income from operations......................................   1,307,220    1,644,712
Other income (expense):
  Interest expense..........................................    (124,952)    (106,580)
  Other.....................................................      17,605      (35,685)
                                                              ----------   ----------
          Total other expense...............................    (107,347)    (142,265)
                                                              ----------   ----------
Income before income tax....................................   1,199,873    1,502,447
Income tax expense..........................................          --           --
                                                              ----------   ----------
Net income..................................................  $1,199,873   $1,502,447
                                                              ==========   ==========

 The accompanying footnotes are an integral part of these financial statements.

                                   G&D, INC.
                          d/b/a STAR GUIDE CORPORATION

                            STATEMENTS OF CASH FLOWS
                    SIX-MONTHS ENDED JUNE 30, 1998 AND 1999

                                                                 1998          1999
                                                              -----------   -----------
                                                                     (UNAUDITED)
Cash flows from operating activities:
  Net income................................................  $ 1,199,873   $ 1,502,447
  Adjustments to reconcile net income to net cash flows
     provided by operating activities:
     Depreciation and amortization..........................      371,316       317,583
     Loss (gain) on disposal of assets......................           --        30,077
     Write-off of deferred financing costs..................           --        46,947
     Stock-based compensation expense.......................           --       340,677
  Changes in assets and liabilities:
     Receivables............................................      (23,757)     (237,880)
     Inventories............................................      (83,852)     (279,547)
     Prepaid expenses and other.............................       23,699       (42,049)
     Payables...............................................      (57,187)      247,344
     Accrued expenses and other current liabilities.........       89,269      (414,585)
                                                              -----------   -----------
          Net cash provided by operating activities.........    1,519,361     1,511,014
                                                              -----------   -----------
Cash flows from investing activities:
  Capital expenditures......................................     (123,576)      (64,644)
  Other non-current assets..................................           --        (1,529)
  Repayment of note receivable-related party................       22,788       113,940
                                                              -----------   -----------
          Net cash used in investing activities.............     (100,788)       47,767
Cash flows from financing activities:
  Stockholders' distributions...............................     (758,370)   (5,569,341)
  Borrowings under line of credit...........................           --     3,000,000
  Repayments of notes payable, long-term debt and line of
     credit.................................................     (299,345)           --
                                                              -----------   -----------
          Net cash used in financing activities.............   (1,057,715)   (2,569,341)
Net increase (decrease) in cash and cash equivalents........      360,858    (1,010,560)
Cash and cash equivalents -- beginning of period............      617,927     1,288,674
                                                              -----------   -----------
          Cash and cash equivalents -- end of period........  $   978,785   $   278,114
                                                              ===========   ===========
Supplemental cash flow information:
  Cash paid during the period:
     Interest...............................................  $     4,137   $   135,408
                                                              ===========   ===========
     Income taxes...........................................           --            --
                                                              ===========   ===========
Supplemental schedule of non-cash investing and financing
  activities:
     Distribution of land, building and equipment to
      stockholders..........................................           --     4,309,963
                                                              ===========   ===========
     Assumption of debt by stockholders.....................           --     2,900,000
                                                              ===========   ===========

 The accompanying footnotes are an integral part of these financial statements.

                                   G&D, INC.
                          d/b/a STAR GUIDE CORPORATION

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
 FOR THE YEAR ENDED DECEMBER 31, 1998 AND SIX MONTH PERIOD ENDING JUNE 30, 1999

                                                       COMMON STOCK
                                          --------------------------------------
                                              CLASS A              CLASS B         ADDITIONAL
                                          ----------------   -------------------    PAID-IN      RETAINED
                                          SHARES    AMOUNT    SHARES     AMOUNT     CAPITAL      EARNINGS        TOTAL
                                          -------   ------   ---------   -------   ----------   -----------   -----------
Balance, January 1, 1998................  100,000   $1,000   9,900,000   $99,000    $177,517    $ 4,945,629   $ 5,223,146
Cash distributions to stockholders......                                                         (1,528,792)   (1,528,792)
Net income..............................       --      --           --        --          --      2,479,941     2,479,941
                                                                                                -----------   -----------
Balance, December 31, 1998..............  100,000   1,000    9,900,000    99,000     177,517      5,896,778     6,174,295
                                          -------   ------   ---------   -------    --------    -----------   -----------
Cash distribution to stockholders.......                                                         (6,979,302)   (6,979,302)
Net income..............................                                                          1,502,447     1,502,447
Stock-based compensation................                                             340,677                      340,677
                                          -------   ------   ---------   -------    --------    -----------   -----------
Balance, June 30, 1999..................  100,000   $1,000   9,900,000   $99,000    $518,194    $   419,923   $ 1,038,117
                                          =======   ======   =========   =======    ========    ===========   ===========

 The accompanying footnotes are an integral part of these financial statements.

                                   G&D, INC.
                          d/b/a STAR GUIDE CORPORATION

                         NOTES TO FINANCIAL STATEMENTS
                    SIX MONTHS ENDED JUNE 30, 1998 AND 1999

1. UNAUDITED FINANCIAL INFORMATION

     The condensed consolidated financial statements included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading. It is suggested that these condensed financial statements be read in conjunction with the financial statements and the notes thereto included herein.

     The information furnished reflects all adjustments which are, in the opinion of management, necessary for a fair statement of the results for the interim periods.

2. INVENTORIES

     Inventories consist of the following at June 30, 1998 and 1999:

                                                                1998        1999
                                                              --------   ----------
                                                                   (UNAUDITED)
Raw materials...............................................  $541,533   $  559,738
Work in process and manufactured parts......................   433,024      780,990
                                                              --------   ----------
          Total.............................................  $974,557   $1,340,728
                                                              ========   ==========

3. STOCKHOLDERS' EQUITY

     In January 1998, the Company amended its Articles of Incorporation to increase the number of shares authorized from 500,000 to 20,000,000 of which 200,000 shares are Class A Common Stock and the remaining 19,800,000 are Class B Non-Voting Common Stock. The two classes of stock are otherwise identical. All 103,184 previous outstanding shares of common stock were exchanged for 100,000 shares of Class A Common Stock and 9,900,000 shares of Class B Common Stock (see
Note 1).

3. SUBSEQUENT EVENT

     On July 6, 1999, the Company's stockholders sold all of the Company's outstanding capital stock to Medical Device Manufacturing, Inc. ("MDM"), a holding company with operations conducted through its wholly-owned subsidiary, Star Guide Corporation. Prior to the sale of the Company to MDM, the Company was organized as a Subchapter S Corporation. Accordingly, any income tax liability was the responsibility of the individual stockholders, and no provision for income taxes has been made in the Company's financial statements for the six-month period ended June 30, 1998 and 1999.

                          INDEPENDENT AUDITORS' REPORT

To Board of Directors and Stockholders of
Noble-Met, Ltd. and Subsidiary:

     We have audited the accompanying consolidated balance sheet of Noble-Met, LTD. and subsidiary (the "Company") as of December 31, 1999, and the related consolidated statements of income, stockholders' equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements taken as a whole.

     We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, such 1999 consolidated financial statements referred to above present fairly, in all material respects, the financial position of Noble-Met, Ltd. and subsidiary as of December 31, 1999, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

     As discussed in Note 1 to the consolidated financial statements, the Company reclassified certain shares of its common stock subject to a put option in anticipation of an initial public offering.

/s/  DELOITTE & TOUCHE LLP
Denver, Colorado
March 17, 2000, except for Note 1, as to which the date is December 22, 2000

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Noble-Met, Ltd. and Subsidiary:

     We have audited the accompanying consolidated balance sheet of Noble-Met, Ltd. and Subsidiary (the "Company") as of December 31, 1998, and the related consolidated statements of income, stockholders' equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Noble-Met, Ltd. and Subsidiary as of December 31, 1998, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

/s/  KPMG LLP
Roanoke, Virginia
March 25, 1999

                         NOBLE-MET, LTD. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1998 AND 1999

                                                                 1998         1999
                                                              ----------   -----------
                                        ASSETS

Current assets:
  Cash......................................................  $   33,505   $    55,336
  Accounts receivable, less allowance for doubtful accounts
     of $15,000.............................................   1,424,502     1,227,537
  Inventory.................................................   3,127,286     4,812,276
  Income taxes refundable...................................       8,300            --
  Prepaid expenses..........................................      28,652        47,290
                                                              ----------   -----------
          Total current assets..............................   4,622,245     6,142,439
                                                              ----------   -----------
Property and equipment:
  Machinery and equipment...................................   4,445,796     5,769,900
  Office equipment..........................................     596,299       703,642
  Vehicles..................................................      14,442        14,442
  Leasehold improvements....................................     181,438       195,213
                                                              ----------   -----------
                                                               5,237,975     6,683,197
Less accumulated amortization and depreciation..............   1,149,759     1,737,955
                                                              ----------   -----------
Property and equipment, net.................................   4,088,216     4,945,242
Deferred financing costs, net of accumulated amortization of
  $1,376 and $4,378 respectively............................      13,635        10,633
                                                              ----------   -----------
          Total assets......................................  $8,724,096   $11,098,314
                                                              ==========   ===========

                         LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Cash overdraft............................................  $2,411,992   $   226,389
  Line of credit............................................          --     1,876,000
  Current portion of long-term debt.........................     721,433       854,600
  Accounts payable..........................................     206,546       345,835
  Income taxes payable......................................          --        13,220
  Accrued expenses..........................................     276,560       325,570
                                                              ----------   -----------
          Total current liabilities.........................   3,616,531     3,641,614
Long-term debt, excluding current portion...................   2,670,967     2,248,617
                                                              ----------   -----------
          Total liabilities.................................   6,287,498     5,890,231
                                                              ----------   -----------
Common stock subject to put option..........................          --       212,760
                                                              ----------   -----------
Stockholders' equity:
  Common stock, no par value, 5,000,000 shares authorized;
     issued and Outstanding 4,065,782 and 4,113,282 shares
     respectively...........................................       1,000         1,000
  Additional paid-in capital................................      10,788       287,714
  Retained earnings.........................................   2,424,810     4,706,609
                                                              ----------   -----------
          Total stockholders' equity........................   2,436,598     4,995,323
                                                              ----------   -----------
          Total liabilities and stockholders' equity........  $8,724,096   $11,098,314
                                                              ==========   ===========

                See notes to consolidated financial statements.

                         NOBLE-MET, LTD. AND SUBSIDIARY

                       CONSOLIDATED STATEMENTS OF INCOME
                     YEARS ENDED DECEMBER 31, 1998 AND 1999

                                                                 1998          1999
                                                              -----------   -----------
Net sales...................................................  $13,033,149   $13,110,318
Cost of sales...............................................    6,809,486     7,076,628
                                                              -----------   -----------
Gross profit................................................    6,223,663     6,033,690
Selling, general and administrative expenses................    3,977,718     2,377,774
                                                              -----------   -----------
Income from operations......................................    2,245,945     3,655,916
                                                              -----------   -----------
Other income (expense):
  Interest expense..........................................     (193,254)     (412,227)
  Interest income...........................................          265            --
  Other, net................................................       (3,247)      (30,856)
                                                              -----------   -----------
Other income (expense), net.................................     (196,236)     (443,083)
                                                              -----------   -----------
Income before income tax expense............................    2,049,709     3,212,833
Income tax expense..........................................       22,600        30,470
                                                              -----------   -----------
          Net income........................................  $ 2,027,109   $ 3,182,363
                                                              ===========   ===========

                See notes to consolidated financial statements.

                         NOBLE-MET, LTD. AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                     YEARS ENDED DECEMBER 31, 1998 AND 1999

                                          COMMON STOCK      ADDITIONAL
                                       ------------------    PAID-IN      RETAINED
                                        SHARES     AMOUNT    CAPITAL      EARNINGS        TOTAL
                                       ---------   ------   ----------   -----------   -----------
Balances, December 31, 1997..........  4,749,998   $1,000    $ 10,788    $ 4,493,580   $ 4,505,368
Repurchase of common stock at $5.07
  per share..........................   (591,716)      --          --     (3,000,000)   (3,000,000)
Repurchase of common stock at $5.83
  per share..........................    (92,500)      --          --       (539,275)     (539,275)
Distributions to stockholders........                                       (556,604)     (556,604)
Net income...........................         --       --          --      2,027,109     2,027,109
                                       ---------   ------    --------    -----------   -----------
Balances, December 31, 1998..........  4,065,782    1,000      10,788      2,424,810     2,436,598
Sale of common stock at $5.83 per
  share..............................     47,500       --     276,926             --       276,926
Distributions to stockholders........                                       (900,564)     (900,564)
Net income...........................         --       --          --      3,182,363     3,182,363
                                       ---------   ------    --------    -----------   -----------
Balances, December 31, 1999..........  4,113,282   $1,000    $287,714    $ 4,706,609   $ 4,995,323
                                       =========   ======    ========    ===========   ===========

                See notes to consolidated financial statements.

                         NOBLE-MET, LTD. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                     YEARS ENDED DECEMBER 31, 1998 AND 1999

                                                                 1998          1999
                                                              -----------   -----------
Cash flows from operating activities:
  Net income................................................  $ 2,027,109   $ 3,182,363
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation and amortization..........................      449,037       634,169
     Loss/(gain) on disposal of property and equipment......        3,823        31,491
(Increase)/decrease in:
     Accounts receivable....................................     (382,333)      196,965
     Inventory..............................................     (650,754)   (1,684,990)
     Income taxes refundable................................       (8,300)        8,300
     Prepaid expenses.......................................       (5,905)      (18,638)
Increase in:
     Accounts payable.......................................       33,597       139,289
     Accrued expenses.......................................        7,459        62,230
                                                              -----------   -----------
          Net cash provided by operating activities.........    1,473,733     2,551,179
                                                              -----------   -----------

Cash flows from investing activities:
  Purchases of property and equipment.......................   (1,403,511)   (1,525,679)
  Proceeds from sale of property and equipment..............           --         5,995
                                                              -----------   -----------
          Net cash used in investing activities.............   (1,403,511)   (1,519,684)
                                                              -----------   -----------

Cash flows from financing activities:
  Increase (decrease) in cash overdraft.....................    2,138,708    (2,185,603)
  Proceeds from line of credit..............................    7,172,591    11,000,000
  Payments on line of credit................................   (8,296,591)   (9,124,000)
  Proceeds from long-term debt..............................    3,774,250       498,750
  Principal payments on long-term debt......................     (714,785)     (787,933)
  Deferred financing costs..................................      (15,011)           --
  Proceeds from sale of common stock........................           --       489,686
  Repurchase of common stock................................   (3,539,275)           --
  Distributions to stockholders.............................     (556,604)     (900,564)
                                                              -----------   -----------
          Net cash used in financing activities.............      (36,717)   (1,009,664)
                                                              -----------   -----------
Net increase in cash........................................       33,505        21,831
                                                              -----------   -----------
Cash at beginning of year...................................           --        33,505
                                                              -----------   -----------
Cash at end of year.........................................  $    33,505   $    55,336
                                                              ===========   ===========
Supplemental disclosure of cash flow information:
  Cash paid for interest....................................  $   170,474   $   388,604
                                                              ===========   ===========
  Income taxes paid.........................................  $    30,900   $     8,950
                                                              ===========   ===========

                See notes to consolidated financial statements.

                         NOBLE-MET, LTD. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 1998 AND 1999

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Basis of Presentation and Business -- During 1998, Noble-Met. Ltd. formed a wholly-owned subsidiary, NMET Corporation (NMET Corp), which, in turn, owns 100 percent of Noble-Met Foreign Sales Corporation (Nmet FSC).

     Noble-Met, Ltd. and its subsidiary (Company) are engaged in the manufacture of specialty wire and tubular products for use in the biomedical and electrical industries. Sales are focused in both domestic and European markets.

     Principles of Consolidation -- The consolidated financial statements include the accounts of Noble-Met, Ltd. and its wholly-owned subsidiary. All significant intercompany accounts have been eliminated.

     Cash and cash equivalents -- For purposes of the statement of cash flows, cash and cash equivalents include cash and all highly liquid instruments with original maturities of three months or less at the time of purchase.

     Inventory -- Raw materials, work-in-process and finished goods inventories are stated at the lower of cost or market, with cost being determined on the specific identification basis. Scrap resulting from the manufacturing process is valued in inventory at the estimated price which will be received from the refinery.

     Property and Equipment -- Property and equipment are stated at cost. Expenditures for maintenance and repairs are charged to expense as incurred. Depreciation is calculated by use of the straight-line method over the estimated useful lives of the related assets. Amortization of leasehold improvements is calculated by use of the straight-line method over the shorter of the lease terms, including renewal options expected to be exercised, or estimated useful lives of the improvements. The useful lives of property and equipment are as follows:

                                                              YEARS
                                                              -----
Machinery and equipment.....................................  5-10
Office equipment............................................  3-10
Vehicles....................................................     5
Leasehold improvements......................................  5-15

     Impairment of Long-Lived Assets -- Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability is based on future net cash flows from the use and ultimate disposition of the asset. The Company recorded no adjustment for impairment of long-lived assets for the years ended December 31, 1998 and 1999.

     Deferred Financing Costs -- The cost of obtaining financing has been deferred and is being amortized on a straight-line basis over the life of the notes payable.

     Income Taxes -- Effective January 1, 1993, Noble-Met, Ltd. elected by unanimous consent of its stockholders to be taxed under the provisions of Subchapter S of the Internal Revenue Code. Under those provisions, Noble-Met, Ltd. does not pay federal corporate income taxes on its taxable income. Instead, the stockholders are liable for individual federal income taxes on their respective share of the Company's taxable income. Nmet Corp and Nmet FSC are taxable corporations.

     Income taxes for Nmet Corp and Nmet FSC are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax

                         NOBLE-MET, LTD. AND SUBSIDIARY
bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the change in net assets in the period that includes the enactment date. There were no deferred tax assets or liabilities at December 31, 1998 and 1999.

     Common Stock Subject to Put Option -- In anticipation of the inclusion of the Company's consolidated financial statements in a registration statement to be filed with the Securities and Exchange Commission by UTI Corporation, the Company reclassified certain shares of its common stock held by its Employees' Stock Ownership Plan with a put option to the Company (Note 7).

     Stock Option Plan -- The Company accounts for its stock option plan using the intrinsic value method. As such, compensation expense is recorded on the date of grant only if the fair value of the underlying stock exceeds the exercise price.

     Research and Development -- The cost of research and development is expensed as incurred and included in cost of sales within the accompanying income statement. Total research and development expenses for the years ended December 31, 1998 and 1999 were approximately $310,000 and $334,000 respectively.

     Revenue Recognition -- The Company records sales upon product shipment, when title passes to the customer.

     Use of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2. INVENTORY

     Inventory at December 31, 1998 and 1999 consisted of the following:

                                                                 1998         1999
                                                              ----------   ----------
Raw materials...............................................  $1,434,841   $1,886,396
Work in process.............................................     618,584    1,197,721
Finished goods..............................................     863,996    1,420,743
Scrap.......................................................     209,865      307,416
                                                              ----------   ----------
          Total.............................................  $3,127,286   $4,812,276
                                                              ==========   ==========

3. LINE OF CREDIT AND LONG-TERM DEBT

     The Company had a line of credit with First Union National Bank totaling $3,000,000 on December 31, 1998 and 1999 (see Note 8). The line of credit included $2,000,000 for working capital purposes and $1,000,000 for purchase of machinery and equipment. The line of credit matures May 31, 2000, at which time any amount outstanding is due. The line of credit bears interest at the 30-day LIBOR rate plus 1.45 percent (6.514 and 7.2725 percent at December 31, 1998 and 1999, respectively) payable monthly. Assets pledged as collateral include accounts receivable, inventory, equipment and general intangibles. At December 31, 1999, $1,876,000 was outstanding under the line of credit, in addition, $500,000 of the line was being utilized to support a letter of credit in connection with an inventory consignment agreement. Accordingly, the available balance under the line of credit at December 31, 1999 was $624,000.

                         NOBLE-MET, LTD. AND SUBSIDIARY

     At December 31, 1998 and 1999, the Company had a commitment for the financing of expenditures for new machinery and equipment which bears interest at the 30-day LIBOR rate plus 1.45 percent (6.514 and 7.273 percent at December 31, 1998 and 1999, respectively). Equipment financed was to be pledged as collateral. At December 31, 1998, there was $501,250 outstanding under this commitment. In 1999, the Company borrowed the remaining amount available under this commitment and at December 31, 1999, $866,667 was outstanding on this credit facility.

     Long-term debt at December 31, 1998 and 1999 consisted of the following:

                                                                 1998         1999
                                                              ----------   ----------
Note payable to First Union National Bank, due May 31, 2003, payable in monthly installments of $54,550 plus interest
  at the 30-day LIBOR rate plus 1.45% (6.514% and 7.2725% at
  December 31, 1998 and 1999, respectively), secured by the
  assets of the Company.....................................  $2,891,150   $2,236,550
Note payable to First Union National Bank, due April 1,
  2004, payable in equal monthly payments of $16,667
  beginning May 1, 1999, plus interest at the 30-day LIBOR
  rate plus 1.45% (6.514% and 7.2725% at December 31, 1998
  and 1999, respectively), secured by certain machinery and
  equipment.................................................     501,250      866,667
                                                              ----------   ----------
          Total long-term debt..............................   3,392,400    3,103,217
Less current portion........................................     721,433      854,600
                                                              ----------   ----------
          Long-term debt, excluding current portion.........  $2,670,967   $2,248,617
                                                              ==========   ==========

     The aggregate principal maturities of long-term debt are as follows:

YEARS ENDING DECEMBER 31,
-------------------------
2000.....................................................  $  854,600
2001.....................................................     854,600
2002.....................................................     854,600
2003.....................................................     472,750
2004.....................................................      66,667
Thereafter...............................................          --
                                                           ----------
          Total..........................................  $3,103,217
                                                           ==========

     The Company's debt agreements include various covenants, including minimum working capital, debt-to-net-worth and debt-service coverage ratios. The Company was in compliance with these covenants at December 31, 1999.

4. OPERATING LEASES

     The Company leases, from the majority stockholders of the Company, its facilities in Salem, Virginia under a 15-year operating lease through December 2011, requiring monthly lease payments of $27,083. The lease provides for an adjustment of annual rental payments at the end of each five-year term. The adjustment will be limited to any increase in the landlord's mortgage payments plus 25 percent of the base rent of the prior term. There was no such adjustment during 1998 or 1999. Total rental expense was $324,996 for each of the years ended December 31, 1998 and 1999.

                         NOBLE-MET, LTD. AND SUBSIDIARY

     The future minimum lease payments required under the facilities lease with stockholders are as follows:

YEARS ENDING DECEMBER 31,                                    AMOUNT
-------------------------                                  ----------
2000.....................................................  $  324,996
2001.....................................................     324,996
2002.....................................................     324,996
2003.....................................................     324,996
2004.....................................................     324,996
Thereafter...............................................   2,274,972
                                                           ----------
          Total..........................................  $3,899,952
                                                           ==========

5. INCOME TAXES

     As discussed in Note 1, Nmet Corp and Nmet FSC are subject to corporate income taxes. Income tax expense for the years ended December 31, 1998 and 1999 consist of:

YEAR ENDED DECEMBER 31, 1998                               CURRENT   DEFERRED    TOTAL
----------------------------                               -------   --------   -------
U.S. Federal.............................................  $19,600     $--      $19,600
State....................................................    3,000      --        3,000
                                                           -------     ---      -------
Totals...................................................  $22,600     $--      $22,600
                                                           =======     ===      =======
YEAR ENDED DECEMBER 31, 1999
----------------------------
U.S. Federal.............................................  $28,300     $--      $28,300
State....................................................    2,170      --        2,170
                                                           -------     ---      -------
Totals...................................................  $30,470     $--      $30,470
                                                           =======     ===      =======

     Reported income tax expense differed from the amount computed by applying the U.S. Federal income tax rate of 34 percent to the combined income before income taxes of Nmet Corp and Nmet FSC primarily as a result of state income taxes, the foreign sales corporation benefit, and the difference between 34 percent and the statutory tax rates.

6. STOCK OPTIONS

     On January 1, 1997, the Company adopted an incentive stock option plan (the "Plan") covering substantially all of its employees. Under the Plan, 250,000 shares of unissued common stock are reserved in connection with stock options outstanding or to be granted. The Plan provides for the issuance of stock options at a price not less than the fair value of the shares on the date of grant.

                         NOBLE-MET, LTD. AND SUBSIDIARY

     The following is a summary of stock option activity for the years ended December 31, 1998 and 1999:

                                                             NUMBER OF   WEIGHTED AVERAGE
                                                              SHARES      EXERCISE PRICE
                                                             ---------   ----------------
Outstanding at December 31, 1997...........................   113,975         $3.57
Granted on May 27, 1998....................................    36,500         $5.07
Granted on November 11, 1998...............................    17,600         $5.83
Forfeited in 1998..........................................   (31,300)        $4.95
                                                              -------         -----
Outstanding at December 31, 1998...........................   136,775         $3.94
                                                              -------         -----
Granted in 1999............................................    15,000         $5.83
Forfeited in 1999..........................................   (10,000)        $5.35
                                                              -------         -----
Outstanding at December 31, 1999...........................   141,775         $4.19
                                                              =======
Available for grant at December 31, 1999...................   108,225
                                                              =======

     The options are exercisable six months after the date of grant. No options are exercisable later than the earlier of five years from the date upon which the Company first issues shares of its common stock pursuant to a registered initial public offering (Public Offering Date) or ten years from the grant date of the option. However, no options shall be exercisable before the Public Offering Date. Therefore, no options were exercisable at December 31, 1998 and 1999.

     The Company uses the intrinsic value method, in accounting for its Plan and, accordingly, no compensation cost has been recognized for its stock options in the consolidated financial statements. Had the Company determined compensation cost based on the fair value of its stock options at the grant date, there would have been no material impact on the Company's net income. See
Note 9.

7. EMPLOYEE BENEFITS

     Effective January 1, 1999, the Company's 401(k) Retirement Plan was restated to form the Employees' Stock Ownership and Retirement Savings Plan of Noble-Met, LTD. (the "ESOP"). The ESOP covers substantially all employees and is designed to broaden the ownership of the Company. Employees become participants in the ESOP following the date on which they complete one year of service and attain age 21. The retirement savings plan portion of the ESOP allows participants to contribute through salary reduction up to 7 percent of their annual compensation with the Company matching at its discretion 200 percent of the employees' contribution. The Company also has the option to make qualified non-elective contributions to the ESOP. The Company's contributions may be made in the form of cash or common stock of the Company or a combination thereof. The Company's matching contributions to the ESOP were equal to $256,366 for the year ended December 31, 1999.

     The ESOP contains a put option which allows participants who are withdrawing from the ESOP to require the Company to repurchase the stock in their accounts at fair market value, as defined, during the put option period, as defined. The ESOP has the option of assuming the Company's repurchase obligations resulting from the put option. See Note 9.

     Prior to January 1, 1999, the Company had a 401(k) Retirement Plan which covered substantially all employees who met eligibility requirements and provided an opportunity for employees to make tax deferred contributions of up to 7 percent of annual compensation with the Company matching at its discretion 200 percent of the employees' contribution. The Company also had the option to make an additional profit sharing contribution to the plan. The Company's matching contributions to the plan amounted to $204,269 for the year ended December 31, 1998. No additional profit sharing contribution was made for 1998.

                         NOBLE-MET, LTD. AND SUBSIDIARY

8. CONCENTRATIONS OF CREDIT RISK AND FINANCIAL INSTRUMENTS

     The Company provides credit, in the normal course of business, to various commercial enterprises. The Company does not require collateral or other security on these accounts receivable. The Company manages exposure to credit risk through credit approvals, credit limits and monitoring procedures. Management believes that credit risks at December 31, 1998 and 1999, have been adequately provided for in the consolidated financial statements.

     For the years ended December 31, 1998 and 1999, approximately 79 percent and 69 percent, respectively, of net sales were to customers located in the United States, while approximately 21 percent and 31 percent, respectively, were to international customers. The majority of international sales were to customers located in Europe. Sales to customers in Ireland accounted for approximately 15% of the Company's net sales for 1999. No other individual foreign country accounted for more than 10 percent of the Company's net sales in 1998 and 1999.

     For the year ended December 31, 1998, the Company had net sales to six customers, each of which accounted for more than 5 percent of net sales, aggregating approximately $8,820,000 or 68 percent of net sales. The related trade accounts receivable balances for these six customers at December 31, 1998 totaled approximately $870,000. In addition, two customers had outstanding accounts receivable balances in excess of 5 percent of total stockholders' equity. These customers owed the Company approximately $349,000 and $267,000 as of December 31, 1998.

     For the year ended December 31, 1999, the Company had net sales to four customers, each of which accounted for more than 5 percent of net sales, aggregating approximately $8,134,000 or 62 percent of net sales. The related trade accounts receivable balances for these four customers at December 31, 1999 totaled approximately $745,800. In addition, one customer had outstanding accounts receivable balance in excess of 5 percent of total stockholders' equity. This customer owed the Company approximately $340,000 as of December 31, 1999.

9. SUBSEQUENT EVENTS

     On January 11, 2000 the Company was sold to Medical Device Manufacturing, Inc. (d/b/a Rivo Technologies) ("Rivo"). The Company and its stockholders received consideration equal to $25,000,000 in cash and securities issued by Rivo, and Rivo assumed and paid off all of the Company's current and long-term debt on the date of sale. An adjustment to the sales price of $2,533,464, based on the final 1999 audited results will be paid 45 days after delivery of the audited financial statements. The Shares Purchase Agreement entered into with Rivo also provides for certain earnout provisions during calendar years 2000 and 2001 which would result in additional consideration of approximately $21,000,000.

     The Company signed the Share Purchase Agreement on December 22, 1999 and in anticipation of the January 2000 closing of the sale transaction, the Company on December 26, 1999 amended and authorized termination of the incentive stock option plan and ESOP. In January 2000, all option holders executed Option Cancellation Agreements in exchange for the right to receive cash payments from the Company equal to the value of the Company's common stock on the sale date. The Company repurchased all outstanding options and recorded compensation expense for the difference between the exercise price and the fair value of the options equal to $380,785. In addition, the Company repurchased and retired Company stock owned by the ESOP at fair value equal to $256,918.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To The American Technical Molding Group:

     We have audited the accompanying combined balance sheets of the AMERICAN TECHNICAL MOLDING GROUP (See Note 1), as of December 31, 1999 and September 30, 2000 and the related combined statements of income, stockholders' equity and partners' capital and cash flows for the year ended December 31, 1999 and the period ended September 30, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of American Technical Molding Group as of December 31, 1999 and September 30, 2000, and the results of their operations and their cash flows for the year ended December 31, 1999 and for the period ended September 30, 2000, in conformity with accounting principles generally accepted in the United States.

/s/  ARTHUR ANDERSEN LLP
Philadelphia, Pennsylvania,
December 19, 2000

                        AMERICAN TECHNICAL MOLDING GROUP

                            COMBINED BALANCE SHEETS

                                                              DECEMBER 31,   SEPTEMBER 30,
                                                                  1999           2000
                                                              ------------   -------------
                                          ASSETS

Current assets:
  Cash and cash equivalents.................................  $   462,000     $   975,000
  Accounts receivable, net of allowance for doubtful
     accounts of $28,000 and $23,000 at December 31, 1999
     and September 30, 2000, respectively...................    1,273,000       1,077,000
  Inventories...............................................      799,000         840,000
  Prepaid expenses and other current assets.................      192,000         193,000
                                                              -----------     -----------
          Total current assets..............................    2,726,000       3,085,000
                                                              -----------     -----------
Property and equipment, at cost:
  Machinery and equipment...................................    4,386,000       4,477,000
  Office equipment..........................................      294,000         380,000
  Vehicles..................................................       94,000          94,000
  Leasehold improvements....................................      392,000         436,000
  Less accumulated depreciation and amortization............   (3,186,000)     (3,502,000)
                                                              -----------     -----------
  Property and equipment, net...............................    1,980,000       1,885,000
                                                              -----------     -----------
          Total assets......................................  $ 4,706,000     $ 4,970,000
                                                              ===========     ===========

                 LIABILITIES, STOCKHOLDERS' EQUITY AND PARTNERS' CAPITAL

Current liabilities:
  Accounts payable..........................................  $   376,000     $   341,000
  Accrued expenses..........................................      301,000         218,000
  Other current liabilities.................................      178,000         120,000
  Current portion of long-term debt.........................      341,000         362,000
                                                              -----------     -----------
          Total current liabilities.........................    1,196,000       1,041,000
Long-term debt, net of current portion......................      865,000         700,000
                                                              -----------     -----------
          Total liabilities.................................    2,061,000       1,741,000
                                                              -----------     -----------

Commitments and contingencies (note 7)

Stockholders' equity and partners' capital:
  Common stock, no par value, 50,000 shares authorized;
     issued and outstanding 10,000 shares at December 31,
     1999 and September 30, 2000, respectively..............       50,000          50,000
  Partners' capital.........................................       21,000          21,000
  Retained earnings.........................................    2,574,000       3,158,000
                                                              -----------     -----------
          Total stockholders' equity and partners'
            capital.........................................    2,645,000       3,229,000
                                                              -----------     -----------
          Total liabilities, stockholders' equity and
            partners' capital...............................  $ 4,706,000     $ 4,970,000
                                                              ===========     ===========

 The accompanying notes are an integral part of these combined balance sheets.

                        AMERICAN TECHNICAL MOLDING GROUP

                         COMBINED STATEMENTS OF INCOME
                    FOR THE YEAR ENDED DECEMBER 31, 1999 AND
                      THE PERIOD ENDED SEPTEMBER 30, 2000

                                                                 1999          2000
                                                              -----------   ----------
Sales.......................................................  $13,122,000   $9,954,000
Cost of sales...............................................    9,798,000    6,889,000
                                                              -----------   ----------
  Gross profit..............................................    3,324,000    3,065,000
Selling, general and administrative expenses................    1,595,000    1,182,000
                                                              -----------   ----------
Income from operations......................................    1,729,000    1,883,000
                                                              -----------   ----------
Other expense:
  Interest expense, net.....................................       46,000       50,000
  Other expense.............................................           --       35,000
                                                              -----------   ----------
Other expense, net..........................................       46,000       85,000
                                                              -----------   ----------
Income before income tax expense............................    1,683,000    1,798,000
Income tax expense..........................................        2,000       14,000
                                                              -----------   ----------
Net income..................................................  $ 1,681,000   $1,784,000
                                                              ===========   ==========

    The accompanying notes are an integral part of these combined financial statements.

                        AMERICAN TECHNICAL MOLDING GROUP

       COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY AND PARTNERS' CAPITAL
  FOR THE YEAR ENDED DECEMBER 31, 1999 AND THE PERIOD ENDED SEPTEMBER 30, 2000

                                             COMMON STOCK
                                           ----------------   PARTNERS'    RETAINED
                                           SHARES   AMOUNT     CAPITAL     EARNINGS      TOTAL
                                           ------   -------   ---------   ----------   ----------
Balances, December 31, 1998..............  10,000   $50,000    $21,000    $2,078,000   $2,149,000
  Distributions to shareholders..........      --        --         --      (585,000)    (585,000)
  Distributions to partners..............      --        --         --      (600,000)    (600,000)
  Net income.............................      --        --         --     1,681,000    1,681,000
                                           ------   -------    -------    ----------   ----------
Balances, December 31, 1999..............  10,000    50,000     21,000     2,574,000    2,645,000
  Distributions to shareholders..........      --        --         --      (830,000)    (830,000)
  Distributions to partners..............      --        --         --      (370,000)    (370,000)
  Net income.............................      --        --         --     1,784,000    1,784,000
                                           ------   -------    -------    ----------   ----------
Balances, September 30, 2000.............  10,000   $50,000    $21,000    $3,158,000   $3,229,000
                                           ======   =======    =======    ==========   ==========

    The accompanying notes are an integral part of these combined financial statements.

                        AMERICAN TECHNICAL MOLDING GROUP

                       COMBINED STATEMENTS OF CASH FLOWS
  FOR THE YEAR ENDED DECEMBER 31, 1999 AND THE PERIOD ENDED SEPTEMBER 30, 2000

                                                                 1999          2000
                                                              -----------   -----------
Cash flows from operating activities:
  Net income................................................  $ 1,681,000   $ 1,784,000
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation and amortization..........................      509,000       439,000
     Loss on disposal of assets.............................           --        61,000
     Changes in assets and liabilities:
       Accounts receivable, net.............................     (267,000)      196,000
       Inventories..........................................     (110,000)      (41,000)
       Prepaid expenses and other current assets............      348,000        (1,000)
       Accounts payable.....................................      112,000       (35,000)
       Accrued expenses.....................................       (1,000)      (83,000)
       Other current liabilities............................     (554,000)      (58,000)
                                                              -----------   -----------
     Net cash provided by operating activities..............    1,718,000     2,262,000
                                                              -----------   -----------
Cash flows from investing activities:
  Capital expenditures......................................     (680,000)     (405,000)
                                                              -----------   -----------
     Net cash used in investing activities..................     (680,000)     (405,000)
                                                              -----------   -----------
Cash flows from financing activities:
Proceeds from long-term debt................................      543,000       156,000
Principal payments on long-term debt........................     (349,000)     (300,000)
Distributions to stockholders and partners..................   (1,185,000)   (1,200,000)
                                                              -----------   -----------
     Net cash used in financing activities..................     (991,000)   (1,344,000)
                                                              -----------   -----------
Net increase in cash and cash equivalents...................       47,000       513,000
Cash and cash equivalents, beginning of period..............      415,000       462,000
                                                              -----------   -----------
Cash and cash equivalents, end of period....................  $   462,000   $   975,000
                                                              ===========   ===========
Supplemental disclosure of cash flow information:
Cash paid for interest......................................  $    68,000   $    73,000
                                                              ===========   ===========
Income taxes paid...........................................  $        --   $    18,000
                                                              ===========   ===========

    The accompanying notes are an integral part of these combined financial statements.

                        AMERICAN TECHNICAL MOLDING GROUP

                         NOTES TO FINANCIAL STATEMENTS
        YEAR ENDED DECEMBER 31, 1999 AND PERIOD ENDED SEPTEMBER 30, 2000

1. DESCRIPTION OF THE BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Basis of Presentation and Business -- The American Technical Molding Group (the "Company") consists of American Technical Molding, Inc. ("ATM") and Kelley, Morrison, Kelley, Partners ("KMK") d/b/a KMK Enterprises. The combined financial statements include the accounts of these entities. All significant intercompany transactions have been eliminated.

     ATM, a California corporation, was incorporated in August 1988 as a C corporation. In September 1997, ATM converted to a S-corporation. ATM is a custom injection molding company specializing in medical, high precision, tight tolerance and clean molding. KMK was formed in 1997, as a partnership, to serve as the financing subsidiary for ATM's molding equipment purchases. ATM and KMK are controlled and share the same ownership. Accordingly, the financial statements are presented on a combined basis.

     Accounting Estimates -- The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions. Such estimates and assumptions effect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reported period. Significant estimates included in the accompanying combined financial statements relate to reserves for sales returns and discounts, uncollectable accounts receivable, and surplus and obsolete inventories. Actual results could differ from estimated amounts.

     Revenue Recognition -- Revenues are generally recognized upon shipment to the customer or when title passes to the customer based on the terms of the sales and are recorded net of sales discounts, returns and allowances.

     Cash and Cash Equivalents -- The Company considers all highly liquid investments purchased with original maturity of three months or less to be cash equivalents.

     Inventories -- Inventories are stated at the lower of cost or market. Cost is determined on the first-in first-out method and includes cost of materials, labor and manufacturing overhead.

     Property and Equipment -- Property and equipment are recorded at cost. Expenditures for maintenance and repairs are charged to expense as incurred. Depreciation is calculated by use of the straight-line method over the estimated useful lives of the related assets. Amortization of leasehold improvements is calculated by use of the straight-line method over the shorter of the lease terms or estimated useful lives of the improvements. The useful lives of property and equipment are as follows:

                                                               YEARS
                                                               -----
Machinery and equipment.....................................      7
Office equipment............................................    3-7
Vehicles....................................................      5

     Impairment of Long-Lived Assets -- Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability is based on estimated undiscounted future net cash flows from the use and ultimate disposition of the asset. The Company recorded no adjustment for impairment of long-lived assets for the year ended December 31, 1999 and the period ended September 30, 2000.

     Income Taxes -- The stockholders of ATM elected, under the provisions of Subchapter S of the Internal Revenue Code, to have ATM taxed as a Subchapter S corporation. Under Subchapter S, taxable income or loss of ATM is generally included in the income tax returns of its stockholders, and therefore

                        AMERICAN TECHNICAL MOLDING GROUP
no federal income tax provision has been recorded in the accompanying combined financial statements. Under California tax law, an income tax equal to 1.5% of taxable income is imposed upon Subchapter S corporations and such tax is provided for in the accompanying combined financial statements. KMK is a partnership, which similarly passes through earnings and or losses to the individual partners. Accordingly, no provision for federal or state income taxes is recorded by KMK.

     New Accounting Pronouncements -- For fiscal 2001, the Company will be required to adopt Statement of Financial Standards ("SFAS") No. 133, "Accounting for Derivative Investments and Hedging Activities." The adoption of SFAS No. 133 is not expected to have a material impact on the Company's financial position or results of operations.

2. INVENTORIES

     Inventories at December 31, 1999 and September 30, 2000 consisted of the following:

                                                    1999       2000
                                                  --------   --------
Raw materials...................................  $303,000   $319,000
Finished goods..................................   496,000    521,000
                                                  --------   --------
          Total.................................  $799,000   $840,000
                                                  ========   ========

3. PREPAID EXPENSES AND OTHER CURRENT ASSETS

     Prepaid expenses and other current assets at December 31, 1999 and September 30, 2000 consisted of the following:

                                                    1999       2000
                                                  --------   --------
Deposits........................................  $162,000   $155,000
Prepaids........................................    30,000     38,000
                                                  --------   --------
          Total.................................  $192,000   $193,000
                                                  ========   ========

4. ACCRUED EXPENSES

     Accrued expenses at December 31, 1999 and September 30, 2000 consisted of the following:

                                                    1999       2000
                                                  --------   --------
Accrued wages and related liabilities...........  $280,000   $205,000
Other...........................................    21,000     13,000
                                                  --------   --------
          Total.................................  $301,000   $218,000
                                                  ========   ========

5. OTHER CURRENT LIABILITIES

     Other current liabilities consisted of customer deposits. Customer deposits represents prepayments made by the Company's customer for mold manufacturing services. The Company provides various mold manufacturing services and arranges for subcontracting for the production of molds on behalf of their customers. Customer deposits are reflected as a current liability in the accompanying combined financial statements as amount is expected to be earned within the next year.

                        AMERICAN TECHNICAL MOLDING GROUP

6. LONG-TERM DEBT

     Long-term debt at December 31, 1999 and September 30, 2000 consisted of the following:

                                                                 1999         2000
                                                              ----------   ----------
Note payable to a financial institution, interest due
  monthly at 8.18% per annum, payable in 60 monthly
  installments of $10,345, final payment due December 30,
  2004, collateralized by the equipment of the Company......  $  508,000   $  444,000
Note payable to a financial institution, interest due
  monthly at 7.00% per annum, payable in 60 monthly
  installments of $7,690, final payment due December 30,
  2003, collateralized by the equipment of the Company......     315,000      261,000
Note payable to a financial institution, interest due
  monthly at 8.71% per annum, payable in 60 monthly
  installments of $3,194, final payment due December 6,
  2004, collateralized by the equipment of the Company......          --      138,000
Note payable to a financial institution, interest due
  monthly at 8.71% per annum, payable in 60 monthly
  installments of $4,228, final payment due December 15,
  2002, collateralized by the equipment of the Company......     134,000      104,000
Note payable to a financial institution, interest due
  monthly at 9.00% per annum, payable in 60 monthly
  installments of $4,700, final payment due July 31, 2001,
  collateralized by the equipment of the Company............      83,000       45,000
Note payable to a financial institution, interest due
  monthly at 8.76% per annum, payable in 60 monthly
  installments of $2,031, final payment due May 19, 2001,
  collateralized by the equipment of the Company............      31,000       14,000
Note payable to a financial institution, interest due
  monthly at 8.04% per annum, payable in 60 monthly
  installments of $1,996, final payment due March 31, 2001,
  collateralized by the equipment of the Company............      28,000       12,000
Note payable to a financial institution, interest due
  monthly at 8.67% per annum, payable in 60 monthly
  installments of $4,181, final payment due August 1, 2000,
  collateralized by the equipment of the Company............      33,000           --
Other.......................................................      74,000       44,000
                                                              ----------   ----------
          Total long-term debt..............................   1,206,000    1,062,000
  Less current portion......................................    (341,000)    (362,000)
                                                              ----------   ----------
  Long-term debt, excluding current portion.................  $  865,000   $  700,000
                                                              ==========   ==========

                        AMERICAN TECHNICAL MOLDING GROUP

     The aggregate principal maturities of long-term debt are as follows:

YEARS ENDING SEPTEMBER 30,
--------------------------
2001....................................................   $  362,000
2002....................................................      258,000
2003....................................................      240,000
2004....................................................      167,000
2005....................................................       35,000
                                                           ----------
          Total.........................................   $1,062,000
                                                           ==========

7. COMMITMENTS AND CONTINGENCIES

  Operating leases

     The Company leases its operating facility under a ten year operating lease through December 2004, requiring monthly lease payments of approximately $18,000. Total rental expense was $211,000 and $166,000 for the year ended December 31, 1999 and the period ended September 30, 2000, respectively.

     The future minimum lease payments required under the facilities lease are as follows:

YEARS ENDING SEPTEMBER 30,
--------------------------
2001.....................................................   $221,000
2002.....................................................    221,000
2003.....................................................    221,000
2004.....................................................    147,000
                                                            --------
          Total..........................................   $810,000
                                                            ========

  Legal matters

     The Company is involved in a legal proceeding, which is routine, and in the normal course of business. In the opinion of management, after consultation with legal counsel, the resolution of these matters will not have a material adverse impact on the Company's financial position or results of operations.

8. STOCKHOLDERS' EQUITY AND PARTNERS' CAPITAL

     In September 1997, ATM amended its Articles of Incorporation to cancel all previously issued common and preferred shares and to authorize the issuance of New Common Stock. The Company is authorized to issue 50,000 shares of the New Common Stock. New Common Stock is entitled to one vote per share on all matters. Any action taken by the stockholders of the ATM on any subject matter in which stockholders are entitled to vote as authorized by applicable California laws or the Articles of Incorporation shall not be effective unless 60% of the stockholders have approved such action.

     Partners' capital represents the partners' initial capital contribution into KMK.

9. RELATED PARTY TRANSACTIONS

     The Company acquires services from JK Molds, a related party by way of common ownership. The Company outsources certain mold manufacturing services to JK Molds. Total expenditures to JK Molds for the year ended December 31, 1999 and the period ended September 30, 2000 was $235,000 and $203,000, respectively. $17,000 and $12,000 was owed to JK Molds at December 31, 1999 and

                        AMERICAN TECHNICAL MOLDING GROUP

September 30, 2000, respectively, and is included in accounts payable in the accompanying combined financial statements.

     The stockholders of the Company hold an interest in VL Manufacturing along with another party ("VL"). VL Manufacturing was established with the sole right to produce certain products owned by VL. The Company has provided funding to VL in working with them to develop its products and molds. The Company is continuing to redevelop, improve and produce product for VL Manufacturing. The Company has incurred costs of approximately $0 and $121,000, respectively, for the year ended December 31, 1999 and the period ended September 30, 2000.

10. CONCENTRATIONS OF CREDIT RISK


     The Company maintains certain cash accounts in a commercial bank. The Federal Deposit Insurance Corporation ("FDIC") insures accounts at this bank up to $100,000. At December 31, 1999 and September 30, 2000, the Company had $516,000 and $569,000 of bank balances, respectively, held at this commercial bank. The Company performs ongoing evaluation of this bank to limit their risk of exposure.


     The Company provides credit, in the normal course of business, to various commercial enterprises. The Company does not require collateral or other security on these accounts receivable. The Company manages exposure to credit risk through monitoring procedures. Management believes that credit risks at December 31, 1999 and September 30, 2000, have been adequately provided for in the financial statements.

     For the year ended December 31, 1999 and the period ended September 30, 2000, the Company had the following three customers that individually accounted for at least ten percent of the Company's net sales.

                                                       1999      2000
                                                       ----      ----
Customer A...........................................   19%       21%
Customer B...........................................   15%       16%
Customer C...........................................   10%       16%

     The related accounts receivable as a percentage to total net accounts receivable for these three customers as of December 31, 1999 and September 30, 2000 was as follows:

                                                       1999      2000
                                                       ----      ----
Customer A...........................................   10%        4%
Customer B...........................................    0%       10%
Customer C...........................................   24%       24%

11. EMPLOYEE SAVINGS PLAN

     The Company has established an employee savings plan ("Plan") under Section 401(k) of the Internal Revenue Code in which all eligible employees can elect to participate. The employees can elect to have certain percentages of their pay withheld for contribution to the Plan on a tax-free basis. The Company matches employees' contributions as defined in the Plan. During the year ended December 31, 1999 and the period ended September 30, 2000, the Company made contributions to the Plan of $12,000 and $8,000, respectively.

                        AMERICAN TECHNICAL MOLDING GROUP

12. SUBSEQUENT EVENTS

     On December 22, 2000 the Company was sold to Medical Device Manufacturing, Inc. (MDMI). The Company and its stockholders received consideration equal to $27.0 million in cash and securities issued by MDMI, and MDMI assumed and paid off all of the Company's current and long term debt on the date of sale. The Share Purchase Agreement entered into with MDMI also provides for certain earnout provisions during 2001 which would result in additional consideration of approximately $3 million.

                                    UTI LOGO

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table shows the various fees and expenses, other than the underwriting discounts and commissions, payable by Registrant in connection with the sale of the common stock being registered under this registration statement. All amounts shown are estimates except for the Securities and Exchange Commission registration fee, the NASD filing fee and The Nasdaq National Market listing fee.


Registration fee............................................  $   30,547
NASD filing fee.............................................      13,719
The Nasdaq National Market listing fee......................      95,000
Printing and engraving expenses.............................     750,000
Directors and Officers Liability Insurance..................   1,050,000
Legal fees and expenses.....................................     650,000
Accounting fees and expenses................................   1,200,000
Blue Sky fees and expenses (including legal fees)...........       5,000
Transfer agent and registrar fees and expenses..............       2,500
Miscellaneous...............................................     203,234
                                                              ----------
          Total.............................................  $4,000,000
                                                              ==========



ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.



     Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services, (2) acts committed in bad faith or active and deliberate dishonesty established by a final judgment as being material to the cause of action, or (3) in the case of any criminal proceeding, acts or omissions that the person had reasonable cause to believe were unlawful. Registrant's charter contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.



     In accordance with the Maryland General Corporation Law or MGCL, Registrant's charter and bylaws obligate Registrant, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former director or officer who is made party to the proceeding by reason of his service in that capacity or (b) any individual who, while a director or officer of Registrant and at Registrant's request, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his service in that capacity, against any claim or liability to which he may become subject by reason of such status. The MGCL permits a corporation to indemnify its directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceedings to which they may be made a party by reason of their service in those or other capacities unless it is established that (1) the act or omission of the director or officer was material to the matter giving rise to the proceedings and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, (2) the director or officer actually received an improper personal benefit in money, property or services or (3) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation unless a court orders indemnification, and then only for expenses. In accordance with the MGCL and our bylaws, as a condition to advancing expenses, Registrant is required to obtain (1) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by us as authorized by our bylaws and (2) a written statement by or on his behalf to repay the amount paid or reimbursed by Registrant if it shall ultimately be determined that the standard of conduct was not met.



     Registrant intends to obtain and maintain director and officer liability insurance on behalf of its directors and officers, provided that such insurance is available on commercially reasonable terms.



     The Underwriting Agreement (Exhibit 1.1) provides that the underwriters must, under specified circumstances, indemnify Registrant's directors, officers and controlling persons against specified liabilities, including liabilities under the Securities Act of 1933, as amended.


ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

     The following information relates to securities issued or sold by Registrant within the last three years. All such securities were offered and sold to accredited investors in reliance upon the exemption from registration under Section 4(2) of the Securities Act or under Rule 506 of Regulation D promulgated under the Securities Act, relating to sales by an issuer not involving any public offering, including offers and sales under Regulation D, or Rule 701 under the Securities Act.

     The sales of securities were made without the use of an underwriter and the certificates evidencing the shares bear a restrictive legend permitting the transfer thereof only upon registration of the shares or pursuant to an exemption from registration under the Securities Act.

     (1) On July 6, 1999, Registrant entered into an Agreement for Purchase and Sale of Stock with G&D, Inc. d/b/a Star Guide Corporation and the shareholders of G&D, Inc., whereby in consideration for 100% of the capital stock of G&D, the shareholders of G&D, who were accredited investors, received, among other consideration, an aggregate of 383,912 shares of Class A-1 5% Convertible Preferred Stock originally valued at $4,200,000 and certain shareholders of G&D received an aggregate of 200,000 shares of Class B-1 Convertible Preferred stock equal to $20,000. The Registrant relied on the exemptions provided pursuant to
Section 4(2) of, and Rule 506 of Regulation D promulgated under, the Securities Act for these issuances.

     (2) On July 6 and July 21, 1999, Registrant entered into subscription agreements with certain accredited investors for the issuance of an aggregate of 484,460 shares of Class A-1 5% Convertible Preferred Stock for an aggregate purchase price of $5,300,000. The Registrant relied on the exemptions provided pursuant to Section 4(2) of, and Rule 506 of Regulation D promulgated under, the Securities Act for these issuances.

     (3) On July 6, 1999, Registrant entered into subscription agreements with certain accredited investors for the issuance of an aggregate of 100,000 shares of Class B-1 Convertible Preferred Stock for an aggregate purchase price of $10,000. The Registrant relied on the exemptions provided pursuant to Section 4(2) of, and Rule 506 of Regulation D promulgated under, the Securities Act for these issuances.

     (4) On July 6, 1999, Registrant entered into subscription agreements with certain accredited investors for the issuance of an aggregate of 270,000 shares of voting common stock for an aggregate purchase price of $1,500. The Registrant relied on the exemptions provided pursuant to Section 4(2) of, and Rule 506 of Regulation D promulgated under, the Securities Act for these issuances.

     (5) On July 6, 1999, in connection with a credit facility with NationsCredit Commercial Corporation, Registrant issued a warrant to NationsCredit Commercial Corporation to purchase 85,000 shares of non-voting common stock at an initial exercise price of $.01 per share. The Registrant relied on the exemptions provided pursuant to Section 4(2) of, and Rule 506 of Regulation D promulgated under, the Securities Act for this issuance. The warrant was exchanged for and replaced by the warrant identified in item (8) below.

     (6) On December 22, 1999, Registrant entered into a Share Purchase Agreement with Noble-Met, Ltd. and the shareholders of Noble-Met, Ltd. whereby in consideration for 100% of the capital stock of Noble-Met upon the closing under the Share Purchase Agreement on January 11, 2000 the shareholders of Noble-Met, who were accredited investors, received, among other consideration, an aggregate of 291,667 shares of Class A-2 5% Convertible Preferred Stock equal to $3,500,000. The Registrant relied on the exemptions provided pursuant to Section 4(2) of, and Rule 506 of Regulation D promulgated under, the Securities Act for these issuances.

     (7) On January 11, 2000, Registrant entered into subscription agreements with certain accredited investors for the issuance of an aggregate of 833,333 shares of Class A-2 5% Convertible Preferred Stock for an aggregate purchase price of $10,000,000. The Registrant relied on the exemptions provided pursuant to Section 4(2) of, and Rule 506 of Regulation D promulgated under, the Securities Act for these issuances.

     (8) On January 11, 2000, in connection with a credit facility with Banc of America Commercial Finance Corporation, Registrant issued a warrant to Banc of America Commercial Finance Corporation to purchase 88,656 shares of non-voting common stock at an initial exercise price of $.01 per share. The Registrant relied on the exemptions provided pursuant to Section 4(2) of, and Rule 506 of Regulation D promulgated under, the Securities Act for these issuances.

     (9) On May 12, 2000, Registrant entered into an Agreement and Plan of Merger with Medical Engineering Resources, Ltd., the stockholders of Medical Engineering Resources, Ltd. and MER Acquisition Corporation, a wholly-owned subsidiary of Registrant. In consideration for 100% of the capital stock of Medical Engineering Resources, Ltd., the stockholders of Medical Engineering Resources, Ltd., who were accredited investors, received, among other consideration, an aggregate of 26,456 shares of Class A-3 5% Convertible Preferred Stock equal to $500,000. The Registrant relied on the exemptions provided pursuant to Section 4(2) of, and Rule 506 of Regulation D promulgated under, the Securities Act for these issuances.

     (10) On May 31, 2000 Registrant entered into subscription agreements with certain accredited investors for the issuance of an aggregate of 3,437,500 shares of Class A-4 5% Convertible Preferred Stock for an aggregate purchase price of $55,000,000. The Registrant relied on the exemptions provided pursuant to Section 4(2) of, and Rule 506 of Regulation D promulgated under, the Securities Act for these issuances.

     (11) On May 31, 2000, Registrant entered into a Securities Purchase Agreement with DLJ Investment Partners II, L.P., DLJ Investment Funding II, Inc., DLJ ESC II, L.P. DLJ Investment Partners, L.P. and Reliastar Financial Corp., all accredited investors, for the issuance of an aggregate of 515,882 shares of Class AA Convertible Preferred Stock for an aggregate purchase price of $6,706,466. The Registrant relied on the exemptions provided pursuant to
Section 4(2) of, and Rule 506 of Regulation D promulgated under, the Securities Act for these issuances.

     (12) On May 31, 2000, UTI Acquisition Corp., a wholly-owned subsidiary of Registrant, entered into a Share Purchase Agreement with UTI Pennsylvania and the stockholders of UTI Pennsylvania, whereby in consideration for 100% of the capital stock of UTI Pennsylvania, upon the closing under the Share Purchase Agreement on June 1, 2000 certain stockholders of UTI Pennsylvania, who were accredited investors, received, among other consideration, an aggregate of 100,000 shares of Class B-2 Convertible Preferred Stock equal to $10,000. The Registrant relied on the exemptions provided pursuant to Section 4(2) of, and Rule 506 of Regulation D promulgated under, the Securities Act for these issuances.

     (13) From May 31, 2000 to February 12, 2001 Registrant granted options to purchase an aggregate of 1,217,261 shares of common stock to employees, directors and consultants under its 2000 Stock Option and Incentive Plan dated February 3, 2000. As of February 12, 2001 no shares have been purchased upon the exercise of options and 432,616 shares were fully vested. The Registrant relied on the exemption provided pursuant to Rule 701 promulgated under the Securities Act for these issuances.

     (14) On December 21, 2000, Registrant entered into subscription agreements with certain accredited investors for the issuance of an aggregate of 829,616 shares of Class A-5 5% Convertible Preferred Stock for an aggregate purchase price of $13,273,856. The Registrant relied on the exemptions provided pursuant to Section 4(2) of, and Rule 506 of Regulation D promulgated under, the Securities Act for these issuances.

     (15) On December 22, 2000, Medical Device Manufacturing, Inc., a wholly-owned subsidiary of Registrant entered into an Agreement and Plan of Merger with American Technical Molding, Inc., the stockholders of American Technical Molding, Inc. and KMKATM Acquisition Corp., an indirect wholly-owned subsidiary of Registrant. In consideration for 100% of the capital stock of American Technical Molding, Inc., two of the stockholders of American Technical Molding, Inc., who were accredited investors, received, among other consideration, an aggregate of 157,884 shares of Class A-5 5% Convertible Preferred Stock equal to an aggregate of $2,526,144. The Registrant relied on the exemptions provided pursuant to Section 4(2) of, and Rule 506 of Regulation D promulgated under, the Securities Act for these issuances.

     (16) On December 22, 2000, Registrant issued 7,969 shares of Class A-5 5% Convertible Preferred Stock equal to approximately $127,000 to an entity controlled by H. Stephen Cookston, a director, in consideration for Mr. Cookston's services in connection with Registrant's acquisition of American Technical Molding, Inc. The Registrant relied on the exemptions provided pursuant to Section 4(2) of, and Rule 506 of Regulation D promulgated under, the Securities Act for these issuances.

     (17) On February 9, 2001, Registrant issued 88,656 shares of non-voting common stock to certain existing shareholders, who were accredited investors, upon their exercise of the warrant to acquire non-voting common stock identified in item (8) above. The Registrant relied on the exemptions provided pursuant to
Section 4(2) of, and Rule 506 of Regulation D promulgated under the Securities Act for these issuances.

     (18) On February 12, 2001, Registrant issued 31,250 shares of Class A-2 5% Convertible Preferred Stock to certain shareholders of Noble-Met, Ltd., who were accredited investors, as payment for a portion of the deferred purchase price related to Registrant's acquisition of Noble-Met pursuant to the Share Purchase Agreement dated January 11, 2000 as identified in item (5) above. The Registrant relied on the exemptions provided pursuant to Section 4(2) of, and Rule 506 of Regulation D promulgated under, the Securities Act for these issuances.

     The recipients of securities in each such transaction represented that each was an accredited investor and their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof. Appropriate legends were affixed to the share certificates and other instruments issued in such transactions. All recipients either received adequate information about Registrant or had access, through employment or other relationships, to information about Registrant.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits:


        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
            1.1*            Form of Underwriting Agreement
            2.1--           Agreement for Purchase and Sale of Stock, dated July 6,
                            1999, among Medical Device Manufacturing, Inc., G&D, Inc.
                            d/b/a Star Guide, and Shareholders of G&D, Inc.
            2.2--           Share Purchase Agreement, dated December 22, 1999, among
                            Medical Device Manufacturing, Inc., Noble-Met, Ltd. and
                            the Shareholders of Noble-Met, Ltd.
            2.2.1--         First Amendment to Share Purchase Agreement, dated as of
                            January 11, 2000, among Medical Device Manufacturing,
                            Inc., Noble-Met, Ltd. and the Shareholders of Noble-Met
                            Ltd.

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
            2.3--           Agreement and Plan of Merger, dated May 12, 2000, among
                            Medical Device Manufacturing, Inc., MER Acquisition
                            Corp., Medical Engineering Resources, Ltd. and the
                            Shareholders of Medical Engineering Resources, Ltd. dated
            2.4--           Stock Purchase Agreement, dated May 31, 2000, among UTI
                            Acquisition Corp., UTI Corporation and the Shareholders
                            of UTI Corporation
            2.5--           Agreement and Plan of Merger dated December 22, 2000,
                            among Medical Device Manufacturing, Inc., KMKATM
                            Acquisition Corp., American Technical Molding, Inc. and
                            the Shareholders of American Technical Molding, Inc.
            3.1--           Articles of Incorporation of UTI Corporation
            3.1.1--         Form of Articles of Amendment and Restatement of UTI
                            Corporation to be effective upon the closing of the
                            offering being made pursuant to this registration
                            statement
            3.2--           Bylaws of UTI Corporation
            4.1             Specimen certificate representing the common stock
            5.1             Opinion of Hogan & Hartson L.L.P. with respect to the
                            legality of the common stock
           10.1--           Second Amended and Restated Registration Rights Agreement
                            dated May 31, 2000
           10.1.1--         Form of Joinder to Second Amended and Restated
                            Registration Rights Agreement
           10.2--           Shareholders' Agreement dated July 6, 1999
           10.2.1--         Form of Joinder to Shareholders' Agreement
           10.2.2--         First Amendment to Shareholders' Agreement dated May 31,
                            2000
           10.2.3--         Form of Joinder to First Amendment to Shareholders'
                            Agreement
           10.3--           Form of Subscription Agreement for Class A-1 5%
                            Convertible Preferred Stock, Class B-1 Convertible
                            Preferred Stock and Voting Common Stock
           10.3.1--         Form of Subscription Agreement for Class A-2 5%
                            Convertible Preferred Stock
           10.3.2--         Form of Subscription Agreement for Class A-3 5%
                            Convertible Preferred Stock
           10.3.3--         Form of Subscription Agreement for Class A-4 5%
                            Convertible Preferred Stock
           10.3.4--         Form of Subscription Agreement for Class A-5 5%
                            Convertible Preferred Stock
           10.3.5--         Form of Subscription Agreement for Class A-5 5%
                            Convertible Preferred Stock (American Technical Molding
                            Stockholders)
           10.3.6--         Form of Subscription Agreement for Class B-2 Convertible
                            Preferred Stock
           10.4--           Form of Amended and Restated 2000 Stock Option and
                            Incentive Plan to be effective upon the closing of the
                            offering being made pursuant to this registration
                            statement
           10.4.1--         Form of 2000 Stock Option and Incentive Plan Incentive
                            Stock Option Agreement
           10.4.2--         Form of 2000 Stock Option and Incentive Plan
                            Non-Incentive Stock Option Agreement
           10.5--           Form of Employee Stock Purchase Plan to be effective upon
                            the closing of the offering being made pursuant to this
                            registration statement
           10.6--           Star Guide Phantom Stock Plan
           10.7--           2000 Employee Phantom Stock Plan
           10.7.1--         Form of 2000 Employee Phantom Stock Plan Agreement
           10.8--           2000 Retention Plan for Employees
           10.9--           2000 Retention Plan for MER Consultants and Employees

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
           10.10--          UTI Corporation Key Executive Deferred Compensation Plan
           10.11--          UTI Supplemental Executive Retirement Pension Program
           10.12--          Employment Agreement, dated May 31, 2000, among Medical
                            Device Manufacturing, Inc., UTI Corporation and Andrew D.
                            Freed
           10.13--          Employment Agreement, dated May 31, 2000, among Medical
                            Device Manufacturing, Inc., UTI Corporation and Barry
                            Aiken
           10.14--          Employment Agreement, dated May 31, 2000, among Medical
                            Device Manufacturing, Inc., UTI Corporation and Jeffrey
                            M. Farina
           10.15--          Employment Agreement, dated May 31, 2000, between Medical
                            Device Manufacturing, Inc. and Eric Pollock
           10.16--          Non-Competition Agreement, dated May 31, 2000, among
                            Medical Device Manufacturing, Inc., UTI Corporation and
                            Andrew D. Freed
           10.17--          Non-Competition Agreement, dated May 31, 2000, among
                            Medical Device Manufacturing, Inc., UTI Corporation and
                            Barry Aiken
           10.18--          Non-Competition Agreement, dated May 31, 2000, among
                            Medical Device Manufacturing, Inc., UTI Corporation and
                            Jeffrey M. Farina
           10.19--          Non-Competition Agreement, dated May 31, 2000, among
                            Medical Device Manufacturing, Inc., UTI Corporation and
                            Frank J. Cornwell
           10.20--          Non-Competition Agreement, dated July 6, 2000, among
                            Medical Device Manufacturing, Inc., G&D, Inc. and Eric
                            Pollock
           10.21--          Letter Agreement dated as of January 31, 2001 among
                            Medical Device Manufacturing, Inc., MDMI Holdings, Inc.
                            and Eric Pollock
           10.22--          Lease Agreement dated July 6, 1999 between 5000
                            Independence LLC and Medical Device Manufacturing, Inc.
           10.23--          Lease Agreement dated January 11, 2000 between Image,
                            L.C. and Medical Device Manufacturing, Inc.
           10.24--          Lease Agreement dated January 8, 1999 between Sunbeam
                            Properties, Inc. and UTI Corporation
           10.25--          Lease Agreement dated August 12, 1997 between DTEC, Inc.
                            and UTI Corporation
           10.26--          Lease Agreement dated June 14, 1999 between Suddeutche
                            Feinmechanik GmbH and UTI SFM Feinmechanik GmbH
           10.27--          Lease Agreement dated July 13, 1993 between Bakmat
                            Developments Limited, Uniform Tubes Europe and UTI
                            Corporation
           10.27.1--        Lease Agreement dated June 30, 2000 by and among
                            Industrial Property Investment Fund, acting by its
                            General Partner, Legal and General Property Partners
                            (Industrial Fund) Limited and Uniform Tubes, Europe
           10.28--          Lease Agreement dated December 11, 2000 by and among
                            Peter Lyons, G&D, Inc., d/b/a Star Guide Corporation, and
                            Seazun Limited
           10.29--          Standard Industrial Lease dated June 30, 1993 by and
                            among Upland Technology Associates, J. K. Molds and
                            American Technical Molding

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
           10.30--          Credit Agreement by and among Medical Device
                            Manufacturing, Inc., as Borrower, Bank of America, N.A.,
                            as Administrative Agent and as Lender, Fleet National
                            Bank, as Syndication Agent and as Lender, Dresdner Bank
                            AG, New York and Grand Cayman Branch, as Documentation
                            Agent and as Lender, and the Other Lenders Party Thereto
                            dated May 31, 2000; Banc of America Securities LLC, as
                            Co-Arranger and Book Manager and FleetBoston Robertson
                            Stephens LLC, as
                            Co-Arranger
           10.30.1--        First Amendment to Credit Agreement dated July 13, 2000
           10.30.2--        Second Amendment to Credit Agreement dated December 21,
                            2000
           10.30.3--        Form of Amended and Restated Credit Agreement by and
                            among UTI Corporation, as Borrower, Bank of America, N.A.
                            as Administrative Agent and as Lender, Fleet National
                            Bank, as Syndication Agent and as Lender, Dresdner Bank
                            AG, New York Branch and Grand Cayman Branch, as
                            Documentation Agent and as Lender and the Other Lenders
                            Party thereto
           10.31--          Securities Purchase Agreement dated May 31, 2000 by and
                            among MDMI Holdings, Inc. and Medical Device
                            Manufacturing, Inc. and DLJ Investment Partners II, L.P.,
                            DLJ Investment Funding II, Inc., DLJ ESC II L.P., DLJ
                            Investment Partners, L.P., and Reliastar Financial Corp.,
                            including Form of Senior Note, Form of Senior
                            Subordinated Note, Form of Indenture for the Senior Notes
                            and Form of Indenture for the Senior Subordinated Notes
           10.32--          Note Registration Rights Agreement for the Senior Notes
                            by and among MDMI Holdings, Inc. and DLJ Investment
                            Partners II, L.P., DLJ Investment Funding II, Inc., DLJ
                            ESC II L.P., DLJ Investment Partners, L.P., and Reliastar
                            Financial Corp.
           10.33--          Note Registration Rights Agreement for the Senior
                            Subordinated Notes by and among Medical Device
                            Manufacturing, Inc. and DLJ Investment Partners II, L.P.,
                            DLJ Investment Funding II, Inc., DLJ ESC II L.P., DLJ
                            Investment Partners, L.P. and Reliastar Financial Corp.
           10.34--          Anti-Dilution Agreement among MDMI Holdings, Inc. and DLJ
                            Investment Partners II, L.P., DLJ Investment Funding II,
                            Inc., DLJ ESC II L.P., DLJ Investment Partners, L.P. and
                            Reliastar Financial Corp.
           10.35--          Management Agreement dated July 6, 1999 by and among KRG
                            Capital Partners, L.L.C., Medical Device Manufacturing,
                            Inc., and G&D, Inc.
           10.35.1--        First Amendment to Management Agreement dated May 31,
                            2000 by and among KRG Capital Partners, L.L.C., MDMI
                            Holdings, Inc., Medical Device Manufacturing, Inc. and
                            G&D, Inc.
           10.35.2--        Second Amendment to Management Agreement dated as of
                            January 31, 2001 by and among KRG Capital Partners,
                            L.L.C., MDMI Holdings, Inc. and Medical Device
                            Manufacturing, Inc.
           10.36--          Letter agreement dated as of January 31, 2001 between
                            MDMI Holdings, Inc. and H. Stephen Cookston, as amended
           10.37--          Employment Agreement, dated January 31, 2001, between
                            MDMI Holdings, Inc. and Thomas F. Lemker
           10.38            Board Nomination Agreement, dated February 28, 2001,
                            among UTI Corporation and entities affiliated with KRG
                            Capital Partners, LLC
           10.39--          License and Technical Assistance Agreement, dated June 1,
                            2000, between UTI Pennsylvania and Medical Device
                            Investment Holdings, Inc.
           16.1--           Letter from Deloitte & Touche
           21.1 --          List of Subsidiaries

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
           23.1             Consent of Independent Auditors -- Arthur Andersen
           23.2             Consent of Independent Auditors -- Deloitte & Touche
           23.3             Consent of Independent Auditors -- KPMG
           23.4             Consent of Hogan & Hartson L.L.P. (included in Exhibit
                            5.1)
           24.1 --          Power of Attorney (included on signature page)

---------------

* to be filed by amendment

-- previously filed

     (b) Financial Statement Schedules:

 PAGE
NUMBER                                   DESCRIPTION
------                                   -----------
 S-1              Report of Independent Public Accountants
 S-2              Schedule II-MDMI Holdings-Valuation and Qualifying
                  Accounts
 S-3              Report of Independent Public Accountants
 S-4              Schedule II-UTI Pennsylvania-Valuation and Qualifying
                  Accounts

     All other schedules are omitted because they are not required, are not applicable or the information is included in the consolidated financial statements or notes thereto.

ITEM 17. UNDERTAKINGS.

     The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Collegeville, Commonwealth of Pennsylvania, on February 28, 2001.


                                            UTI Corporation


                                            By:     /s/ ANDREW D. FREED

                                              ----------------------------------
                                                       Andrew D. Freed
                                                   Chief Executive Officer


                      SIGNATURE                                    TITLE                    DATE
                      ---------                                    -----                    ----
                 /s/ ANDREW D. FREED                   Director, Chief Executive      February 28, 2001
-----------------------------------------------------    Officer and President
                   Andrew D. Freed                       (Principal Executive
                                                         Officer)

                /s/ THOMAS F. LEMKER                   Vice President Finance         February 28, 2001
-----------------------------------------------------    (Principal Financial
                  Thomas F. Lemker                       Officer/ Principal
                                                         Accounting Officer)

                          *                            Director                       February 28, 2001
-----------------------------------------------------
                      Ira Brind

                          *                            Director                       February 28, 2001
-----------------------------------------------------
                 H. Stephen Cookston

                          *                            Director                       February 28, 2001
-----------------------------------------------------
                 Charles A. Hamilton

                          *                            Director                       February 28, 2001
-----------------------------------------------------
                    Mark M. King

                          *                            Director                       February 28, 2001
-----------------------------------------------------
                  Steven D. Neumann

                          *                            Director                       February 28, 2001
-----------------------------------------------------
                 David B. Pinkerton

                          *                            Director                       February 28, 2001
-----------------------------------------------------
                   Eric M. Pollock

                          *                            Director                       February 28, 2001
-----------------------------------------------------
                   Bruce L. Rogers

                                                       Director                       February 28, 2001
-----------------------------------------------------
              Thomas Quinn Spitzer, Jr.

* By his signature below, the undersigned, pursuant to duly authorized powers of attorney filed with the Securities and Exchange Commission, has signed this Amendment No. 2 to the Registration Statement on behalf of the persons indicated.



       /s/ ANDREW D. FREED

------------------------------------
          Andrew D. Freed

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Board of Directors and Shareholders of MDMI Holdings, Inc.:


     We have audited in accordance with generally accepted auditing standards, the financial statements of MDMI Holdings, Inc. as of and for the year ended December 31, 2000 included in this registration statement and have issued our report thereon dated January 31, 2001 (except with respect to the matter discussed in Note 15, as to which the date is February 23, 2001). Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The following Valuation and Qualifying Accounts and Reserves schedule related to MDMI Holdings, Inc. is the responsibility of the company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.



/s/  ARTHUR ANDERSEN LLP



Philadelphia, Pennsylvania


January 31, 2001

                                  SCHEDULE II

                              MDMI HOLDINGS, INC.

                 VALUATION AND QUALIFYING ACCOUNTS AND RESERVES
                             (AMOUNTS IN THOUSANDS)

                                           BALANCE AT    ADDITIONS                             BALANCE AT
                                          BEGINNING OF   CHARGED TO                              END OF
                                             PERIOD       EXPENSE     CHARGE-OFFS   OTHER(1)     PERIOD
                                          ------------   ----------   -----------   --------   ----------
Period ended December 31, 1999:
  Allowance for doubtful accounts.......      $95           $ 0          $  0         $  0        $ 95
Year ended December 31, 2000:
  Allowance for doubtful accounts.......      $95           $57          $(49)        $387        $490

---------------

(1) Relates to acquisitions of Noble-Met, UTI and ATM.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders of UTI Corporation:

     We have audited in accordance with auditing standards generally accepted in the United States of America, the financial statements of UTI Corporation included in this registration statement and have issued our report thereon dated January 29, 2000. Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The following Valuation and Qualifying Accounts and Reserves schedule related to UTI Pennsylvania is the responsibility of the company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

/s/  ARTHUR ANDERSEN LLP

Philadelphia, Pennsylvania
January 29, 2001

                                  SCHEDULE II

                                UTI PENNSYLVANIA

                 VALUATION AND QUALIFYING ACCOUNTS AND RESERVES
                             (AMOUNTS IN THOUSANDS)

                                           BALANCE AT    ADDITIONS                             BALANCE AT
                                          BEGINNING OF   CHARGED TO                              END OF
                                             PERIOD       EXPENSE     CHARGE-OFFS   OTHER(1)     PERIOD
                                          ------------   ----------   -----------   --------   ----------
Year ended December 31, 1998:
  Allowance for doubtful accounts.......      $246          $144         $ (13)       $           $377
Year ended December 31, 1999:
  Allowance for doubtful accounts.......      $377          $110         $(169)       $           $318
Period ended May 31, 2000:
  Allowance for doubtful accounts.......      $318          $ 14         $  --        $           $332

---------------

(1) Relates to acquisitions of Spectrum and SFM.

                                 EXHIBIT INDEX


        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
            1.1*            Form of Underwriting Agreement
            2.1--           Agreement for Purchase and Sale of Stock, dated July 6,
                            1999, among Medical Device Manufacturing, Inc., G&D, Inc.
                            d/b/a Star Guide, and Shareholders of G&D, Inc.
            2.2--           Share Purchase Agreement, dated December 22, 1999, among
                            Medical Device Manufacturing, Inc., Noble-Met, Ltd. and
                            the Shareholders of Noble-Met, Ltd.
            2.2.1--         First Amendment to Share Purchase Agreement, dated as of
                            January 11, 2000, among Medical Device Manufacturing,
                            Inc., Noble-Met, Ltd. and the Shareholders of Noble-Met
                            Ltd.
            2.3--           Agreement and Plan of Merger, dated May 12, 2000, among
                            Medical Device Manufacturing, Inc., MER Acquisition
                            Corp., Medical Engineering Resources, Ltd. and the
                            Shareholders of Medical Engineering Resources, Ltd. dated
            2.4--           Stock Purchase Agreement, dated May 31, 2000, among UTI
                            Acquisition Corp., UTI Corporation and the Shareholders
                            of UTI Corporation
            2.5--           Agreement and Plan of Merger dated December 22, 2000,
                            among Medical Device Manufacturing, Inc., KMKATM
                            Acquisition Corp., American Technical Molding, Inc. and
                            the Shareholders of American Technical Molding, Inc.
            3.1--           Articles of Incorporation of UTI Corporation
            3.1.1--         Form of Articles of Amendment and Restatement of UTI
                            Corporation to be effective upon the closing of the
                            offering being made pursuant to this registration
                            statement
            3.2--           Bylaws of UTI Corporation
            4.1             Specimen certificate representing the common stock
            5.1             Opinion of Hogan & Hartson L.L.P. with respect to the
                            legality of the common stock
           10.1--           Second Amended and Restated Registration Rights Agreement
                            dated May 31, 2000
           10.1.1--         Form of Joinder to Second Amended and Restated
                            Registration Rights Agreement
           10.2--           Shareholders' Agreement dated July 6, 1999
           10.2.1--         Form of Joinder to Shareholders' Agreement
           10.2.2--         First Amendment to Shareholders' Agreement dated May 31,
                            2000
           10.2.3--         Form of Joinder to First Amendment to Shareholders'
                            Agreement
           10.3--           Form of Subscription Agreement for Class A-1 5%
                            Convertible Preferred Stock, Class B-1 Convertible
                            Preferred Stock and Voting Common Stock
           10.3.1--         Form of Subscription Agreement for Class A-2 5%
                            Convertible Preferred Stock
           10.3.2--         Form of Subscription Agreement for Class A-3 5%
                            Convertible Preferred Stock
           10.3.3--         Form of Subscription Agreement for Class A-4 5%
                            Convertible Preferred Stock
           10.3.4--         Form of Subscription Agreement for Class A-5 5%
                            Convertible Preferred Stock
           10.3.5--         Form of Subscription Agreement for Class A-5 5%
                            Convertible Preferred Stock (American Technical Molding
                            Stockholders)
           10.3.6--         Form of Subscription Agreement for Class B-2 Convertible
                            Preferred Stock

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
           10.4--           Form of Amended and Restated 2000 Stock Option and
                            Incentive Plan to be effective upon the closing of the
                            offering being made pursuant to this registration
                            statement
           10.4.1--         Form of 2000 Stock Option and Incentive Plan Incentive
                            Stock Option Agreement
           10.4.2--         Form of 2000 Stock Option and Incentive Plan
                            Non-Incentive Stock Option Agreement
           10.5--           Form of Employee Stock Purchase Plan to be effective upon
                            the closing of the offering being made pursuant to this
                            registration statement
           10.6--           Star Guide Phantom Stock Plan
           10.7--           2000 Employee Phantom Stock Plan
           10.7.1--         Form of 2000 Employee Phantom Stock Plan Agreement
           10.8--           2000 Retention Plan for Employees
           10.9--           2000 Retention Plan for MER Consultants and Employees
           10.10--          UTI Corporation Key Executive Deferred Compensation Plan
           10.11--          UTI Supplemental Executive Retirement Pension Program
           10.12--          Employment Agreement, dated May 31, 2000, among Medical
                            Device Manufacturing, Inc., UTI Corporation and Andrew D.
                            Freed
           10.13--          Employment Agreement, dated May 31, 2000, among Medical
                            Device Manufacturing, Inc., UTI Corporation and Barry
                            Aiken
           10.14--          Employment Agreement, dated May 31, 2000, among Medical
                            Device Manufacturing, Inc., UTI Corporation and Jeffrey
                            M. Farina
           10.15--          Employment Agreement, dated May 31, 2000, between Medical
                            Device Manufacturing, Inc. and Eric Pollock
           10.16--          Non-Competition Agreement, dated May 31, 2000, among
                            Medical Device Manufacturing, Inc., UTI Corporation and
                            Andrew D. Freed
           10.17--          Non-Competition Agreement, dated May 31, 2000, among
                            Medical Device Manufacturing, Inc., UTI Corporation and
                            Barry Aiken
           10.18--          Non-Competition Agreement, dated May 31, 2000, among
                            Medical Device Manufacturing, Inc., UTI Corporation and
                            Jeffrey M. Farina
           10.19--          Non-Competition Agreement, dated May 31, 2000, among
                            Medical Device Manufacturing, Inc., UTI Corporation and
                            Frank J. Cornwell
           10.20--          Non-Competition Agreement, dated July 6, 2000, among
                            Medical Device Manufacturing, Inc., G&D, Inc. and Eric
                            Pollock
           10.21--          Letter Agreement dated as of January 31, 2001 among
                            Medical Device Manufacturing, Inc., MDMI Holdings, Inc.
                            and Eric Pollock
           10.22--          Lease Agreement dated July 6, 1999 between 5000
                            Independence LLC and Medical Device Manufacturing, Inc.
           10.23--          Lease Agreement dated January 11, 2000 between Image,
                            L.C. and Medical Device Manufacturing, Inc.
           10.24--          Lease Agreement dated January 8, 1999 between Sunbeam
                            Properties, Inc. and UTI Corporation
           10.25--          Lease Agreement dated August 12, 1997 between DTEC, Inc.
                            and UTI Corporation

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
           10.26--          Lease Agreement dated June 14, 1999 between Suddeutche
                            Feinmechanik GmbH and UTI SFM Feinmechanik GmbH
           10.27--          Lease Agreement dated July 13, 1993 between Bakmat
                            Developments Limited, Uniform Tubes Europe and UTI
                            Corporation
           10.27.1--        Lease Agreement dated June 30, 2000 by and among
                            Industrial Property Investment Fund, acting by its
                            General Partner, Legal and General Property Partners
                            (Industrial Fund) Limited and Uniform Tubes, Europe
           10.28--          Lease Agreement dated December 11, 2000 by and among
                            Peter Lyons, G&D, Inc., d/b/a Star Guide Corporation, and
                            Seazun Limited
           10.29--          Standard Industrial Lease dated June 30, 1993 by and
                            among Upland Technology Associates, J. K. Molds and
                            American Technical Molding
           10.30--          Credit Agreement by and among Medical Device
                            Manufacturing, Inc., as Borrower, Bank of America, N.A.,
                            as Administrative Agent and as Lender, Fleet National
                            Bank, as Syndication Agent and as Lender, Dresdner Bank
                            AG, New York and Grand Cayman Branch, as Documentation
                            Agent and as Lender, and the Other Lenders Party Thereto
                            dated May 31, 2000; Banc of America Securities LLC, as
                            Co-Arranger and Book Manager and FleetBoston Robertson
                            Stephens LLC, as
                            Co-Arranger
           10.30.1--        First Amendment to Credit Agreement dated July 13, 2000
           10.30.2--        Second Amendment to Credit Agreement dated December 21,
                            2000
           10.30.3--        Form of Amended and Restated Credit Agreement by and
                            among UTI Corporation, as Borrower, Bank of America, N.A.
                            as Administrative Agent and as Lender, Fleet National
                            Bank, as Syndication Agent and as Lender, Dresdner Bank
                            AG, New York Branch and Grand Cayman Branch, as
                            Documentation Agent and as Lender and the Other Lenders
                            Party thereto
           10.31--          Securities Purchase Agreement dated May 31, 2000 by and
                            among MDMI Holdings, Inc. and Medical Device
                            Manufacturing, Inc. and DLJ Investment Partners II, L.P.,
                            DLJ Investment Funding II, Inc., DLJ ESC II L.P., DLJ
                            Investment Partners, L.P., and Reliastar Financial Corp.,
                            including Form of Senior Note, Form of Senior
                            Subordinated Note, Form of Indenture for the Senior Notes
                            and Form of Indenture for the Senior Subordinated Notes
           10.32--          Note Registration Rights Agreement for the Senior Notes
                            by and among MDMI Holdings, Inc. and DLJ Investment
                            Partners II, L.P., DLJ Investment Funding II, Inc., DLJ
                            ESC II L.P., DLJ Investment Partners, L.P., and Reliastar
                            Financial Corp.
           10.33--          Note Registration Rights Agreement for the Senior
                            Subordinated Notes by and among Medical Device
                            Manufacturing, Inc. and DLJ Investment Partners II, L.P.,
                            DLJ Investment Funding II, Inc., DLJ ESC II L.P., DLJ
                            Investment Partners, L.P. and Reliastar Financial Corp.
           10.34--          Anti-Dilution Agreement among MDMI Holdings, Inc. and DLJ
                            Investment Partners II, L.P., DLJ Investment Funding II,
                            Inc., DLJ ESC II L.P., DLJ Investment Partners, L.P. and
                            Reliastar Financial Corp.
           10.35--          Management Agreement dated July 6, 1999 by and among KRG
                            Capital Partners, L.L.C., Medical Device Manufacturing,
                            Inc., and G&D, Inc.
           10.35.1--        First Amendment to Management Agreement dated May 31,
                            2000 by and among KRG Capital Partners, L.L.C., MDMI
                            Holdings, Inc., Medical Device Manufacturing, Inc. and
                            G&D, Inc.

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
           10.35.2--        Second Amendment to Management Agreement dated as of
                            January 31, 2001 by and among KRG Capital Partners,
                            L.L.C., MDMI Holdings, Inc. and Medical Device
                            Manufacturing, Inc.
           10.36--          Letter agreement dated as of January 31, 2001 between
                            MDMI Holdings, Inc. and H. Stephen Cookston, as amended
           10.37--          Employment Agreement, dated January 31, 2001, between
                            MDMI Holdings, Inc. and Thomas F. Lemker
           10.38            Board Nomination Agreement, dated February 28, 2001,
                            among UTI Corporation and entities affiliated with KRG
                            Capital Partners, LLC
           10.39--          License and Technical Assistance Agreement, dated June 1,
                            2000, between UTI Pennsylvania and Medical Device
                            Investment Holdings, Inc.
           16.1--           Letter from Deloitte & Touche
           21.1--           List of Subsidiaries
           23.1             Consent of Independent Auditors -- Arthur Andersen
           23.2             Consent of Independent Auditors -- Deloitte & Touche
           23.3             Consent of Independent Auditors -- KPMG
           23.4             Consent of Hogan & Hartson L.L.P. (included in Exhibit
                            5.1)
           24.1--           Power of Attorney (included on signature page)


---------------

* to be filed by amendment

-- previously filed